                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement
     / / Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                             TRISTAR CORPORATION
                (Name of Registrant as Specified in its Charter)
                                     N/A
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     /X/ Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         N/A
- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         N/A
- --------------------------------------------------------------------------------
     (3) Filing Party:
         N/A
- --------------------------------------------------------------------------------
     (4) Date Filed:
         N/A
- --------------------------------------------------------------------------------

                               TRISTAR CORPORATION

                        12500 San Pedro Avenue, Suite 500
                            San Antonio, Texas 78216


                                                                  August 4, 1995

Dear Stockholder:

      You are cordially invited to attend the Special Meeting of Stockholders of TRISTAR CORPORATION ("Tristar") to be held on August 30, 1995, at 2:00 p.m., San Antonio time, at Tristar's corporate offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas.

      At the Special Meeting you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement") which would merge Eurostar Perfumes, Inc. ("Eurostar") with and into Tristar (the "Merger").

      In the Merger, Eurostar's sole stockholder will receive an aggregate of 9,977,810 shares of Tristar Common Stock in exchange for all the issued and outstanding shares of Eurostar Common Stock. The number of shares to be received by Eurostar is based on a valuation of Eurostar and Tristar at approximately 60% and 40%, respectively, of the value of the combined entities. In addition, the exercise price of certain warrants held by an affiliate of the Core Sheth Families may be reduced in connection with the Merger. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants". On May 31, 1995, the date on which the Merger was announced, the aggregate market value of Tristar Common Stock to be received by Eurostar was $52,383,503 (based on a closing price of $5.25 per share on May 31, 1995), and the aggregate market value of the outstanding Tristar Common Stock on such date was $34,922,333 (based on a closing price of $5.25 per share on May 31, 1995).

      Tristar currently engages in numerous transactions with Eurostar and other entities owned by the Core Sheth Families. See "The Merger -- Description of the Merger -- Interests of Certain Persons in the Merger". The Core Sheth Families beneficially own 60.5% of the outstanding shares of Tristar Common Stock (71% assuming the exercise of all outstanding warrants) and all of the outstanding shares of Eurostar Common Stock. If the Merger is consummated, the Core Sheth Families will beneficially own approximately 84% of the outstanding shares of Tristar Common Stock (86% assuming the exercise of all outstanding warrants).

      An additional subject proposed for action at the Special Meeting in connection with the Merger and subject to consummation of the Merger is the approval of an amendment of the Certificate of Incorporation of Tristar to increase the authorized number of shares of Tristar Common Stock from 10,000,000 shares to 30,000,000 shares.

      A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF TRISTAR (THE "ACQUISITION COMMITTEE") REVIEWED AND CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AND UNANIMOUSLY RECOMMENDED TO THE TRISTAR BOARD OF DIRECTORS THAT THE MERGER AGREEMENT BE APPROVED. The Acquisition Committee considered, among other factors, (i) that Tristar's ability to continue as a going concern could be jeopardized at some point in the future if Tristar's current net losses and negative cash flow continued without improvement, (ii) the impact of expanding Tristar's market base to include South and Central America, (iii) the elimination of certain potential conflicts of interest with Eurostar, (iv) the increased flexibility that the Merger might afford Tristar in future financings and acquisitions and (v) that Tristar's ability to overcome its current noncompliance with certain NASDAQ listing requirements will be enhanced if the Merger is consummated. In addition, the Acquisition Committee has received an opinion from its financial advisor, Howard Frazier Barker Elliott, Inc., that the consideration to be paid by Tristar pursuant to the Merger is fair from a financial point of view to Tristar and its stockholders other than the Core Sheth Families and their affiliates. See "The Merger -- Description of the Merger -- Opinion of the Acquisition Committee's Financial Advisor" in the attached Proxy Statement.

      IN LIGHT OF THE RECOMMENDATION OF THE ACQUISITION COMMITTEE, YOUR BOARD OF DIRECTORS, INCLUDING THE MEMBERS OF THE ACQUISITION COMMITTEE, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. YOUR BOARD RECOMMENDS THAT YOU VOTE FOR THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF TRISTAR. In considering this recommendation, you should review carefully all the information contained in the attached Proxy Statement, particularly the information appearing in the "Special Considerations" section.

      It is a condition to the consummation of the Merger that the proposal to amend the Certificate of Incorporation be approved and, likewise, it is a condition of the approval of the amendment to the Certificate of Incorporation that the Merger be approved. Therefore, unless both proposals are approved by the stockholders, the Merger will not be consummated.

      YOUR VOTE AT THE SPECIAL MEETING IS EXTREMELY IMPORTANT. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO ACT PROMPTLY IN COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY SOLICITED BY YOUR BOARD OF DIRECTORS AND RETURNING IT IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, WHETHER OR NOT YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

      We look forward to greeting personally those stockholders who are able to be present at the meeting.

                                   On behalf of the Board of Directors,


                                   /s/ Viren S. Sheth

                                   Viren S. Sheth
                                   President and Chief Executive Officer


                                   /s/ Richard P. Rifenburgh

                                   Richard P. Rifenburgh
                                   Chairman of the Board of Directors


                                   /s/ Robert R. Sparacino

                                   Robert R. Sparacino
                                   Chairman of the Acquisition Committee

                               TRISTAR CORPORATION

                        12500 San Pedro Avenue, Suite 500
                               San Antonio, Texas

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                             AUGUST 30, 1995 AT 2:00 P.M.

      You are hereby notified that a Special Meeting of Stockholders of TRISTAR CORPORATION, a Delaware corporation ("Tristar"), will be held at Tristar's corporate offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas on August 30, 1995, at 2:00 p.m., San Antonio time, for the following purposes:

      1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of July 1, 1995 (the "Merger Agreement"), among Tristar, Eurostar Perfumes, Inc., a Texas corporation ("Eurostar"), and Transvit Manufacturing Corporation, a British Virgin Islands corporation ("Transvit"), pursuant to which (i) Eurostar will be merged with and into Tristar, following which Tristar will be the surviving corporation, and (ii) all the issued and outstanding shares of Eurostar Common Stock will be converted into the right to receive an aggregate of 9,977,810 shares of Tristar Common Stock, as more fully described in the accompanying Proxy Statement.

      2. In connection with the Merger and subject to the approval of the Merger, to consider and vote upon a proposal to amend Tristar's Certificate of Incorporation to increase the number of shares of Tristar Common Stock from 10,000,000 shares to 30,000,000.

      3. To transact such other business incident to the conduct of the Special Meeting that may properly come before the Special Meeting or any adjournments or postponements thereof.

      A copy of the Merger Agreement is set forth as Appendix A to the Proxy Statement and is incorporated herein by reference. THE BOARD OF DIRECTORS OF TRISTAR, INCLUDING THE MEMBERS OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE MERGER AND FOR THE AMENDMENT TO TRISTAR'S CERTIFICATE OF INCORPORATION.

      Stockholders of record at the close of business on July 12, 1995, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. The affirmative vote of 66 2/3% of the outstanding shares of Tristar Common Stock is required for approval of the Merger and the Merger Agreement, and the affirmative vote of a majority of the outstanding shares of Tristar Common Stock is required for approval of the amendment to Tristar's Certificate of Incorporation. The Core Sheth Families, who beneficially own 60.5% of the outstanding shares of Tristar Common Stock (71% assuming the exercise of all outstanding warrants) and all of the outstanding shares of Eurostar Common Stock, have indicated to Tristar that they intend to vote all of their shares in favor of the Merger Agreement and the amendment of Tristar's Certificate of Incorporation. It is not a condition to the consummation of the Merger that a majority of shares of Tristar Common Stock, other than shares held by the Core Sheth Families, vote to approve the Merger and the Merger Agreement. It is a condition to the consummation of the Merger that the proposal to amend the Certificate of Incorporation be approved and, likewise, it is a condition of the approval of the amendment to the Certificate of Incorporation that the Merger be approved. Therefore, unless both proposals are approved by the stockholders, the Merger will not be consummated.

      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED WITHIN THE UNITED STATES. THE

PROMPT RETURN OF YOUR PROXY WILL ASSIST US IN PREPARING FOR THE SPECIAL MEETING. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                                      BY ORDER OF THE BOARD OF DIRECTORS

                                      Viren S. Sheth
                                      President and Chief Executive Officer

San Antonio, Texas
August 4, 1995

                               TRISTAR CORPORATION

                        12500 San Pedro Avenue, Suite 500
                            San Antonio, Texas 78216

      This Proxy Statement is being furnished to holders of Common Stock of TRISTAR CORPORATION, a Delaware corporation ("Tristar"), in connection with the solicitation by the Board of Directors of Tristar (the "Tristar Board") of proxies for use at its special meeting of stockholders (the "Special Meeting"), to be held on August 30, 1995, at 2:00 p.m., San Antonio time, at Tristar's corporate offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas, and any adjournments or postponements thereof. This Proxy Statement is first being mailed to stockholders on or about August 4, 1995.

      At the Special Meeting, stockholders are being asked to vote on a proposal to approve the combination of Tristar and Eurostar Perfumes, Inc., a Texas corporation ("Eurostar"), through the proposed merger (the "Merger") of Eurostar with and into Tristar pursuant to an Agreement and Plan of Merger dated effective as of July 1, 1995 (the "Merger Agreement") among Tristar, Eurostar and Transvit Manufacturing Corporation, a British Virgin Islands corporation ("Transvit"), and the issuance of Tristar Common Stock (as herein defined) in connection therewith. If the Merger is consummated, Tristar will be the surviving corporation, and all issued and outstanding shares of Eurostar Common Stock, $.001 par value ("Eurostar Common Stock"), will be converted into the right to receive an aggregate of 9,977,810 shares of Tristar common stock, $0.01 par value ("Tristar Common Stock"). The number of shares to be received by Eurostar is based on a valuation of Eurostar and Tristar at approximately 60% and 40%, respectively, of the value of the combined entities. On May 31, 1995, the date on which the Merger was announced, the aggregate market value of Tristar Common Stock to be received by Eurostar was $52,383,503 (based on a closing price of $5.25 per share on May 31, 1995), and the aggregate market value of the outstanding Tristar Common Stock on such date was $34,922,333 (based on a closing price of $5.25 per share on May 31, 1995).

      In addition, in connection with the Merger and subject to the consummation of the Merger, stockholders are being asked to vote on a proposal to amend the Certificate of Incorporation of Tristar to increase the number of authorized shares of Tristar Common Stock from 10,000,000 shares to 30,000,000 shares.

      A copy of the Merger Agreement is set forth as Appendix A to the Proxy Statement and is incorporated herein by reference. THE BOARD OF DIRECTORS OF TRISTAR, INCLUDING THE MEMBERS OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, HAS UNANIMOUSLY APPROVED THE MERGER AND THE MERGER AGREEMENT AND THE AMENDMENT TO TRISTAR'S CERTIFICATE OF INCORPORATION. THE BOARD RECOMMENDS THAT YOU VOTE FOR THE MERGER AND FOR THE AMENDMENT TO TRISTAR'S CERTIFICATE OF INCORPORATION.

      Stockholders of record at the close of business on July 12, 1995, will be entitled to notice of and to vote at the Special Meeting or any adjournment thereof. The affirmative vote of 66 2/3% of the outstanding shares of Tristar Common Stock is required for approval of the Merger and the Merger Agreement, and the affirmative vote of a majority of the outstanding shares of Tristar Common Stock is required for approval of the amendment to Tristar's Certificate of Incorporation. The Core Sheth Families, who beneficially own 60.5% of the outstanding shares of Tristar Common Stock (71% assuming the exercise of all outstanding warrants) and all of the outstanding shares of Eurostar Common Stock, have indicated to Tristar that they intend to vote all of their shares in favor of the Merger Agreement and the amendment of Tristar's Certificate of Incorporation. It is a condition to the consummation of the Merger that the proposal to amend the Certificate of Incorporation be approved and, likewise, it is a condition of the approval of the amendment to the Certificate of Incorporation that the Merger be consummated. Therefore, unless both proposals are approved by the stockholders, the Merger will not be approved.

      WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED WITHIN THE UNITED STATES. THE PROMPT RETURN OF YOUR PROXY WILL ASSIST US IN PREPARING FOR THE SPECIAL MEETING. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

               The date of this Proxy Statement is August 4, 1995

                                TABLE OF CONTENTS

SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
           Tristar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
           Eurostar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
           The Core Sheth Families and Transvit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     THE SPECIAL MEETING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
           Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
           Time, Date and Place . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
           Solicitation Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
           Record Date; Shares Entitled to Vote . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
           Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
     THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
           General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
           Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
           Material Advantages and Disadvantages of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
           Recommendations of the Acquisition Committee and the Tristar Board of Directors and Reasons for the Merger . . .   4
           Special Considerations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
           Opinion of the Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
           Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
           Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
           Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
           Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           Governmental and Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
           Rights of Dissenting Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     MARKET PRICE DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
     SUMMARY FINANCIAL INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     COMPARATIVE PER SHARE DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

SPECIAL CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

GENERAL INFORMATION ABOUT THE MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
     Merger -- Consideration; Repricing of Warrants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Voting and Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
     Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

DESCRIPTION OF THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Material Advantages and Disadvantages of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
     Recommendation of the Acquisition Committee and the Tristar Board and Reasons for the Merger . . . . . . . . . . . . .  19
     Opinion of the Acquisition Committee's Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     Repricing of Certain Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Governmental and Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Certain U.S. Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     Interests of Certain Persons in the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     Transactions Between Tristar and Entities Owned by the Core Sheth Families . . . . . . . . . . . . . . . . . . . . . .  25

                                      (i)

     Exchange of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Federal Securities Law Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

THE MERGER AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Manner and Basis of Converting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     Representations and Warranties of Tristar and Eurostar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Conduct of Business of Tristar and Eurostar Prior to Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
     Management of the Combined Company Following Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
     Termination or Amendment of Merger Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

PRO FORMA CONDENSED CONSOLIDATED COMBINED FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

INFORMATION CONCERNING TRISTAR  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
     TRISTAR SELECTED FINANCIAL DATA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
     TRISTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS  . . . . . . . . . . . .  55
     TRISTAR MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
     TRISTAR EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     CERTAIN TRANSACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     MARKET PRICES OF TRISTAR COMMON STOCK; DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
     DESCRIPTION OF TRISTAR CAPITAL STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77

INFORMATION CONCERNING EUROSTAR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     EUROSTAR SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
     EUROSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . .  83
     MARKET PRICES OF EUROSTAR COMMON STOCK; DIVIDENDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

PROPOSAL NO. 2 -- AMENDMENT TO TRISTAR'S CERTIFICATE OF INCORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  87

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

STOCKHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

Appendix A     Agreement and Plan of Merger                                                                                 A-1
Appendix B     Opinion of Howard Frazier Barker Elliott, Inc.                                                               B-1
Appendix C     Proposed Text of Article IV of Tristar's
                 Certificate of Incorporation                                                                               C-1


                                      (ii)

                                     SUMMARY

      The following is a summary of certain of the information included elsewhere in this Proxy Statement. The summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in this Proxy Statement and the appendices, all of which should be carefully reviewed. See "Special Considerations" for certain information that should be considered by the stockholders of Tristar.

                                   THE PARTIES

TRISTAR

      Tristar is a Delaware corporation headquartered in San Antonio, Texas. Tristar is principally engaged in the marketing and distribution of designer alternative fragrances, cosmetics and bath and body products in the United States, Mexico, Canada and Puerto Rico. Tristar currently operates through its distribution facilities in San Antonio, Texas and Mexico City, Mexico. The principal executive offices of Tristar are located at 12500 San Pedro, Suite 500, San Antonio, Texas 78216, and its telephone number is (210) 402-2200. See "Information Concerning Tristar -- Business".

EUROSTAR

      Eurostar is a Texas corporation with corporate offices in San Antonio, Texas and a plant and corporate offices in Pleasanton, Texas. Eurostar is principally engaged in the development, manufacture, and marketing of designer alternative fragrances, cosmetics and bath and body products. In addition to its sales to Tristar, Eurostar actively markets its products to distributors throughout South and Central America. Eurostar is a wholly-owned subsidiary of Transvit, a British Virgin Islands company owned by the Core Sheth Families. The principal executive offices of Eurostar are located at 1 Eurostar Drive, Pleasanton, Texas 78064, and its telephone number is (210) 281-6000. See "Information Concerning Eurostar -- Business".

THE CORE SHETH FAMILIES AND TRANSVIT

      The Core Sheth Families is a group which is the beneficial owner of 60.5% of Tristar's Common Stock (71% assuming the exercise of all outstanding warrants) and all of Eurostar's Common Stock. The Core Sheth Families consist of Shashikant S. Sheth, a director of Tristar, Jamnadas Sheth, Kirit Sheth and Mahendra Sheth. The members of the Core Sheth Families share voting and investment power with respect to all shares beneficially owned by the Core Sheth Families. Transvit, a British Virgin Islands corporation owned by the Core Sheth Families, owns all of Eurostar's Common Stock. Viren S. Sheth, a director of Tristar and its President and Chief Executive Officer, is Shashikant S. Sheth's brother. Although Viren S. Sheth is not a member of the Core Sheth Families, he is related by blood to certain members of the Core Sheth Families. Viren S. Sheth also serves as President, Chief Executive Officer and a director of Eurostar. See "The Merger -- Description of the Merger -- Interests of Certain Persons in the Merger".

      At the present time, the Core Sheth Families indirectly control the election of all the directors of Tristar, indirectly control the election of all the directors of Eurostar and directly or indirectly control a majority of all votes cast on matters submitted to stockholders of either corporation. See "Information Concerning Tristar -- Security Ownership of Certain Beneficial Owners and Management".

      Immediately after the proposed merger transaction, the Core Sheth Families, through their continuing ownership of approximately 84% of Tristar Common Stock (86% assuming the exercise of all outstanding warrants), would indirectly control the election of all of the directors of Tristar and all other matters submitted to stockholders of Tristar.

      For a discussion of the transactions between Tristar and certain entities owned by the Core Sheth Families, see "The Merger -- Description of the Merger
- -- Transactions Between Tristar and Entities Owned by the Core Sheth Families."


                               THE SPECIAL MEETING


INTRODUCTION

      At the Special Meeting, Tristar stockholders will be asked to vote on a proposal to approve the Merger Agreement and the combination of Tristar and Eurostar through the Merger and the issuance of an aggregate of 9,977,810 shares of Tristar Common Stock in the Merger in exchange for all the issued and outstanding shares of Eurostar Common Stock. Further, Tristar stockholders will be asked to vote on the amendment, subject to approval of the Merger, of Tristar's Certificate of Incorporation to increase the number of authorized shares of Tristar Common Stock from 10,000,000 shares to 30,000,000 shares.

      See "General Information About the Meeting -- Voting and Proxies."

TIME, DATE AND PLACE

      The Special Meeting will be held on August 30, 1995, at 2:00 p.m., San Antonio time, at Tristar's corporate offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas.

SOLICITATION AGENT

      Tristar has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson will distribute on behalf of Tristar all proxy soliciting material to brokers, banks and institutional holders. In addition, Georgeson will solicit proxies on behalf of Tristar from brokers, banks and institutions. Georgeson will receive from Tristar a fee of $5,000, plus expenses, for such services. See "General Information About the Meeting -- Solicitation."

RECORD DATE; SHARES ENTITLED TO VOTE

      Holders of record of Tristar Common Stock at the close of business on July 12, 1995 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting. At the close of business on July 12, 1995, 6,651,873 shares of Tristar Common Stock were issued and outstanding. Each outstanding share of Tristar Common Stock is entitled to one vote at the Special Meeting.

      See "General Information About the Meeting -- Voting and Proxies."

VOTE REQUIRED

      The affirmative vote of 66 2/3% of the outstanding shares of Tristar Common Stock is required for approval of the Merger Agreement, and the affirmative vote of a majority of the outstanding shares of Tristar Common Stock is required for approval of the amendment to Tristar's Certificate of Incorporation. The Core Sheth Families, who beneficially own 60.5% of the outstanding shares of Tristar Common Stock (71% assuming the exercise of all outstanding warrants) and all of the outstanding shares of Eurostar Common Stock, have indicated to Tristar that they intend to vote all of their shares in favor of the Merger Agreement and the amendment to Tristar's Certificate of Incorporation. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Tristar Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. See "General Information About the Meeting -- Voting and Proxies".

      It is a condition to the consummation of the Merger that the proposal to amend the Certificate of Incorporation be approved and, likewise, it is a condition of the approval of the amendment to the Certificate of Incorporation that the Merger be approved. Therefore, unless both proposals are approved by the stockholders, the Merger will not be consummated.

                                   THE MERGER

GENERAL

      At the Effective Time (as defined below), Eurostar will merge with and into Tristar. Eurostar will no longer exist, and Tristar will be the surviving corporation (the "Surviving Corporation").

BACKGROUND OF THE MERGER

      After the independent directors of Tristar raised the possibility of a merger, Viren S. Sheth, at Tristar's Executive Committee meeting on April 11, 1995, advised the Executive Committee that the Core Sheth Families were interested in exploring a merger of Eurostar and Tristar. In anticipation of an offer from Eurostar, the Tristar Board appointed a special committee comprised of certain independent directors of Tristar (the "Acquisition Committee") to consider how Tristar should respond to such an offer. The Acquisition Committee engaged its own financial advisor to assist in the evaluation of a merger proposal. The Acquisition Committee has been continuously engaged in negotiations with representatives of Eurostar since its formation on April 11, 1995.

      On May 26, 1995, Eurostar made a preliminary merger proposal (the "Preliminary Merger Proposal") to the Acquisition Committee. The terms of the Merger and related transactions have developed from a rejection of the Preliminary Merger Proposal and the negotiation of a revised merger proposal between representatives of Eurostar and the Acquisition Committee. For a more complete description of the background of the Merger proposal, see "The Merger
- -- Description of the Merger -- Background of the Merger".

MATERIAL ADVANTAGES AND DISADVANTAGES OF THE MERGER

      The material advantages of the Merger to Tristar stockholders are as follows:

      - Reduces the current net loss and negative cash flow problems being experienced by Tristar that, if they were to continue without any improvement, could jeopardize Tristar's ability to continue as a going concern at some point in the future

      - Expands Tristar's existing market base in the United States, Mexico, Canada and Puerto Rico with Eurostar's market base in South and Central America and thereby reduces the impact of regional problems existing in Tristar's current market base, such as weak economic conditions in Mexico and the Mexican currency devaluation

      - Eliminates certain potential conflicts of interest between Tristar and Eurostar

      - Increases Tristar's flexibility in future financings and acquisitions

      - Enhances Tristar's ability to overcome its current non-compliance with certain NASDAQ listing requirements

         The material disadvantages of the proposed Merger to the Tristar stockholders are as follows:

      - After giving effect to the Merger, the Core Sheth Families would beneficially own approximately 84% of the outstanding shares of Tristar Common Stock (86% assuming the exercise of all outstanding warrants); therefore, current stockholders of Tristar will face further dilution of the voting power of such stockholders

      - Following the Merger, matters requiring approval of 66 2/3% of the outstanding shares of Tristar's capital stock, including in certain cases the merger, consolidation or exchange of Tristar's capital stock in a transaction involving a substantial stockholder or affiliate, or the sale, lease, exchange or other disposition of all or substantially all of Tristar's assets, could be effectuated solely by a vote of the shares owned by the Core Sheth Families

      - To the extent that the repricing of certain warrants held by the Core Sheth Families makes it more likely that such warrants would be exercised, the exercise of such warrants would have a dilutive effect on the ownership position of the current holders of Tristar Common Stock other than the Core Sheth Families and their affiliates

      See "The Merger - Description of the Merger - Material Advantages and Disadvantages of the Merger," "The Merger - Description of the Merger - Recommendation of the Acquisition Committee and the Tristar Board and Reasons for the Merger," "Special Considerations - Further Dilution of Voting Power" and "The Merger - Description of the Merger - Repricing of Certain Warrants".

RECOMMENDATIONS OF THE ACQUISITION COMMITTEE AND THE TRISTAR BOARD OF DIRECTORS AND REASONS FOR THE MERGER

      The Acquisition Committee, following negotiations relating to the terms of the Merger, recommended that the Tristar Board approve the Merger Agreement. In reaching its conclusion, the Acquisition Committee considered the past events described under "The Merger -- Description of the Merger -- Background of the Merger" and certain other factors, including, among others, those discussed under "The Merger -- Description of the Merger -- Material Advantages and Disadvantages of the Merger" and that the financial advisor to the Acquisition Committee has rendered a favorable fairness opinion regarding the consideration to be paid by Tristar in the Merger.

      In light of the recommendation of the Acquisition Committee, and following consideration of the Acquisition Committee's work and the basis for its recommendation by the other Tristar directors, the Tristar Board, including the members of the Acquisition Committee, unanimously approved the Merger Agreement. THE TRISTAR BOARD RECOMMENDS THAT TRISTAR STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND FOR THE APPROVAL OF THE AMENDMENT TO TRISTAR'S CERTIFICATE OF INCORPORATION.

      See "The Merger -- Description of the Merger -- Material Advantages and Disadvantages of the Merger" and "The Merger -- Description of the Merger -- Recommendation of the Acquisition Committee and the Tristar Board and Reasons for the Merger".

SPECIAL CONSIDERATIONS

      There are certain matters that should be considered by Tristar stockholders in determining whether to vote in favor of the Merger and the Merger Agreement. See "Special Considerations".

OPINION OF THE FINANCIAL ADVISOR

      In connection with the Acquisition Committee's consideration of the Merger Agreement, the Acquisition Committee's financial advisor, Howard Frazier Barker Elliott, Inc. ("HFBE"), delivered its oral opinion on May 31, 1995, subsequently confirmed in writing on August 3, 1995, to the effect that as of the date of such opinion, based on its review and assumptions and subject to the limitations described therein, the consideration to be paid by Tristar pursuant to the Merger is fair from a financial point of view to Tristar and its stockholders other than the Core Sheth Families and their affiliates. Tristar has paid HFBE certain fees in connection with the rendering of its opinion. A copy of the HFBE opinion is attached as Appendix B to this Proxy Statement and should be read in its entirety. See "The Merger -- Description of the Merger -- Opinion of the Acquisition Committee's Financial Advisor".

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The Core Sheth Families is a group which is the beneficial owner of 60.5% of Tristar's Common Stock (71% assuming the exercise of all outstanding warrants) and all of Eurostar's Common Stock. Viren S. Sheth is President, Chief Executive Officer and a member of the Tristar Board, and also serves as the President, Chief Executive Officer and a director of Eurostar. Although not a member of the Core Sheth Families, Viren S. Sheth is related by blood to certain members of the Core Sheth Families. Tristar engages in numerous transactions with entities owned by the Core Sheth Families. For example, during fiscal 1994 and for the six months ended February 28, 1995, fragrance products supplied by Eurostar represented approximately 79% and 78%, respectively, of Tristar's net sales, and cosmetics supplied by another entity owned and controlled by the Core Sheth Families, accounted for approximately 12% of Tristar's net sales. Conversely, during fiscal 1994 and for the six months ended March 31, 1995, approximately 85% and 66%, respectively, of Eurostar's sales were to Tristar. See "The Merger -- Description of the Merger -- Transactions between Tristar and Entities Owned by the Core Sheth Families." Shashikant S. Sheth, a member of the Core Sheth Families, serves as a director of Tristar pursuant to a consensus among the Core Sheth Families. After giving effect to the Merger, the Core Sheth Families would beneficially own an aggregate of approximately 14 million shares of Tristar Common Stock, or approximately 84% of Tristar's Common Stock (86% assuming the exercise of all outstanding warrants). As a result, the Core Sheth Families would control the election of the Tristar Board and would have control of all other matters. In addition, the exercise price of certain warrants held by an affiliate of the Core Sheth Families may be reduced in connection with the Merger. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants".

      The Core Sheth Families have interests in the production and worldwide distribution of fragrance products, cosmetics and other health and beauty aids ("HBA Products"). It is anticipated that upon consummation of the Merger, the Core Sheth Families will continue to distribute fragrance products in all markets other than North and South America, except Argentina, in which an affiliate of the Core Sheth Families will distribute the Surviving Corporation's products, and that Tristar will distribute fragrance products only in North and South America. Following the Merger, the Core Sheth Families will continue to distribute cosmetics and HBA Products worldwide, and it is anticipated that the Surviving Corporation will continue to distribute in North America cosmetics and other HBA Product lines that Tristar currently distributes.

      It is anticipated that after the Merger, the executive officers of Eurostar will become comparable executive officers of Tristar.

      See "The Merger -- Description of the Merger -- Interests of Certain Persons in the Merger" and "The Merger -- Description of the Merger -- Transactions Between Tristar and Entities Owned by the Core Sheth Families".

EFFECTIVE TIME

      The Merger will become effective when the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware and Articles of Merger are filed with the Secretary of State of the State of Texas (the "Effective Time"). The filing of the Certificate and Articles of Merger will be made as soon as practicable after all conditions set forth in the Merger Agreement have been satisfied or waived, including approval of the Merger by the stockholders of Tristar. See "The Merger -- The Merger Agreement -- Effective Time."

CONVERSION OF SHARES

      At the Effective Time of the Merger, all the issued and outstanding shares of Eurostar Common Stock immediately prior to the Effective Time will be converted into the right to receive an aggregate of 9,977,810 shares of Tristar Common Stock.

EXCHANGE OF STOCK CERTIFICATES

      On or before the Effective Time, Tristar will deliver to the sole stockholder of Eurostar, instructions for surrendering its certificates representing Eurostar Common Stock in exchange for a certificate or certificates representing Tristar Common Stock. See "The Merger -- Exchange of Stock Certificates".

CONDITIONS TO THE MERGER

      The respective obligations of Tristar and Eurostar to consummate the Merger are each subject to various conditions which are set forth under "The Merger -- The Merger Agreement -- Conditions to the Merger." These include, among others: (a) requisite stockholder approval; (b) the continued listing of Tristar's Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") National Market System ("NASDAQ/NMS"); (c) receipt by each party of various legal opinions, certificates and consents; and
(d) the truth in all material respects, as of the Effective Time, of the representations and warranties of Tristar and Eurostar set forth in the Merger Agreement. See "The Merger -- The Merger Agreement -- Conditions to the Merger."

TAX CONSEQUENCES

      Tristar has received an opinion of Coopers & Lybrand L.L.P. to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that Tristar and Eurostar will each be a party to the reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by Tristar and Eurostar as a result of the Merger. Eurostar has received an opinion of KPMG Peat Marwick LLP to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Tristar and Eurostar will each be a party to the reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by the sole stockholder of Eurostar as a result of the Merger. See "The Merger -- Description of the Merger -- Certain U.S. Federal Income Tax Consequences".

GOVERNMENTAL AND REGULATORY APPROVALS

      Tristar and Eurostar are aware of no governmental or regulatory approvals required for consummation of the Merger other than the filing of the Certificate of Merger in Delaware and Articles of Merger in Texas.

ACCOUNTING TREATMENT

      Tristar and Eurostar have each been advised by its respective independent public accountants that the Merger will be accounted for in a manner similar to a "pooling of interests" in accordance with generally accepted accounting principles. See "Merger -- Description of Merger -- Accounting Treatment".

RIGHTS OF DISSENTING STOCKHOLDERS

      Delaware Law does not require that holders of Tristar Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger be afforded any appraisal rights or the right to receive cash for their shares of Tristar Common Stock, and Tristar does not intend to make available any such rights to its stockholders.

                                MARKET PRICE DATA

      Tristar's Common Stock is traded over-the-counter on the NASDAQ/NMS under the symbol "TSAR". On May 30, 1995, the last trading day prior to the announcement by Tristar that Eurostar had proposed the Merger, the closing bid price for Tristar's Common Stock, as reported by NASDAQ, was $5.25. On July 28, 1995, the closing bid price for Tristar's Common Stock, as reported by NASDAQ, was $5.3125. There is not and never has been any trading market for Eurostar Common Stock.

      Tristar has been notified by The Nasdaq Stock Market, Inc. that it may no longer satisfy the requirements for continued listing on NASDAQ due to a deficiency in its net tangible assets. Tristar has requested a waiver of such requirement on the basis that Tristar will satisfy the net tangible asset requirement if the Merger is consummated. Tristar anticipates that such waiver will be granted and that Tristar will continue to be listed on the NASDAQ following the Merger under the symbol "TSAR". If the Merger is not consummated, Tristar will again request a waiver of the net tangible asset requirement from The Nasdaq Stock Market, Inc., but there is no assurance that a waiver will be granted.

                          SUMMARY FINANCIAL INFORMATION

The following summary historical financial information for Tristar and Eurostar has been derived from their respective historical consolidated financial statements and should be read in conjunction with such financial statements and the notes thereto included herein. The summary historical financial information for Eurostar as of September 30, 1992 and for the period from March 5, 1992 (date of inception) through September 30, 1992, along with the summary historical financial information for Tristar and Eurostar as of May 31, 1995 and March 31, 1995, respectively, and for the nine month periods ended May 31, 1995 and 1994 and March 31, 1995 and 1994, respectively, has been derived from the unaudited consolidated financial statements of Tristar and Eurostar, respectively. The summary pro forma combined financial information is derived from the unaudited pro forma consolidated combined financial statements appearing elsewhere herein, which give effect to the Merger, in a manner similar to that in a pooling of interests, and should be read in conjunction with such pro forma statements and notes thereto.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated, nor is it necessarily indicative of the future operating results or financial position of Tristar or Eurostar.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

TRISTAR CORPORATION

                                                          Years Ended August 31,                        Nine Months Ended
                                   --------------------------------------------------------------      -------------------
                                                                                                       May 31,    May 31,
                                      1994          1993         1992         1991         1990         1995        1994
                                   ---------     ---------     --------     --------     --------      -------    -------
Historical statement of                                                                                   (Unaudited)
  income data:
  Net sales                        $ 46,488      $ 51,409      $ 47,519     $ 30,865     $ 18,185      $24,091    $35,861
  Net income (loss)                  (4,291)       (8,159)        3,287        1,977          387       (1,621)    (2,574)
  Net income (loss) per
    common share:
    Primary                            (.65)        (1.23)          .46          .30          .06         (.24)      (.39)
    Fully diluted                      (.65)        (1.23)          .46          .28          .06         (.24)      (.39)

Historical balance sheet data:
  Total assets                     $ 21,021      $ 23,218      $ 19,700     $ 13,745     $ 11,504      $18,464
  Short-term borrowings               4,511         2,505         3,630        1,706        2,027        3,964
  Long-term debt                      9,554         9,515         1,088        1,282        1,502        8,031
  Cash dividends declared
    per common share                      0             0             0            0            0            0

The Company recorded a shareholder litigation settlement of $9.5 million in fiscal 1993 in connection with a class action stockholder lawsuit. See Note 12 of the Notes to Consolidated Financial Statements.

The Company recorded legal and professional expenses of $208,000, $2,758,000 and $1,650,000 in fiscal 1994, 1993 and 1992, respectively, associated with the stockholder litigation and other events that were subject of an internal investigation by the Special Committee of the Board. See Note 13 of the Notes to Consolidated Financial Statements.

The Company recorded a $2,065,000 insurance reimbursement in the nine month period ended May 31, 1995. See Note 16 of the Notes to Consolidated Financial Statements.

The Company has significant related party transactions. See Note 6 of the Notes to Consolidated Financial Statements.

The Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," in fiscal 1992. The adoption of SFAS No. 109 had no impact on the Company's results of operations in fiscal 1992.

All per share amounts have been adjusted to reflect a 2-for-1 common stock split in the form of a dividend effected on February 21, 1992.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

EUROSTAR PERFUMES, INC.

                                                                                                  Nine Months Ended
                                         Years Ended September 30,                              ---------------------
                                         -------------------------  March 5, 1992 through       March 31,   March 31,
                                           1994        1993           September 30, 1992           1995        1994
                                         -------     -------        ---------------------       ---------   ---------
                                                                         (Unaudited)             (Unaudited)
Historical statement of income
  data:
  Net sales                              $31,481     $28,145                $   216             $25,708     $24,605
  Net income (loss)                        3,162       3,839                   (499)              1,533       3,346
  Net income (loss) per common share        3.16        3.83                   (.49)               1.53        3.34

Historical balance sheet data:
  Total assets                           $19,636     $19,914                $ 8,071             $17,745
  Short-term borrowings                        0           0                      0                   0
  Long-term debt                           4,166       6,469                  5,909               5,016
  Cash dividends declared per
    common share                               0           0                      0                   0

The Company was incorporated on March 5, 1992. Fiscal 1992 statement of income data is for the period from March 5, 1992 through September 30, 1992.

The Company changed its method of costing inventory from the first-in, first-out
(FIFO) method to the last-in, first-out (LIFO) method in fiscal 1994. There was no cumulative effect adjustment related to this accounting change. See Note 1 of the Notes to Consolidated Financial Statements.

           UNAUDITED SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                          Nine Months Ended
                                            Years Ended August 31,       -------------------
                                        -----------------------------    May 31,     May 31,
                                          1994       1993       1992       1995       1994
                                        -------    -------    -------    -------    --------
Pro forma combined statement
  of income data:
   Net sales                            $50,687    $54,450    $47,735    $32,163    $37,599
   Net income (loss)                      1,010     (5,107)     2,788        608      1,586
   Net income (loss) per common
     share:
     Primary                                .06       (.31)       .22        .04        .09
     Fully diluted                          .06       (.31)       .22        .04        .09

                                        May 31,
                                          1995
                                        -------
Pro forma combined balance
  sheet data:
  Total assets                          $35,234
  Short-term borrowings                   4,348
  Long-term debt                         13,047
  Cash dividends declared per
    common share                              0


The pro forma combined statement of income data for all periods presented give effect to the Merger, in a manner similar to that in a pooling of interests, as if it occurred as of March 5, 1992 (Eurostar's date of inception).

The pro forma combined balance sheet data give effect to the Merger, in a manner similar to that in a pooling of interests, as if it occurred as of May 31, 1995.

The pro forma combined statement of income data reflect the combination of the consolidated financial statements of Tristar for the years ended August 31, 1994, 1993 and 1992 and the nine month periods ended May 31, 1995 and 1994 with the consolidated financial statements of Eurostar for the years ended September 30, 1994 and 1993, the period from March 5, 1992 (date of inception) through September 30, 1992 and the nine month periods ended March 31, 1995 and 1994.

                           COMPARATIVE PER SHARE DATA

The following tables set forth certain historical per share data of Tristar and Eurostar and combined per share data on an unaudited pro forma basis after giving effect to the Merger, in a manner similar to that in a pooling of interests, and after giving effect to the issuance of 9,977,810 shares of Tristar Common Stock in the Merger. This data should be read in conjunction with the selected historical and pro forma financial data, the unaudited pro forma consolidated combined financial statements and notes thereto included elsewhere in this Proxy Statement, and the separate consolidated historical financial statements and notes thereto of Tristar and Eurostar included elsewhere in this Proxy Statement. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the Merger been in effect as of the beginning of the periods presented and should not be construed as representative of future operations. Neither Tristar nor Eurostar has ever declared or paid cash dividends on its respective shares of common stock.

                                                                                Nine Months Ended
                                       Years Ended August 31,             ----------------------------
                             -------------------------------------------     May 31,        May 31,
                                 1994           1993           1992           1995            1994
                             ------------   -----------   --------------  ------------   -------------
Tristar Historical:
  Net income (loss)          $      (0.65)  $     (1.23)  $         0.46  $      (0.24)  $       (0.39)
  Book value                 $       0.39                                 $       0.23

                                                           March 5, 1992        Nine Months Ended
                               Years Ended September 30,      through      ---------------------------
                             ----------------------------  September 30,      March 31,     March 31,
                                  1994           1993           1992            1995          1994
                             -------------  -------------  -------------   -------------  ------------
Eurostar
  Historical:
  Net income (loss)          $        3.16  $        3.83  $       (0.49)  $        1.53  $       3.34
  Book value                 $        6.60                                 $        7.72

                                                                                Nine Months Ended
                                       Years Ended August 31,             ----------------------------
                             -------------------------------------------      May 31,       May 31,
                                  1994          1993           1992            1995          1994
                             -------------  ------------   -------------  -------------  -------------
Pro forma combined--Tristar
  and Eurostar:
  Net income (loss) (1)      $        0.06  $      (0.31)  $        0.22  $        0.04  $        0.09
  Book value (1)                                                          $        0.62

Equivalent Pro Forma
  combined--Eurostar
  Perfumes, Inc.:
  Net income (loss) (2)      $        0.60  $      (3.09)  $        2.20  $        0.40  $        0.90
  Book value (2)                                                          $        6.19

(1) Pro forma combined net income (loss) per share is computed by dividing pro forma net income by the Tristar weighted average number of common and common equivalent shares after giving effect to the 9,977,810 shares of Tristar Common Stock to be issued in connection with the Merger. Pro forma combined book value per share is computed by dividing pro forma combined shareholders' equity by the number of shares of Tristar Common Stock after giving effect to the 9,977,810 shares of Tristar Common Stock to be issued in connection with the Merger. Pro forma book value per share does not reflect the exercise of outstanding stock options or warrants.

(2) Equivalent pro forma combined net income (loss) and book value per share are computed by multiplying the pro forma combined net income per share and book value per share by the conversion ratio in the Merger of 9.98.

                             SPECIAL CONSIDERATIONS

      PRIOR TO VOTING UPON THE MERGER PROPOSAL, STOCKHOLDERS OF TRISTAR SHOULD CONSIDER CAREFULLY THE FOLLOWING SPECIAL CONSIDERATIONS RELATING SPECIFICALLY TO THE PROPOSAL TO MERGE, AS WELL AS THE OTHER INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT.

      Further Dilution of Voting Power. The Core Sheth Families currently beneficially own 60.5% of the outstanding shares of Tristar Common Stock (71% assuming the exercise of all outstanding warrants). After giving effect to the Merger, the Core Sheth Families would beneficially own approximately 84% of the outstanding shares of Tristar Common Stock (86% assuming the exercise of all outstanding warrants). Therefore, current stockholders of Tristar will face further dilution of the voting power of the Tristar Common Stock presently held by such stockholders. As a result, the Core Sheth Families will continue to have control over the election of Tristar's Board and other matters pertaining to corporate governance. In addition, following the Merger, matters requiring approval of 66 2/3% of the outstanding shares of Tristar's capital stock, including the merger, consolidation or exchange of Tristar's capital stock in a transaction involving a substantial stockholder or affiliate, or the sale, lease, exchange or other disposition of all or substantially all of Tristar's assets, could be effectuated solely by a vote of the shares owned by the Core Sheth Families. To the extent that the repricing of certain warrants held by the Core Sheth Families makes it more likely that such warrants would be exercised, the exercise of such warrants would have a dilutive effect on the ownership position of the current holders of Tristar Common Stock other than the Core Sheth Families and their affiliates.

      Conflicts of Interest. The Core Sheth Families is a group which is the beneficial owner of 60.5% of the Tristar Common Stock (71% assuming the exercise of all outstanding warrants) and all of the Eurostar Common Stock. Viren S. Sheth is President, Chief Executive Officer and a member of the Tristar Board, and also serves as the President, Chief Executive Officer and a director of Eurostar. Although not a member of the Core Sheth Families, Viren S. Sheth is related by blood to certain members of the Core Sheth Families. Shashikant S. Sheth, a member of the Core Sheth Families, serves as a director of Tristar pursuant to a consensus among the Core Sheth Families. Tristar engages in numerous transactions with entities owned by the Core Sheth Families. For example, during fiscal 1994 and for the six months ended February 28, 1995, fragrance products supplied by Eurostar represented approximately 79% and 78%, respectively, of Tristar's net sales, and cosmetics supplied by another entity owned and controlled by the Core Sheth Families, accounted for approximately 12% of Tristar's net sales. Conversely, during fiscal 1994 and for the six months ended March 31, 1995, approximately 85% and 66%, respectively, of Eurostar's sales were to Tristar. See "The Merger -- Description of the Merger -- Transactions between Tristar and Entities Owned by the Core Sheth Families." In addition, the exercise price of certain warrants held by an affiliate of the Core Sheth Families may be reduced in connection with the Merger. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants".

      Certain potential conflicts of interest in connection with the Distribution Agreement (as defined herein), including issues with respect to the pricing of products purchased from Tristar by Eurostar and the territories in which Tristar is permitted to distribute such products, will be eliminated as a result of the Merger. Following the Merger, other potential conflicts of interest between the Surviving Corporation and affiliates of the Core Sheth Families may arise. It is anticipated that, following the Merger, sales by Tristar of cosmetic pencils to affiliates of the Core Sheth Families will continue. It is also expected that sales formerly made by Eurostar to foreign-based affiliates of the Core Sheth Families located principally in Argentina (approximately $641,000 for the year ended September 30, 1994) and inventory purchases from affiliates (approximately $5,788,000 for the year ended September 30, 1994) will continue following the Merger. In addition, it is anticipated that upon consummation of the Merger, the Core Sheth Families, who have interests in the production and worldwide distribution of fragrance products, cosmetics and other HBA Products, will continue to distribute fragrance products in all markets other than North and South America, except Argentina, in which an affiliate of the Core Sheth Families will distribute the Surviving Corporation's products, and that Tristar will distribute fragrance products only in North and South America. The Core Sheth Families will continue to distribute cosmetics and HBA Products worldwide, and it is anticipated that the Surviving Corporation will continue to distribute in North America cosmetics and HBA Product lines that Tristar currently distributes.

      The Economy. Weak economic conditions in Tristar's markets in Mexico, the United States and Canada in the past have resulted in decreased sales of Tristar's products. The residual effects of the earlier economic weakness are expected to continue to have adverse effects on sales.

      Devaluation of the Peso. In late December 1994, the Mexican government devalued the Mexican Nuevo Peso by allowing the Peso to float freely against the U.S. dollar. This devaluation has resulted in a general increase of 80% or more in the cost of imported products to the Mexican consumer. The increase and the resultant instability has caused a sharp decline in purchases of Tristar's products by the Mexican consumer. It is not known when and if the Peso will stabilize and somewhat normal purchasing will resume. Prior to the recent economic and political instability, sales directly and indirectly to Mexico accounted for a significant portion of Tristar's total sales. Management of Tristar believes that weak economic conditions in Mexico combined with the devaluation of the Mexican currency will continue to adversely impact sales.

      The Mexican Market. A significant portion of Tristar's products are sold, directly or indirectly, into the Mexican market, and these sales are dependent upon passage of Tristar's products through the border between the United States and Mexico. There have been general disruptions in the passage of products through this border, some of which have affected the passage of Tristar's products. Such disruptions have had and could continue to have an adverse effect on Tristar's sales. Moreover, Tristar believes that some of its customers based in the United States sell Tristar's products (as well as the products of other companies) to purchasers who, in turn, may attempt to import goods into Mexico without full payment of applicable Mexican taxes and customs duties. Enhanced enforcement efforts by Mexican authorities may have an adverse effect on Tristar's sales to such customers.

      Tristar has been unable to determine the effect, if any, that the implementation of the North American Free Trade Agreement (the "NAFTA") has had or subsequently will have on Tristar's business.

      Loss of Foreign-Based Customers. Under the distribution agreement concluded in October 1992 between Tristar and its fragrance suppliers, Tristar agreed not to sell or cause to be sold any products of those suppliers in any countries other than the United States, Mexico, Canada and Puerto Rico. In fiscal 1993, direct sales of products outside the named countries were approximately 7% of total net sales while in fiscal 1994 such sales were negligible. Indirect sales to those countries outside of Tristar's marketing territories through U.S.-based customers continued into the latter part of fiscal 1994 with indications that such sales were declining. While management believes that the amount of these lost sales can be replaced by additional sales in the named countries, to date, due to economic conditions and slower than anticipated growth in the mass merchandising channel, Tristar has not been successful in doing so.

      No Assurance That Tristar or Its Stockholders Will Realize Anticipated Benefits from the Merger. The Acquisition Committee and the Tristar Board have given careful consideration to the Merger and believe it to be in the best interest of Tristar's stockholders. However, the Merger involves the combination of certain aspects of two companies that have operated independently. Accordingly, there can be no assurance that Eurostar can be successfully integrated into Tristar or that Tristar and its stockholders will ultimately realize any of the anticipated benefits of the Merger.

                      GENERAL INFORMATION ABOUT THE MEETING

GENERAL

      This Proxy Statement is being furnished to the stockholders of Tristar in connection with the solicitation of proxies by the Tristar Board from holders of outstanding shares of Tristar Common Stock for use at the Special Meeting. At the Special Meeting, Tristar stockholders will be asked to consider and vote upon the approval of the Merger, the Merger Agreement and the issuance of shares of Tristar Common Stock in connection with the Merger. Further, Tristar stockholders will be asked to vote on the amendment, subject to the approval of the Merger, of Tristar's Certificate of Incorporation to increase the number of authorized shares of Tristar Common Stock from 10,000,000 shares to 30,000,000 shares.

      The principal executive offices of Tristar are located at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216, and its telephone number is (210) 402-2200. The principal executive offices of Eurostar are located at 1 Eurostar Drive, Pleasanton, Texas 78064, and its telephone number is (210) 281-6000.

MERGER -- CONSIDERATION; REPRICING OF WARRANTS

      Upon consummation of the Merger, all issued and outstanding shares of Eurostar Common Stock will be converted into the right to receive an aggregate of 9,977,810 shares of Tristar Common Stock. The number of shares to be received by Eurostar is based on a valuation of Eurostar and Tristar at approximately 60% and 40%, respectively, of the value of the combined entities. On May 31, 1995, the date on which the Merger was announced, the aggregate market value of Tristar Common Stock to be received by Eurostar was $52,383,503 (based on a closing price of $5.25 per share on May 31, 1995), and the aggregate market value of the outstanding Tristar Common Stock on such date was $34,922,333 (based on a closing price of $5.25 per share on May 31, 1995). In addition, the exercise price of certain warrants held by an affiliate of the Core Sheth Families may be reduced in connection with the Merger. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants".

VOTING AND PROXIES

      Holders of record of shares of Tristar Common Stock at the close of business on the Record Date, will be entitled to vote at the Special Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, there were 6,651,873 shares of Tristar Common Stock outstanding.

      The affirmative vote of the holders of 66 2/3% of the outstanding shares of Tristar Common Stock is required for approval and adoption of the Merger Agreement, and the affirmative vote of a majority of the outstanding shares of Tristar Common Stock is required for approval of the amendment to Tristar's Certificate of Incorporation. The Core Sheth Families, who beneficially own 60.5% of the outstanding shares of Tristar Common Stock (71% assuming the exercise of all outstanding warrants) and all of the outstanding shares of Eurostar Common Stock, have indicated to Tristar that they intend to vote all of their shares in favor of the Merger Agreement and the amendment to Tristar's Certificate of Incorporation. The presence, either in person or by proxy, of the holders of at least a majority of the outstanding shares of Tristar Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting.

      It is a condition to the consummation of the Merger that the proposal to amend the Certificate of Incorporation be approved and, likewise, it is a condition of the approval of the amendment to the Certificate of Incorporation that the Merger be approved. Therefore, unless both proposals are approved by the stockholders, the Merger will not be consummated.

      The holder of each outstanding share of Tristar Common Stock is entitled to one vote per share on all proposals considered at the Special Meeting. On all matters considered at the Special Meeting, broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining if a quorum is present. However, abstentions are considered in determining the number of votes required to attain a majority of the shares present or represented at the Special Meeting and entitled to vote. Accordingly, an abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote "against" the matter because it represents a share present or represented at the Special Meeting and entitled to vote, thereby increasing the number of affirmative votes required to approve the matter under consideration, but is not considered an affirmative vote for the matter, even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently, believing that an abstention expresses neither an affirmative or negative position on the matter. In addition, because the vote required for the Merger is 66 2/3% of all outstanding shares entitled to vote thereon, the failure to vote, by proxy or in person, will have the same effect as a vote against the Merger.

      ALL SHARES OF TRISTAR COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE SPECIAL MEETING IN ACCORDANCE WITH THE DIRECTIONS INDICATED ON THE RESPECTIVE PROXIES UNLESS THE PROXIES HAVE BEEN PREVIOUSLY REVOKED. UNLESS CONTRARY DIRECTION IS GIVEN, ALL TRISTAR SHARES REPRESENTED BY SUCH PROXIES WILL BE VOTED FOR THE MERGER, FOR THE AMENDMENT TO TRISTAR'S CERTIFICATE OF INCORPORATION AND IN THE PROXY HOLDER'S DISCRETION AS TO SUCH OTHER MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING AS MAY PROPERLY COME BEFORE STOCKHOLDERS AT THE SPECIAL MEETING.

      If any other matters are properly presented at the Special Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Special Meeting may be adjourned, and additional proxies solicited if, at the time of the Special Meeting, the vote necessary to approve the proposals has not been obtained.

      A Tristar stockholder executing and returning a proxy has the power to revoke the proxy at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Tristar prior to the vote at the Special Meeting, by giving written notice of revocation to the Secretary prior to the vote at the Special Meeting or by appearing in person at the Special Meeting and voting in person the shares to which the proxy relates. Any written notice revoking a Tristar proxy should be sent to Tristar Corporation, 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216, Attention: Secretary.

SOLICITATION

      Tristar will bear its own expenses in connection with this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Tristar, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodian, nominees and fiduciaries, and Tristar will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

      Tristar has retained Georgeson to assist in the solicitation of proxies. Georgeson will distribute on behalf of Tristar all proxy soliciting material to brokers, banks and institutional holders. In addition, Georgeson will solicit proxies on behalf of Tristar from brokers, banks and institutions. Georgeson will receive from Tristar a fee of $5,000, plus expenses, for such services.

                          PROPOSAL NO. 1 -- THE MERGER

      THE DESCRIPTION OF THE MERGER CONTAINED IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, THE FULL TEXT OF WHICH IS CONTAINED IN APPENDIX A HERETO AND IS INCORPORATED HEREIN BY REFERENCE AND TO WHICH REFERENCE IS HEREBY MADE FOR THE TERMS THEREOF.

                            DESCRIPTION OF THE MERGER

GENERAL

      Upon consummation of the Merger, Eurostar will merge with and into Tristar, and Tristar will be the Surviving Corporation. Transvit, the sole stockholder of Eurostar, will receive 9,977,810 shares of Tristar Common Stock in exchange for all the issued and outstanding shares of Eurostar Common Stock. In connection with the Merger, the exercise price of certain warrants held by an affiliate of the Core Sheth Families may be reduced. See "-- Repricing of Certain Warrants". The number of shares to be received by Eurostar is based on a valuation of Eurostar and Tristar at approximately 60% and 40%, respectively, of the value of the combined entities. On May 31, 1995, the date on which the Merger was announced, the aggregate market value of Tristar Common stock to be received by Eurostar was $52,383,503 (based on a closing price of $5.25 per share on May 31, 1995), and the aggregate market value of the outstanding Tristar Common Stock on such date was $34,922,333 (based on a closing price of $5.25 per share on May 31, 1995). The Merger will be effective after satisfaction (absent waivers) of all conditions contained in the Merger Agreement, including the approval of the Merger by the stockholders of Tristar.

      After the Merger, approximately 16.6 million shares of Tristar Common Stock will be outstanding, of which approximately 14 million shares, representing approximately 84% of the total, will be held directly or indirectly by the Core Sheth Families. The Core Sheth Families also hold warrants to acquire an additional 2,400,000 shares of Tristar Common Stock, which, if exercised, would increase their beneficial ownership to approximately 86% of the outstanding shares of Tristar Common Stock.

BACKGROUND OF THE MERGER

      After the independent members of the Tristar Board raised the possibility of a merger, Viren S. Sheth, at Tristar's Executive Committee meeting on April 11, 1995, advised the Executive Committee that the Core Sheth Families were interested in exploring a merger of Eurostar and Tristar. In anticipation of an offer from Eurostar, the Tristar Board appointed Messrs. Richard P. Rifenburgh and Robert R. Sparacino to serve as the Acquisition Committee to consider how Tristar should respond to such an offer. Messrs. Rifenburgh and Sparacino are non-employee directors of Tristar and independent of the Core Sheth Families. The Acquisition Committee selected HFBE as its financial advisor. Since its formation on April 11, 1995, the Acquisition Committee has been continuously engaged in discussions with representatives of Eurostar and has had frequent discussions with the Acquisition Committee's advisors.

      On May 26, 1995, after ongoing discussions and negotiations between the Acquisition Committee and representatives of Eurostar, Eurostar submitted to the Acquisition Committee a preliminary merger proposal (the "Preliminary Merger Proposal"), which involved the issuance of an aggregate of approximately 37.7 million shares of Tristar Common Stock in exchange for all the issued and outstanding shares of Eurostar Common Stock, whereby the Core Sheth Families would beneficially own approximately 94% of the outstanding shares of Tristar Common Stock following the Merger. After an extensive review of the Preliminary Merger Proposal by the Acquisition Committee and its advisors, the Acquisition Committee informed Eurostar that it would not accept the terms proposed and such proposal was rejected. The Acquisition Committee continued to discuss the possibility of a Merger of Tristar and Eurostar over the next few days.

      On May 31, 1995, Eurostar submitted a revised merger proposal (the "Revised Merger Proposal"), which involved the issuance of an aggregate of 9,977,810 shares of Tristar Common Stock in exchange for all of the issued and outstanding shares of Eurostar Common Stock, whereby the Core Sheth Families would own approximately 84% of the outstanding shares of Tristar Common Stock following the Merger (approximately 86% assuming the exercise of all outstanding warrants). After actively engaging in an analysis of the Revised Merger Proposal, the Acquisition Committee unanimously adopted a resolution recommending that the Tristar Board approve the Revised Merger Proposal, subject to the receipt of a fairness opinion from HFBE and the negotiation of a definitive agreement and plan of merger. Following that meeting, the Tristar Board considered the Revised Merger Proposal. Following a report by the chairman of the Acquisition Committee that the Acquisition Committee recommend the approval of the Revised Merger Proposal, the Tristar Board, with Viren S. Sheth abstaining and Shashikant S. Sheth absent, approved the Revised Merger Proposal, subject to the receipt of a fairness opinion from HFBE and the negotiation of a definitive agreement and plan of merger. On June 16, 1995, after receiving the Merger Agreement and a fairness opinion from HFBE, the Acquisition Committee adopted a resolution recommending that the Tristar Board approve the Merger Agreement submitted, and the Tristar Board, including members of the Acquisition Committee, unanimously approved the Merger Agreement.

      Following the Tristar Board's approval, the Merger Agreement was signed by Tristar, Transvit and Eurostar.

MATERIAL ADVANTAGES AND DISADVANTAGES OF THE MERGER

      The Acquisition Committee has taken into account the advantages of the proposed Merger to the holders of Tristar Common Stock. Such advantages include:

      Elimination of a Potential Going Concern Issue. Tristar has experienced severe business reversals during fiscal 1995. In particular, the devaluation of the Mexican peso significantly reduced sales in Mexico, Tristar's largest market. This has created a situation which, if it were to continue without any improvement in profitability or cash flow, could jeopardize Tristar's ability to continue as a going concern at some time in the future. Although Eurostar was also affected by the Mexican economic upheaval, Eurostar's relative financial strength is expected to remedy this situation.

      Broadening of the Market Base. Eurostar has initiated a rapid expansion marketing program in South and Central America. The Merger will result in the Surviving Corporation's having a hemisphere-wide market. Efficiencies in product design, common distribution facilities, integrated inventories and combined marketing strategies should reduce costs, increase market recognition and improve product introduction time. The expanded markets resulting from the Merger would give greater protection against regional economic problems, such as weak economic conditions in Mexico and the Mexican currency devaluation. While the Surviving Corporation would still be susceptible to a broad economic downturn in North and South America, it could better withstand more regionalized problems.

      Elimination of Certain Potential Conflicts with Eurostar. Various potential conflicts of interest of the Core Sheth Families arise as a result of its being the majority stockholder of both Tristar and Eurostar. Upon consummation of the Merger, potential conflicts of interest with respect to operations under the distribution agreement concluded in 1992 between Tristar and its fragrance suppliers will be eliminated, including pricing of products purchased by Tristar from Eurostar, and territories in which Tristar is permitted to distribute such products. However, following the Merger, the Surviving Corporation will continue to have potential conflicts of interest with affiliates of the Core Sheth Families. It is anticipated that, following the Merger, sales by the Surviving Corporation of cosmetic pencils to affiliates of the Core Sheth Families will continue. It is also expected that sales formerly made by Eurostar to foreign-based affiliates of the Core Sheth Families located principally in Argentina (approximately $641,000 for the year ended September 30, 1994) and inventory purchases from affiliates (approximately $5,788,000 for the year ended September 30, 1994) will continue following the Merger. In addition, it is anticipated that upon consummation of the Merger, the Core Sheth Families, who have interests in the production and worldwide distribution of fragrance products, cosmetics and other HBA Products, will continue to distribute fragrance products in all markets other than North and South America, except Argentina, in which an affiliate of the Core Sheth Families will distribute the Surviving Corporation's products, and that Tristar will distribute fragrance products only in North and South America. The Core Sheth Families will continue to distribute cosmetics and HBA Products worldwide, and it is anticipated that the Surviving Corporation will continue to distribute in North America cosmetics and HBA Product lines that Tristar currently distributes.

      Current Non-Compliance with Certain NASDAQ Listing Requirements. Tristar has been notified by The Nasdaq Stock Market, Inc. that it may no longer satisfy the requirements for continued listing on NASDAQ due to a deficiency in its net tangible assets. Tristar has requested a waiver of such requirement on the basis that the consummation of the Merger will allow Tristar to rectify such noncompliance. Tristar anticipates that it will receive such waiver and continue to be listed on NASDAQ following the Merger. If the Merger is not consummated, Tristar will again request a waiver of the net tangible asset requirement from The Nasdaq Stock Market, Inc., but there is no assurance that a waiver will be granted.

      Merger Agreement Terms. The Acquisition Committee has taken into account the terms of the Merger Agreement, including Eurostar's representations and warranties and the conditions to closing.

      The Acquisition Committee has also taken into account the disadvantages of the proposed Merger to the holders of Tristar Common Stock. Such disadvantages include:

      Dilution of Voting Power. After giving effect to the Merger, the Core Sheth Families would beneficially own approximately 84% of the outstanding shares of Tristar Common Stock (86% assuming the exercise of all outstanding warrants). Therefore, current stockholders of Tristar will face further dilution of the voting power of Tristar's Common Stock presently held by such stockholders.

      Increase of Voting Power to Greater than 66 2/3%. Matters requiring approval of 66 2/3% of the outstanding shares of Tristar's capital stock, including in certain cases the merger, consolidation or exchange of Tristar's capital stock in a transaction involving a substantial stockholder or affiliate, or the sale, lease, exchange or other disposition of all or substantially all of Tristar's assets, could be effectuated solely by a vote of the shares owned by the Core Sheth Families, following the Merger.

      Possible Future Dilution from Repricing of Certain Warrants. To the extent that the repricing of certain warrants held by the Core Sheth Families makes it more likely that such warrants would be exercised, the exercise of such warrants would have a dilutive effect on the ownership position of the current holders of Tristar Common Stock other than the Core Sheth Families and their affiliates. See "The Merger - Description of the Merger - Repricing of Certain Warrants."

RECOMMENDATION OF THE ACQUISITION COMMITTEE AND THE TRISTAR BOARD AND REASONS FOR THE MERGER

      For the reasons set forth under "-- Background of the Merger" and "-- Material Advantages and Disadvantages of the Merger", and considering that HFBE rendered a favorable fairness opinion regarding the financial terms of the Merger, the Acquisition Committee arrived at its conclusion to

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



recommend approval of the Merger Agreement to the Tristar Board. See "The Merger
- -- Description of the Merger -- Opinion of the Acquisition Committee's Financial Advisor".

      In view of the variety of factors considered by the Acquisition Committee and the Tristar Board in connection with their respective evaluations of the Merger, the Acquisition Committee and Tristar Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching their respective determinations.

      In light of the recommendation of the Acquisition Committee, and following consideration by the Tristar Board of the effects of the transactions and the review of the Acquisition Committee's work and the basis for its recommendation, the Tristar Board, including the members of the Acquisition Committee, unanimously approved the Merger Agreement. The Tristar Board recommends that Tristar stockholders vote FOR approval and adoption of the Merger Agreement.

OPINION OF THE ACQUISITION COMMITTEE'S FINANCIAL ADVISOR

      The Acquisition Committee retained HFBE to render an opinion as to the fairness from a financial point of view to Tristar and its stockholders, other than the Core Sheth Families and their affiliates, of the consideration to be paid by Tristar in the Merger. HFBE was selected by the Acquisition Committee to serve as the Acquisition Committee's financial advisor based on HFBE's qualifications, expertise and reputation. HFBE was not requested to and did not make any recommendation to the Acquisition Committee as to the form or amount of the consideration to be paid to stockholders of Eurostar in the Merger, which was determined through arm's-length negotiation between Tristar and Eurostar.

      HFBE has delivered to the Acquisition Committee its written opinion to the effect that, as of August 3, 1995, and based on the matters described therein, the consideration to be paid by Tristar pursuant to the Merger is fair to Tristar and its stockholders, other than the Core Sheth Families and their affiliates, from a financial point of view. HFBE's opinion does not constitute a recommendation to any stockholder of Tristar as to how such stockholder should vote with respect to the Merger. The complete text of that opinion is attached to this Proxy Statement as Appendix B and the summary of the opinion set forth in this Proxy Statement is qualified in its entirety by reference to the opinion. Tristar stockholders are urged to read such opinion carefully and in its entirety for a description of the procedures followed and the factors considered by HFBE.

      In rendering its written opinion, HFBE: (i) reviewed Tristar's Annual Report, Form 10-K and related financial information for the fiscal year ended August 31, 1994, and Form 10-Q and related financial information for the fiscal quarters ended November 30, 1994, and February 28, 1995; (ii) reviewed Eurostar's financial information for the fiscal year ended September 30, 1994, and related financial information for the fiscal quarters ended December 31, 1994, and March 31, 1995; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Eurostar and Tristar furnished to HFBE by Eurostar and Tristar;
(iv) conducted discussions with members of senior management of Eurostar and Tristar concerning their respective businesses and prospects; (v) reviewed the historical market prices and trading activity for Tristar's Common Stock and compared them with that of certain companies which HFBE deemed to be reasonably similar to Tristar; (vi) compared the results of operations of Eurostar and Tristar with that of certain companies which it deemed to be reasonably similar to Eurostar and Tristar, respectively; (vii) considered the pro forma effect of the Merger on certain of Tristar's income statement and balance sheet items;
(viii) reviewed the Merger Agreement; and (ix) reviewed such other matters as HFBE deemed necessary, including an assessment of general economic, market and monetary conditions.

      In preparing its opinion, HFBE relied on the accuracy and completeness of all information supplied or otherwise made available to HFBE by Tristar and Eurostar and assumed that financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Tristar and Eurostar as to the expected future financial performance of their respective companies. HFBE did not independently verify such information or assumptions, including financial forecasts, or undertake an independent appraisal of the assets of Tristar or Eurostar. HFBE's opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion. HFBE's opinion does not constitute a recommendation to any stockholder of Tristar as to how any such stockholder should vote on the Merger. The opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Acquisition Committee as alternatives to the Merger or the decision of the Tristar Board to proceed with the Merger. No opinion is expressed by HFBE as to the price at which the securities to be issued in the Merger to the stockholder of Eurostar may trade at any time.

      HFBE assumed that there had been no material change in Tristar's or Eurostar's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to HFBE. HFBE relied on advice of counsel to Tristar as to all legal matters with respect to Tristar, the Merger and the Merger Agreement and upon Tristar with respect to the accounting treatment to be accorded in the transaction. In addition, HFBE did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Tristar or Eurostar, nor was it furnished with any such appraisals.

      The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its fairness opinion, HFBE did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, HFBE believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, HFBE made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tristar and Eurostar. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

      The following paragraphs summarize the significant qualitative and quantitative analyses performed by HFBE in arriving at the oral opinion presented to the Acquisition Committee. HFBE did not provide the Acquisition Committee any written materials supporting its opinion. In connection with its written opinion dated August 3, 1995, HFBE confirmed the appropriateness of its reliance on the analyses by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith.

      Relative Contribution Analysis. HFBE reviewed Tristar and Eurostar historical financial information for their latest fiscal year ends and the pro forma nine months ended May 31, 1995, and analyzed the contributions of each of Tristar and Eurostar to pro forma revenues, gross profit, earnings before interest and tax ("EBIT") and net income. This analysis indicated that: (i) for the latest fiscal year ends for the companies Tristar would contribute, on a pro forma basis, 59.6% of revenue, 41.0% of gross profit, 0.0% of EBIT and 0.0% of net income, of the combined companies; and (ii) for the nine months ended May 31, 1995, Tristar would contribute, on a pro forma basis, 48.4% of revenue, 34.7% of gross profit, 0.0% of EBIT and 0.0% of net income, of the combined companies. In addition, HFBE also considered the commercial relationship of Tristar and Eurostar, as well as the relative size and financial strengths of Tristar and Eurostar. As there was no consistency in the relative contribution ratios of the companies to pro forma results, this approach was not significantly probative of an appropriate allocation of value.

      Selected Comparable Public Company Analysis. Using public information, HFBE compared selected historical and projected financial and operating results of Tristar and Eurostar and the merged company to the corresponding data of certain publicly-traded companies which were deemed to be similar with regard to their business and operations. The comparable companies which, in the opinion of HFBE, were the most appropriate consisted of Jean Philippe Fragrances, Inc., BeautiControl Cosmetics, Inc., Parlux Fragrances, Inc., CCA Industries, Inc., and Allou Health & Beauty Care, Inc.

      In order to measure Tristar's and Eurostar's current operating performance with those of certain comparable publicly-traded companies, HFBE considered, among other factors, Tristar's and Eurostar's (i) gross profit margins, (ii) operating expense levels, (iii) operating earnings (i.e., earnings before interest and taxes) margins, (iv) operating cash flow (i.e., cash flow before interest and taxes) margins, (v) profit margins on before and after tax net income and (vi) cash flow, compared to similar data for the comparable public companies. Such information was considered for fiscal years ended September 30, 1993 and 1994 for Eurostar; and fiscal years ended August 31, 1993 and 1994, and latest twelve months ended February 28, 1995, for Tristar.

      In order to measure Tristar's and Eurostar's capital structures against those of the comparable public companies, HFBE considered, among other factors, Tristar's and Eurostar's (i) ratio of total debt to total capital and (ii) ratio of total debt to total assets compared to similar data for the comparable public companies. Such information was considered for fiscal years ended September 30, 1993 and 1994 for Eurostar; and fiscal years ended August 31, 1993 and 1994, and latest twelve months ended February 28, 1995, for Tristar.

      HFBE also compared certain information and valuation ratios relating to Tristar and Eurostar to corresponding data and ratios of the selected publicly-traded companies. Total market capitalization/latest twelve months' EBIT was determined to be the most meaningful for which relevant comparative data was available. This multiple ranged from 4.8x to 9.7x for the five comparable companies, with a mean of 8.4x and a median of 9.0x. The multiple was applied to Tristar and Eurostar latest twelve months and projected results. In utilizing projected EBIT, the results were discounted to the present at the discount rates determined in the discounted cash flow analysis.

      Selected Comparable Transaction Analysis. HFBE was unaware of any mergers and acquisitions which were considered to be comparable to the Merger.

      Discounted Cash Flow Analysis. HFBE analyzed Tristar and Eurostar based on an unleveraged discounted cash flow analysis of the projected financial performance of Tristar and Eurostar. This analysis was based upon information including certain projected financial information provided by Tristar and Eurostar. The projections were based on assumptions that were made at the time such projections were prepared and have not been updated to reflect Tristar and Eurostar managements' current assumptions or financial expectations.

      After-tax, debt-free cash flows were calculated as net income plus depreciation and amortization, minus capital expenditures. To arrive at a valuation of each Tristar and Eurostar, HFBE discounted the after-tax, debt-free cash flows that resulted from the financial forecasts. The cash flows were discounted using a range of discounts of 18% to 23% for Tristar and 22% to 29% for Eurostar which were based on HFBE's assessment of the cost of capital for investments of comparable risk. This range also reflects the risk assumptions applied by HFBE to the financial forecasts. HFBE added to the present value of the cash flows the terminal value in the year 2000 discounted back at the same rates. The terminal value was computed by dividing EBIT in the year 2000 by a capitalization rate reflecting the cost of capital less expected growth of EBIT. To derive an equity value, HFBE deducted the companies' total outstanding debt. This analysis yielded a range of estimated present values of Tristar equity of $8.9 million to $18.9 million and $20.0 million to $33.9 million for Eurostar.

      Tristar paid HFBE a fee of $30,000 and has agreed to reimburse it for its reasonable out-of-pocket expenses incurred in connection with rendering its opinion and to indemnify it against certain liabilities and expenses in connection with its services as financial advisor to Tristar, including certain liabilities under the U.S. federal securities laws.

      HFBE is a prominent valuation and financial advisory firm with experience in the evaluation of businesses and their securities in connection with mergers and acquisitions, and valuations for corporate and other purposes.

REPRICING OF CERTAIN WARRANTS

      In connection with the Merger, Tristar has agreed with the Core Sheth Families that the exercise price of outstanding 10-year warrants held by an affiliate of the Core Sheth Families to purchase an aggregate of 2,000,000 shares of Tristar Common Stock will be repriced at an amount, if lower than the current exercise price, equal to the lowest average Closing Sales Price (as defined below) of the Tristar Common Stock for any twenty (20) consecutive trading days during the period beginning the day after the Effective Time and ending on August 31, 1996. The current exercise price of such warrants is $5.34 per share and such price is scheduled to increase 10% per year beginning December 15, 2001. To the extent that the repricing of such warrants makes it more likely that such warrants would be exercised, the exercise of such warrants would have a dilutive effect on the ownership position of the current holders of Tristar Common Stock other than the Core Sheth Families and their affiliates.

      The "Closing Sales Price" as of a certain date will mean the average of the closing bid and asked prices, in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or, if not so reported, as reported by the National Quotation Bureau,

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



Incorporated, or any successor thereof, or if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc., selected from time to time by Tristar for that purpose, or, if the Tristar Common Stock is listed or admitted to trading on a national securities exchange, the average of the reported closing bid and asked prices, regular way, on the principal national securities exchange on which Tristar Common Stock is listed or admitted to trading.

      Members of the Core Sheth Families or their affiliates hold warrants to purchase 2,400,000 shares of Tristar Common Stock. The decision to reprice certain warrants held by an affiliate of the Core Sheth Families was made following negotiations between members of the Core Sheth Families and the Acquisition Committee. In these negotiations, the Core Sheth Families believed that because the number of shares issuable to the sole stockholder of Eurostar would be equal to approximately 60% of the total outstanding shares of Tristar Common Stock immediately following the Merger, the number of shares issuable upon exercise of outstanding warrants held by members of the Core Sheth Families or their affiliates should be increased by 60% as well to prevent dilution of the Core Sheth Families aggregate beneficial ownership position following the Merger. The Acquisition Committee did not desire to increase the number of shares of Tristar Common Stock issuable upon exercise of these warrants and thereby further dilute the interest of the minority stockholders following the Merger, and, in lieu thereof, agreed with the Core Sheth Families to reprice the outstanding ten-year warrants to purchase an aggregate of 2,000,000 shares of Tristar Common Stock pursuant to the terms discussed above.

ACCOUNTING TREATMENT

      The Merger will be accounted for in a manner similar to a "pooling of interests" as the companies are considered entities under common control. See "The Merger -- Description of the Merger -- Interests of Certain Persons in the Merger" for a description of the relationship between Eurostar and Tristar. The "pooling of interests" method of accounting assumes that the combining companies have been merged from inception, and the historical financial statements for periods prior to consummation of the Merger are restated as though the companies had been combined from inception. The restated financial statements are adjusted to conform the accounting policies of the separate companies.

      Tristar has been advised by its independent public accountants, Coopers & Lybrand L.L.P., that the Merger will be accounted for in a manner similar to a "pooling of interests" in accordance with generally accepted accounting principles. Eurostar has been advised by its independent certified public accountants, KPMG Peat Marwick LLP, that the Merger will be accounted for in a manner similar to a "pooling of interests" in accordance with generally accepted accounting principles.

GOVERNMENTAL AND REGULATORY APPROVALS

      Tristar and Eurostar are aware of no governmental or regulatory approvals required for consummation of the Merger other than filing the Certificate of Merger in Delaware and Articles of Merger in Texas.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes certain United States federal income tax consequences of the Merger to holders of Tristar Common Stock under the Code, but does not deal with all tax consequences of the Merger that may be relevant to particular Tristar stockholders, such as dealers in securities, foreign persons or those who acquired their Tristar Common Stock in a compensation transaction.

      THIS SUMMARY SHOULD NOT BE REGARDED AS A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO A TRISTAR STOCKHOLDER. EACH TRISTAR STOCKHOLDER SHOULD CONSULT A TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER'S OWN SITUATION.

      Neither Tristar nor Eurostar has requested a ruling from the Internal Revenue Service (the "IRS") in connection with the Merger. Tristar has received from its independent certified public accountants, Coopers & Lybrand L.L.P., an opinion to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Tristar and Eurostar will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and that Tristar and Eurostar will not recognize any gain or loss as a result of the Merger. It is a condition to the obligation of Tristar to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Eurostar has received from its independent certified public accountants, KPMG Peat Marwick LLP, an opinion to the effect that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that Tristar and Eurostar will each be a party to the reorganization within the meaning of
Section 368(b) of the Code, and that the sole stockholder of Eurostar will not recognize any gain or loss as a result of the Merger. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants". It is a condition to the obligation of Eurostar to consummate the Merger that such opinion shall not have been withdrawn or modified in any material respect. Such opinions will be based on certain representations of Tristar and Eurostar.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The Core Sheth Families

      The Core Sheth Families is a group which is the beneficial owner of 60.5% of Tristar's Common Stock (71% assuming the exercise of all outstanding warrants) and all of Eurostar's Common Stock. Viren S. Sheth is President, Chief Executive Officer and a member of the Tristar Board, and also serves as the President, Chief Executive Officer and a director of Eurostar. Tristar engages in numerous transactions with entities owned by the Core Sheth Families. For example, during fiscal 1994 and for the six months ended February 28, 1995, fragrance products supplied by Eurostar represented approximately 79% and 78%, respectively, of Tristar's net sales, and cosmetics supplied by Emicos, an entity owned and controlled by the Core Sheth Families, accounted for approximately 12% and 12%, respectively, of Tristar's net sales. Conversely, during fiscal 1994 and for the six months ended March 31, 1995, approximately 85% and 66%, respectively, of Eurostar's sales were to Tristar. See "Merger -- Description of the Merger -- Transactions between Tristar and Entities Owned by the Core Sheth Families." Although not a member of the Core Sheth Families, Viren S. Sheth is related by blood to certain members of the Core Sheth Families. Shashikant S. Sheth, a member of the Core Sheth Families, serves as a director of Tristar pursuant to a consensus among the Core Sheth Families. After giving effect to the Merger, the Core Sheth Families would beneficially own an aggregate of approximately 16.4 million shares of Tristar Common Stock, or approximately 86% of those outstanding (assuming the exercise of all outstanding warrants). As a result, the Core Sheth Families would control the election of the Tristar Board and control all other matters. In addition, the exercise price of certain warrants held by an affiliate of the Core Sheth Families may be reduced in connection with the Merger. See "-- Repricing of Certain Warrants".

      The Core Sheth Families have interests in the production and worldwide distribution of fragrance products, cosmetics and other HBA Products. It is anticipated that upon consummation of the Merger, the Core Sheth Families will continue to distribute fragrance products in all markets other than North and South America, except Argentina, in which an affiliate of the Core Sheth Families will distribute the Surviving Corporation's products, and that Tristar will distribute fragrance products only in North and South America. Following the Merger, the Core Sheth Families will continue to distribute cosmetics and HBA Products worldwide, and it is anticipated that the Surviving Corporation will continue to distribute in North America cosmetics and other HBA Product lines that Tristar currently distributes.

      Others

      The Merger Agreement provides that, following the Merger, Tristar will indemnify, defend and hold harmless, to the full extent permitted by the Delaware Law, each officer, director and agent of Eurostar against all losses, claims, damages and actions resulting from their service as directors, officers or agents of Eurostar prior to the Merger, including, without limitation all losses, claims, damages and actions arising out of the negotiation, execution and delivery of the Merger Agreement and the consummation of the Merger.

      It is anticipated that after the Merger the current directors of Tristar, Richard P. Rifenburgh, Robert R. Sparacino, Viren S. Sheth, Daniel R. Carter and Shashikant S. Sheth, will continue to serve as directors of the Surviving Corporation. It is further anticipated that after the Merger the executive officers of Tristar and the executive officers of Eurostar will become comparable executive officers of the Surviving Corporation.

TRANSACTIONS BETWEEN TRISTAR AND ENTITIES OWNED BY THE CORE SHETH FAMILIES

      A majority of Tristar's outstanding stock (approximately 60.5% disregarding outstanding warrants) is controlled by the Core Sheth Families, principally through their ownership and control of Starion International Limited, a British Virgin Islands company ("Starion B.V.I."). The Core Sheth Families also own and control Eurostar and Emicos, two major suppliers of fragrance products and cosmetics to Tristar. At present Tristar is purchasing virtually all of its fragrance products from Eurostar. From 1989 until September 1992, Tristar purchased virtually all of its fragrance products from another single supplier, S&J Perfume Company, Ltd. ("S&J Perfume"), which, since January 1991, has also been controlled by the Core Sheth Families. During fiscal 1994 and for the six months ended February 28, 1995, fragrance products supplied by Eurostar represented approximately 79% and 78%, respectively, of Tristar's net sales, and cosmetics supplied by Emicos accounted for approximately 12% and 12%, respectively, of Tristar's net sales. For fiscal 1994 and for the six months ended February 28, 1995, purchases from Eurostar amounted to $27,282,000 and $13,200,000, respectively, and purchases from Emicos amounted to $4,254,000 and $1,238,000, respectively. At August 31, 1994 and at February 28, 1995, Tristar owed outstanding payables to Eurostar in the amounts of $1,162,000 and $1,167,000, respectively, and owed outstanding payables to Emicos in the amounts of $726,000 and $792,000, respectively. During fiscal 1994 and for the six months ended March 31, 1995, approximately 85% and 66%, respectively, of Eurostar's sales were to Tristar.

      In October 1992, Tristar entered into a three-year distribution agreement with Eurostar and S&J Perfume, also an entity owned and controlled by the Core Sheth Families, for the purchase of fragrance products. Under the terms of the agreement, during fiscal 1994, Eurostar supplied virtually all of Tristar's requirements for fragrance products for exclusive distribution by Tristar in the United States, Mexico, Canada and Puerto Rico. This agreement was amended in August 1993 such that Tristar is assured of a supply of fragrance products from Eurostar through August 1999. No purchases have been made by Tristar from S&J Perfume or its successor company, Starion International Limited, a United Kingdom corporation ("Starion U.K."), since fiscal 1993.

      During fiscal 1994, Tristar sold cosmetic pencils to Emicos in the amount of $343,000. At August 31, 1994, Tristar had a receivable outstanding from Emicos of $126,000.

      Eurostar purchases various products from Tristar for resale to Eurostar's customers in Central and South America. These purchases were $114,000 in fiscal 1994. At August 31, 1994, Tristar had a receivable outstanding from Eurostar of $248,000.

      In October 1993, Tristar became a party to a one-year design and consulting agreement with Eurostar pursuant to which Eurostar and other entities of the Core Sheth Families provide marketing concepts and design services to Tristar for the production of marketing and advertising material. The agreement, renewable each calendar year, provides for a fixed annual fee to be renegotiated at the end of each calendar year. The agreement was renewed for calendar 1995. The fee for calendar 1995 is $150,000.

      Tristar has entered into a Computer Services and Support Agreement with Eurostar pursuant to which Tristar pays Eurostar approximately $132,000 per year for access to hardware and software which is used to maintain Tristar's inventory and accounting systems.

      In May 1995, Tristar sold its cosmetic pencil manufacturing business, including all related equipment and inventory, to Eurostar in consideration for the cost of inventories payable upon utilization of such inventories and a seven-year note for approximately $600,000. In connection with the sale, Eurostar agreed to supply all of Tristar's requirements for cosmetic pencils at contractual prices such that, under fiscal 1994 volume levels and selling prices, Tristar would achieve in future periods the same contribution from cosmetic pencil sales as was achieved in fiscal 1994. Tristar intends to sell or lease its manufacturing plant facilities in South Carolina.

      As mentioned above, Eurostar and Emicos are owned and controlled by the Core Sheth Families. Shashikant S. Sheth, a director of Tristar, is a member of the Core Sheth Families. Viren S. Sheth, a director of Tristar and its President and Chief Executive Officer, is Shashikant S. Sheth's brother. Although Viren S. Sheth is not a member of the Core Sheth Families, he is related by blood to certain members of the Core Sheth Families. Viren S. Sheth also serves as the President, Chief Executive Officer and a director of Eurostar.

      Financing of Settlement Agreement. On December 17, 1993, Tristar announced court approval of a settlement agreement, on behalf of Tristar and certain other parties, of the previously disclosed stockholder class action litigation for a cash payment of $9.5 million. To finance the settlement agreement, the Core Sheth Families loaned Tristar $9 million and purchased and extended common stock warrants for a price of $500,000. The last portion of the settlement amount was paid by Tristar on December 16, 1994.

      The loans from the Core Sheth Families mature in ten years, with interest payable annually and principal payable 20% at the end of year eight, 20% at the end of year nine and the remaining 60% at the end of year ten, with the exception of $1 million which was paid in December 1994 with a court approved distribution of the proceeds of an executive liability and indemnification policy owned by Tristar. These loans bear interest at the long-term federal rate and are subordinated to indebtedness of Tristar owed to its senior lenders.

      The common stock warrants were purchased by the Core Sheth Families on December 14, 1994, pursuant to an agreement entered into in connection with the settlement agreement. The warrants grant the Core Sheth Families the right to purchase up to 2,000,000 shares of Tristar's Common Stock within ten years of the date of issuance. The initial per-share price of the common stock under the warrants is $5.34 and it increases by 10% per year beginning December 15, 2001. The exercise price of such warrants may be reduced in connection with the Merger. See "-- Repricing of Certain Warrants".

      In connection with the settlement agreement, Tristar also extended until August 31, 2003, the exercise date of previously issued common stock warrants held by Starion B.V.I., an entity controlled by the Core Sheth Families, to purchase 400,000 shares of Tristar Common Stock at an exercise price of $2.75 per share. These warrants would have expired on May 31, 1995 absent an extension.

EXCHANGE OF STOCK CERTIFICATES

      On or before the Effective Time, Tristar will deliver to the sole stockholder of Eurostar, instructions for surrendering its certificates representing shares of Eurostar Common Stock in exchange for a certificate or certificates representing Tristar Common Stock.

FEDERAL SECURITIES LAW CONSEQUENCES

      Shares of Tristar Common Stock issued to the sole stockholder of Eurostar in connection with the Merger will not be freely transferable under the Securities Act of 1933, as amended (the "Securities Act"), because such shares are being issued in a private placement pursuant to an exemption from registration under Section 4(2) of the Securities Act. Transfer of the Tristar Common Stock by the sole stockholder of Eurostar will be restricted by Rule 144 under the Securities Act.

DISSENTERS' RIGHTS

      Delaware Law does not require that holders of Tristar Common Stock who object to the Merger and who vote against or abstain from voting in favor of the Merger be afforded any appraisal rights or the right to receive cash for their shares of Tristar Common Stock, and Tristar does not intend to make available any such rights to its stockholders.

                              THE MERGER AGREEMENT

EFFECTIVE TIME OF THE MERGER

      The Merger Agreement provides that the Merger will become effective at the Effective Time set forth in the certified copy of the Certificate of Merger issued by the Secretary of State of the State of Delaware and Certificate of Merger issued by the Secretary of State of the State of Texas with respect to the Merger. It is anticipated that, if the Merger Agreement is approved at the Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur on the date of the Special Meeting, or as soon thereafter as is practicable.

MANNER AND BASIS OF CONVERTING SHARES

      The Merger Agreement provides that at the Effective Time, the outstanding shares of Eurostar Common Stock, other than shares held in the treasury of Eurostar, which shares will be canceled, will be converted into the right to receive an aggregate of 9,977,810 shares of Tristar Common Stock.

      As soon as is practicable following the Merger, Tristar will register the issuance of Tristar Common Stock to Transvit on the stock transfer books of Tristar and exchange a Tristar Common Stock certificate for the Eurostar Common Stock certificates.

      No fractional shares of Tristar Common Stock will be issued in the Merger.

      Until such time as Transvit surrenders its outstanding stock certificates to Tristar, the shares of Eurostar Common Stock represented thereby will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of shares of Tristar Common Stock into which such shares shall have been converted. Unless and until such outstanding certificates are surrendered, no dividends or other distributions payable to the holders of Tristar Common Stock, as of any time on or after the Effective Time, will be paid to Transvit. Upon surrender of the certificates previously representing Eurostar Common Stock, Transvit will receive certificates representing the number of shares of Tristar Common Stock to which it is entitled and the amount of any dividends or other distributions payable to holders of Tristar Common Stock on or after the Effective Time with respect to such shares, without interest thereon.

CONDITIONS TO THE MERGER

      The Merger Agreement provides that the respective obligations of Tristar and Eurostar to effect the Merger are subject to the satisfaction of the following conditions: (a) that the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the stockholders of Tristar as may be provided by law and any applicable provision of the charter or bylaws of Tristar; (b) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;
(c) there shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a material adverse effect on the business, financial condition or results of operations of Tristar or the Surviving Corporation and their subsidiaries, taken as a whole or after consummation of the Merger; (d) all approvals of private persons, financial institutions or corporations, the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith or the non-receipt of which would have a material adverse effect on the business, financial condition or results of operations of Tristar or the Surviving Corporation and their subsidiaries, taken as a whole after the consummation of the Merger, shall have been obtained; (e) Tristar and Eurostar shall have been advised in writing on the Closing Date by Coopers & Lybrand L.L.P. that the Merger should be accounted for in a manner similar to a "pooling of interests" for accounting purposes, in accordance with generally accepted accounting principles and applicable rules and regulations of the Commission; and (f) Tristar shall have received from HFBE a written opinion, dated as of the date of the Merger Agreement, to the effect that the terms of the Merger are fair to the minority stockholders of Tristar from a financial point of view, and such opinion shall have been confirmed in writing to Tristar as of the date that this Proxy Statement is first mailed to the stockholders of Tristar and as of the Closing Date.

      The Merger Agreement provides that the obligation of Tristar to effect the Merger is, at the option of Tristar, further subject to the fulfillment or waiver of the following conditions: (a) the representations and warranties of Eurostar and Transvit contained in the Merger Agreement shall be accurate as of the Closing Date in all material respects as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein), and that all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by Eurostar on or before the Closing Date shall have been duly complied with and performed in all material respects; (b) no material adverse change (which does not include changes in national economic conditions or industry conditions generally) in the business, operations or financial condition of Eurostar and its subsidiaries, taken as a whole, shall have occurred, and Eurostar and its subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Eurostar and its subsidiaries, taken as a whole; (c) Tristar shall have received from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Eurostar, an opinion as to certain corporate matters; and (d) Tristar shall have received from Coopers & Lybrand L.L.P., independent accountants to Tristar, an opinion to the effect that (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (2) Tristar and Eurostar will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (3) Tristar and Eurostar will not recognize any gain or loss as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

      The Merger Agreement provides that the obligation of Eurostar to effect the Merger is, at the option of Eurostar, further subject to the fulfillment or waiver of the following conditions: (a) the representations and warranties of Tristar contained in the Merger Agreement shall be accurate as of the Closing Date in all material respects as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein), and that all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by Tristar on or before the Closing Date shall have been duly complied with and performed in all material respects; (b) no material adverse change (which does not include changes in national economic conditions or industry conditions generally) in the business, operations or financial condition of Tristar and its subsidiaries, taken as a whole, shall have occurred; (c) the shares of Tristar Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NASDAQ/NMS, subject to official notice of issuance; (d) Eurostar shall have received from Fulbright and Jaworski L.L.P., counsel to Tristar, an opinion as to certain corporate matters; and (e) Eurostar shall have received from KPMG Peat Marwick LLP, independent accountants to Eurostar, an opinion to the effect that (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(b) of the Code; (2) Tristar and Eurostar will each be a party to that reorganization within the meaning of Section 368(b) of the Code; and (3) the stockholder of Eurostar shall not recognize any gain or loss as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

REPRESENTATIONS AND WARRANTIES OF TRISTAR AND EUROSTAR

      In the Merger Agreement, Tristar and Eurostar have made various representations and warranties relating to, among other things, their respective businesses and financial condition, the satisfaction of certain legal requirements for the Merger and the existence of certain litigation, employee benefit and environmental matters. The representations and warranties of each of the parties to the Merger Agreement survive for one year following the Closing Date.

CONDUCT OF BUSINESS OF TRISTAR AND EUROSTAR PRIOR TO MERGER

      Pursuant to the Merger Agreement, Tristar has agreed that, prior to the Effective Time, unless Eurostar shall otherwise consent in writing or as otherwise disclosed to Eurostar, (a) the business of

Tristar and its subsidiaries will be conducted only in, and Tristar and its subsidiaries will not take any action except in, the ordinary course of business and consistent with past practice; (b) Tristar will not, and will not permit any of its subsidiaries to: (i) split, combine or reclassify any outstanding capital stock of Tristar, or authorize, declare, set aside or pay any dividend payable in cash, stock, property or otherwise in respect of the capital stock of Tristar; (ii) authorize or pay any extraordinary bonuses to employees; (iii) grant any stock options or rights to acquire Tristar Common Stock to any person or entity, other than options to purchase Tristar Common Stock issued pursuant to employee stock option plans in amounts consistent with past practice; (iv) authorize or issue, sell, pledge, dispose of or encumber any shares of capital stock of Tristar except pursuant to stock option or other employee benefit plans of Tristar and other than as contemplated by the Merger Agreement; (v) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, sell, pledge, dispose of or encumber any of its assets or those of its subsidiaries; (vi) redeem, purchase, acquire or offer to acquire any shares of Tristar Common Stock, other than as disclosed to Eurostar; (vii) enter into or grant any material change in compensation, benefit, severance, consulting or stay-bonus arrangements applicable to employees generally or applicable to any employee with an annual salary in excess of $50,000; (viii) acquire any corporation, partnership, other business organization or division thereof, other than a subsidiary of Tristar; (ix) enter into any contract, agreement, commitment or arrangement other than in the ordinary course of business and consistent with past practice; (x) other than capital expenditures in the ordinary course of business and consistent with past practice, authorize any single capital expenditure (including any single capital lease) that is in excess of $25,000 or capital expenditures (including capital leases) in excess of $250,000 in the aggregate; (xi) amend or propose to amend any charter or bylaws of Tristar; or (xii) take and use its reasonable efforts to prevent any affiliate of Tristar from taking any action that would prevent the Merger from being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and (c) Tristar will use all reasonable efforts to (i) preserve intact its business organization and that of its subsidiaries, (ii) maintain in effect its franchises, authorizations or similar rights and those of its subsidiaries, (iii) keep available the services of its current officers and key employees and those of its subsidiaries, (iv) preserve its goodwill with those having business relationships with Tristar and its subsidiaries, (v) maintain and keep its properties and those of its subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and its subsidiaries; (d) Tristar will, and will cause its subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on the business, financial condition or results of operations of Tristar and its subsidiaries taken as a whole, and except for such obligations as Tristar or its subsidiaries in good faith may dispute; and (e) Tristar will not, and will not permit any of its subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue and promptly shall advise Eurostar orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on the business, financial condition or results of operations of Tristar and its subsidiaries, taken as a whole.

      Pursuant to the Merger Agreement, Eurostar has agreed that, prior to the Effective Time, unless Tristar shall otherwise consent in writing or as otherwise disclosed to Tristar, (a) the business of Eurostar and its subsidiaries will be conducted only in, and Eurostar and its subsidiaries will not take any action except in, the ordinary course of business and consistent with past practice; (b) Eurostar will not, and will not permit any of its subsidiaries to: (i) split, combine or reclassify any outstanding capital stock of Eurostar or any of its subsidiaries, or authorize, declare, set aside or pay any dividend payable in cash, stock, property or otherwise in respect of the capital stock of Eurostar or any of its subsidiaries; (ii) authorize or pay any extraordinary bonuses to employees; (iii) grant any stock options or rights to acquire Eurostar Common Stock or common stock of any of its subsidiaries to any person or entity; (iv) authorize or issue, sell, pledge, dispose of or encumber any shares of its capital stock or that of its subsidiaries; (v) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, sell, pledge, dispose of or encumber any of its assets or those of its subsidiaries; (vi) redeem, purchase, acquire or offer to acquire any shares of Eurostar Common Stock or common stock of any of its subsidiaries; (vii) enter into or grant any material change in compensation, benefit, severance, consulting or stay-bonus arrangements applicable to employees generally or applicable to any employee with an annual salary in excess of $50,000; (viii) acquire any corporation, partnership, other business organization or division thereof, other than a subsidiary of Eurostar;
(ix) enter into any contract, agreement, commitment or arrangement other than in the ordinary course of business and consistent with past practice; (x) other than capital expenditures in the ordinary course of business and consistent with past practice, authorize any single capital expenditure (including any single capital lease) that is in excess of $25,000 or capital expenditures (including capital leases) in excess of $250,000 in the aggregate; (xi) amend or propose to amend the charter or bylaws of Eurostar or any of its subsidiaries; or (xii) take and use its reasonable efforts to prevent any affiliate of Eurostar from taking any action that would prevent the Merger from being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (c) Eurostar will use all reasonable efforts to (i) preserve intact its business organization and that of its subsidiaries, (ii) maintain in effect its franchises, authorizations or similar rights and those of its subsidiaries,
(iii) keep available the services of its current officers and key employees and those of its subsidiaries, (iv) preserve its goodwill with those having business relationships with Eurostar and its subsidiaries, (v) maintain and keep its properties and those of its subsidiaries in as good a repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty, and (vi) maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it and its subsidiaries; (d) Eurostar will, and will cause its subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a material adverse effect on the business, financial condition or results of operations of Eurostar and its subsidiaries taken as a whole, and except for such obligations as Eurostar or its subsidiaries in good faith may dispute; and (e) Eurostar will not, and will not permit any of its subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of its representations and warranties set forth in the Merger Agreement becoming untrue or any of the conditions of the Merger not being satisfied, and promptly shall advise Tristar orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on the business, financial condition or results of operations of Eurostar and its subsidiaries, taken as a whole.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING MERGER

      The directors of Tristar immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to serve in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. As of the date of this Proxy Statement, Shashikant S. Sheth, Viren S. Sheth, Daniel R. Carter, Richard P. Rifenburgh and Robert R. Sparacino are directors of Tristar. In addition, the executive officers of Tristar and Eurostar will become comparable executive officers of the Surviving Corporation.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

      The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholder of
Eurostar: (a) by mutual consent of Eurostar and Tristar; (b) by either Eurostar or Tristar if the Merger has not been effected on or before September 30, 1995;
(c) by either Tristar or Eurostar if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of the Merger Agreement or the transactions contemplated in the Merger Agreement shall have been entered; (d) by Tristar or Eurostar if the required approval of the stockholders of Tristar for the adoption and approval of the Merger and the Merger Agreement is not received; (e) by Tristar if (i) since the date of the Merger Agreement there has been a material adverse change in Eurostar, taken as a whole, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by Eurostar which breach has not been cured within ten business days following receipt by Eurostar of notice of such breach; (f) by Eurostar if (i) since the date of the Merger Agreement there has been a material adverse change in Tristar, taken as a whole, or (ii) there has been a material breach of any representation or warranty set forth in the Merger Agreement by Tristar which breach has not been cured within ten business days following receipt by Tristar of notice of such breach; (g) by Tristar or Eurostar, if the Acquisition Committee of the Board of Directors of Tristar or the Board of Directors of Eurostar in their discretion, determines that such termination is necessary for the Acquisition Committee of the Board of Directors of Tristar or the Board of Directors of Eurostar, as the case may be, to comply with their respective fiduciary duties to their respective minority stockholders or stockholders under applicable law; or (h) by

Tristar or Eurostar, if there is pending or threatened any litigation against Tristar or Eurostar, or any of their respective stockholders, affiliates, directors, officers or employees, which is, in the view of the Board of Directors of Eurostar or the Acquisition Committee of the Board of Directors of Tristar, reasonably likely to have a material adverse effect on Tristar or Eurostar, either prior to or following the consummation of the Merger.

      The Merger Agreement provides that it may be amended or supplemented by an instrument in writing signed on behalf of each party thereto, provided that after the Merger Agreement has been approved and adopted by the stockholders of Eurostar, it may be amended only as may be permitted by applicable provisions of applicable law.

         UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS



The following unaudited pro forma consolidated combined financial statements give effect to the proposed merger of Tristar and Eurostar accounted for in a manner similar to that in a pooling of interests as the companies are considered entities under common control. See "The Merger - Description of the Merger - Interests of Certain Persons in the Merger". The pro forma consolidated combined balance sheet as of May 31, 1995 is presented as though the Merger had occurred on May 31, 1995 using Tristar's consolidated balance sheet as of May 31, 1995 and Eurostar's consolidated balance sheet as of March 31, 1995. The pro forma consolidated combined statements of income for the fiscal years ended August 31, 1994, 1993 and 1992 and for the nine month periods ended May 31, 1995 and 1994 are presented as though the acquisition had occurred as of March 5, 1992 (Eurostar's date of inception) using Tristar's consolidated statements of income for the fiscal years ended August 31, 1994, 1993, and 1992 and the nine month periods ended May 31, 1995 and 1994, and Eurostar's consolidated statements of income for the fiscal years ended September 30, 1994 and 1993, the period from March 5, 1992 (date of inception) through September 30, 1992 and the nine month periods ended March 31, 1995 and 1994. The pro forma combined financial statements should be read in conjunction with the historical consolidated financial information of Tristar and Eurostar appearing elsewhere in this Proxy Statement. The pro forma consolidated combined financial statements have been prepared for illustrative purposes only and do not purport to be indicative of the results that actually would have been obtained if the Merger had been effected on the dates indicated or of the results which may be obtained in the future.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                             COMBINED BALANCE SHEET

                                                            Historical
                                                    -------------------------
                                                                   Eurostar
                                                      Tristar      Perfumes,                         Pro Forma
                                                    Corporation      Inc.                            Combined
                                                      May 31,      March 31,      Pro Forma           May 31,
                    ASSETS                             1995          1995        Adjustments           1995
                                                    -----------   -----------    -----------        -----------
Current assets:
  Cash and cash equivalents                         $   249,000   $   740,000                       $   989,000
  Accounts receivable                                 4,952,000     1,676,000                         6,628,000
  Accounts receivable - related parties, net              -         1,893,000    $(1,629,000) (A)       264,000
  Current portion note receivable - related party        50,000         -            (50,000) (G)
  Accounts receivable - insurance reimbursement         815,000         -                               815,000
  Inventories                                         8,549,000     4,987,000     (2,063,000) (C)    11,473,000
  Prepaid expenses and other current assets             297,000       153,000                           450,000
  Refundable income taxes                                52,000         -                                52,000
  Deferred income taxes                                   -           294,000        701,000  (E)       995,000
                                                    -----------   -----------    -----------        -----------
           Total current assets                      14,964,000     9,743,000     (3,041,000)        21,666,000
                                                    -----------   -----------    -----------        -----------

Note receivable - related party                         550,000         -           (550,000) (G)
Assets held for sale                                    648,000         -                               648,000
Property, plant and equipment                           714,000     8,002,000        600,000  (G)     9,316,000
                                                    -----------   -----------    -----------        -----------

Other assets:
  Warrant valuation                                   1,532,000                     (698,000) (D)       834,000
  Other assets                                           56,000                                          56,000
  Deferred income taxes                                   -                        2,714,000  (E)     2,714,000
                                                    -----------   -----------    -----------        -----------
           Total other assets                         1,588,000         -          2,016,000          3,604,000
                                                    -----------   -----------    -----------        -----------
             Total assets                           $18,464,000   $17,745,000    $  (975,000)       $35,234,000
                                                    ===========   ===========    ===========        ===========


 See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial
                                  Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                       COMBINED BALANCE SHEET, Continued

                                                                 Historical
                                                          --------------------------
                                                                          Eurostar
                                                            Tristar       Perfumes,                          Pro Forma
                                                          Corporation       Inc.                             Combined
                                                            May 31,       March 31,      Pro Forma            May 31,
LIABILITIES AND SHAREHOLDERS' EQUITY                         1995           1995        Adjustments            1995
                                                          -----------    -----------    -----------         -----------
Current liabilities:
  Short-term borrowings                                   $ 3,964,000    $     -                            $ 3,964,000
  Accounts payable--trade                                     474,000      1,044,000                          1,518,000
  Accounts payable--related parties, net                    2,857,000        147,000    $(1,629,000) (A)      1,375,000
  Accrued expenses                                          1,592,000      1,081,000                          2,673,000
  Income taxes payable                                          -            603,000                            603,000
  Current portion of long-term obligations                     35,000      1,500,000                          1,535,000
                                                          -----------    -----------    -----------         -----------
           Total current liabilities                        8,922,000      4,375,000     (1,629,000)         11,668,000
                                                          -----------    -----------    -----------         -----------

Obligations under capital leases, less current portion         31,000          -                                 31,000
Subordinated long term debt, related parties                8,000,000          -                              8,000,000
Net payable to parent company                                   -          5,016,000                          5,016,000
Deferred income taxes                                           -            409,000       (409,000) (E)          -
Other liabilities                                               -            223,000                            223,000
                                                          -----------    -----------    -----------         -----------
           Total liabilities                               16,953,000     10,023,000     (2,038,000)         24,938,000
                                                          -----------    -----------    -----------         -----------

Commitments and contingencies

Shareholders' equity:
  Preferred stock                                               -              -                                  -
  Common stock                                                 67,000          1,000         99,000  (F)        167,000
  Additional paid-in-capital                               10,281,000         99,000        (99,000) (F)     10,281,000
  Retained earnings (accumulated deficit)                  (8,837,000)     7,622,000       (698,000) (D)
                                                                                         (2,063,000) (C)
                                                                                          3,824,000  (E)       (152,000)
                                                          -----------    -----------    -----------         -----------
           Total shareholders' equity                       1,511,000      7,722,000      1,063,000          10,296,000
                                                          -----------    -----------    -----------         -----------
             Total liabilities and shareholders' equity   $18,464,000    $17,745,000    $  (975,000)        $35,234,000
                                                          ===========    ===========    ===========         ===========

 See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial
                                  Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME

                                                            Historical
                                                  --------------------------------
                                                    Tristar           Eurostar                                      Pro Forma
                                                  Corporation       Perfumes, Inc.                                   Combined
                                                  Nine Months        Nine Months                                   Nine Months
                                                     Ended             Ended                                          Ended
                                                    May 31,           March 31,        Pro Forma                     May 31,
                                                     1995               1995          Adjustments                     1995
                                                  -----------       -------------     ------------                 -----------
Net sales                                         $24,091,000        $25,708,000      $(17,636,000) (B)            $32,163,000

                                                                                       (17,636,000) (B)
Cost of sales                                      19,821,000         17,670,000          (131,000) (C)             19,724,000
                                                  -----------        -----------      ------------                 -----------

Gross profit                                        4,270,000          8,038,000           131,000                  12,439,000

Selling, general and administrative expenses        6,576,000          5,323,000                                    11,899,000
                                                  -----------        -----------      ------------                 -----------


(Loss) income from operations                      (2,306,000)         2,715,000           131,000                     540,000

Other income (expense):
  Interest expense                                   (961,000)          (249,000)                                   (1,210,000)
  Interest and other (expense) income                (419,000)            36,000           123,000  (D)               (260,000)
  Insurance reimbursement                           2,065,000               -                                        2,065,000
                                                  -----------        -----------      ------------                 -----------

(Loss) income before (benefit) provision for
  income taxes                                     (1,621,000)         2,502,000           254,000                   1,135,000

(Benefit) provision for income taxes                   -                 969,000          (442,000) (E)                527,000
                                                  -----------        -----------      ------------                 -----------

Net (loss) income                                 $(1,621,000)       $ 1,533,000      $    696,000                 $   608,000
                                                  ===========        ===========      ============                 ===========


Net (loss) income per common share:
  Primary                                         $      (.24)       $      1.53                                   $       .04
                                                  ===========        ===========                                   ===========

  Fully diluted                                   $      (.24)       $      1.53                                   $       .04
                                                  ===========        ===========                                   ===========


Weighted average number of shares outstanding:
                                                                                        (1,000,000) (F)
                                                                                         9,977,810  (F)
  Primary                                           6,646,067          1,000,000           235,418  (F)             16,859,295
                                                  ===========        ===========      ============                 ===========
                                                                                        (1,000,000) (F)
                                                                                         9,977,810  (F)
  Fully diluted                                     6,646,067          1,000,000           244,643  (F)             16,868,520
                                                  ===========        ===========      ============                 ===========




See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME

                                                            Historical
                                                  --------------------------------
                                                    Tristar           Eurostar                                      Pro Forma
                                                  Corporation       Perfumes, Inc.                                   Combined
                                                  Nine Months        Nine Months                                   Nine Months
                                                     Ended             Ended                                          Ended
                                                    May 31,           March 31,        Pro Forma                     May 31,
                                                     1994               1994          Adjustments                     1994
                                                  -----------       -------------     ------------                 -----------
Net sales                                         $35,861,000        $24,605,000      $(22,867,000) (B)            $37,599,000

                                                                                       (22,867,000) (B)
Cost of sales                                      29,290,000         14,907,000          (155,000) (C)             21,175,000
                                                  -----------        -----------      ------------                 -----------

Gross profit                                        6,571,000          9,698,000           155,000                  16,424,000

Selling, general and administrative expenses        8,298,000          3,840,000                                    12,138,000
                                                  -----------        -----------      ------------                 -----------


(Loss) income from operations                      (1,727,000)         5,858,000           155,000                   4,286,000

Other income (expense):
  Interest expense                                   (859,000)          (248,000)                                   (1,107,000)
  Interest and other income                            12,000              4,000                                        16,000
                                                  -----------        -----------      ------------                 -----------

(Loss) income before (benefit) provision for
  income taxes                                     (2,574,000)         5,614,000           155,000                   3,195,000

(Benefit) provision for income taxes                    -              2,268,000          (659,000) (E)              1,609,000
                                                  -----------        -----------      ------------                 -----------

Net (loss) income                                  (2,574,000)       $ 3,346,000      $    814,000                 $ 1,586,000
                                                  ===========        ===========      ============                 ===========


Net (loss) income per common share:
  Primary                                         $      (.39)       $      3.34                                   $       .09
                                                  ===========        ===========                                   ===========

  Fully diluted                                   $      (.39)       $      3.34                                   $       .09
                                                  ===========        ===========                                   ===========


Weighted average number of shares outstanding:
                                                                                        (1,000,000) (F)
                                                                                         9,977,810  (F)
  Primary                                           6,629,837          1,000,000           259,780 (F)              16,867,427
                                                  ===========        ===========      ============                 ===========

                                                                                        (1,000,000) (F)
                                                                                         9,977,810  (F)
  Fully diluted                                     6,629,837          1,000,000           259,780 (F)              16,867,427
                                                  ===========        ===========      ============                 ===========


See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME



                                                                Historical
                                                     -------------------------------
                                                       Tristar           Eurostar                              Pro Forma
                                                     Corporation      Perfumes, Inc.                            Combined
                                                         Year              Year                                   Year
                                                        Ended             Ended                                  Ended
                                                      August 31,      September 30,          Pro Forma         August 31,
                                                         1994              1994             Adjustments           1994
                                                     -----------      --------------     ----------------      -----------
Net sales                                            $46,488,000       $31,481,000       $(27,282,000)(B)      $50,687,000
                                                                                          (27,282,000)(B)
Cost of sales                                         38,457,000        19,933,000         (1,155,000)(C)       29,953,000
                                                     -----------       -----------       ------------          -----------
Gross profit                                           8,031,000        11,548,000          1,155,000           20,734,000

Selling, general and administrative expenses          10,662,000         5,944,000                              16,606,000
                                                     -----------       -----------       ------------          -----------
(Loss) income from operations                         (2,631,000)        5,604,000          1,155,000            4,128,000

Other income (expense):
  Interest expense                                    (1,195,000)         (338,000)                             (1,533,000)
  Interest and other (expense) income                   (352,000)           41,000            164,000 (D)         (147,000)
  Litigation expenses                                   (208,000)           -                                     (208,000)
                                                     -----------       -----------       ------------          -----------
(Loss) income before (benefit) provision for
  income taxes                                        (4,386,000)        5,307,000          1,319,000            2,240,000

(Benefit) provision for income taxes                     (95,000)        2,145,000           (820,000)(E)        1,230,000
                                                     -----------       -----------       ------------          -----------
Net (loss) income                                    $(4,291,000)      $ 3,162,000       $  2,139,000          $ 1,010,000
                                                     ===========       ===========       ============          ===========

Net (loss) income per common share:
  Primary                                            $      (.65)      $      3.16                             $       .06
                                                     ===========       ===========                             ===========
  Fully diluted                                      $      (.65)      $      3.16                             $       .06
                                                     ===========       ===========                             ===========

Weighted average number of shares outstanding:
                                                                                           (1,000,000)(F)
                                                                                            9,977,810 (F)
  Primary                                              6,631,948         1,000,000            241,886 (F)       16,851,664
                                                     ===========       ===========       ============          ===========
                                                                                           (1,000,000)(F)
                                                                                            9,977,810 (F)
  Fully diluted                                        6,631,948         1,000,000            241,886 (F)       16,851,664
                                                     ===========       ===========       ============          ===========



See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME


                                                                 Historical
                                                      ---------------------------------
                                                         Tristar            Eurostar                              Pro Forma
                                                       Corporation       Perfumes, Inc.                           Combined
                                                          Year                Year                                  Year
                                                          Ended               Ended                                 Ended
                                                        August 31,        September 30,       Pro Forma           August 31,
                                                          1993                1993           Adjustments             1993
                                                      -------------      --------------     -------------       --------------

Net sales                                             $  51,409,000      $ 28,145,000       $ (25,104,000)(B)   $  54,450,000

                                                                                              (25,104,000)(B)
Cost of sales                                            40,367,000        17,688,000           3,349,000 (C)      36,300,000
                                                      -------------      ------------       -------------       -------------
Gross profit                                             11,042,000        10,457,000          (3,349,000)         18,150,000

Selling, general and administrative expenses              8,753,000         3,935,000                              12,688,000
                                                      -------------      ------------       -------------       -------------
(Loss) income from operations                             2,289,000         6,522,000          (3,349,000)          5,462,000

Other income (expense):
  Interest expense                                         (248,000)         (342,000)                               (590,000)
  Interest and other (expense) income                        25,000             8,000                                  33,000
  Litigation expenses                                    (2,758,000)           -                                   (2,758,000)
  Shareholders litigation settlement                     (9,500,000)           -                                   (9,500,000)
                                                      -------------      ------------       -------------       -------------
(Loss) income before (benefit) provision for
  income taxes                                          (10,192,000)        6,188,000          (3,349,000)         (7,353,000)

(Benefit) provision for income taxes                     (2,033,000)        2,349,000          (2,562,000)(E)      (2,246,000)
                                                      -------------      ------------       -------------       -------------
Net (loss) income                                     $  (8,159,000)     $  3,839,000       $    (787,000)      $  (5,107,000)
                                                      =============      ============       =============       =============


Net (loss) income per common share:
  Primary                                             $       (1.23)     $       3.83                           $        (.31)
                                                      =============      ============                           =============
  Fully diluted                                       $       (1.23)     $       3.83                           $        (.31)
                                                      =============      ============                           =============


Weighted average number of shares outstanding:
                                                                                               (1,000,000)(F)
  Primary                                                 6,623,238         1,000,000           9,977,810 (F)      16,601,048
                                                      =============      ============       =============       =============

                                                                                               (1,000,000)(F)
  Fully diluted                                           6,623,238         1,000,000           9,977,810 (F)      16,601,048
                                                      =============      ============       =============       =============



See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial Statements.

                TRISTAR CORPORATION AND EUROSTAR PERFUMES, INC.
                        UNAUDITED PRO FORMA CONSOLIDATED
                          COMBINED STATEMENT OF INCOME


                                                                Historical
                                                    ----------------------------------
                                                      Tristar              Eurostar                               Pro Forma
                                                    Corporation         Perfumes, Inc.                            Combined
                                                       Year                 Period                                   Year
                                                       Ended                Ended                                   Ended
                                                     August 31,          September 30,      Pro Forma              August 31,
                                                        1992                 1992          Adjustments               1992
                                                    ------------        --------------     -----------           ------------
Net sales                                           $ 47,519,000         $  216,000                              $47,735,000

Cost of sales                                         35,129,000            199,000                               35,328,000
                                                    ------------         ----------        -----------           -----------

Gross profit                                          12,390,000             17,000                               12,407,000

Selling, general and administrative expenses           5,492,000            743,000                                6,235,000
                                                    ------------         ----------        -----------           -----------

Income (loss) from operations                          6,898,000           (726,000)                               6,172,000

Other income (expense):
     Interest expense                                   (236,000)           (38,000)                                (274,000)
     Interest and other income                            36,000                                                      36,000
     Litigation expenses                              (1,650,000)             -                                   (1,650,000)
                                                    ------------         ----------        -----------           -----------

Income (loss) before provision (benefit) for
     income taxes                                      5,048,000           (764,000)                               4,284,000

Provision (benefit) for income taxes                   1,761,000           (265,000)                               1,496,000
                                                    ------------         ----------        -----------           -----------

Net income (loss)                                   $  3,287,000         $ (499,000)                             $ 2,788,000
                                                    ============         ==========        ===========           ===========


Net income (loss) per common share:
     Primary                                        $        .46         $     (.49)                             $       .22
                                                    ============         ==========                              ===========

     Fully diluted                                  $        .46         $     (.49)                             $       .22
                                                    ============         ==========                              ===========


Weighted average number of shares outstanding:
                                                                                           (1,000,000)(F)
     Primary                                           7,072,844          1,000,000         5,820,389 (F)         12,893,233
                                                    ============         ==========        ===========           ===========

                                                                                           (1,000,000)(F)
     Fully diluted                                     7,072,844          1,000,000         5,820,389 (F)         12,893,233
                                                    ============         ==========        ===========           ===========


See accompanying notes to Unaudited Pro Forma Consolidated Combined Financial
Statements.

                               TRISTAR CORPORATION

      Notes to Unaudited Pro Forma Consolidated Combined Financial Statements

The following pro forma adjustments are reflected in the accompanying unaudited pro forma consolidated combined balance sheet and statements of income.

      (A)      To eliminate intercompany balances between Tristar and Eurostar.

      (B)      To eliminate intercompany sales between Tristar and Eurostar.

      (C) To eliminate the impact of intercompany profit in Tristar's ending inventory on items purchased from Eurostar.

      (D) To reflect the write-off of the unamortized portion of the value assigned to the distribution agreement between Tristar and Eurostar in connection with the valuation of warrants issued to the Core Sheth Families and the extension of the expiration date of warrants previously issued to the Core Sheth Families (see
               Note 6 of Notes to Consolidated Financial Statements) and to reflect the resultant reduction in amortization expense. At the Merger date, the unamortized portion of this value will be written off as a charge through the statement of operations. This charge, which should approximate $657,000 if the merger is consummated in August 1995 as currently planned, is not reflected in the accompanying pro forma statements of operations.

      (E) To eliminate Tristar's deferred tax asset valuation and to tax effect the pro forma adjustments at 34%. Based upon the combined Tristar and Eurostar's level of historical taxable income and projections for future taxable income, including the reversal of existing taxable temporary differences, over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

      (F) To reflect the issuance of 9,977,810 shares of Tristar Common Stock in exchange for Eurostar's outstanding shares and to reflect the impact of Tristar's common equivalent shares from dilutive stock options and warrants.

               The pro forma consolidated combined balance sheet does not reflect the possible future accounting impact of the potential reduction in the exercise price of the warrants held by the Core Sheth Families to purchase an aggregate of 2,000,000 shares of Tristar Common Stock as the effect of repricing is currently unknown. A valuation of the repricing provisions will be completed at the date of consummation of the merger utilizing the Black Scholes Method. The value related to the repricing provisions, if any, will be accounted for through a reduction in Retained Earnings in a manner similar to that for a dividend, with a corresponding increase in Additional Paid-In Capital to reflect the corresponding increase in warrant value. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants."

      (G) To reclassify the note receivable from Eurostar related to the May 1995 pencil plant sale to property, plant and equipment.

Substantial charges will be incurred by the combined company in connection with the Merger. The investment banking, legal, accounting, printing, mailing and similar expenses are expected to approximate $1,000,000. Such costs will be reflected in the combined company's fiscal 1995 statement of operations yet are not reflected in the pro forma consolidated combined financial statements except for the approximately $92,000 which has been accrued for as of May 31, 1995.

                         INFORMATION CONCERNING TRISTAR

                                    BUSINESS

GENERAL DEVELOPMENT OF BUSINESS

      Tristar is a Delaware corporation headquartered in San Antonio, Texas. Tristar is principally engaged in the marketing and distribution of designer alternative fragrances, cosmetics and bath and body products in the United States, Mexico, Canada and Puerto Rico. Tristar currently operates through its distribution facilities in San Antonio, Texas, and Mexico City, Mexico.

      Tristar was incorporated in New York in 1982 and made an initial public offering of its common stock in 1984. In 1987, Tristar was reincorporated in Delaware. Tristar changed its name from Ross Cosmetics Distribution Centers, Inc. to TRISTAR CORPORATION in 1993.

      Until 1985, Tristar was principally engaged in the wholesale distribution of nationally-branded fragrances, cosmetics and beauty aids and, to a lesser extent, in the marketing and sale of proprietary products under the brand name "Apple Cosmetics." Tristar operated primarily out of facilities in Staten Island, New York. In 1985, Tristar established a distribution center in San Antonio, Texas. During this period, Tristar was highly dependent upon prevailing prices and product availability, and ultimately found itself operating in an increasingly competitive environment where its profit margins were eroding.

      As a result, in 1985, Tristar began a transition out of the wholesale distribution of nationally-branded merchandise and began focusing on the development and sale of its own proprietary lines of products. These products were produced primarily by S&J Perfume.

      Between 1985 and 1992, Tristar purchased S&J Perfume's products through a Liechtenstein entity, the Amuli Export Company. By means of this entity, a group that became known as the "Core Sheth Families" assumed the credit risk involved in S&J Perfume's sales to Tristar. The principals of S&J Perfume were related by blood to the members of the Core Sheth Families. The Core Sheth Families also acquired S&J Perfume's bottling facilities in 1985. These facts were not publicly disclosed until after June 1992.

      In 1986 and 1987, to alleviate cash flow problems, Tristar convinced the Core Sheth Families to enter into a series of transactions in which the Core Sheth Families accepted stock in lieu of cash for Tristar's outstanding accounts payable. As a result of these transactions, which involved a number of affiliated Panamanian corporations, the Core Sheth Families came to control approximately 35.5% of the outstanding common stock of Tristar. This fact, however, was not disclosed to the public until after June 1992. During the period in which these transactions took place, an adviser to the Core Sheth Families, Eugene D. Derry, was appointed to the Tristar Board.

      In May 1989, Tristar's founder, Ross A. Freitas, along with another major stockholder, Carolyn S. Kenner, sold approximately 80% of their shares of Tristar's Common Stock to Starion B.V.I., a company controlled by the Core Sheth Families. The terms of this transaction provided for the transfer of shares and payment for the shares to occur over a 36-month period ending in May 1992. However, this schedule was accelerated by the Core Sheth Families and all such shares were transferred to them by November 1991. As a result of this transaction, the transactions in 1986 and 1987, and minor open-market purchases, the Core Sheth Families came to control approximately 63% of Tristar's then outstanding Common Stock. As with the previous transactions, however, this was not publicly disclosed until after June 1992.

      Following this transaction in 1989, Mr. Derry was appointed Chairman of the Board and President of Tristar, replacing Mr. Freitas. A principal of the Core Sheth Families, Shashikant S. Sheth, was appointed as a director of Tristar. Tristar began to market a new line of designer alternative fragrances, known as Classic European Fragrances (now known as Euro Collections). The success of this line of products, which was produced by S&J Perfume, led to significantly increased sales by Tristar. In January 1991, the Core Sheth Families acquired S&J Perfume.

      On June 12, 1992, Tristar disclosed that it had learned of a possible relationship, not previously disclosed, between Tristar and parties affiliated with its principal supplier, S&J Perfume, which might involve direct or indirect ownership of up to 60% of Tristar's outstanding Common Stock. Tristar also disclosed that it had learned that the Securities and Exchange Commission was conducting an investigation of this matter, as well as potential accounting irregularities at Tristar. See "-- Legal Proceedings -- Securities and Exchange Commission Investigation". Following this disclosure, Tristar, a number of its then-current and former officers and directors, individual members of the Core Sheth Families, and the officers of S&J Perfume were named as defendants in a number of class action lawsuits relating to these matters. See "-- Legal Proceedings -- Stockholder Class Action Litigation".

      Tristar also announced on June 12, 1992, that it intended to appoint two new directors, previously unaffiliated with Tristar, to review these and related matters and report to the Board. On June 22, 1992, Tristar announced the appointment of Richard P. Rifenburgh and Dr. Robert R. Sparacino to the Tristar Board, and the formation of a Special Committee of the Tristar Board (the "Special Committee") to conduct the review previously announced.

      The Special Committee's review continued for the next four months. In August 1992, during the course of the Special Committee's work, Tristar's Chairman and President, Mr. Derry, resigned as a director and officer of Tristar, as did Tristar's Chief Operating Officer, Michael E. Emery. Tristar's Chief Financial Officer, John M. Waters, was reassigned as Director of Accounting. Eugene H. Karam was promoted to Executive Vice President and Chief Operating Officer. At the same time, Mr. Rifenburgh was appointed Chairman of the Board, Dr. Sparacino was appointed Vice Chairman, and Daniel R. Carter was elected to the Board and appointed President and Chief Executive Officer. In October 1992, Tristar appointed Loren M. Eltiste as Vice President and Chief Financial Officer.

      On September 4, 1992, the Core Sheth Families filed a Schedule 13D disclosing the facts relating to their ownership of Tristar's common stock.

      On October 23, 1992, Tristar entered into a formal distribution agreement (the "Distribution Agreement") with S&J Perfume and Eurostar . See "-- Narrative Description of Business -- Suppliers". Under the terms of the Distribution Agreement, Eurostar supplies virtually all of Tristar's requirements for fragrance products at the same cost to Tristar as products previously purchased through the Amuli Export Company.

      On October 26 and 27, 1992, the Special Committee reported the results of its review and evaluation and presented its recommendations to the Tristar Board. In addition to confirming the ownership interest of the Core Sheth Families and the failure to disclose this matter, the Special Committee also noted several accounting and other irregularities. The Special Committee assigned primary responsibility for these matters to certain former directors and officers of Tristar. A number of recommendations were made by the Special Committee to improve Tristar's disclosure procedures, internal controls and corporate governance system, and to prevent a recurrence of the conduct identified by the Special Committee. A summary of the Special Committee's report to the Tristar Board was filed with the Securities and Exchange Commission in a Current Report on Form 8-K dated October 28, 1992, and reference is made to that summary for additional details relating to these matters.

      On October 29, 1992, Tristar announced that it would be relocating its corporate headquarters to San Antonio, Texas and that its San Antonio distribution facilities would be expanded. Tristar's distribution center and cosmetic pencil manufacturing facility in South Carolina would continue operating at their existing locations.

      On November 4, 1992, the Core Sheth Families filed an amendment to its
Schedule 13D disclosing that all shares of Tristar Common Stock then beneficially owned by the Core Sheth Families had been consolidated on that date in Starion B.V.I., a company controlled by the Core Sheth Families. Starion B.V.I. now owns approximately 58.9% of Tristar's outstanding Common Stock (69.8% assuming the exercise of all outstanding warrants).

      On December 3, 1992, Viren S. Sheth was elected a director of Tristar and appointed as President and Chief Executive Officer of Tristar, replacing Mr. Carter, who had served Tristar in that capacity since August 1992. Mr. Sheth continues to serve as President and Chief Executive Officer of Eurostar as well as Tristar. Mr. Carter continues to serve as a director of Tristar.

      At the same time, in light of the relationship between Viren S. Sheth and the Core Sheth Families and his roles in both Eurostar and Tristar, the Tristar Board created an Executive Committee, with all the powers and authority of the Tristar Board to the extent permitted by Delaware Law, to monitor the management of Tristar and to consider all related party transactions. The Executive Committee is comprised of Mr. Rifenburgh and Dr. Sparacino, who had been the members of the Special Committee, as well as Mr. Sheth. Voting by members of the Executive Committee is weighted to assure that the independent directors control the committee.

      Tristar, in January 1993, moved its corporate headquarters to San Antonio, Texas, from Duncan, South Carolina.

      In January 1993, Tristar merged its Texas subsidiary, Ross Cosmetics Distribution Center, S.W., Inc. into the parent company, Ross Cosmetics Distribution Centers, Inc.

      On March 17, 1993, the stockholders at their annual meeting approved changing the name of the company to TRISTAR CORPORATION.

      In September 1993, Tristar filed, in federal district court, a formal settlement of the stockholders' class action litigation on behalf of Tristar and certain parties. The settlement specified cash payments totaling $9.5 million to the plaintiffs. Under a financing agreement with the Core Sheth Families, the Core Sheth Families loaned to Tristar sufficient funds to pay the settlement amounts. Of these loans, $1,000,000 was repaid in December 1994 from the proceeds of the Directors and Officers Insurance policy in existence between January 1992 and January 1993. See "-- Legal Proceedings -- Insurance Policy Reimbursement" and Note 16 of the Notes to Tristar's Consolidated Financial Statements. The balance of the loan has a term of 10 years with no principal payments required until the seventh year. As part of the agreements with the Core Sheth Families, the existing Distribution Agreement between Eurostar and Tristar was amended so that Tristar will be assured a supply of product through August 1999. In connection with the settlement agreement of the stockholder class action litigation, 10-year warrants to purchase 2,000,000 shares of Tristar's Common Stock at a per share price of $5.34 were granted to the Core Sheth Families in consideration for $500,000. The exercise price under the warrants is scheduled to increase by 10% per year beginning December 15, 2001. See "-- Legal Proceedings -- Stockholder Class Action Litigation" for further discussion of the settlement. The warrant exercise price may be reduced in connection with the Merger. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants". Tristar also extended to August 31, 2003, the exercise date of a warrant held by Starion B.V.I., a Core Sheth Family affiliate, to purchase 400,000 shares of Tristar Common Stock at an exercise price of $2.75 per share. That warrant would have expired on May 31, 1995, absent such extension.

      In October 1993, Tristar became a party to a one-year design and consulting agreement with Eurostar whereby Eurostar and other Core Sheth Families affiliates will provide marketing concepts and design services to Tristar for the production of marketing and advertising material. The agreement, renewable annually, provides for an annual fixed fee which will be renegotiated at the end of each year. The agreement was renewed for calendar 1995. The fee for calendar year 1995 is $150,000.

      Tristar has entered into a Computer Services and Support Agreement with Eurostar pursuant to which Tristar pays Eurostar approximately $132,000 per year for access to hardware and software which is used to maintain Tristar's inventory and accounting systems.

      In May 1994, Tristar closed its distribution center in Duncan, South Carolina and consolidated all distribution activities into the San Antonio, Texas warehouse facility.

      In May 1995, Tristar sold its cosmetic pencil manufacturing business, including all related equipment and inventory, to Eurostar in consideration for the cost of inventories payable upon utilization of such inventories and a seven-year note for approximately $600,000. In connection with the sale, Eurostar agreed to supply all of Tristar's requirements for cosmetic pencils at contractual prices such that, under fiscal 1994 volume levels and selling prices, Tristar would achieve in future periods the same contribution from cosmetic pencil sales as was achieved in fiscal 1994. Tristar intends to sell or lease its manufacturing plant facilities in South Carolina.

SIGNIFICANT DEVELOPMENTS

      The Mexican Market. In late December 1994, the Mexican government devalued the Mexican Nuevo Peso by allowing the Peso to float freely against the U. S. dollar. This devaluation has resulted in a general increase of 80% or more in the cost of imported products to the Mexican consumer. The increase and the resultant instability, including significant business failures and resultant unemployment, has caused a sharp decline in purchases of Tristar's products by the Mexican consumer. It is not known if and when the Peso will stabilize at a level where somewhat normal purchasing will resume. Prior to the above-mentioned economic and political instability, sales directly and indirectly into Mexico accounted for a significant portion of Tristar's total sales. Management of Tristar believes that weak economic conditions in Mexico combined with the devaluation of the Mexican currency will continue to adversely impact sales.

      Loss of Foreign-Based Customers. Under the Distribution Agreement, Tristar has agreed not to sell or cause to be sold any products of its fragrance suppliers in any country other than the United States, Mexico, Canada and Puerto Rico. In fiscal 1994 and 1995, direct sales outside of the named countries were negligible.

      However, through the first three quarters of fiscal 1994, certain of Tristar's U.S.-based customers continued to export a significant portion of their purchases to countries outside Tristar's exclusive marketing territories. In the latter part of fiscal 1994 and in the first nine months of fiscal 1995, as expected, sales to such customers decreased significantly due to the Distribution Agreement. While management believed that the amount of these lost sales would be replaced by additional sales within the exclusive marketing territories, to date, due to economic conditions and slower than anticipated growth in the mass merchandising channel, Tristar has not been successful in doing so, and it is not expected that this will occur in the remainder of fiscal 1995.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

      During the three fiscal years ended August 31, 1994, Tristar has been, and expects to continue to be, engaged in a single line of business and/or industry segment, i.e., the marketing and distribution of designer alternative fragrances, cosmetics and bath and body products in the United States, Mexico, Canada and Puerto Rico.

NARRATIVE DESCRIPTION OF BUSINESS

      Tristar is engaged in the business of the marketing and distribution of designer alternative fragrances, cosmetics and bath and body products in the United States, Mexico, Canada and Puerto Rico. Apple Cosmetics, Inc., a New York corporation, and Tristar de Mexico de C.V., a Mexican corporation, are wholly-owned subsidiaries of Tristar, which are utilized for marketing purposes. See "-- Financial Information about Foreign and Domestic Operations and Export Sales". It is anticipated that Apple Cosmetics, Inc. will be merged with and into Tristar prior to the Merger.

      Distribution

      Tristar distributes its products from its San Antonio, Texas, and Mexico City, Mexico, warehouse facilities. Tristar has approximately 1,500 customers, including wholesalers, independent distributors, mass merchandising chains and specialty chain stores. These customers represent over 28,000 outlets for Tristar's products. See "-- Narrative Description of Business -- Customers," and "-- Narrative Description of Business -- Suppliers". Tristar markets its products through Tristar sales personnel located in major markets throughout the United States and through a network of independent sales representatives who are compensated on a commission basis.

      Customers

      Tristar's customers are located primarily in the United States, Mexico and Canada. Total direct export sales, including Mexico and Canada, for the years ended August 31, 1994, 1993 and 1992 were approximately $8,301,000, $11,080,000, and $8,773,000, respectively, amounting to 18, 22, and 18 percent of total net sales for those years. Such sales for the six months ended February 28, 1995 and 1994 were approximately $2,477,000 and $5,155,000, respectively, amounting to 14% and 18.5% of total net sales. Export sales in 1994, 1993 and 1992 included $91,000, $3,571,000 and $2,608,000, respectively, of foreign sales outside of Mexico and Canada. Export sales in the six months ended February 28, 1995 and 1994 included $427,000 and $505,000, respectively, of foreign sales outside of Mexico and Canada.

      As discussed earlier, on October 23, 1992, Tristar entered into the Distribution Agreement with Eurostar. As part of that agreement, Tristar relinquished marketing rights for products supplied by Eurostar and S&J Perfume to countries outside of the exclusive territories of the United States, Canada, Mexico and Puerto Rico. See "-- Narrative Description of Business -- Suppliers". With the consent of Eurostar, Tristar continued to sell products to those countries outside Tristar's exclusive territories through fiscal 1993. Effective September 1, 1994, Eurostar assumed all responsibility for those sales resulting in a loss of sales to Tristar (See "Tristar Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations for the Years Ended August 31, 1992, 1993 and 1994 -- 1994 compared to 1993" for further discussion). Indirectly, Tristar also realized sales as some of its U.S. based customers sold into countries outside Tristar's marketing territories. While these indirect sales continued well into fiscal 1994, by the end of fiscal 1994 there were indications that such sales were declining. The amount of sales lost due to the cessation of indirect shipments cannot be determined.

      During fiscal 1994, a high concentration of Tristar's sales were made through its San Antonio warehouse facility to customers located in Mexico and to customers in the United States located near the United States-Mexico border, who, Tristar understands, resold the product to Mexican customers. For the same reasons as discussed above, the precise volume of these indirect sales into Mexico also cannot be determined because customers do not provide such information to Tristar. Such sales have been materially adversely affected by weak economic conditions in Mexico and a recent devaluation of the Mexican currency. See "-- Significant Developments -- The Mexican Market".

      Tristar is not dependent upon a single or a few customers, and the loss of any single or a few customers would not have a material adverse effect on Tristar's business. In fiscal 1994, no single customer accounted for more than seven percent of Tristar's total sales.

      Suppliers

      At present, Tristar is purchasing virtually all of its fragrance products from Eurostar. From 1989 until September 1992, Tristar purchased virtually all of its fragrance products from another single supplier, S&J Perfume, which since January 1991 has also been controlled by the Core Sheth Families, and which was previously controlled by Viren Sheth and Jay Sheth, who are related to members of the Core Sheth Families. On October 23, 1992, Tristar entered into the Distribution Agreement. See "-- General Development of Business". Under the terms of the Distribution Agreement, Tristar agreed to purchase virtually all of its fragrance products from Eurostar.

      The Distribution Agreement also provides that Tristar is the exclusive distributor of several lines of product for Eurostar and S&J Perfume (now Starion U.K.) in the United States, Mexico, Canada and Puerto Rico. The Distribution Agreement establishes prices for products of Eurostar and S&J Perfume. The agreement contains a clause that requires ninety days' notice for any price increase and limits such percentage increase to the greater of the percentage increase in the consumer price index since the agreement date minus any previous price increase since the date of the agreement or the percentage increase in the cost of goods and/or cost of production to the manufacturer since the previous price increase. The clauses establishing the ninety-day notification and the increase limitation are intended to give Tristar sufficient time to adjust its marketing strategies and determine if market conditions warrant passing on the increase to Tristar's customers or whether existing margins are adequate to absorb such an increase.

      The cost to Tristar of the products originally purchased from S&J Perfume through Amuli Export Company has remained the same under the Distribution Agreement; Eurostar has not increased its prices as it has had the right to do, in spite of inflationary increases in its costs. See "-- General Development of Business". The financing arrangement through the Amuli Export Company terminated with the last purchase from S&J Perfume in December 1992.

      The Distribution Agreement acknowledges Eurostar's and S&J Perfume's trademark and patent rights in any products and product names developed by them, and gives Tristar the exclusive right to use such names and trademarks on products being distributed by Tristar during the term of the agreement. The Distribution Agreement has a term of three years; provided, however, that under no circumstances may the agreement be terminated without two years' prior notice to Tristar or, if terminated by Tristar, without one year's prior notice to Eurostar. In August 1993, the Distribution Agreement was amended such that the supplier cannot provide notice of termination prior to August 30, 1997. Since, as mentioned above, two years' notice is required for any termination, the effect of this amendment will be to assure continuation of the relationship between Tristar and Eurostar through at least the end of fiscal 1999. This amendment was approved by the court in connection with the settlement of the Stockholder Class Action Litigation. See "-- Legal Proceedings -- Stockholder Class Action Litigation".

      Under the Distribution Agreement, Tristar agreed not to sell or cause to be sold any products of Eurostar or S&J Perfume in any countries other than the United States, Mexico, Canada and Puerto Rico. With the consent of Eurostar and S&J Perfume, Tristar continued to sell its products outside its territories during fiscal 1993. In fiscal 1993, sales of such products combined with cosmetic pencils and other cosmetic products outside the named countries approximated 7% of total net sales. Effective September 1993, Eurostar and S&J Perfume assumed the responsibility for sales to a majority of the customers outside the named countries. Indirectly Tristar realized limited sales outside Tristar's exclusive marketing territory in fiscal 1994 as some of its U. S. based customers sold into those countries. While these indirect sales continued well into fiscal 1994, by the end of fiscal 1994 there were indications that such sales were declining. While management believes that the amount of these lost sales can be replaced by additional sales in the named countries, to date Tristar has not been successful in doing so. Approximately 79% of Tristar's sales for fiscal year 1994 were comprised of fragrance products purchased by Tristar from Eurostar. These fragrance products, which are designed and developed by Eurostar or other affiliates of the Core Sheth Families, have certain characteristics that Tristar believes may provide an advantage in the marketplace and which are not generally available from other suppliers.

      Tristar's ability to satisfy sales orders of its fragrance products is directly dependent on the supply of products from Eurostar. If Eurostar were unable to provide product, the effect on Tristar would be minimal since S&J Perfumes and other related parties have similar manufacturing facilities available to support Tristar.

      Tristar is dependent on the supply of cosmetic products from related parties controlled by the Core Sheth Families. If such parties were to cease or be unable to supply these cosmetic products, the lack of these products would have an adverse effect on Tristar until a secondary supplier could be located.

      Products

      Tristar's principal product categories are designer alternative fragrances, cosmetics and bath and body products. The following table reflects the approximate contributions to net sales for the last three fiscal years and the six months ended February 28, 1995 for the major product categories sold by
Tristar:

                                       SIX
         PRODUCT CATEGORY             MONTHS      FISCAL 1994       FISCAL 1993          FISCAL 1992
- ----------------------------------------------------------------------------------------------------
FRAGRANCES                              78%           79%               82%                  82%
- -----------------------------------------------------------------------------------------------
COSMETIC PENCILS                        8%             9%               11%                  11%
- -----------------------------------------------------------------------------------------------
OTHER PRODUCTS                          14%           12%                7%                   7%
===============================================================================================

      The above table reflects a decline in fragrance and cosmetic pencil sales from fiscal 1993 to fiscal 1995. The growth of other cosmetic products reflects a market acceptance of new product lines introduced in fiscal 1994 and 1993 and the expansion of sales of other lines.

      Tristar is almost completely dependent on its suppliers, primarily Eurostar, to develop new and replacement products for introduction into the marketplace. The success of new or replacement products in the marketplace is dependent on the identification of the best market niche and then, ultimately, on the consumers' acceptance of the product. Life cycles of products vary significantly, with some products successfully marketed over a five-year period, whereas other products may fail to gain consumer acceptance and are discontinued within a short time.

      Fragrances. Within the fragrances product category Tristar primarily markets four different product lines: "Euro Collections" (formerly referred to as the "Classic European Fragrances"), "Club Exclusif Fragrances," "Premiere Fragrances" (previously marketed as "Budget Fragrances") and "Euro Elegance". All lines feature a wide variety of premium-look bottle shapes and packages containing fragrances which provide an alternative to some of the most popular nationally-branded designer fragrances at a fraction of their retail price.

      The Euro Collections line, which was first introduced in 1989, is the primary product line in the fragrance category and is the major revenue contributor. Included in this line are companion products, which are discussed further under "-- Other Products" below.

      The fragrance product lines other than the Euro Collections line constitute a smaller portion of Tristar's revenue with the revenue contribution of the Club Exclusif line expected to continue to increase in 1995 as a result of increased marketing efforts and consumer recognition and acceptance.

      Other Products. Tristar markets, under the Apple Cosmetics brand name, proprietary lines of nail, lip and eye products and other cosmetic accessories, including cosmetic pencils in assorted sizes and colors. It also sells the "Gina Cosmetics" line of products, which was introduced in late 1992, and another line of cosmetic products under the name "Roxy Cosmetics" which it introduced in fiscal 1993.

      In addition to the fragrance lines and cosmetic products, Tristar markets companion products to its Euro Collections line such as eau de parfum sprays, body sprays, body oils, deodorant sticks and other products such as lotions, dusting powders, and gift sets. Such companion products are also marketed as designer alternatives and priced at a fraction of the price of the original designer products.

      New Products

      As noted previously (See "-- General Development of Business"), Tristar depends upon Eurostar for the design and development of new products for distribution by Tristar. Tristar has not previously devoted a material amount of funds to activities relating to the development of new products. In fiscal 1994, Tristar introduced new companion products under the Euro Collections line consisting of hand and body lotions, shower gels, soaps and deodorant sticks -- all of which are purchased from Eurostar and other related parties. In addition, Tristar added new products to other existing lines including line extensions in the Apple Cosmetics line. In fiscal 1995, Tristar introduced a new fragrance line, Euro Elegance, and a new deodorant stick line, Everscent, both of which were developed by Eurostar.

      Tristar anticipates introduction of a limited number of new products during the balance of 1995.

      Patents and Trademarks

      Except for the "Apple Cosmetics" trademark, Tristar does not own any patents, trademarks, licenses, franchises or concessions that are material to the conduct of its business. Eurostar and its affiliates own substantially all of the product name trademarks for the products sold by Tristar. Tristar's rights to the utilization of the suppliers' product name trademarks are set forth in the Distribution Agreement. See "-- Narrative Description of Business
- -- Suppliers". Tristar is dependent on the continued use of these trademarks, and the cessation of Tristar's rights to use the trademarks of Eurostar and its affiliates would have a material adverse effect on Tristar.

      Backlog of Orders

      At the end of fiscal years 1994, 1993 and 1992, Tristar had, and currently has, no substantial backlog of orders.

      Raw Materials

      Since the sale of its cosmetic pencil manufacturing operation in May 1995, Tristar has had no substantial raw material inventory requirements.

      Environmental Laws

      In the opinion of management, compliance by Tristar with federal, state and local laws relating to the protection of the environment has no material effect upon Tristar's capital expenditures, earnings or competitive condition.

      Competition in the Fragrance and Cosmetics Industry

      The fragrance and cosmetics industry is characterized by intense competition. While pricing and terms are the principal methods of competition, product quality and customer service (incorporating prompt delivery through the maintenance of sufficient inventory) are ancillary competitive considerations in the overall cosmetics industry.

      Principal competitors in designer alternative fragrances include Jean Philippe Fragrances, Inc., Paris Designs, Inc., and Parfums de Ceour, and in budget cosmetics, Artmatic USA Cosmetics, Wet-N-Wild and Jordana Cosmetics Corporation. Tristar believes it is one of the largest marketers of designer alternative fragrances in the United States.

      When viewing the fragrance and cosmetics industry as a whole, Tristar is relatively small and, consequently, is not a significant factor in the industry. Many of the other companies in the industry, including virtually all large product manufacturers such as Revlon and Proctor and Gamble, are well established and have been in existence for a significantly longer period of time than Tristar. Each of such companies has product inventory, financial, marketing, research and other personnel, as well as other resources, substantially greater than Tristar's, and has more extensive facilities than those which are now or in the foreseeable future will become available to Tristar. Historically, however, these large manufacturers have not sought to compete in the same budget-oriented markets in which Tristar participates.

      Companies with resources greater than those of Tristar may enter such areas of business in the future. Tristar may not be able to compete successfully with such companies because of its limited competitive position, limited capital, limited staff and facilities. Accordingly, Tristar's competitive position may continue to be limited within the overall cosmetic, fragrance, and bath and body product industry.

      Inventory

      Tristar maintains finished goods inventory at its San Antonio, Texas and Mexico City, Mexico warehouse facilities.

      The finished goods inventory level was lower as of February 28, 1995 and at the end of fiscal 1994 than at the end of the prior fiscal year ($8,514,000 and $7,406,000, respectively, compared to $11,185,000), due to improved inventory controls, close outs of discontinued products, and timing of inventory receipts. See Note 3 of Tristar's Notes to Consolidated Financial Statements.

      Seasonality

      Tristar's business has historically been subject to seasonal factors relating to calendar-year-end holidays, which has resulted in increased net sales in the first and fourth quarters of Tristar's fiscal year. Management expects this characteristic to continue.

      Employees

      As of May 31, 1995, Tristar employed 81 people as compared to 119 at the same time in fiscal 1994. The decline in the number of people employed was primarily due to closings of the South Carolina distribution center and the South Carolina cosmetic pencil manufacturing plant, combined with other staff reductions in response to changing business conditions. None of Tristar's employees are covered by a collective bargaining agreement, and management believes that Tristar's relationship with its employees is satisfactory.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

      Other than a sales office and distribution facility in Mexico City, Mexico, Tristar has no significant operations outside the continental United States. Under the terms of the Distribution Agreement (see "-- Narrative Description of Business -- Suppliers"), Tristar agreed not to sell Eurostar or S&J Perfume products in countries other than the United States, Mexico, Canada and Puerto Rico, where Tristar has sole and exclusive distribution rights to such products. With Eurostar's consent, Tristar continued to sell outside of its territory until late fiscal 1993, at which time Tristar began to phase out its sales to customers outside Tristar's exclusive distribution territory. As of September 1, 1993, Eurostar had assumed a majority of such distribution activity. Limited shipments were made during fiscal 1994 to customers that had been doing business with Tristar prior to the Distribution Agreement; however, these remaining customers have since been transferred to Eurostar. Certain of Tristar's U. S.- based customers continued to ship outside of Tristar's exclusive marketing area in fiscal 1994. These sales, although they continued well into fiscal 1994, have declined indirectly as a result of the Distribution Agreement.

      Tristar exports a significant portion of its sales directly to foreign customers. In 1994, these customers were predominantly in Mexico and Canada. In prior years, sales were not restricted just to Mexico and Canada. For the years ended August 31, 1994, 1993, and 1992, and the six months ended February 28, 1995, $8,301,000 (18% of net sales), $11,080,000 (22% of net sales), $8,773,000
(18% of net sales), and $2,477,000 (14% of net sales), respectively, were exported directly to foreign customers. While management believes that in addition some products are sold to United States customers for ultimate resale outside the United States, the amount of these indirect export sales cannot be determined as Tristar does not have access to its customers' sales information. See "-- Narrative Description of Business -- Customers". A significant portion of Tristar's products are sold directly or indirectly into the Mexican market. In fiscal 1995, such sales have been materially adversely affected by weak economic conditions in Mexico and a recent devaluation of the Mexican currency. See "-- Significant Developments -- The Mexican Market". See also "Tristar Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Mexican Market".

PROPERTIES

      In January 1993, Tristar relocated its corporate headquarters from South Carolina to San Antonio, Texas, and in February 1993, established a bulk warehouse in San Antonio, Texas. During fiscal 1994, the Texas distribution center was consolidated with the bulk warehouse and relocated to a new facility. In May 1994, Tristar closed its distribution center in South Carolina and consolidated all distribution activities into the San Antonio warehouse facility.

      Tristar is currently leasing approximately 72,000 square feet of storage, shipping and office space for its San Antonio warehouse facility. The lease has an annual rate of $194,000, subject to adjustments, and expires on January 31, 1998.

      The corporate headquarters in San Antonio occupies approximately 14,000 square feet of office space. The lease has a current annual rate of $158,000, subject to adjustments and expires on January 1, 1998. The lease terms allow, effective January 1996, the cancellation of the lease for a penalty equivalent to three months' rent.

      In May 1990, Tristar completed construction of a 21,000 square foot manufacturing plant in Duncan, South Carolina, which, prior to the sale of Tristar's cosmetic pencil manufacturing operations in May 1995, was devoted exclusively to the manufacture of cosmetic pencils. This facility is located on sixteen acres of property. Tristar is currently attempting to sell or lease the property.

      Tristar is currently leasing minimal warehouse and office space for its Mexico City, Mexico operations. In May 1995 lease expense was approximately $3,000.

LEGAL PROCEEDINGS

      Freitas and Kenner

      Tristar brought an action in United States District Court for the Eastern District of New York seeking to recover from Ross Freitas and Carolyn Kenner short-swing profits resulting from the purchase and subsequent sale of Tristar stock in 1989, while both were officers and directors of Tristar. On November 9, 1994, the Court awarded Tristar partial summary judgment with respect to these claims, for approximately $101,000 against Mr. Freitas and $80,000 against Ms. Kenner, plus interest running from May 1989. The time for Mr. Freitas and Ms. Kenner to appeal has not yet expired.

      On October 20, 1994, a suit was filed in Florida state court against Tristar, as well as two of its directors, Richard P. Rifenburgh and Robert R. Sparacino. The plaintiffs in the action are Ross Freitas and Carolyn Kenner, along with two other individuals, Rose Freitas and Melissa Freitas. The complaint alleges causes of action by Mr. Freitas and Ms. Kenner for libel and seeks indemnification in connection with the work of the Special Committee of the Tristar Board that investigated, among other things, the failure to disclose the Core Sheth Families' holdings of Tristar Common Stock. The complaint also alleges, on behalf of all four plaintiffs, that Tristar's disclosures relating to these and other matters were fraudulent or negligently misrepresented. In April 1995, the court dismissed the complaint without prejudice, in part due to plaintiffs' failure to state a claim for relief. On or about May 12, 1995, the plaintiffs refiled the complaint, asserting many of the same claims. Tristar intends to dispute these allegations vigorously and believes that its ultimate disposition will not have a material adverse effect on its financial condition.

      As previously disclosed, Mr. Freitas had sought to interpose similar claims in the context of the stockholder class action described below in 1993, but his motion was dismissed.

      On June 4, 1994, Mr. Freitas and Ms. Kenner served a demand for arbitration against Starion B.V.I., Shashikant S. Sheth and Jay Sheth alleging, among other things, fraud, breach of contract and negligent misrepresentation relating to a loan agreement dated May 31, 1989, between Starion B.V.I., Mr. Freitas and Ms. Kenner. Starion B.V.I. believes that the claims brought by Mr. Freitas and Ms. Kenner are procedurally barred and without merit. Starion B.V.I. intends to dispute these allegations vigorously.

      Stockholder Class Action Litigation

      As previously disclosed, between June 15 and July 1, 1992, thirteen lawsuits were filed against Tristar and others in United States District Court for the District of South Carolina. These actions were consolidated by order of the court, and a consolidated and amended complaint in these actions was filed on October 8, 1992.

      The complaint, which purported to be a class action on behalf of all persons (with certain exceptions) who purchased shares of Tristar's common stock between June 25, 1991 and June 11, 1992, alleged violations of the federal securities laws, as well as common law fraud and negligence in connection with, among other things, the non-disclosure of the ownership interest of the Core Sheth Families prior to 1992. The complaint named as defendants Tristar, certain former and current directors and officers of Tristar, several persons and entities associated with the Core Sheth Families, including Starion B.V.I., which currently holds approximately 58.9% of Tristar's Common Stock (approximately 69.8% assuming the exercise of all outstanding warrants), and S&J Perfume. The complaint sought actual and punitive damages in unspecified amounts. On January 11, 1993, Tristar filed its response to the Consolidated and Amended Complaint.

      On December 17, 1993, Tristar announced court approval of a settlement agreement regarding these actions, on behalf of Tristar and certain parties, for a cash payment of $9.5 million. The settlement resulted in a release of claims by the plaintiff class against Tristar, the Sheths and their associates, and Messrs. Bloomfield, Emery, Karam and Waters (the "Settling Defendants"). The settlement does not include three former directors of Tristar, Messrs. Derry, Freitas or Rosenberg. From proceeds of notes payable based on an agreement with the Core Sheth Families, discussed below, Tristar has paid all installments of the total settlement. The installment payments made were $1.5 million on August 31, 1993, $900,000 on January 20, 1994, $2.6 million on May 31, 1994 and $4.5 million on December 20, 1994.

      Tristar entered into an agreement with the Core Sheth Families to borrow $9 million to pay the settlement amounts. With the exception of $1 million, these borrowings have a term of ten years, with principal payable 20% at the end of the eighth year, 20% at the end of the ninth year, and the remaining 60% payable at the end of the tenth year. Payment of the $1 million was made in December 1994, following receipt of the proceeds of a Directors and Officers liability insurance policy. See Note 16 to the Notes to the Consolidated Financial Statements. These borrowings bear interest at the Long-Term Federal Rate and are subordinated to senior lenders. The settlement includes a provision that protects Tristar and the settling defendants against further liability to the class for damages in connection with related ongoing litigation.

      In connection with these transactions, Eurostar (see "-- Narrative Description of Business -- Suppliers"), has agreed that it will not provide any notice of termination of its Distribution Agreement with Tristar for a period of four years from August 30, 1993. Since two years notice is required for any termination, the effect of this will be to assure continuation of the relationship between Tristar and Eurostar through at least the end of fiscal 1999.

      In connection with the settlement agreement of the stockholder class action litigation, 10-year warrants to purchase 2,000,000 shares of Tristar's Common Stock at a per-share price of $5.34 were granted to the Core Sheth Families in consideration for a non-interest-bearing receivable in the amount of $500,000. The per-share exercise price under the warrants will increase by 10% per year beginning December 15, 2001. The exercise price under such warrants may be reduced in connection with the Merger. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants". Tristar has also extended to August 31, 2003 the exercise date of a warrant held by Starion B.V.I., a Core Sheth affiliate, to purchase 400,000 shares of Tristar Common Stock at an exercise price of $2.75 per share. That warrant would have expired on May 31, 1995, absent such extension.

      In recognition that value was received by Tristar in return for extending the expiration date of the warrants to purchase the 400,000 shares and the granting of the new warrants to purchase 2,000,000 shares as described above, Tristar utilized the Black Scholes Method to compute the value. The computation resulted in the assignment of a value of $2,089,000 (net of the purchase price of the warrants of $500,000). This net value has been recorded as part of "Other assets" and as an addition to "Additional paid-in capital" in the accompanying financial statements.

      Additionally, Tristar anticipates that it may incur litigation expenses related to ongoing litigation involving the non-settling defendants and a lawsuit against Tristar's former auditors separate from, but related to, the stockholder class action against Tristar.

      Securities and Exchange Commission Investigation

      On June 11, 1992, Tristar learned that it was the subject of an informal investigation by the staff of the United States Securities and Exchange Commission regarding the non-disclosure of the shareholdings of the Core Sheth Families, as well as potential accounting irregularities and other matters. In August 1992, the Securities and Exchange Commission issued a formal order of investigation relating to these matters. Among other things, the formal order provides the Securities and Exchange Commission staff with the power to subpoena documents and to compel testimony from witnesses.

      Tristar has reported the results of the Special Committee's investigation to the Securities and Exchange Commission, and both Tristar and the Core Sheth Families are cooperating with the Securities and Exchange Commission's investigation, which is continuing. Tristar does not anticipate that the resolution of this matter will have a material adverse effect on Tristar's financial condition.

      Federal Grand Jury Investigation

      As previously disclosed, a federal grand jury in Greenville, South Carolina had been examining the events relating to the previously undisclosed ownership interest of the Core Sheth Families and other issues. On March 31, 1994, Tristar entered into an agreement with federal authorities pursuant to which Tristar will not be prosecuted in connection with the matters under investigation by the grand jury.

      Tristar and the Core Sheth Families, who hold approximately 60.5% of Tristar's outstanding Common Stock (71% assuming the exercise of all outstanding warrants) principally through Starion B.V.I., have actively cooperated with the federal inquiry. Tristar's agreement with federal authorities is contingent upon continued cooperation by Tristar and companies affiliated with the Core Sheth Families.

      Under the terms of the agreement, Shashikant S. Sheth, an individual member of the Core Sheth Families and a director of Tristar, pled guilty to a technical infraction based on his failure to disclose fully the group's ownership of Tristar stock. Tristar's President, Viren S. Sheth, pled guilty to an infraction in connection with aiding and abetting the disclosure violation. The agreement with federal authorities acknowledges that these individuals were unaware of the legal requirement that was violated. These infractions are the lowest possible level of federal charge, and do not subject them to any term of incarceration.

      Starion B.V.I. pled guilty to a felony in connection with the failure to disclose that ownership interest. In connection with its plea, Starion B.V.I. will remit to the United States $5.5 million over a period of five years.

      The United States Attorney's office has advised that Starion B.V.I., Jay Sheth, Viren S. Sheth, Tristar and seven other entities affiliated with the Core Sheth Families had, prior to the agreement with federal authorities, been the subject of a sealed indictment by a federal grand jury in connection with these matters. The agreement provided for the dismissal of the indictment with regard to these parties. Other former Tristar officials named in the indictment have also entered into settlements with the United States Attorney's office.

      Insurance Policy Reimbursement

      Tristar is the owner of an executive liability and indemnification policy issued by Federal Insurance Company ("Federal") that provides coverage for certain claims made against Tristar and its officers and directors during the period January 20, 1992 to January 20, 1993. Federal initiated an interpleader action in the United States District Court for the District of South Carolina when, in connection with the class action litigation described above, multiple and competing claims were made against the policy that were reasonably anticipated to exhaust the $2 million limits of liability under the policy.

      In November 1993, Tristar and certain of the settling defendants in the class action reached a settlement with Federal providing for the payment of $1.25 million of the policy proceeds to Tristar to reimburse it for funds previously expended as settlement payments and litigation costs in the class action. The settlement was approved by the District Court on December 29, 1993. In January 1994, two former directors of Tristar, Ross Freitas and Carolyn Kenner, appealed the District Court's action. That appeal was ultimately dismissed, and in December 1994, a disbursement of $1.25 million was made to Tristar.

      On March 14, 1995, Tristar filed a motion for disbursement of the remaining proceeds of the policy, $750,000, and of all interest accrued on the proceeds of the policy. Tristar's motion was opposed by Ross Freitas and Carolyn Kenner, who filed a motion of their own seeking disbursement of $434,956.48 of the policy proceeds. On June 21, 1995, the Court ordered that all remaining proceeds of the policy ($815,232.65) be disbursed to Tristar. On June 26, 1995, the Court terminated the action and dismissed it with prejudice. On June 29, 1995, Ross Freitas and Carolyn Kenner filed a motion to alter or amend the Court's decision and to hold an evidentiary hearing. On July 13, 1995, Tristar filed its opposition to the motion, which is currently pending before the Court.

      Since January 1, 1995, Tristar's personal fragrance products have not been in compliance with regulations of the California Air Resources Board (the "CARB") with respect to volatile organic compounds ("VOCs"). Tristar anticipates that a reformulation of its products will be required to achieve compliance with the VOC regulations. Tristar intends to file with the CARB required registrations of its products and an application for a temporary variance from VOC regulations in August 1995. Based on preliminary discussions with representatives of the CARB, Tristar anticipates that it will be allowed to continue to sell its products in California during consideration of its variance application and that its variance will be granted. Any interruption of Tristar's sales in California would have a material adverse effect on the Company's financial condition.

      Other

      Tristar is subject to ordinary and routine litigation arising out of the conduct of its business. Management believes that the ultimate disposition of these proceedings will not have a material adverse effect on Tristar's financial condition.

                            TRISTAR CORPORATION
                          SELECTED FINANCIAL DATA
                   (IN THOUSANDS EXCEPT PER SHARE DATA)


The following selected financial data of Tristar has been derived from its historical consolidated financial statements and should be read in conjunction with such financial statements and the notes thereto included herein. The selected financial data of Tristar as of May 31, 1995 and for the nine month periods ended May 31, 1995 and 1994 has been derived from the unaudited consolidated financial statements of Tristar.

                                                                    Years Ended August 31,                        Nine Months Ended
                                               --------------------------------------------------------------    ------------------
                                                                                                                  May 31,   May 31,
                                                 1994          1993          1992         1991         1990        1995       1994
                                               --------      --------      --------     --------     --------    --------   -------
Historical statement of                                                                              (Unaudited)
  income data:
  Net sales                                    $ 46,488      $ 51,409      $ 47,519     $ 30,865     $ 18,185    $ 24,091   $35,861
  Net income (loss)                              (4,291)       (8,159)        3,287        1,977          387      (1,621)   (2,574)
  Net income (loss) per
    common share:
    Primary                                        (.65)        (1.23)          .46          .30          .06        (.24)     (.39)
    Fully diluted                                  (.65)        (1.23)          .46          .28          .06        (.24)     (.39)

Historical balance sheet data:
  Total assets                                 $ 21,021      $ 23,218      $ 19,700     $ 13,745     $ 11,504    $ 18,464
  Short-term borrowings                           4,511         2,505         3,630        1,706        2,027       3,964
  Long-term debt                                  9,554         9,515         1,088        1,282        1,502       8,031
  Cash dividends declared
    per common share                                  0             0             0            0            0           0

The Company recorded a shareholder litigation settlement of $9.5 million in fiscal 1993 in connection with a class action stockholder lawsuit. See Note 12 of the Notes to Consolidated Financial Statements.

The Company recorded legal and professional expenses of $208,000, $2,758,000 and $1,650,000 in fiscal 1994, 1993 and 1992, respectively, associated with the stockholder litigation and other events that were subject of an internal investigation by the Special Committee of the Board. See Note 13 of the Notes to Consolidated Financial Statements.

The Company recorded a $2,065,000 insurance reimbursement in the nine month period ended May 31, 1995. See Note 16 of the Notes to Consolidated Financial Statements.

The Company has significant related party transactions. See Note 6 of the Notes to Consolidated Financial Statements.

The Company adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes," in fiscal 1992. The adoption of SFAS No. 109 had no impact on the Company's results of operations in fiscal 1992.

All per share amounts have been adjusted to reflect a 2-for-1 common stock split in the form of a dividend effected on February 21, 1992.

TRISTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THREE AND NINE-MONTH PERIODS ENDED MAY 31, 1995 AND MAY 31, 1994

      For the three months ended May 31, 1995, Tristar recorded a net loss of $1,196,000 or $0.18 per share, bringing the results for the nine months ended May 31, 1995 to a loss of $1,621,000 or $0.24 per share.

      NET SALES

      Net sales for the third quarter of fiscal 1995 were $6,672,000, a decrease of 30.2% compared to net sales of $9,557,000 in the same quarter of fiscal 1994. Net sales of $24,091,000 for the nine-month period ended May 31, 1995, decreased 32.8% compared to net sales of $35,861,000 for the same period in fiscal 1994. The decrease in sales in the fiscal 1995 periods compared to the same periods in fiscal 1994 was primarily attributable to weak economic conditions in Mexico in the first quarter and the subsequent devaluation of the Mexican Peso in the latter half of December 1994. Also contributing to decreased sales were lower sales to certain U.S.-based customers who sell outside Tristar's exclusive marketing territories and a general decrease in demand in the wholesale channel of distribution.

      NET SALES -- CHANNELS OF DISTRIBUTION

      Tristar markets and distributes products to the wholesale, independent retail and chain/mass merchandiser channels. For the quarter and nine months ended May 31, 1995, Tristar experienced a decrease in sales to the wholesale channel when compared to the same periods ended May 31, 1994. The decrease in sales to the wholesale channel is primarily attributable to the factors described in the preceding paragraph. Although slower and less than originally anticipated, Tristar has experienced growth in the independent retail and chain/mass merchandiser channel. Tristar is continuing to devote resources to all channels of distribution, with emphasis placed on promotional programs and limited advertising. The impact of these marketing efforts on the balance of fiscal 1995 is not known at this time.

      NET SALES -- FOREIGN-BASED CUSTOMERS

      Tristar's customers are located primarily in the United States, Mexico and Canada. Sales made directly to foreign-based customers as a group, which includes those in Mexico and Canada, decreased in the three-month and nine-month periods ended May 31, 1995, when compared to the same period ended May 31, 1994. These direct sales decreased to $3,042,000 (12.6% of net sales) from $6,278,000 (17.5% of net sales) when comparing the respective nine-month periods ended May 31, 1995, and 1994. A major component of this continuing decline was sales to Mexico where economic conditions, including the Peso devaluation, and political conditions severely affected the purchasing power of a majority of the Mexican population. The conditions in Mexico also had a material adverse effect on indirect sales, by certain of Tristar's U.S.-based customers, into Mexico.

      In the first three quarters of fiscal 1994, certain of Tristar's U.S.-based customers continued to export a significant portion of their purchases to countries outside Tristar's exclusive marketing territories. In the latter part of fiscal 1994 and in the first nine months of fiscal 1995, as expected, sales to such customers decreased significantly, due to the Distribution Agreement concluded in October 1992 between Tristar and its fragrance suppliers, wherein Tristar agreed not to sell or cause to be sold any products of those suppliers in any country other than the United States, Mexico, Canada and Puerto Rico. The amount of any sales lost cannot be determined as Tristar does not have access to such customer information.

      NET SALES -- PRODUCTS PURCHASED FROM RELATED PARTIES

      Of the net sales for the three and nine months ended May 31, 1995, approximately 88.3% ($5,889,000) and 90.0% ($21,686,000), respectively, resulted from the sale of products purchased from related parties. For the comparable periods ended May 31, 1994, sales of products purchased from related parties accounted for 92% of total net sales. The balance of the net sales in those periods was generated primarily from products produced by Tristar's cosmetic pencil factory. Sales of cosmetic pencils included sales of $220,000 and $630,000, respectively, for the three and nine months ended May 31, 1995, to an affiliate of the Core Sheth Families. For the comparable three- and nine-month periods in fiscal 1994, sales to the same related party were $79,000 and $191,000, respectively.

      GROSS PROFIT

      Tristar's gross profit for the three and nine months ended May 31, 1995, was $894,000, or 13.4% of net sales and $4,270,000 or 17.7% of net sales, respectively, compared to $1,648,000, or 17.2% of net sales and $6,571,000 or 18.3% of net sales, respectively, for the same periods in fiscal 1994. The decrease in gross profit percentage when comparing both periods was principally due to increasing inventory reserves by $261,000 to re-value certain inventories discontinued in the third quarter of fiscal 1995 to anticipated market prices. In addition, in fiscal 1995, Tristar has experienced increased freight costs (1% of sales) offset somewhat by selective pricing policy changes that were instituted in the last quarter of fiscal 1994.

      Tristar anticipates that gross profits, as a percentage of sales, for the balance of the year are expected to remain at or will be slightly lower than those of the previous quarters of fiscal 1995 as Tristar pares its inventory levels.

      EXPENSES

      Tristar's selling, general and administrative ("SG&A") expenses decreased for the three and nine months ended May 31, 1995 by 16.8% to $2,300,000 and by 20.8% to $6,576,000, respectively. As a percentage of net sales for the three- and nine-month periods ended May 31, 1995, Tristar's SG&A increased to 34.5% and 27.3%, respectively, from 28.9% and 23.1%, respectively, for the same periods in fiscal 1994. These increases in SG&A expenses as a percentage of sales were attributable to lower sales in the fiscal 1995 periods as compared to the same periods in fiscal 1994. The decrease of SG&A expenses in the fiscal 1995 periods were largely attributable to restructuring and reduced marketing promotions and advertising production costs occurring in the first nine months of fiscal 1995, closure of the South Carolina distribution center in May 1994 and the effect of selective headcount reductions in fiscal 1994. Included in the three- and nine-month amounts for fiscal 1995 are expenses of $149,000 incurred in the sale and closing of the pencil plant manufacturing operations in May 1995. Also included is an expense of $150,000 to write the pencil manufacturing facility and land down to estimated net realizable value. See Note 11 to the financial statements for further discussion of the sale of Tristar's cosmetic pencil manufacturing business.

      Management expects that for the remainder of fiscal 1995, SG&A expenses will remain below the 1994 levels as Tristar continues to realize benefits associated with the lower advertising expenses, closure of the South Carolina distribution center and the selective headcount reductions that occurred in fiscal 1994, plus continued efforts to control expenses in fiscal 1995. However, as sales continue to be impacted by instability in Tristar's markets, SG&A expenses as a percentage of sales may remain above levels of fiscal 1994.

      INTEREST EXPENSE

      Interest expense increased in the first nine months of fiscal 1995 to $961,000, compared to $859,000 for the comparable period of fiscal 1994, primarily as a result of a higher rate of interest due to prime rate increases under the $10,000,000 revolving credit facility.

      OTHER (EXPENSE) INCOME

      The third quarter included expenses of $87,000 incurred in preparing for the Merger, $177,000 of litigation expenses arising from events related to the shareholder litigation, and $63,000 from the amortization of the valuation of warrants offset partially by miscellaneous income items.

      In addition, the nine months of fiscal 1995 included $127,000 of warrant valuation amortization for the first six months of fiscal 1995.

      Tristar anticipates that expenses related to the Merger will be materially higher in the fourth quarter of fiscal 1995.

      INSURANCE REIMBURSEMENT

      On December 6, 1994, Tristar received a court approved distribution of $1,250,000 from the proceeds of an executive liability and indemnification policy owned by Tristar, which was recorded as other income in the financial statements of Tristar for the quarter ended November 30, 1994.

      On June 23, 1995, Tristar received a court approved distribution of the balance ($750,000) of the proceeds of an executive liability and indemnification policy owned by Tristar. In addition, Tristar received a distribution of $65,000 of interest earned during the period the court held the proceeds. This court approved distribution has been contested by other claimants under the policy. See "Information Concerning Tristar -- Business -- Litigation -- Insurance Policy Reimbursement."

      NET LOSS

      Tristar recorded a net loss for the third quarter of fiscal 1995 of $1,196,000, or $.18 per share compared to a net loss of $1,413,000 or $.21 per share for the same period in fiscal 1994. The net loss for the nine months ended May 31, 1995, was $1,621,000 or $.24 per share, compared to a net loss of $2,574,000, or $.39 per share, in the same period of fiscal 1994.

         POTENTIAL ADVERSE EFFECTS ON RESULTS OF OPERATIONS FOR FUTURE PERIODS

      Each or all of the following factors could have an adverse effect on anticipated results for the balance of fiscal 1995.

      1. The Mexican Market. In late December 1994, the Mexican government devalued the Mexican Nuevo Peso by allowing the Peso to float freely against the U.S. dollar. This devaluation has resulted in a general increase of 80% or more in the cost of imported products to the Mexican consumer. The increase and the resultant instability, including significant business failures and resultant unemployment, has caused a sharp decline in purchases of Tristar's products by the Mexican consumer. It is not known if and when the Peso will stabilize at a level where somewhat normal purchasing will resume. Prior to the above-mentioned economic and political instability, sales directly and indirectly into Mexico accounted for a significant portion of Tristar's total sales.

      Tristar's products have been and are sold, directly or indirectly, into the Mexican market. Tristar believes that some of its customers based in the United States sell Tristar's products (as well as the products of other companies) to purchasers who, in turn, may attempt to import goods into Mexico without full payment of applicable Mexican taxes and customs duties. Enhanced enforcement efforts by Mexican authorities may have an adverse effect on Tristar's sales to such customers.

      Tristar has been unable to determine the effect, if any, that the implementation of NAFTA has had or will have on Tristar's business.

      2. The Economy. Weak economic conditions in Mexico combined with the devaluation of the Mexican currency, noted above, will continue to adversely impact sales.

      3. The Distribution Channels. Although Tristar is making extensive efforts to market products into the chain/mass merchandiser marketplace, Tristar remains heavily dependent on its original markets, the wholesale and independent retail distribution channels. The maturation of these original markets, combined with the continued economic conditions and competitive pressures, have resulted in a slowing of the general growth of the market. These factors are expected by management to have some effect on the remainder of fiscal 1995.

      4. Loss of Foreign-Based Customers. Under the Distribution Agreement concluded in October 1992 between Tristar and its fragrance suppliers, Tristar agreed not to sell or cause to be sold any products of those suppliers in any country other than the United States, Mexico, Canada and Puerto Rico. In fiscal 1994 and 1995, direct sales outside of the named countries were negligible.

      However, through the first three quarters of fiscal 1994, certain of Tristar's U.S.-based customers continued to export a significant portion of their purchases to countries outside Tristar's exclusive marketing territories. In the latter part of fiscal 1994 and in the first nine months of fiscal 1995, as expected, sales to such customers decreased significantly due to the Distribution Agreement. While management believed that the amount of these lost sales would be replaced by additional sales within the exclusive marketing territories, to date, due to economic conditions and slower than anticipated growth in the mass merchandising channel, Tristar has not been successful in doing so, and it is not expected that this will occur in the remainder of fiscal 1995.

      5. Supply of Products. Tristar's ability to satisfy sales orders for its fragrance products is directly dependent on the supply of products from Eurostar. As part of the settlement of the stockholders' class action litigation, Eurostar and Tristar reached an agreement whereby the relationship between the two entities will continue through at least fiscal 1999. If Eurostar was physically unable to provide product, the effect on Tristar would be minimal as other affiliates of the Core Sheth Families have similar manufacturing facilities available to support Tristar.

      Tristar is dependent on the supply of cosmetic products and cosmetic pencils from related parties. If such related parties were to cease or to be unable to supply these products, the lack of such products would have an adverse effect on Tristar until a secondary supplier could be located.

      At this time, it is not known whether, or to what degree, the above factors will have a material adverse impact on future results.

      LIQUIDITY AND CAPITAL RESOURCES

      Tristar had available at May 31, 1995, a revolving line of credit that permits borrowings of up to $10 million at prime rate plus five percentage points per annum, with additional fees approximating a percentage point per annum. Borrowings under this credit agreement are limited to 70% of eligible accounts receivable and 30% of eligible inventories as defined in the agreement. Collateral for the credit agreement consists of all assets of Tristar. The agreement contains a material adverse change provision as well as certain restrictions and conditions, among which are limitations on cash dividends and capital expenditures.

      As of July 7, 1995, Tristar and its lender amended the existing credit agreement and extended the maturity date to July 7, 1997 from the original maturity date of October 7, 1995. Under the terms of the amendment, borrowing availability was increased to 75% of eligible accounts receivable and 50% of eligible inventories as defined in the original agreement. In addition, the interest expense was reduced to prime rate plus three percentage points per annum with additional fees approximating a percentage point per annum.

      During the nine months ended May 31, 1995, net borrowings decreased by $547,000 to $3,964,000 under the revolving line of credit. Additional borrowings of $875,000 were available as of May 31, 1995, under the revolving line of credit based on the formulas used to determine availability. See Note 5 of Tristar's Notes to Consolidated Financial Statements for additional information on the line of credit.

      Operations in the nine months ended May 31, 1995, utilized $2,827,000 in cash primarily due to increased inventories ($830,000), decreased accrued expenses ($420,000) and the final payment into escrow of the stockholders' litigation settlement ($4,500,000) and net loss adjusted for non-cash items ($202,000) which included an executive liability and indemnification insurance policy reimbursement of $2,000,000, plus $65,000 in accumulated interest. This item was the major factor in reducing the net loss for the nine months ended May 31, 1995. Offsetting these were a refund of federal income taxes of $1,722,000, decreased trade accounts receivable ($1,268,000), and increased accounts payable ($1,004,000).

      Maturity of the varying financing terms offered to customers due to seasonality and competitive pressures and lower sales levels were the major contributors to the $1,268,000 decrease in accounts receivable balances for the first nine months of fiscal 1995.

      Inventories increased in the first six months of fiscal 1995 primarily as a result of ordering product in anticipation of the historical seasonal upsurge in sales, which did not occur. See "-- Results of Operations". Also contributing to the increase in inventory in the third quarter was the acquisition of inventory ($925,000) for a new fragrance line designed primarily to meet the Mexican consumer requirements in a post-devaluation period. Offsetting the increases noted above was the sale of the cosmetic pencil manufacturing inventories ($420,000) as part of the sale of the cosmetic pencil plant operations to Eurostar. The net increase in inventory ($830,000) has resulted in an increase in accounts payable to Tristar's primary supplier, Eurostar.

      Accrued expenses were reduced as payments were made of bonuses ($90,000) and sales promotions ($353,000) that had been accrued during fiscal 1994.

      Capital expenditures during the nine months ended May 31, 1995 were $129,000, consisting primarily of investments in machinery and equipment ($115,000). Capital expenditures in the remainder of fiscal 1995 are expected to be primarily for computer equipment and software with minimal amounts being invested in equipment for distribution activities. These amounts are not expected to be material to the cash flow of Tristar.

      Additional subordinated debt borrowings of $4,000,000 plus $500,000 received from the purchase of warrants for two million shares of Tristar's Common Stock by the Core Sheth Families were used to fund the final payment on the stockholders' litigation settlement. Offsetting the increase in subordinated debt was utilization of $1,000,000 of the $1,250,000 insurance proceeds received in December 1994 for repayment of subordinated debt.

      Management believes that Tristar's revolving line of credit and the continued ability to extend credit terms as necessary with Tristar's primary supplier, Eurostar, should be sufficient to meet the cash requirements of Tristar for the remainder of fiscal 1995.

      Management anticipates that with (1) projected increased sales under existing and new marketing programs, (2) continued controls over expenses and improved management of inventory, (3) increased borrowing capability under the July 7, 1995 amendment to the loan agreement with its lender and (4) expected continued ability of related-party vendors to extend credit beyond contractual limits as required, Tristar will also remain viable in future fiscal years. If, however, management's plans were not realized and the current level of operating losses plus interest expense were to continue through the fiscal year ending August 31, 1996, shareholders' equity would become negative and the financial position of Tristar would be adversely affected. In fiscal 1996, Tristar would not have the benefit of any further income tax refunds nor would it receive any further proceeds from insurance policies. Under such circumstances, there can be no assurance that Tristar's related-party vendors would continue to extend credit beyond normal contractual terms nor that Tristar's commercial lender would be willing to continue to extend credit. If not, Tristar's viability would be questionable.

      INFLATION

      During the nine months ended May 31, 1995, and consistent with the nine months ended May 31, 1994, inflation did not have a material adverse impact either on Tristar's net sales or results from operations.

RESULTS OF OPERATIONS FOR THE YEARS ENDED AUGUST 31, 1992, 1993 AND 1994

      RESULTS OF OPERATIONS -- FISCAL 1994 COMPARED TO FISCAL 1993

      Net sales for the fiscal year ended August 31, 1994 were $46,488,000, a decrease of 9.6% compared to net sales of $51,409,000 in the fiscal year ended August 31, 1993.

      Geographically the decrease in net sales in fiscal 1994 was primarily attributable to Tristar's no longer marketing to countries outside of its exclusive marketing territories. In fiscal 1993, Tristar realized sales of approximately $3,571,000 to those outside countries, whereas, in fiscal 1994, these sales were approximately $92,000. Some of Tristar's U.S.-based customers also sold into countries outside Tristar's marketing territories resulting in Tristar's indirectly obtaining additional sales in those countries. These indirect sales continued into fiscal 1994, but by the end of fiscal 1994 there were indications that such sales were declining. The amount of any sales lost due to the cessation of indirect shipments cannot be determined as Tristar does not have access to such customer information.

      In fiscal 1994, the Mexico market continued to be a key market for Tristar in spite of the economic and political conditions which affected the purchasing power of the Mexican population, and disruptions in the passage of products through the United States-Mexico border. Direct exports to Mexico in fiscal 1994 increased over fiscal 1993, $6,639,000 compared to $4,269,000. Management believes that indirect sales (product distributed into Mexico by U.S.-based customers) decreased in fiscal 1994 when compared to fiscal 1993 as a result of the factors noted above. Although the precise volume of indirect sales cannot be determined because customers do not provide such information to Tristar, management believes that any decrease in indirect sales could possibly have offset any increase in direct sales.

      Export sales of cosmetic pencils to an affiliate of the Core Sheth Families decreased from $1,359,000 in fiscal 1993 to $343,000 in fiscal 1994. See "Information Concerning Tristar -- Business -- Narrative Description of Business -- Suppliers" and Note 6 of Tristar's Notes to Consolidated Financial Statements. Of the total sales of cosmetic pencils for fiscal years 1994 and 1993, approximately 8% and 25%, respectively, were sold to such affiliate. The sharp decline in pencil sales to such affiliate can be attributed to increased competitive activity in their markets.

      Total direct export sales in fiscal 1994 were approximately $8,301,000 (18%) compared to approximately $11,080,000 (22%) in fiscal 1993.

      Distribution in the U.S. markets is believed to have remained relatively constant between fiscal 1994 and fiscal 1993. As sales to U.S. customers include product which is ultimately destined for countries outside of the U.S., as noted above, it is not possible to determine precisely the amount of sales which ultimately end up in the U.S. marketplace.

      On a product line basis, in fiscal 1994 the Euro Collections Fragrances line was adversely affected by the discontinuance of sales to countries outside Tristar's exclusive marketing territories, as this was the primary product line purchased by customers in those countries. In addition, in fiscal 1994, lower sales were realized in the (1) cosmetic pencil line primarily due to a decrease in sales to affiliates of the Core Sheth Families (see discussion above), (2) Premiere Fragrance line and (3) Eurolux Fragrance line which was discontinued in fiscal 1993. Partially offsetting these decreases was a growth in the Club Exclusif Fragrances, Gina Cosmetics, dusting powders, and in the recently introduced bath and body products.

      Sales declines discussed above due to the discontinuance of sales outside Tristar's exclusive marketing territories, lower cosmetic pencil sales and lower sales into Canada contributed to a decrease in the wholesale channel of distribution in fiscal 1994 as compared to fiscal 1993. The wholesale channel is also the most mature channel of distribution for the type of products sold by Tristar and therefore has the most competitive pressures. Steady growth in sales in fiscal 1994 in the chain and mass merchandising channel, including specialty chains, represented a positive step forward for Tristar. This growth however, was not sufficient to overcome the sales decrease in the wholesale channel.

      Of the net sales of $46,488,000 in fiscal 1994 and $51,409,000 in fiscal 1993, approximately 91% and 89%, respectively, resulted from the sale of products purchased from affiliates of the Core Sheth Families. A majority of these products are purchased under the Distribution Agreement. The balance of the net sales in both fiscal 1994 and fiscal 1993 was generated primarily from products produced by Tristar's cosmetic pencil factory.

      Tristar's gross profit for the fiscal year ended August 31, 1994, was $8,031,000, or 17.3% of net sales, compared to $11,042,000 or 21.5% of net sales in fiscal 1993. The decrease in gross profit was principally attributable to promotions offered to meet competitive offerings, dependence on sales in the competitive lower margin wholesale channel, and the sale of discontinued or slow moving products at minimal gross profit or at a loss.

      Tristar's selling, general, and administrative ("SG&A") expenses increased 21.8% to $10,662,000 for the fiscal year ended August 31, 1994 from $8,753,000 in the prior fiscal year. As a percentage of net sales, Tristar's SG&A increased to 22.9% in fiscal year 1994 from 17% in fiscal year 1993. The additional expenses were primarily the result of advertising, new marketing promotions, costs associated with closure of the South Carolina Distribution Center ($121,000), and increased business taxes and insurance expense ($326,000).

      Interest expense increased in fiscal year 1994 to $1,195,000, compared to $248,000 in fiscal year 1993 as a result of (1) interest expense associated with the stockholder litigation settlement ($481,000), (2) higher average borrowings under the revolving line of credit ($231,000), and (3) a higher rate of interest (prime plus five percentage points per annum, with additional fees approximating a percentage point per annum) ($209,000)under the $10,000,000 revolving credit facility established in fiscal 1994.

      Tristar recorded $208,000 in fiscal 1994 and $2,758,000 in fiscal 1993 of legal and professional expenses related to the stockholder litigation settlement and to other events that were the subject of the internal investigation by a Special Committee of the Tristar Board. See "Information Concerning Tristar -- Business -- General Development of Business".

      Fiscal year 1994 "Other Income -- Expense" included $367,000 of amortization of the $2,089,000 value assigned to the extension of the expiration date of existing warrants to purchase 400,000 shares of Tristar Common Stock and the granting of new warrants to purchase 2,000,000 shares of Tristar Common Stock in connection with the stockholder litigation settlement. See "Information Concerning Tristar -- Business -- Legal Proceedings -- Stockholder Class Action Litigation" for further information. The remaining portion of the value assigned will be amortized monthly through fiscal year 2006.

      In fiscal 1993, Tristar recorded a $9,500,000 charge related to the settlement of the stockholder litigation. See "Information Concerning Tristar - Business -- General Development of Business". This recorded settlement combined with litigation expenses above (a total of $12,258,000) caused Tristar to record a pre-tax loss of $10,192,000 in fiscal 1993. Excluding these expenses, Tristar's fiscal 1993 pre-tax income would have been $2,066,000. Comparably in fiscal 1994, excluding the litigation and settlement-related expenses of legal and professional fees ($208,000), interest on debt related to the settlement ($481,000), and amortization expense associated with the warrants valuation ($367,000), Tristar's pre-tax loss would have been approximately $3,330,000.

      Tristar recorded an income tax benefit of $95,000 in fiscal 1994 and $2,033,000 in fiscal 1993, based on anticipated current and deferred benefits to be received from the recording of the stockholder litigation settlement and the litigation expenses.

      Tristar incurred a net loss of $4,291,000 or $.65 per share, in fiscal 1994 as compared to a net loss of $8,159,000, or $1.23 per share, in fiscal 1993.

      RESULTS OF OPERATIONS -- FISCAL 1993 COMPARED TO FISCAL 1992

      Net sales for the fiscal year ended August 31, 1993 were $51,409,000, an increase of 8% compared to net sales of $47,519,000 in the fiscal year ended August 31, 1992. The major contributors to the increase were the "Premiere Fragrances" and "Gina Cosmetics" lines of products which were being sold for the first time in 1993. Less significant contributions were made by other fragrance lines and products such as dusting powders, bath oils, gift sets, and cosmetic pencils. Offsetting these increases was a decrease in the older "Carnivale" line of fragrances, which was discontinued in 1993.

      The sales growth was achieved in all channels of distribution. Geographically, growth was achieved both in the domestic market and in the foreign markets which include Canada and Mexico. Direct export sales totaled approximately $11,080,000 (22%) in fiscal 1993 compared to $8,773,000 (18%) in fiscal 1992. Included in the preceding amounts were direct sales to Mexico of approximately

$4,269,000 in fiscal 1993 and $4,250,000 in fiscal 1992. In late 1993, Tristar began phasing out sales to export markets outside of Canada and Mexico since Tristar was excluded from those markets in accordance with the Distribution Agreement.

         The Mexico market continued to be a key market for Tristar, in spite of the general disruptions in the passage of products through the United States-Mexico border. Direct exports to Mexico in 1993 remained at the same level as they were in fiscal 1992. However, management believes that indirect exports (product distributed into Mexico by U.S.-based customers) decreased due to the border disruptions in fiscal 1993 as compared to fiscal 1992. The precise volume of these indirect sales cannot be determined as Tristar does not have access to its customers' sales information.

         Of the net sales of $51,409,000 in fiscal 1993 and $47,519,000 in fiscal 1992, approximately 89% and 88%, respectively, resulted from the sale of products purchased from affiliates of Tristar. See Note 6 of Tristar's Notes to Consolidated Financial Statements for additional information. The balance of the net sales in both 1993 and 1992 was generated primarily from products produced by Tristar's cosmetic pencil factory. The cosmetic pencil factory sales for 1993 and 1992 include sales of $1,359,000 and $579,000, respectively, to affiliates of Tristar. See Note 6 of Tristar's Notes to Consolidated Financial Statements. Of the total sales of cosmetic pencils for fiscal years 1993 and 1992, approximately 25% and 11%, respectively, were sold to affiliates of Tristar.

         Tristar's gross profit for the fiscal year ended August 31, 1993, was $11,042,000, or 21.5% of net sales, compared to $12,390,000 or 26.1% of net sales in fiscal 1992. The decrease in gross profit was principally attributable to (1) promotions offered to meet competitive offerings and to generate additional cash, (2) dependence on sales in the competitive lower margin wholesale channel, and (3) the sale of discontinued product lines at minimal gross profit.

         Tristar's selling, general, and administrative ("SG&A") expenses increased 59.4% to $8,753,000 for the fiscal year ended August 31, 1993 from $5,492,000 in the prior fiscal year. As a percentage of net sales, Tristar's SG&A increased to 17% in fiscal year 1993 from 11.6% in fiscal year 1992. The additional expenses were primarily the result of increased legal and professional expenses in the normal course of business, the relocation of corporate headquarters and related personnel, developing new marketing programs and hiring supporting sales personnel and launching of new products.

         Interest expense increased slightly in fiscal year 1993 to $248,000, compared to $236,000 in fiscal year 1992, as a result of increased average short-term borrowings. This increase was partially offset by the repayment in full of Tristar's industrial revenue bond in July 1993.

         Tristar recorded in fiscal 1993, $2,758,000 of legal and professional expenses related to the stockholder litigation settlement and to other events that were the subject of the internal investigation by a Special Committee of Tristar's Board. See "Information Concerning Tristar -- Business -- General Development of Business". This amount included $500,000 as estimated expenses to conclude both the settlement and the remaining open events.

         In fiscal 1992, a total of $1,650,000 was recorded to reflect the costs of the Special Committee itself, and related legal and accounting costs. This amount, which is shown in "Litigation Expenses" included an estimated amount of $717,000 to complete the work of the Special Committee. See "Information Concerning Tristar -- Business -- Legal Proceedings" and Note 13 of Tristar's Notes to Consolidated Financial Statements.

         The most significant expense item in fiscal 1993 was the recording of $9,500,000 for the settlement of the stockholder litigation. See "Information Concerning Tristar -- Business -- General Development of Business". This recorded settlement combined with litigation expenses above (a total of $12,258,000) caused Tristar to record a loss before provision for income taxes of $10,192,000. Excluding such expenses, Tristar's income before taxes on a pro forma basis would have been approximately $2,066,000. Comparatively, in 1992, Tristar had income before taxes of $5,048,000. Excluding the expenses of $1,650,000 related to the Special Committee investigation recorded in fiscal 1992, on a pro forma basis, Tristar's income before taxes would have been approximately $6,698,000.

         In fiscal 1993, Tristar recorded an income tax benefit of $2,033,000 based on anticipated current and deferred benefits to be received from the recording of the stockholder litigation settlement and the litigation expenses. Tristar's effective tax rate for fiscal 1992 was 34.9%.

         LIQUIDITY AND CAPITAL RESOURCES

         Tristar obtains working capital from three primary sources: revolving line of credit, cash generated by operations, and Eurostar in the form of extended credit terms.

         During fiscal 1994, net short-term borrowings increased by $2,006,000 to $4,511,000 at August 31, 1994 under Tristar's revolving line of credit. Additional borrowings of $1,617,000 were available as of August 31, 1994 under the credit facility based on the formula used to determine availability. See
Note 4 of Tristar's Notes to Consolidated Financial Statements for additional information on the current line of credit.

         Operating activities in fiscal 1994 utilized $4,935,000 in cash. The cash utilized was primarily the result of payments under the stockholder litigation settlement ($3,500,000), a significant decrease in accounts payable, both to related parties ($2,039,000) and to other vendors ($933,000), an increase in accounts receivable ($1,531,000), and a net loss of $874,000 adjusted for non-cash items. Offsetting the uses of cash were decreases in inventory ($3,463,000), refundable income taxes ($354,000), and increases in accrued expenses ($851,000).

         Two payments ($900,000 in January 1994, and $2.6 million in May 1994) were made under the stockholder litigation settlement. The financing of these payments was through the issuance of long-term subordinated debt with Nevell Investments as further discussed below.

         With the cash provided by the new revolving line of credit, accounts payable were reduced by $2,972,000 during fiscal 1994 in order to bring payables closer to customary terms. Prior to the line of credit, vendor payables had been extended beyond customary terms due to the restraints of the previous line of credit. With the new line of credit, non-related party vendors were generally brought back within customary terms, whereas payables to related parties, with their consent, were periodically extended on a short-term basis beyond customary terms. Varying financing terms offered to customers due to seasonality and competitive pressures were the major contributor to the $1,531,000 increase in accounts receivable balances during fiscal 1994. Inventories decreased through improved inventory management, close-outs of discontinued products and timing of inventory receipts at year end. Refundable income taxes decreased as a result of the receipt of a refund of estimated taxes paid in 1993 and the carryback of fiscal 1993 losses against taxes paid in prior years. This decrease was partially offset by the refund receivable recorded in fiscal 1994 as a result of the carryback of the fiscal 1994 loss against taxes paid in prior years. Accrued expenses increased primarily as a result of promotions offered during fiscal 1994 ($445,000) and interest accruals related to the settlement of the stockholder litigation ($386,000).

         Capital expenditures during fiscal 1994 totaled $440,000, primarily for distribution equipment, computer equipment and software and furniture and office equipment. Capital expenditures in fiscal 1993 and 1992 were $604,000 and $381,000, respectively.

         The settlement of the stockholder class action litigation recorded in May 1993 resulted in a material change to Tristar's long-term debt-to-equity ratio. Tristar recorded $5 million, of which $3.5 million was incurred in fiscal 1994, as subordinated long-term debt. See "Information Concerning Tristar -- Business -- Legal Proceedings -- Stockholder Class Action Litigation". These borrowings bear interest at the Long-Term Federal Rate. Other than the $1,000,000 repayment of the subordinated debt out of proceeds from Tristar's executive liability and indemnification policy, the remaining repayments will begin in the year 2001.

         INFLATION

         During the fiscal year ended August 31, 1994, and consistent with Tristar's 1993 and 1992 fiscal years, inflation did not have a material adverse impact either on Tristar's net sales or income from continuing operations.

                               TRISTAR MANAGEMENT

DIRECTORS

         The following table contains certain information with respect to the members of the Tristar Board as of July 12, 1995:


                                                                                       Served as a
Name                         Age    Positions and Offices with the Company             Director Since
- ----                         ---    --------------------------------------             --------------
Richard P. Rifenburgh(1)      63    Chairman of the Board of Directors                 1992

Robert R. Sparacino(2)        67    Vice Chairman of the Board of Directors            1992

Viren S. Sheth                46    President and Chief Executive Officer and          1992
                                    Director

Daniel R. Carter(3)           61    Director                                           1992

Shashikant S. Sheth           48    Director                                           1989



(1) Mr. Rifenburgh became Chairman of the Board in August 1992. The Chairman of the Board is not an officer of Tristar.

(2) Dr. Sparacino became Vice Chairman of the Board in August 1992. The Vice Chairman of the Board is not an officer of Tristar.

(3) Mr. Carter served as President and Chief Executive Officer of Tristar from August 3, 1992 through December 3, 1992.

         None of the persons set forth in the table above was selected as a director pursuant to any arrangement or understanding between him and any other person (other than directors or officers of the Company acting solely in their capacities as such) except for Shashikant S. Sheth, who agreed to serve as a director of Tristar pursuant to a consensus among the Core Sheth Families as set forth in the Core Sheth Schedule 13D filed September 4, 1992 furnished to Tristar (the "Core Sheth Schedule 13D"). The Core Sheth Families is a group which is the beneficial owner of 60.5% of the Tristar Common Stock (71% assuming the exercise of all outstanding warrants) as more particularly set forth below and in the Core Sheth Schedule 13D and amendments thereto. For a discussion of the relationships among Viren S. Sheth, Shashikant S. Sheth and entities controlled by the Core Sheth Families, including Eurostar, see "-- Certain Transactions".

INFORMATION WITH RESPECT TO DIRECTORS

         RICHARD P. RIFENBURGH has served as Chairman of the Board of Moval Management Corporation since 1968. Moval Management Corporation is a management consulting firm which specializes in restoring companies in financial distress. From February 1989 until May 1991, Mr. Rifenburgh served as Chairman of the Board and Chief Executive Officer of MiniScribe Corporation, a publicly-held company and manufacturer of computer disk drives. From 1987 to 1990, he was a General Partner at Hambrecht and Quist Venture Partners, a venture capital organization. From 1988 to 1990, he was Chairman of the Board and Chief Executive Officer of Ironstone Group, Inc., a publicly-held holding company. Mr. Rifenburgh currently serves as a director of Library Bureau, Inc. and Concurrent Computer Corporation, both of which file reports with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). None of the companies set forth above with which Mr. Rifenburgh has been affiliated are, or have been, affiliates of Tristar.

         ROBERT R. SPARACINO has served as President and Director of Sparacino Associates, Inc. since 1981, a management consulting firm specializing in business consulting. Prior to forming Sparacino Associates, Inc., Dr. Sparacino was a senior officer of various groups of Xerox Corporation. Dr. Sparacino has also served as a director of several privately-held companies, principally in connection with services rendered by Sparacino Associates, Inc. During 1989 and 1990, Dr. Sparacino served as a director and chairman of the Independent Evaluation Committee of the board of directors of MiniScribe Corporation. Dr. Sparacino currently serves as a director of Concurrent Computer Corporation, which files reports with the Commission pursuant to the Exchange Act. None of the companies with which Dr. Sparacino has been affiliated are, or have been, affiliates of Tristar.

         DANIEL R. CARTER has served as a Director since August 1992. Mr. Carter also served as President and Chief Executive Officer of Tristar from August 3, 1992 through December 3, 1992. From 1987 to August 1992 and from December 1992 to present, Mr. Carter has served as President of Carter & Associates, a business consulting firm specializing in on-site consulting in marketing and general management. Carter & Associates is not affiliated with Tristar. In August 1994, Mr. Carter became one of the principals with the Moval Management Corporation. He also serves as a director and Vice Chairman of AG Corporation.

         SHASHIKANT S. SHETH, a member of the Core Sheth Families, is based in Dubai, United Arab Emirates. He has been employed with Jaywir Trading Company, L.L.C. ("Jaywir") in various positions since 1974, including his present position as director and stockholder. Jaywir is a diversified import/export company based in Dubai, United Arab Emirates, owned by the Core Sheth Families and involved in the distribution of fragrances and cosmetic products in the Middle East. Since 1983, Mr. Sheth has also been involved with Jamsun Trading Company, L.L.C. ("Jamsun"), presently as a director and stockholder. Jamsun is also an import/export company, owned by the Core Sheth Families and involved in the distribution of fragrances and cosmetic products in the Middle East. Jamsun is also the beneficial owner of less than 1% of Tristar's Common Stock. Since 1993, Mr. Sheth has been a director of Unistar International, L.L.C. ("Unistar"), a company involved in the trading of perfumes and other cosmetics. Mr. Sheth is also a director of Nevell Investments, S.A. ("Nevell"), an investment company. Jaywir, Jamsun, Unistar and Nevell may be deemed to be affiliates of Tristar. Mr. Sheth is also a director of Starion B.V.I., the beneficial owner of 58.9% of Tristar's Common Stock (69.8% assuming the exercise of all outstanding warrants). Starion B.V.I. is controlled by the Core Sheth Families. For a discussion of the relationships among Shashikant S. Sheth, Viren S. Sheth and entities controlled by the Core Sheth Families, see "Information Concerning Tristar -- Certain Transactions".

         VIREN S. SHETH became a director, as well as President and Chief Executive Officer of Tristar on December 3, 1992. Since August 1992, Mr. Sheth has served as President, Chief Executive Officer and a director of Eurostar, a Texas-based manufacturer and supplier of fragrance products which is owned and controlled by the Core Sheth Families. From 1983 to August 1992, Mr. Sheth was a director of S&J Perfume, a supplier of fragrance products based in the United Kingdom which sold principally to distributors in the Middle East and to Tristar. S&J Perfume is also an entity owned and controlled by the Core Sheth Families. For a discussion of the relationships among Viren S. Sheth, Shashikant
S. Sheth and entities controlled by the Core Sheth Families, see "Information Concerning Tristar -- Certain Transactions".

EXECUTIVE OFFICERS

         The following is a list of the executive officers of Tristar as of July 12, 1995, their ages, positions and offices with Tristar, and periods during which they have served in such positions and offices:


Name                         Age    Positions or Offices with Tristar                  Officer Since
- ----                         ---    ---------------------------------                  -------------
Viren S. Sheth                46    Director, President and Chief Executive Officer    December 1992


Eugene H. Karam               48    Executive Vice President and Chief Operating       1988
                                    Officer

Loren M. Eltiste              55    Corporate Vice President, Chief Financial          October 1992
                                    Officer, Treasurer and Assistant Secretary


INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS

         Viren S. Sheth's business background is set forth above.

         Eugene H. Karam has served as Executive Vice President and Chief Operating Officer of Tristar since August 1992. Mr. Karam served as a Vice President of Tristar from 1988 until August 1992. Mr. Karam was first employed with Tristar as president of Ross Cosmetics Distribution Center, S.W., Inc., a subsidiary of Tristar which distributed Tristar products principally in the Southwestern United States and Mexico. From 1977 to 1985, Mr. Karam was employed by Solo Serve Corporation, a publicly-owned company located in San Antonio, Texas, where he was responsible for the product purchasing and operation of the cosmetic departments of that company's 12 retail stores which were located in various cities in Texas, Alabama and Louisiana.

         Loren M. Eltiste has served in his present capacity with Tristar since October 1992. From October 1988 to October 1992, Mr. Eltiste served as Chief Accounting Officer, Vice President and Corporate Controller for Tandon Corporation, a publicly-owned company which manufactured and marketed personal computers.

FAMILY RELATIONSHIPS AMONG DIRECTORS AND EXECUTIVE OFFICERS

         Shashikant S. Sheth, a director of Tristar, and Viren S. Sheth, President, Chief Executive Officer and a director of Tristar, are brothers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         As previously disclosed, a federal grand jury in Greenville, South Carolina has examined the events relating to the previously undisclosed ownership interest of the Core Sheth Families and other issues. On March 31, 1994, Tristar entered into an agreement with federal authorities pursuant to which Tristar will not be prosecuted in connection with the matters under investigation by the grand jury.

         Tristar and the Core Sheth Families, who hold beneficial ownership of 60.5% of Tristar's Common Stock (71% assuming the exercise of all outstanding warrants), principally through their ownership of Starion B.V.I., have actively cooperated with the federal inquiry. Tristar's agreement with the federal authorities is contingent upon continued cooperation by Tristar and companies affiliated with the Core Sheth Families.

         Under the terms of the agreement, Shashikant S. Sheth, an individual member of the Core Sheth Families and a director of Tristar, pled guilty to a technical infraction based on his failure, prior to September 1992, to disclose fully the group's ownership of Tristar's Common Stock. Tristar's President, Viren S. Sheth, pled guilty to an infraction in connection with aiding and abetting the disclosure violation. The agreement with federal authorities acknowledges that these individuals were unaware of the legal requirement that was violated. These infractions are the lowest possible level of federal charge, and do not subject them to any term of incarceration.

         Starion B.V.I., an entity owned by the Core Sheth Families that holds beneficial ownership of 58.9% of Tristar's Common Stock (69.8% assuming the exercise of all outstanding warrants), pled guilty to a felony in connection with the failure to disclose that ownership interest.

         On November 22, 1994, Starion B.V.I. was sentenced to five years of probation and required to pay to the U.S. Government $5.5 million in lieu of a forfeiture of 2,013,174 of its holdings of shares of common stock of Tristar. On November 22, 1994, Starion B.V.I. made an initial payment of $2 million to the Government and executed a non-interest-bearing promissory note for the remaining $3.5 million. The promissory note is to be paid according to the following schedule: (a) $700,000 by November 22, 1995; (b) $700,000 by November 22, 1996;
(c) $700,000 by November 22, 1997; (d) $700,000 by November 22, 1998; and (e)
$700,000 by November 22, 1999. The promissory note also requires Starion B.V.I. to place in escrow one million shares of Tristar Common Stock to secure these five payments totalling $3.5 million. Starion B.V.I. will retain all rights to vote and dispose of the shares placed in escrow and the right to receive dividends on those shares.

         On November 22, 1994, Shashikant S. Sheth was sentenced to one year of probation. The sentence imposed is based upon an infraction for violating (without knowledge thereof) 17 C.F.R. Section 240.13d-1 and 15 U.S.C. Section 78ff by failing to disclose, prior to September 1992, the Core Sheth Families' ownership of more than 5% of the outstanding common stock of Tristar.

         On November 22, 1994, Viren S. Sheth was sentenced to one year of probation. The sentence imposed is based on an infraction for violating (without knowledge thereof) 17 C.F.R. Section 240.13d-1 and 15 U.S.C. Section 78ff by aiding, abetting and causing the Core Sheth Families' failure to disclose, prior to September 1992, their ownership of more than 5% of the outstanding common stock of Tristar.

         The U.S. Attorney's Information charging Shashikant S. Sheth and Viren
S. Sheth with these violations expressly alleges that they did not have knowledge of either of these regulations. The court imposed the following conditions of probation: (1) complying with all federal and state securities laws; and (2) directing and insuring that Starion B.V.I. make all required forfeiture payments under the promissory note and plea agreement.

         The sentencing concludes all outstanding criminal proceedings with respect to the above named persons.

         The United States Attorney's office has advised that Starion B.V.I., Viren Sheth and certain other persons affiliated with the Core Sheth Families had, prior to the agreement with federal authorities, been the subject of a sealed indictment by a federal grand jury in connection with these matters. The plea agreement provides for the dismissal of the indictment with regard to these parties.

         On October 20, 1994, a suit was filed in Florida state court against Tristar, as well as two of its directors, Richard P. Rifenburgh and Robert R. Sparacino. The plaintiffs in the action are Ross Freitas and Carolyn Kenner, along with two other individuals, Rose Freitas and Melissa Freitas. The complaint alleges causes of action by Mr. Freitas and Ms. Kenner for libel and seeks indemnification in connection with the work of the Special Committee of the Tristar Board that investigated, among other things, the failure to disclose the Core Sheth Families' holdings of Tristar Common Stock. The complaint also alleges, on behalf of all four plaintiffs, that Tristar's disclosures relating to these and other matters were fraudulent or negligently misrepresented. In April 1995, the court dismissed the complaint without prejudice, in part due to plaintiffs' failure to state a claim for relief. On or about May 12, 1995, the plaintiffs refiled the complaint, asserting many of the same claims. Tristar intends to dispute these allegations vigorously and believes that its ultimate disposition will not have a material adverse effect on its financial condition.

         On June 4, 1994, Mr. Freitas and Ms. Kenner served a demand for arbitration against Starion B.V.I., Shashikant S. Sheth and Jay Sheth alleging, among other things, fraud, breach of contract and negligent misrepresentation relating to a loan agreement dated May 31, 1989, between Starion B.V.I.,

Mr. Freitas and Ms. Kenner. Starion B.V.I. believes that the claims brought by Mr. Freitas and Ms. Kenner are procedurally barred and without merit. Starion B.V.I. intends to dispute these allegations vigorously.

         Except for the matters discussed above, none of Tristar's directors, officers or affiliates, nor any owner of record or beneficially of more than 5% of Tristar's Common Stock, nor any associate of any such directors, officers, affiliates or 5% stockholders, is a party adverse to Tristar or has a material interest adverse to Tristar in any material legal proceeding.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Exchange Act requires Tristar's directors, executive officers and persons who own more than 10% of Tristar's Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Tristar. Directors, executive officers and greater than 10% stockholders are required by Commission regulations to furnish Tristar with copies of all Section 16(a) forms they file. To Tristar's knowledge, based solely upon a review of Section 16(a) reports furnished to Tristar and written representations that no other reports were required, Tristar believes that its officers, directors and holders of more than 10% of Tristar's Common Stock complied with all Section 16(a) filing requirements during the 1994 fiscal year.

                         TRISTAR EXECUTIVE COMPENSATION

         The following table shows, for the fiscal years ended August 31, 1994, 1993 and 1992, the cash compensation awarded to, earned by or paid to Tristar's Chief Executive Officer and the remaining most highly compensated executive officers of Tristar whose total annual salary and bonus was at least $100,000.


                                                                     Long-Term Compensation
                                                                             Awards
                                                                  ----------------------------
                                         Annual Compensation           Other
                               Fiscal   ----------------------        Annual                            All Other
Name and Principal Position     Year    Salary($)     Bonus($)    Compensation(4)   Options(#)       Compensation($)
- ---------------------------     ----    ---------     --------    ---------------   ----------       ---------------
Viren S. Sheth(1)               1994    $150,000        --              --             --              $  1,298 (5)
         President and          1993     106,731        --              --             --                 --
         Chief Executive        1992       --           --              --             --                 --
         Officer

Eugene H. Karam
         Exec. Vice             1994     150,000     $ 24,375           --            99,420             12,198 (6)
         President              1993     113,146      130,000           --             --                 9,615 (6)
                                1992     102,739      146,626(3)        --            20,000              5,051 (6)

Loren M. Eltiste(2)             1994     130,241       18,047           --             --                62,495 (7)
         Chief Financial        1993     104,327       15,000           --            66,206              3,223 (7)
         Officer                1992       --           --              --             --                 --

- -------------------------

(1) Viren S. Sheth was elected as President and Chief Executive Officer effective December 3, 1992. It is anticipated that upon consummation of the Merger, Mr. Sheth's annual base salary will be the aggregate of his annual base salaries at Tristar and Eurostar.

(2)      Loren M. Eltiste joined Tristar in October 1992.

(3) Such bonus was calculated and paid pursuant to the terms of Mr. Karam's employment contract with Tristar, which provides that Mr. Karam shall receive an annual bonus based on Tristar's adjusted pre-tax profit. Mr. Karam's employment contract provides that if Tristar's adjusted pre-tax profits are over $3,000,000, his bonus shall be $120,000 plus 2% of the amount of adjusted pre-tax profits over $3,000,000. For fiscal year 1992, Tristar had an adjusted pre-tax profit of $4,331,307, resulting in a bonus of $146,626. See "Tristar Executive Compensation -- Employment Contracts".

(4) Excludes perquisites and other benefits if the aggregate amount of such compensation is the lesser of $50,000 or 10% of the annual salary and bonus reported for the named executive officer.

(5) The fiscal 1994 amount is comprised of $1,298 contributed to Tristar's 401(k)Plan by Tristar on behalf of Mr. Sheth to match fiscal 1994 pre-tax deferral contributions.

(6) The fiscal 1994, 1993 and 1992 amounts are comprised of (i) contributions to Tristar's 401(k) Plan by Tristar on behalf of Mr. Karam to match pre-tax deferral contributions in the amounts of $6,826, $5,542 and $4,003 in fiscal 1994, 1993 and 1992, respectively; and (ii) premiums paid by Tristar on behalf of Mr. Karam with respect to insurance not generally available to all Tristar employees in the amounts of $5,372, $4,073 and $1,048 in fiscal 1994, 1993 and 1992, respectively.

(7) The fiscal 1994 amount is comprised of (i) $4,291 contributed to Tristar's 401(k) Plan by Tristar on behalf of Mr. Eltiste to match pre-tax deferral contributions in fiscal 1994; (ii) $2,859 in premiums paid by Tristar on behalf of Mr. Eltiste with respect to insurance not generally available to all Tristar employees; and (iii) relocation expenses of $55,345 paid on behalf of Mr. Eltiste by Tristar to relocate his household from California to Texas. The fiscal 1993 amount is comprised of $3,223 in premiums paid by Tristar on behalf of Mr. Eltiste with respect to insurance not generally available to all Tristar employees.

OPTION GRANTS IN 1994 FISCAL YEAR

         The following table provides information concerning grants of stock options by Tristar to the named executive officers in the fiscal year 1994. Tristar has not granted any stock appreciation rights.


                                                                                                 Potential Realizable Value
                                                                                                 at Assumed Annual Rates of
                                                                                                Stock Price Appreciation for
                         Individual Grants                                                            the Option Term
                         -----------------                                                            ---------------
                                           Percentage of Total
                                            Options Granted to
                          Options Granted     Employees in      Exercise Price     Expiration
Name                           (#)(1)          Fiscal Year        ($/Share)           Date          5% ($)       10% ($)
- ----                           ------          -----------        ---------           ----          ------       -------
Viren S. Sheth                  --                 --                 --               --             --            --
Eugene H. Karam                99,420             100%              $5.375          2/14/99        $147,640      $326,246
Loren M. Eltiste                --                 --                 --               --             --            --


   (1) Mr. Karam's options, granted on February 14, 1994, were granted under Tristar's 1991 Stock Option Plan and are exercisable at a rate of 33 1/3% on September 1, 1994, 1995 and 1996. None of these options were exercisable in fiscal 1994.

OPTION EXERCISES IN 1994 FISCAL YEAR AND YEAR-END OPTION VALUE

         The following table provides information concerning option exercises in the fiscal year 1994 by the named executive officers and the value of such officer's exercised options at August 31, 1994.

                                                              Number of Unexercised                 Value of Unexercised
                           Shares                                   Options at                      In-the-Money Options
                          Acquired                             Fiscal Year End (#)                at Fiscal Year End($)(1)
                             on            Value          -------------------------------       ---------------------------
Name                    Exercise (#)    Realized ($)      Exercisable       Unexercisable       Exercisable   Unexercisable
- ----                    ------------    ------------      -----------       -------------       -----------   -------------
Viren S. Sheth               --              --                --                --                 --             --
Eugene H. Karam              --              --              80,000            99,420            $116,250          -0-
Loren M. Eltiste             --              --              22,070            44,136               -0-            -0-

- ------------------------
   (1) The "value" of any option set forth in the table above is determined by subtracting the amount which must be paid upon exercise of the options from the market value of the underlying Common Stock as of August 31, 1994 (based on the closing sales price as reported by the Nasdaq Stock Market).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Executive Committee of Tristar performs, among other functions, the functions normally performed by a compensation committee. During fiscal 1994, the following persons served on the Executive Committee: Richard P. Rifenburgh, Robert R. Sparacino and Viren S. Sheth. Viren S. Sheth also served as the Chief Executive Officer and President of Tristar during fiscal 1994.

         The Core Sheth Families are the beneficial owners of 60.5% of Tristar's Common Stock (71% assuming the exercise of all outstanding warrants), principally through their ownership and control of Starion B.V.I. Viren S. Sheth is a brother of Shashikant S. Sheth, a director of Tristar, and, although not a member of the Core Sheth Families, is related by blood to certain members of the Core Sheth Families. Viren S. Sheth also serves as the President, Chief Executive Officer and a director of Eurostar, an entity which is owned and controlled by the Core Sheth Families and which supplied virtually all of Tristar's requirements for fragrance products in fiscal 1994.

COMPENSATION COMMITTEE REPORT

         In accordance with the executive compensation rules established by the Commission, the following report regarding executive compensation is provided at the direction of the Tristar Board.

         During fiscal 1994, Tristar had no formal compensation policies with respect to executive officers.

         Prior to December 1992, compensation was determined by a special committee (the "Special Committee") of the Tristar Board composed of Messrs. Rifenburgh and Sparacino. Subsequent to that date, the Executive Committee assumed those functions. Because there were no formal compensation policies in place, the compensation of newly-hired executive officers was determined based generally on the qualifications and prior experience of the executive officers. The following paragraphs set forth the basis of the compensation paid in fiscal 1994 to Viren S. Sheth, Eugene H. Karam and Loren M. Eltiste.

         On December 3, 1992, the Tristar Board elected Viren S. Sheth as President and Chief Executive Officer. At that time, the Executive Committee established Mr. Sheth's salary at $150,000 per annum in recognition of the same position, with comparable compensation, Mr. Sheth held with Tristar's major supplier, Eurostar. Mr. Sheth's salary continued to be $150,000 per annum during fiscal 1994.

         The compensation package of Eugene H. Karam, Chief Operating Officer, was initially established effective as of September 1, 1993 as part of a three-year employment agreement pursuant to which Mr. Karam received an initial base salary of $150,000 per annum and an annual bonus opportunity up to 25 percent of his base salary. Mr. Karam's base salary was $150,000 per annum for fiscal 1994. Pursuant to the agreement, on February 14, 1994, Mr. Karam also received an option to purchase 99,420 shares of Tristar's Common Stock which vests over a three-year period. The Executive Committee set Mr. Karam's compensation package based on the key role he held within Tristar and in view of competitive compensation packages offered to his peer group in the industry. The stock option was granted to provide a long-term incentive to Mr. Karam.

         The compensation package of Loren M. Eltiste, Chief Financial Officer, was initially established on October 6, 1992 as part of a three-year employment agreement pursuant to which Mr. Eltiste received an initial base salary of $125,000 per annum and an annual bonus opportunity up to 25 percent of his base salary. In October 1993, Mr. Eltiste's base salary was increased to $131,250 per annum. On October 6, 1992, Mr. Eltiste also received an option to purchase 66,206 shares of Tristar's Common Stock which vests over a three-year period. The Executive Committee set Mr. Eltiste's compensation package based on his experience as a financial executive and in view of competitive compensation packages offered to his peer group in the industry. The stock option was granted to provide a long-term incentive to Mr. Eltiste.

                              EXECUTIVE COMMITTEE
                             Richard P. Rifenburgh
                              Robert R. Sparacino
                                 Viren S. Sheth

COMPENSATION OF DIRECTORS

         Tristar provides reimbursement for travel and other expenses incurred by all directors in connection with their service as directors of Tristar. Tristar also provides compensation to its three non-employee directors, Robert
R. Sparacino, Richard P. Rifenburgh and Daniel R. Carter, for their services as directors and members of various committees of the Tristar Board.

         Dr. Sparacino and Mr. Rifenburgh each receive $2,500 per day per Tristar Board or committee meeting attended. In addition, for the first three quarters of fiscal 1994, Dr. Sparacino and Mr. Rifenburgh were each paid $325 per hour for their services in capacities outside of such meetings, subject to a maximum total compensation (including compensation for attendance at meetings) of $2,500 per day. Effective June 1, 1994, Dr. Sparacino's and Mr. Rifenburgh's hourly billing for services was discontinued and a quarterly fee of $10,000 was established to reimburse Dr. Sparacino and Mr. Rifenburgh for services outside of Tristar Board and Committee meetings. During fiscal 1994, Mr. Rifenburgh and Dr. Sparacino (through his company, Sparacino Associates, Inc.) earned $75,519 and $71,482, respectively, in connection with their service as directors and members of committees of the Tristar Board.

         Daniel R. Carter received $22,500 during fiscal 1994 for his service as a director. This compensation was based on an understanding between Tristar and Mr. Carter that he should be compensated with respect to his attendance at Tristar Board meetings at the rate of $2,500 per day per meeting.

EMPLOYMENT CONTRACTS

         EUGENE H. KARAM. Mr. Karam has an employment agreement with Tristar dated January 14, 1994, which provides, among other things, that Mr. Karam's employment is terminable only for cause through August 31, 1996. Under the agreement, Mr. Karam receives an annual salary of $150,000 plus a discretionary bonus. The agreement also requires Tristar to maintain a $250,000 life insurance policy on Mr. Karam, payable to the beneficiary of his choice, to furnish long-term disability insurance coverage for Mr. Karam and to provide Mr. Karam with a monthly car allowance. Pursuant to the agreement, Mr. Karam also received an option to purchase 99,420 shares of Common Stock at $5.375 per share, which option vests over a three-year period.

         LOREN M. ELTISTE. Mr. Eltiste has an employment agreement with Tristar dated October 6, 1992, which provides, among other things, that Mr. Eltiste's employment is terminable only for cause through August 31, 1995. Under the agreement, Mr. Eltiste receives an annual salary of $125,000 plus a discretionary bonus. Mr. Eltiste's annual salary was increased in October 1993 to $131,250. The agreement also requires Tristar to maintain a $250,000 life insurance policy on Mr. Eltiste, payable to the beneficiary of his choice, and to provide him with a monthly car allowance. Pursuant to the agreement, Mr. Eltiste also received an option to purchase 66,206 shares of Common Stock at $6.875 per share, which option vests over a three-year period.

         Other than as set forth above, there are no compensatory plans or arrangements with respect to any individual named in the Summary Compensation Table above or otherwise which would result from the resignation, retirement or any other termination of such individual's employment with Tristar or a change in the individual's responsibilities following a change in control.

PERFORMANCE GRAPH

         Tristar has utilized the Center for Research in Security Prices ("CRSP") Total Return Index for The Nasdaq Stock Market. The following performance graph compares the performance of Tristar's Common Stock to CRSP Total Return Index for The Nasdaq Stock Market and to a Cosmetics/Sundries Index (for the five year period from August 31, 1989 through August 31, 1994). The Cosmetics/Sundries Index is comprised of all NASDAQ-listed companies having the three digit standard industry classification code 284, which relates to perfumes, cosmetics and toilet preparation products. A list of all the companies comprising the Cosmetics/Sundries Index is available upon written request to Tristar at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216,
Attention: Corporate Secretary, or upon the oral request directed to the Corporate Secretary at (210) 402-2200. The graph assumes that the value of the investment in Tristar's Common Stock and each Index was 100 at August 31, 1989 and that all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                     AMONG THE COMPANY INDEX, NASDAQ INDEX,
                          AND COSMETIC/SUNDRIES INDEX


                             [PERFORMANCE GRAPH]

=========================================================================================================
Year (Aug. start date)              1989         1990         1991        1992         1993         1994
=========================================================================================================
Company Index                       100.0        116.0        568.0       440.0        352.0        252.0
NASDAQ Index                        100.0         83.0        117.7       127.6        168.3        174.2
Cosmetics/Sundries Index            100.0        101.3        162.1       146.2        138.4        156.8
=========================================================================================================

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information, as of July 12, 1995, regarding the beneficial ownership (as defined by Rule 13d-3 of the Securities Exchange Act of 1934) of Tristar's Common Stock by (i) each person who is known by Tristar to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee for director of Tristar, (iii) by each of the executive officers named in the Summary Compensation Table, and (iv) by all directors and executive officers of Tristar as a group. Unless otherwise noted, each director has sole voting power and sole investment power with respect to his shares owned.

                                                      AMOUNT AND NATURE OF
NAME AND ADDRESS OF                                       BENEFICIAL                     PERCENT OF
BENEFICIAL OWNER                                           OWNERSHIP                        CLASS
- -------------------                                   --------------------               ----------
Core Sheth Families(1)                                     6,420,174                        71.0%
Post Office Box 5551
Dubai, United Arab Emirates

Starion International Limited(2)                           6,313,174                        69.8%
Woodbourne Hall, P. O. Box 3162
Road Town, Tortola
British Virgin Islands

Shashikant S. Sheth(3)                                     6,420,174                        71.0%
Post Office Box 5551
Dubai, United Arab Emirates

Viren S. Sheth(4)                                             -0-                            -0-
12001 Network, Bldg. E, Suite 110
San Antonio, TX 78249-3355

Daniel R. Carter                                              -0-                            -0-
628 Kendale Lane
Thousand Oaks, CA 91360

Richard P. Rifenburgh                                         -0-                            -0-
133 N. Pompano Beach Blvd.
Pompano Beach, FL  33062

Robert R. Sparacino                                           -0-                            -0-
Sparacino Associates, Inc.
175 Blackberry Drive
Stamford, CT  06903

Eugene H. Karam(5)                                          209,780                          3.1%
12500 San Pedro Ave., Suite 500
San Antonio, TX  78216

Loren M. Eltiste(6)                                          44,138                          0.7%
12500 San Pedro Ave., Suite 500
San Antonio, TX  78216

All directors and executive officers as a                  6,674,092                        72.2%
group (7 persons)(7)

- ---------------------------------------

Footnotes on next page

The information set forth in the footnotes (1), (2) and (3) below is based on written representations to Tristar by Mr. Shashikant S. Sheth and on the Core Sheth Schedule 13D and amendments thereto.

   (1) Shashikant S. Sheth, Jamnadas Sheth, Kirit Sheth and Mahendra Sheth comprise the Core Sheth Families. The Core Sheth Families own and control Starion B.V.I. The 6,420,174 shares includes 6,313,174 shares beneficially owned by Starion B.V.I. (which includes 2,400,000 shares issuable upon the exercise of currently exercisable common stock warrants held by Starion B.V.I.) and 107,000 shares otherwise owned or controlled by the Core Sheth Families. The members of the Core Sheth Families share voting and investment power with respect to all of these shares.

   (2) The 6,313,174 shares includes 2,400,000 shares issuable upon the exercise of currently exercisable common stock warrants held by Starion B.V.I. Starion B.V.I. shares voting and investment power with the members of the Core Sheth Families with respect to all of these shares.

   (3) Shashikant S. Sheth, a director of Tristar, owns no shares in his individual capacity. He is a director of Starion B.V.I. and he is a member of the Core Sheth Families, which control Starion B.V.I. The 6,420,174 shares includes 6,313,174 shares beneficially owned by Starion B.V.I. (which includes 2,400,000 shares issuable upon the exercise of currently exercisable common stock warrants held by Starion B.V.I.) and 107,000 shares otherwise owned or controlled by the Core Sheth Families. Shashikant S. Sheth and the other members of the Core Sheth Families share voting and investment power with respect to all of these shares.

   (4) Viren S. Sheth, a director of Tristar and its President and Chief Executive Officer, is the brother of Shashikant S. Sheth and, although not a member of the Core Sheth Families, is related by blood to certain members of the Core Sheth Families. Viren S. Sheth disclaims beneficial ownership of shares beneficially owned by the Core Sheth Families.

   (5) The 209,780 shares includes 146,280 shares which Mr. Karam has the right to acquire pursuant to stock options issued pursuant to Tristar's stock option plan.

   (6) The 44,138 shares consists of shares which Mr. Eltiste has the right to acquire pursuant to stock options issued pursuant to Tristar's stock option plan.

   (7) Includes 6,420,174 shares beneficially owned by the Core Sheth Families, of which Shashikant S. Sheth is a member, 209,780 shares beneficially owned by Mr. Karam and 44,138 shares beneficially owned by Mr. Eltiste.


                              CERTAIN TRANSACTIONS

CORE SHETH FAMILIES

         During fiscal 1994, a majority of Tristar's outstanding stock (approximately 60.5%) continued to be controlled by the Core Sheth Families, principally through their ownership and control of Starion B.V.I.

TRANSACTIONS WITH EUROSTAR AND OTHER AFFILIATES

         During fiscal 1994, the Core Sheth Families also owned and controlled Eurostar and Emicos, two major suppliers of fragrance products and cosmetics to Tristar. During fiscal 1994, fragrance products supplied by Eurostar represented approximately 79% of Tristar's net sales, and cosmetics supplied by Emicos accounted for approximately 12% of Tristar's net sales. For fiscal 1994, purchases from Eurostar and Emicos amounted to $27,282,000 and $4,254,000, respectively. At August 31, 1994, Tristar owed outstanding payables to Eurostar and Emicos in the amounts of $1,162,000 and $726,000, respectively.

         In October 1992, Tristar entered into the three-year Distribution Agreement with Eurostar and S&J Perfume, also an entity owned and controlled by the Core Sheth Families, for the purchase of fragrance products. Under the terms of the agreement, during fiscal 1994, Eurostar supplied virtually all of Tristar's requirements for fragrance products for exclusive distribution by Tristar in the United States, Mexico, Canada and Puerto Rico. This agreement was amended in August 1993 such that Tristar is assured of a supply of fragrance products from Eurostar through August 1999. No purchases have been made by Tristar from S&J Perfume since fiscal 1993.

         During fiscal 1994, Tristar sold cosmetic pencils to Emicos in the amount of $343,000. At August 31, 1994, Tristar had a receivable outstanding from Emicos of $126,000.

         Eurostar purchases various products from Tristar for resale to Eurostar's customers in Central and South America. These purchases were $114,000 in fiscal 1994. At August 31, 1994, Tristar had a receivable outstanding from Eurostar of $248,000.

         In October 1993, Tristar became a party to a one-year design and consulting agreement with Eurostar pursuant to which Eurostar and other entities of the Core Sheth Families provide marketing concepts and design services to Tristar for the production of marketing and advertising material. The agreement, renewable each calendar year, provides for a fixed annual fee to be renegotiated at the end of each calendar year. The agreement was renewed for calendar 1995. The fee for calendar 1995 is $150,000.

         Tristar has entered into a Computer Services and Support Agreement with Eurostar pursuant to which Tristar pays Eurostar approximately $132,000 per year for access to hardware and software which is used to maintain Tristar's inventory and accounting systems.

         As mentioned above, Eurostar and Emicos are owned and controlled by the Core Sheth Families. Shashikant S. Sheth, a director of Tristar, is a member of the Core Sheth Families. Viren S. Sheth, a director of Tristar and its President and Chief Executive Officer, is Shashikant S. Sheth's brother. Although Viren S. Sheth is not a member of the Core Sheth Families, he is related by blood to certain members of the Core Sheth Families. Viren S. Sheth also serves as the President, Chief Executive Officer and a director of Eurostar.

DIRECTOR FEES

         For fiscal 1994, Tristar incurred approximately $173,000 in fees to Robert R. Sparacino, Richard P. Rifenburgh and Daniel Carter, directors of Tristar. These fees were paid directly to the directors, with the exception of $71,482 which was paid to Mr. Sparacino through his company, Sparacino Associates, Inc. These fees relate to participation in meetings of the Tristar Board and committees thereof and events associated with the investigation performed by the Special Committee of the Tristar Board, formed in October 1992 to conduct a review of matters associated with the previously disclosed stockholder class action litigation, investigation by the Securities and Exchange Commission and investigation of the United States Attorney for the District of South Carolina. At August 31, 1994, $12,000 of these fees had not yet been paid.

FINANCING OF SETTLEMENT AGREEMENT

         On December 17, 1993, Tristar announced court approval of a settlement agreement, on behalf of Tristar and certain other parties, of the previously disclosed stockholder class action litigation for a cash payment of $9.5 million. To finance the settlement agreement, the Core Sheth Families loaned Tristar $9 million and purchased and extended common stock warrants for a price of $500,000. The last portion of the settlement amount was paid by Tristar on December 16, 1994.

         The loans from the Core Sheth Families mature in ten years, with interest payable annually and principal payable 20% at the end of year eight, 20% at the end of year nine and the remaining 60% at the end of year ten, with the exception of $1 million which was paid in December 1994 with a court approved distribution of the proceeds of an executive liability and indemnification policy owned by Tristar. These loans bear interest at the Long-Term Federal Rate and are subordinated to indebtedness of Tristar owed to its commercial bank lenders.

         The common stock warrants were purchased by the Core Sheth Families on December 14, 1994, pursuant to an agreement entered into in connection with the settlement agreement. The warrants grant the Core Sheth Families the right to purchase up to 2,000,000 shares of Tristar's common stock within ten years of the date of issuance. The initial per share price of the common stock under the warrants is $5.34 and it increases by 10% per year beginning December 15, 2001. The exercise price of these warrants may be reduced pursuant to the terms of the Merger Agreement. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants".

         In connection with the settlement agreement, Tristar also extended until August 31, 2003, the exercise date of previously issued common stock warrants held by Starion B.V.I., an entity controlled by the Core Sheth Families, to purchase 400,000 shares of Tristar common stock at an exercise price of $2.75 per share. These warrants would have expired on May 31, 1995 absent an extension.

                MARKET PRICES OF TRISTAR COMMON STOCK; DIVIDENDS

MARKET INFORMATION

         Tristar has a single class of equity securities outstanding, its Common Stock, $.01 par value. The Tristar Common Stock is traded over-the-counter on the NASDAQ/NMS under the symbol "TSAR". The following table presents for the periods indicated the quarterly high and low bid quotations in the over-the-counter market, as quoted by NASDAQ. These quotations reflect the inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

                                                   High                 Low
                                                   ----                 ---
1993
First Quarter                                      $13                  $4 3/8
Second Quarter                                     $13                  $4 7/8
Third Quarter                                      $8 1/8               $4 7/8
Fourth Quarter                                     $7 5/8               $3 5/8

1994
First Quarter                                      $7 7/8               $4 1/8
Second Quarter                                     $7 7/8               $5 3/8
Third Quarter                                      $6 1/4               $3 7/8
Fourth Quarter                                     $4 1/8               $3 7/8

1995
First Quarter                                      $5 7/8               $3 7/8
Second Quarter                                     $5 5/8               $5 1/8
Third Quarter                                      $6                   $5
Fourth Quarter (through July 28)                   $5 5/16              $5


         On May 30, 1995, the last trading day prior to the announcement by Tristar and Eurostar that they had reached an agreement concerning the Merger, the closing price for the Tristar Common Stock, as reported by NASDAQ/NMS, was $5.25. On July 28, 1995, the closing price for the Tristar Common Stock, as reported by NASDAQ/NMS, was $5.3125. There is not and never has been any trading market for Eurostar Common Stock.

         Tristar has been notified by The Nasdaq Stock Market, Inc. that it may no longer satisfy the requirements for continued listing on NASDAQ due to a deficiency in its net tangible assets. Tristar has requested a waiver of such requirement on the basis that Tristar will satisfy the net tangible asset requirement if the Merger is consummated. Tristar anticipates that such waiver will be granted and that Tristar will continue to be listed on the NASDAQ following the Merger under the symbol "TSAR". If the Merger is not consummated, Tristar will again request a waiver of the net tangible asset requirement from The Nasdaq Stock Market, Inc., but there is no assurance that a waiver will be granted.

HOLDERS

         As of July 12, 1995, the approximate number of holders of record of Tristar's Common Stock, as reported by Tristar's transfer agent, was 223.

DIVIDENDS

         Tristar has paid no cash dividends on the Tristar Common Stock since its inception. The payment by Tristar of cash dividends, if any, in the future rests within the discretion of the Tristar Board and will depend, among other things, upon Tristar's earnings, its capital requirements and its financial condition, as well as other relevant factors. In addition, Tristar's ability to pay cash dividends is subject to restrictions imposed by Tristar's principal lender in connection with the $10,000,000 revolving credit line. See Note 4 of Tristar's Notes to Consolidated Financial Statements. By reason of Tristar's present financial status and its contemplated financial requirements, Tristar has no plans to pay any cash dividends on the Tristar Common Stock in the foreseeable future.

         Other than the requirements of the Delaware Law that dividends be paid out of capital surplus only and that the declaration and payment of a dividend not render Tristar insolvent, and the limitations imposed by Tristar's principal commercial lender referred to above, there are no restrictions on Tristar's present or future ability to pay dividends.

                      DESCRIPTION OF TRISTAR CAPITAL STOCK

         Tristar is authorized to issue 10,000,000 shares of Common Stock, $.01 par value, and 1,000,000 shares of Preferred Stock, $.05 par value. As of July 12, 1995, there were 6,651,873 shares of Tristar Common Stock outstanding. The following brief description of the capital stock of Tristar is qualified in its entirety by reference to Tristar's Certificate of Incorporation, as amended, copies of which are on file with the Commission.

COMMON STOCK

         Holders of Tristar Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally, including the election of directors. Subject to the rights of holders of Preferred Stock, the holders of Tristar Common Stock are entitled to receive such dividends as may be declared from time to time by the Tristar Board out of funds legally available therefor, and in the event of liquidation, dissolution or winding up of Tristar, to share ratably in all assets remaining after payment of liabilities. The holders of Tristar Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by Tristar.

         The Transfer Agent and Registrar for Tristar Common Stock is The Trust Company of New Jersey, Jersey City, New Jersey.

PREFERRED STOCK

         The Tristar Board has authority to issue the Preferred Stock from time to time without stockholder approval, in one or more series. The Tristar Board is authorized with respect to any series of Preferred Stock to fix the designation, the number of shares, the voting powers, the conditions of the conversion privilege, if any, the terms and conditions of the redemption rights, if any, the rights upon liquidation, merger, consolidation, distribution or sale of assets, and dissolution or winding-up, the dividend rate and whether dividends shall be cumulative, and any other powers, preferences and relative, participating, optional and other rights and the qualifications, limitations and restrictions of such series. No shares of Preferred Stock are currently outstanding.

WARRANTS

         At July 12, 1995, Tristar had outstanding warrants to purchase an aggregate of 2,000,000 shares of Tristar Common Stock at an exercise price of $5.34 per share and warrants to purchase an aggregate of 400,000 shares of Tristar Common Stock at an exercise price of $2.75 per share. The exercise price of the 2,000,000 warrants held by an affiliate of the Core Sheth Families may be reduced in connection with the Merger. See "The Merger -- Description of the Merger -- Repricing of Certain Warrants".

DELAWARE ANTI-TAKEOVER LAW

         Under Section 203 of the Delaware Law (the "Delaware anti-takeover law"), certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless (i) the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (Tristar has not made such an election), (ii) the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder, (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own. The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock.
Section 203 could have the effect of delaying, deferring or preventing a change in control of Tristar.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Tristar's Certificate of Incorporation provides that directors of Tristar shall not be personally liable to Tristar or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Tristar or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. The provisions, however, do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of directors of Tristar shall automatically be limited to the fullest extent provided by the Delaware Law, as amended. Tristar's Certificate of Incorporation and Bylaws also contain provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the Delaware Law. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. Tristar believes that the provisions in its Certificate of Incorporation and Bylaws are necessary to attract and retain qualified persons as directors and officers.

                        INFORMATION CONCERNING EUROSTAR

                                    BUSINESS

GENERAL

         Eurostar is a wholly-owned subsidiary of Transvit, a foreign company owned by the Core Sheth Families. A Texas corporation with operations in San Antonio and Pleasanton, Texas, it was incorporated on March 5, 1992 and commenced operations in September of 1992. Eurostar is principally engaged in the development, manufacture, and marketing of designer alternative and other fragrances. Eurostar actively markets its products to distributors throughout South and Central America. Eurostar markets its products in the United States, Mexico, Canada and Puerto Rico through Tristar pursuant to the Distribution Agreement.

CUSTOMERS AND EXPORT SALES

         Pursuant to the Distribution Agreement, Eurostar's primary customer for its fragrance products in the United States, Mexico, Canada and Puerto Rico has been Tristar. For the fiscal year ended September 30, 1994, total product sales to Tristar were approximately $26,950,000 or 85% of Eurostar's total sales. In addition, total export sales of Eurostar, primarily to South and Central America, for the year ended September 30, 1994 were approximately $4,756,000. Export sales for the year ended September 30, 1993 were not significant. Sales of Eurostar's products in South and Central America have increased from 34% of total sales for the six months ended March 31, 1995 from 7% for the six months ended March 31, 1994. While there can be no assurances that such sales increases will continue in the future, Eurostar currently intends to continue to aggressively pursue opportunities in this region. Outside of Tristar's marketing region, Eurostar's customers are primarily distributors. Apart from Tristar, Eurostar is not dependent upon a single or a few customers, and the loss of any single or a few customers would not have a material adverse effect on Eurostar's business.

         Eurostar currently has no manufacturing facilities or marketing operations outside the Western Hemisphere, and it has no plans to pursue such activities. However, occasionally, there are sales to affiliates and third parties outside the Western Hemisphere, which sales are not now material. Other affiliates have manufacturing facilities and marketing operations for fragrance and other products outside the Western Hemisphere.

SUPPLIERS

         At present, Eurostar purchases a significant amount of glass products for its fragrance and other products from a European glass manufacturer. In the event this supply is interrupted, Eurostar believes it could procure replacement glass products without a material interruption of its business.

         In addition, Eurostar purchases its fragrance supplies principally from two companies, one of which is an affiliate. In the event Eurostar is unable to purchase these products from one of these suppliers, Eurostar believes that it could purchase such products from the other supplier without any significant delays. In the event that Eurostar is unable to purchase these supplies from either of its current suppliers, Eurostar could suffer manufacturing delays in producing its products until a new supplier is found.

PRODUCTS

         Eurostar's principal product category is fragrance products. Eurostar conducts all market testing and develops all new and replacement products for introduction into the marketplace. The success of these products is dependent on Eurostar's identifying the best market niche and then, ultimately, on the customers' acceptance of the product. Life cycles of products vary significantly, with some products successfully marketed for more than five years, whereas other products may fail to gain consumer acceptance and be discontinued within a short period of time. In addition, success of new and replacement products is impacted by the markets in the countries for which such products are intended. Eurostar must accurately gauge local acceptance for its products.

         Fragrances. As noted above, within the fragrance product category, and in fiscal 1994 as in fiscal 1993, Eurostar produced four different product lines: "Euro Collections", "Club Exclusif Fragrances", "Roxy Fragrances" and "Premiere Fragrances". All lines are produced with a wide variety of premium-look bottle shapes and packages containing fragrances which provide an alternative to some of the most popular nationally-branded designer fragrances at a fraction of the retail price.

         Cosmetic Pencils. As of May, 1995, Eurostar began production of cosmetic pencils. Besides sales in Eurostar's South and Central American markets, it will sell pencils to Tristar for its marketing area and to certain affiliates.

         Other Products. In addition to the fragrance lines and cosmetic pencils, Eurostar produces or purchases from affiliates companion products to its Euro Collection lines such as eau de parfum sprays, body sprays and gift sets.

         New Products. As noted previously, Eurostar designs and develops new products for any or all of its customers.

         Patents and Trademarks. Eurostar or its affiliates own substantially all of the product-named trademarks for the products produced and sold by Eurostar or Tristar.

         Backlog of Orders. Eurostar had no substantial backlog of orders at the end of fiscal year 1994 and 1993.

         Raw Materials. Eurostar has substantial raw material purchase requirements, and its inventories consist largely of such raw materials. See "Suppliers".

         Environmental Laws. Compliance by Eurostar with Federal, State and local laws relating to the protection of the environment has no material effect upon Eurostar's capital expenditures, earnings or competitive condition.

         Competition in the Fragrance and Cosmetic Industries. The fragrance and cosmetics industry is characterized by intense competition. While pricing and terms are the principal methods of competition, product quality and customer service (incorporating prompt delivery through the maintenance of sufficient inventory) are ancillary competitive considerations in the overall cosmetics industry.

         Principal competitors in designer alterative fragrances include Jean Philippe Fragrances, Inc., Paris Designs, Inc. and Parfums de Ceour. Eurostar believes it is one of the largest producers of designer alternative fragrances in the United States.

         When viewing the fragrance and cosmetics industry as a whole, Eurostar is relatively small and, consequently, is not a significant factor in the industry. Many of the other companies in the industry, including virtually all large product manufacturers such as Revlon and Proctor and Gamble, are well established and have been in existence for a significantly longer period of time than Eurostar. Each of such companies has product inventory, financial, marketing, research and other personnel, as well as other resources, substantially greater than Eurostar, and has more extensive facilities than those which are now or in the foreseeable future will become available to Eurostar. Historically, however, these large manufacturers have not sought to compete in the same budget-oriented markets which Eurostar targets.

         Companies with resources greater than those of Eurostar may enter such areas of business in the future. Eurostar may not be able to compete successfully with such companies because of its limited competitive position, limited capital, limited staff and facilities. Accordingly, Eurostar's competitive position may continue to be limited, within the overall cosmetic, fragrance, and bath and body product industry.

         Seasonality. Eurostar's business has historically been subject to seasonal factors relating to calendar-year-end holidays, which has resulted in increased net sales in the first and fourth quarters of Eurostar's fiscal year. Management expects this characteristic to continue.

         Employees. As of May 31, 1995, Eurostar employed 265 people as compared to 246 at the same time in fiscal 1994. None of Eurostar's employees are covered by a collective bargaining agreement, and management believes that Eurostar's relationship with its employees is satisfactory.

         Properties. Eurostar owns a manufacturing plant at 1 Eurostar Drive, Pleasanton, Texas, consisting of a 132,000-square-foot facility on a 14-acre site. Eurostar's principal corporate offices are located at this facility. In addition, Eurostar leases offices in San Antonio, Texas (12001 Network Drive, Suite 110, consisting of 7,975 square feet) as well as sales offices in Costa Rica, Colombia and Brazil.

         Legal Proceedings. John Genung ("Genung"), formerly in-house legal counsel for Eurostar, was terminated by Eurostar approximately 45 days after his employment commenced and within the probationary period of his employment arrangement. Genung has filed suit against Eurostar making certain allegations, including breach of contract, violations of various state and federal laws, retaliatory termination and misrepresentations. This case is in the early stage of discovery. Eurostar denies each and every allegation and believes that all of the claims are without merit and intends to vigorously defend such case. In addition, Eurostar has filed counterclaims against Genung for actions that he took during the course of his limited employment with Eurostar. Eurostar is also a defendant in various lawsuits and proceedings arising out of the conduct of its business. The amounts sought by plaintiffs in such cases can be substantial and, if such cases were decided adversely to Eurostar, its aggregate liability might be material. However, Eurostar does not expect such an aggregate result based on an assessment that such actions will be successfully defended or settled or concluded for amounts not material to Eurostar.

MANAGEMENT OF EUROSTAR

         The Board of Directors currently consists of two members, Viren Sheth and Aaron Zutler. The Bylaws of Eurostar provide for the indemnification of the directors and employees of Eurostar to the extent permitted by the Texas Business Corporation Act.

         Directors and Executive Officers. The persons serving as directors and officers of Eurostar, their ages and the positions they hold in Eurostar are as follows:

Name                               Age                  Position and Office
- ----                               ---                  -------------------
Viren S. Sheth                     46                   President, Chief Executive Officer and Director

Aaron Zutler                       60                   Director

Paul R. Kimmel                     47                   Chief Financial Officer, Vice
                                                        President, Treasurer and
                                                        Secretary

John N. Sarantakis                 48                   Vice President and General Manager

         VIREN S. SHETH has been a director and President of Eurostar since inception. Since December 3, 1992, Mr. Sheth has served as President and a director of Tristar. From 1983 to August 1992, Mr. Sheth was a director of S&J Perfume (now Starion U.K.), a supplier of fragrance products based in the United Kingdom which sold principally to distributors in the Middle East and to Tristar. S&J Perfume is also an entity owned and controlled by the Core Sheth Families. For a discussion of the relationships among Viren S. Sheth, Shashikant
S. Sheth and entities controlled by the Core Sheth Families, see "Certain Transactions".

         AARON ZUTLER was elected to the Board of Directors in June 1995. Mr. Zutler is President and founder of Marketing Congress Inc., an international marketing, consulting and development firm. He is also Chairman of MCI Advertising and on the Board of Directors of Saint George Crystal Ltd. and Royal Monarch China Company.

         PAUL R. KIMMEL has been Chief Financial Officer, Vice President, Treasurer and Secretary of Eurostar since August of 1994. From 1989 to 1994, Mr. Kimmel was associated with Reckitt & Colman Inc., a major subsidiary of a large
U. K.-based household products and food packaged goods company. He served as its Director, Accounting Development and as Controller for Airwick Industries, its division specializing in household products.

         JOHN N. SARANTAKIS has been Vice President and General Manager of the Company since 1992. From 1989 to 1991, Mr. Sarantakis was the Executive Director of Operations for Tiro Industries, a contract manufacturer of personal care products.

                            EUROSTAR PERFUMES, INC.
                            SELECTED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


The following selected financial data of Eurostar has been derived from its historical consolidated financial statements and should be read in conjunction with such financial statements and notes thereto included herein. The selected financial data of Eurostar as of March 31, 1995 and September 30, 1992 and for the nine month periods ended March 31, 1995 and 1994 and the period from March 5, 1992 (date of inception) through September 30, 1992 has been derived from the unaudited financial statements of Eurostar.

                                                                                                        NINE MONTHS ENDED
                                                                                                   -------------------------
                                   YEARS ENDED SEPTEMBER 30,                                       MARCH 31,       MARCH 31,
                                   -------------------------        MARCH 5, 1992 THROUGH          ---------       ---------
                                     1994            1993            SEPTEMBER 30, 1992              1995             1994
                                   --------       ----------        ---------------------          ---------       ---------
                                                                       (UNAUDITED)                       (UNAUDITED)
Historical statement of income
  data:
  Net sales                       $  31,481       $  28,145                $     216                $ 25,708        $ 24,605
  Net income (loss)                   3,162           3,839                     (499)                  1,533           3,346
  Net income (loss) per common
    share                              3.16            3.83                     (.49)                   1.53            3.34

Historical balance sheet data:
  Total assets                    $  19,636       $  19,914                $   8,071                $ 17,745
  Short-term borrowings                   0               0                        0                       0
  Long-term debt                      4,166           6,469                    5,909                   5,016
  Cash dividends declared per
    common share                          0               0                        0                       0



The Company was incorporated on March 5, 1992. Fiscal 1992 statement of income data is for the period from March 5, 1992 through September 30, 1992.

The Company changed its method of costing inventory from the first-in, first-out
(FIFO) method to the last-in, first-out (LIFO) method in fiscal 1994. There was no cumulative effect adjustment related to this accounting change. See Note 1 of the Notes to Consolidated Financial Statements.

                EUROSTAR MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                       EUROSTAR PERFUMES, INC. HISTORICAL

         The following is management's discussion and analysis of the financial condition and results of operations for the two years ended September 30, 1994 and the six months ended March 31, 1995 and 1994. This discussion should be read in connection with the Consolidated Financial Statements of Eurostar and the notes thereto which are presented elsewhere in this Proxy Statement.

RESULTS OF OPERATIONS FOR THE SIX-MONTH PERIOD ENDED MARCH 31, 1995 COMPARED TO THE SIX-MONTH PERIOD ENDED MARCH 31, 1994

         Net sales through the second quarter of fiscal 1995 were $17,410,000, an increase of 6.3% compared to net sales of $16,371,000 in the comparable period of fiscal 1994. This increase in sales was due primarily due to increased sales to South and Central America in the first and second quarter of fiscal 1995 compared to the comparable period in fiscal 1994. This increase was offset by a decrease in sales to Tristar, which it attributes to weak economic conditions in Mexico coupled with the devaluation of the Mexican Peso in the latter half of December 1994.

         Of the net sales for the six months ended March 31, 1995, approximately 66% ($11,537,000) resulted from the sale of products to Tristar, as compared to approximately 94% ($15,364,000) for the comparable period in fiscal 1994. The balance of the net sales in those periods were principally to various distributors in most of the countries of South and Central America.

         Eurostar's gross profit for the six months ended March 31, 1995, was $5,271,000 or 30.3% of net sales compared to $6,973,000 or 42.6% of net sales for the same period in fiscal 1994. The decrease in the gross profit percentage when comparing the six months periods was principally due to prices being held unchanged while direct product costs experienced increases above the rate of inflation (partly from unfavorable foreign exchange rate changes on purchased components) and indirect product costs were increased in anticipation of volume growth that did not occur, as well as a product mix change away from high margin fragrances.

         Eurostar anticipates that gross profits, as a percentage of sales, for the balance of the year will improve from those of the six months ended March 31, 1995 because of the higher sales volumes normally experienced in the second half for the year-end holidays.

         Eurostar's SG&A expenses increased for the six months ended March 31, 1995 by 22.5% to $3,370,000. As a percentage of net sales for the six month period ended March 31, 1995, Eurostar's SG&A increased to 19.4% from 16.8% for the same period in fiscal 1994. These increases in SG&A expenses as a percentage of sales primarily reflect fully staffing departments which were established the prior year, especially the staffing to support the South and Central American sales effort. Management expects that for the remainder of fiscal 1995, SG&A expenses will increase from those in the comparable period for 1994 due primarily to the same reasons mentioned above.

         Interest expense decreased in the first six months of fiscal 1995 to $145,000, compared to $161,000 for the comparable period of fiscal 1994, primarily as a result of lower borrowings under its credit facility.

         Eurostar had net income for the six months ended March 31, 1995 of $1,119,000, or $1.11 per share compared to net income of $2,433,000 or $2.43 per share for the same period in fiscal 1994.

Potential Adverse Effects on Results of Operations for Future Periods

         Each or all of the following factors could have an adverse effect on anticipated results for the balance of fiscal 1995.

         1. The Mexican Market. In late December 1994, the Mexican government devalued the Mexican Nuevo Peso by allowing the Peso to float freely against the U.S. dollar. This devaluation has resulted in a general increase of 80% or more in the cost of imported products to the Mexican consumer. The increase and the resultant instability, including significant business failures and resultant unemployment, has caused a sharp decline in purchases of Eurostar's products by the Mexican consumer. It is not known if and when the Nuevo Peso will stabilize at a level where somewhat normal purchasing will resume. Prior to the above-mentioned economic and political instability, sales by Tristar into Mexico accounted for a significant portion of Eurostar's total sales.

         Eurostar has been unable to determine the effect, if any, that the implementation of NAFTA has had or will have on Eurostar's business.

         2. The Economy. Weak economic conditions in Mexico combined with the devaluation of the Mexican currency, noted above, will continue to adversely impact sales.

         3      The Distribution Channels.  Tristar, Eurostar's distributor in the United States, Mexico, Canada and Puerto Rico, is making extensive efforts to market products into the chain/mass merchandiser marketplace. Tristar remains dependent on its original markets, the wholesale and independent retail distribution channels. The maturation of these original markets, combined with the continued economic conditions and competitive pressures, have resulted in a slowing of the general growth of the market. These factors are expected by Eurostar management to have some effect on the remainder of fiscal 1995.

         4. New Markets. Eurostar has only recently begun sales and marketing operations in South and Central America. At the initial stages of developing a new market, Eurostar must incur significant expenses in order to establish a marketing presence and an economically viable amount of sales. There is no assurance that Eurostar will be successful in these new markets or that it will recover its initial expenses and start up costs.

RESULTS OF OPERATIONS FOR THE YEARS ENDED SEPTEMBER 30, 1994, 1993 AND FOR THE PERIOD FROM MARCH 5, 1992 THROUGH SEPTEMBER 30, 1992

         RESULTS OF OPERATIONS -- FISCAL 1994 COMPARED TO FISCAL 1993

         Net sales for the fiscal year ended September 30, 1994 were $31,481,000, an increase of 11.9% compared to net sales of $28,145,000 in the fiscal year ended September 30, 1993. Sales in fiscal year 1994 included $4,756,000 (15%) to customers in South and Central America. Comparable sales in fiscal year 1993 were not significant. Sales to Tristar during this period declined, in dollars, by 14% from fiscal 1993.

         With such a dependence on Tristar, the economic and political factors affecting Tristar's sales to customers also affect Eurostar. In fiscal 1994, the Mexico market continued to be a key market for Tristar. There, economic and political conditions affected the purchasing power of the Mexican population and also there were disruptions in the passage of products through the United States-Mexico border. Sales by Tristar in its U.S. markets were believed to have remained relatively constant between fiscal 1994 and fiscal 1993.

         Eurostar's gross profit for the fiscal year ended September 30, 1994, was $11,548,000, or 36.7% of net sales, compared to $10,457,000 or 37.2% of net sales in fiscal 1993. The decrease in gross profit percentage is not considered significant.

         Eurostar's SG&A expenses increased 51.0% to $5,944,000 for the fiscal year ended September 30, 1994 from $3,936,000 in the prior fiscal year. As a percentage of net sales, Eurostar's SG&A increased to 18.9% in fiscal year 1994 from 14.0% in fiscal year 1993. In 1993, many departments had just begun operation, and their growth toward a normal level of operation caused expenses to increase faster than sales growth. The most significant of these was the department supporting the South and Central American sales effort. Management believes that in fiscal 1995, SG&A expenses will increase further as these departments become fully staffed and other support departments are established.

         Interest expense decreased in fiscal year 1994 to $338,000, compared to $342,000 in fiscal year 1993 as a result of lower average borrowings under its revolving line of credit. In fiscal 1995, Eurostar anticipates that interest expense will be higher due to higher interest rates on its new credit facility and total increased borrowings.

         Eurostar achieved net income of $3,163,000 or $3.16 per share, in fiscal 1994, as compared to net income of $3,839,000, or $3.84 per share, in fiscal 1993.

         RESULTS OF OPERATIONS -- FISCAL 1993 COMPARED TO THE PERIOD FROM MARCH 5, 1992 THROUGH SEPTEMBER 30, 1992

         Eurostar had negligible operations in fiscal 1992 and thus most comparisons to fiscal 1992 are not meaningful.

         Net sales for the fiscal year ended September 30, 1993 were $28,145,000, compared to net sales of $216,000 in the fiscal year ended September 30, 1992. Essentially all of these sales were to Tristar.

         With such a dependence on Tristar, the economic and political factors affecting Tristar's sales to customers also affect Eurostar. In fiscal 1993, the Mexico market was a key market for Tristar.

         Eurostar's gross profit for the fiscal year ended September 30, 1993, was $10,457,000, or 37.2% of net sales. For the fiscal year ended September 30, 1992, gross profit was $17,000, though the percentage to net sales (8.0%) is not meaningful since operations had just begun.

         Eurostar's SG&A expenses were $3,936,000 for the fiscal year ended September 30, 1993 compared to $743,000 for the fiscal year ended September 30, 1992. As a percentage of net sales, Eurostar's SG&A for fiscal 1993 was 14.0% in fiscal year 1993. These expenses were primarily attributable to Eurostar's newly-established manufacturing and administrative support departments. Eurostar's SG&A expenses of $743,000 for fiscal year 1992 were attributable primarily to start up costs associated with Eurostar's initial operations, especially professional fees and other hiring costs.

         Interest expense in fiscal year 1993 was $342,000, compared to $38,000 in fiscal year 1992, primarily as a result of higher average borrowings under its revolving line of credit.

         Eurostar achieved net income of $3,839,000 or $3.83 per share, in fiscal 1993 as compared to a net loss of $499,000, or $.49 per share, in fiscal 1992.

         Liquidity and Capital Resources

         Eurostar obtains working capital from two primary sources: its credit facilities and cash generated by operations.

         On June 27, 1995, Eurostar entered into a $5,200,000 credit facility which consists of term loans totaling $3,700,000 and a revolving credit commitment of $1,500,000 bearing interest at the prime rate plus 1.75% (9% at June 27, 1995) per annum and additional fees. In early July 1995, a $3,500,000 term loan was drawn down. The term loan calls for equal monthly installments and matures in 2002. Borrowings under the revolving line of credit are limited to forty percent (40%) of eligible inventory as defined therein. The revolving line of credit expires in June 1997 with options to renew annually thereafter. The credit facility is secured by substantially all the assets of Eurostar.
The agreement contains a material adverse change provision, as well as certain restrictions and conditions among which are limitations on cash dividends, capital expenditures and repayments to Transvit under Eurostar's other line of credit.

         Eurostar also maintains a line of credit with Transvit, its parent company. As of June 30, 1995, approximately $7.0 million was outstanding under this line of credit. Repayment of the Transvit line of credit is restricted by the terms of the new credit facility to no more than the greater of (i) $3,500,000 in the first fiscal year or $1,500,000 per fiscal year thereafter, or (ii) fifty percent (50%) of Eurostar's cash flow for fiscal years after the first fiscal year. The Transvit line of credit bears interest at 4.5% per annum.

         During the six months ended March 31, 1995, borrowings from Transvit increased by $300,000 to $6,516,000 at March 31, 1995. During fiscal 1994, borrowings from Transvit decreased by $2,753,000 to $6,216,000 at September 30, 1994. Additional borrowings of $2,484,000 and $2,784,000 were available as of March 31, 1995 and September 30, 1994, respectively, under the Transvit line of credit. See Note 6 of the notes to Eurostar's Consolidated Financial Statements for additional information on the previous line of credit.

         Operating activities in for the six months ended March 31, 1995 utilized $898,000 in cash. The cash utilized was primarily the result of decreased income taxes payable ($1,425,000) and decreased trade accounts payable ($2,234,000). Partially offsetting these usages were decreased inventories ($1,657,000) and net income adjusted for non-cash items ($2,052,000). Operating activities in fiscal 1994 generated $5,119,000 in cash. Cash was provided primarily from net income adjusted for non-cash items ($4,490,000) and decreased trade accounts receivable ($3,137,000). Partially offsetting these were usages from increased inventories ($1,369,000) and reduced trade accounts payable ($1,316,000).

         Capital expenditures during fiscal 1994 totaled approximately $1,456,000, primarily for production equipment and a mini- computer and related software. Capital expenditures in fiscal 1993 were $3,212,000, primarily for production equipment and completion of the production facility. Capital expenditures in fiscal 1995 are currently anticipated to be approximately $1,519,000, including amounts related to the acquisition of cosmetic pencils manufacturing capability. This amount is not expected to be material to the cash flow of Eurostar.

         Management believes that Eurostar's credit facilities and cash from operations should be sufficient to meet the cash requirements of Eurostar for fiscal 1995, including payments on Transvit's line of credit as permitted by the new credit facility.

         Eurostar does not have any plans to pay any cash dividends on its common stock in the foreseeable future. Further, payments of such dividends are subject to restrictions imposed by Eurostar's lender in connection with its new credit facility.

         Inflation

         During the fiscal year ended September 30, 1994, and consistent with prior years, inflation did not have a material adverse impact either on Eurostar's net sales or income from continuing operations.


               MARKET PRICES OF EUROSTAR COMMON STOCK; DIVIDENDS

MARKET INFORMATION

         Eurostar is a wholly-owned subsidiary of Transvit. There is not and never has been any trading market for Eurostar Common Stock.

         Eurostar has paid no dividends on Eurostar Common Stock since its inception and has no plans to pay any dividends on Eurostar Common Stock in the future.


                                 PROPOSAL NO. 2

              AMENDMENT TO TRISTAR'S CERTIFICATE OF INCORPORATION

         The Tristar Board has unanimously approved and recommends that the stockholders adopt an amendment to Tristar's Certificate of Incorporation in order to increase the number of shares of Tristar Common Stock which Tristar is authorized to issue from 10,000,000 shares to 30,000,000 shares. The text of
Article IV of Tristar's Certificate of Incorporation, as the same will read if the amendment to

Tristar's Certificate of Incorporation is approved at the Special Meeting, is set forth in Appendix C to this Proxy Statement.

         Proposal No. 2 consists of a proposed amendment to the Tristar Certificate of Incorporation that would increase the number of authorized shares of Tristar Common Stock from 10,000,000 to 30,000,000 (the "Authorized Shares Amendment"). The additional shares of Tristar Common Stock would constitute additional shares of Tristar Common Stock that, if and when issued, would have the same rights and privileges as the shares of Tristar Common Stock presently authorized. See "Description of Tristar Capital Stock".

         Tristar's Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Tristar Common Stock. Of such shares, as of July 12, 1995, 6,651,873 shares were outstanding, 478,200 shares were reserved for issuance pursuant to the Tristar 1991 Stock Option Plan and 2,400,000 were reserved for issuance pursuant to certain warrants indirectly held by the Core Sheth Families. Consequently, the authorization of the additional shares of Tristar Common Stock is necessary for the issuance of 9,977,810 shares of Tristar Common Stock upon consummation of the Merger. In addition, if the Merger is consummated, the remaining shares of Tristar Common Stock being authorized will be available for issuance at the direction of Tristar's Board from time to time for any proper corporate purpose, including, without limitation, the acquisition of other businesses, the raising of additional capital for use in Tristar's business, a split of or dividend on the then outstanding shares or in connection with any employee stock option plan or program. Except for shares of Tristar Common Stock that would be issued upon approval of the Merger or that are currently reserved for issuance, the Tristar Board has no current plans to issue additional shares of Tristar Common Stock.

         The holders of shares of Tristar Common Stock do not presently have preemptive rights to subscribe for any shares of Tristar Common Stock and will not have any such rights to subscribe for additional shares of Tristar Common Stock proposed to be authorized. Any further issuance of authorized shares of Tristar Common Stock may be authorized by the Tristar Board without any further action by the stockholders, except as required by law or the rules of any national securities exchange or quotation system, such as the NASDAQ/NMS, on which shares of Tristar are listed or quoted.

         Stockholders of Tristar should recognize that, although the Tristar Board will issue Tristar Common Stock only when it considers such issuance to be in the best interests of Tristar, the issuance of additional Tristar Common Stock may, among other things, have a dilutive effect on the earnings per share of Tristar Common Stock. Such an issuance could deter the types of transactions that may be proposed with respect to any acquisition of Tristar or could discourage or limit the stockholders' participation in certain types of transactions that might be proposed (such as a tender offer), whether or not such transactions were favored by a majority of the stockholders, and could enhance the ability of officers and directors to retain their positions.

         THE TRISTAR BOARD DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF TRISTAR AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.


                         INDEPENDENT PUBLIC ACCOUNTANTS

         Coopers & Lybrand L.L.P. have been the independent auditors for Tristar since fiscal 1993 and will serve in that capacity for the 1995 fiscal year. A representative of Coopers & Lybrand L.L.P. will be present at the Special Meeting and will have an opportunity to make a statement if he desires to do so, and will respond to appropriate questions from stockholders. Certain federal income tax consequences of the Merger will be passed upon for Tristar by Coopers & Lybrand L.L.P., 1999 Bryan Street, Suite 3000, Dallas, Texas 75201-3185, and for Eurostar by KPMG Peat Marwick LLP, 112 East Pecan Street, Suite 2400, San Antonio, Texas 78205-1585.

                                 LEGAL OPINIONS

         The legality of the shares of Tristar Common Stock to be issued in connection with the Merger will be passed upon for Tristar by Fulbright & Jaworski L.L.P., San Antonio, Texas 78205.


                             STOCKHOLDER PROPOSALS

         Stockholder proposals, in order to be considered for presentation at the Annual Meeting of Stockholders of Tristar to be held in 1996, must be received by Tristar Corporation, 12500 San Pedro Avenue, Suite 500, San Antonio, Texas 78216, not later than November 9, 1995.


                                 OTHER MATTERS

         The Tristar Board knows of no other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgement of the persons voting the proxies. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND RETURN YOUR PROXY PROMPTLY.


                                       BY ORDER OF THE TRISTAR BOARD


                                       Viren S. Sheth
                                       President and Chief Executive Officer


August 4, 1995
San Antonio, Texas

                          INDEX TO FINANCIAL STATEMENTS

                                                                                     Page
                                                                                     ----
CONSOLIDATED FINANCIAL STATEMENTS OF TRISTAR CORPORATION
    AND SUBSIDIARIES

Independent Auditors' Reports                                                     F-2, F-3, F-4
Consolidated Balance Sheets as of August 31, 1994 and 1993 and
  May 31, 1995 (unaudited)                                                          F-5, F-6
Consolidated Statements of Income for the years ended August 31, 1994, 1993 and 1992 and for the nine month periods ended May 31, 1995 and
  1994 (unaudited)                                                                     F-7
Consolidated Statements of Cash Flows for the years ended August 31, 1994,
  1993 and 1992 and for the nine month periods ended May 31, 1995 and
  1994 (unaudited)                                                                  F-8, F-9
Consolidated Statements of Shareholders' Equity for the years ended
  August 31, 1994, 1993 and 1992 and for the nine month period ended
  May 31, 1995 (unaudited)                                                             F-10
Notes to Consolidated Financial Statements                                         F-11 to F-31

CONSOLIDATED FINANCIAL STATEMENTS OF EUROSTAR PERFUMES, INC.
  AND SUBSIDIARIES

Independent Auditors' Reports                                                       F-32, F-33
Consolidated Balance Sheets as of September 30, 1994 and 1993 and
   March 31, 1995 (unaudited)                                                          F-34
Consolidated Statements of Income and Retained Earnings for the years ended September 30, 1994 and 1993, the period from March 5, 1992 (date of inception) through September 30, 1992 (unaudited),
   and the six month periods ended March 31, 1995 and 1994 (unaudited)                 F-35
Consolidated Statements of Cash Flows for the years ended September 30,
  1994 and 1993, the period from March 5, 1992 (date of inception) through
  September 30, 1992 (unaudited), and the six month periods ended
  March 31, 1995 and 1994 (unaudited)                                                  F-36
Notes to Consolidated Financial Statements                                         F-37 to F-42

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Tristar Corporation:

We have audited the accompanying consolidated balance sheets of Tristar Corporation and Subsidiaries as of August 31, 1994 and 1993 and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended August 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tristar Corporation and Subsidiaries as of August 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the two years in the period ended August 31, 1994 in conformity with generally accepted accounting principles.


                                           COOPERS & LYBRAND L.L.P.



Dallas, Texas
November 11, 1994, except for Note 16,
  as to which the date is November 22, 1994

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Tristar Corporation:

We have reviewed the accompanying consolidated balance sheet of Tristar Corporation and Subsidiaries as of May 31, 1995 and the consolidated statements of income and cash flows for the nine month periods ended May 31, 1995 and 1994. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements of Tristar Corporation and Subsidiaries for them to be in conformity with generally accepted accounting principles.



                                             COOPERS & LYBRAND L.L.P.



Dallas, Texas
July 7, 1995

                          INDEPENDENT AUDITORS' REPORT


              REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


Shareholders and Directors
Tristar Corporation and Subsidiaries

We have audited the accompanying consolidated statements of income, shareholders' equity and cash flows of Tristar Corporation and Subsidiaries for the year ended August 31, 1992. Our audit also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express and opinion on these financial statements and schedules based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Tristar Corporation and Subsidiaries for the year ended August 31, 1992, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP
                                         ---------------------------
                                            ERNST & YOUNG LLP



October 16, 1992, except for the fourth paragraph of
Note 11, as to which the date is March 31, 1994, and the third paragraph of Note 12, as to which the date is December 17, 1993

                      TRISTAR CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                                 August 31,
                                                                        May 31,         -----------------------------
                                                                         1995               1994              1993
                           ASSETS                                     -----------       -----------       -----------
                           ------                                     (Unaudited)

Current assets:
  Cash and cash equivalents                                           $   249,000       $   269,000       $   235,000
  Accounts receivable, less allowance for doubtful accounts of
    $447,000, $589,000, and $314,000                                    4,952,000         6,430,000         5,290,000
  Accounts receivable - related parties, net (Note 6)                      -                 -                109,000
  Current portion note receivable - related party (Note 6)                 50,000            -                 -
  Accounts receivable - insurance reimbursement (Note 16)                 815,000            -                 -
  Inventories (Note 3)                                                  8,549,000         8,127,000        11,950,000
  Prepaid expenses                                                        297,000           243,000           225,000
  Refundable income taxes (Note 8)                                         52,000         1,774,000         1,420,000
  Deferred income taxes (Note 8)                                           -                 -                299,000
                                                                      -----------       -----------       -----------

    Total current assets                                               14,964,000        16,843,000        19,528,000
                                                                      -----------       -----------       -----------

Note receivable - related party (Note 6)                                  550,000            -                 -
Assets held for sale (Note 6)                                             648,000            -                 -
Property, plant and equipment, less accumulated depreciation of
  $734,000, $1,015,000, and $846,000 (Note 2)                             714,000         2,372,000         2,313,000
                                                                      -----------       -----------       -----------

Other assets:
  Warrant valuation, less accumulated amortization of $557,000 and
    $367,000 (Notes 6 and 12)                                           1,532,000         1,722,000            -
  Other assets                                                             56,000            84,000            58,000
  Deferred income taxes (Note 8)                                           -                 -              1,319,000
                                                                      -----------       -----------       -----------

    Total other assets                                                  1,588,000         1,806,000         1,377,000
                                                                      -----------       -----------       -----------

       Total assets                                                   $18,464,000       $21,021,000       $23,218,000
                                                                      ===========       ===========       ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      TRISTAR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS, CONTINUED


                                                                                                    August 31,
                                                                             May 31,        ----------------------------
    LIABILITIES AND SHAREHOLDERS' EQUITY                                      1995              1994            1993
                                                                           -----------      -----------      -----------
                                                                           (Unaudited)

Current liabilities:
  Short-term borrowings (Note 4)                                           $ 3,964,000      $ 4,511,000      $ 2,505,000
  Accounts payable--trade                                                      474,000          865,000        1,750,000
  Accounts payable--related parties, net (Note 6)                            2,857,000        1,462,000        3,549,000
  Accrued bonuses                                                              212,000          302,000          319,000
  Accrued litigation expense (Note 13)                                         177,000          175,000          342,000
  Accrued interest expense                                                     456,000          386,000           -
  Accrued promotion expense                                                     92,000          455,000           -
  Other accrued expenses                                                       655,000          694,000          500,000
  Current portion of long-term obligations (Notes 5 and 7)                      35,000           38,000           18,000
                                                                           -----------      -----------      -----------

      Total current liabilities                                              8,922,000        8,888,000        8,983,000
                                                                           -----------      -----------      -----------

Shareholder litigation settlement (Note 12)                                     -             4,500,000        8,000,000
Obligations under capital leases, less current portion (Note 7)                 31,000           54,000           15,000
Subordinated long term debt, related parties (Notes 6 and 12)                8,000,000        5,000,000        1,500,000
                                                                           -----------      -----------      -----------

      Total liabilities                                                     16,953,000       18,442,000       18,498,000
                                                                           -----------      -----------      -----------

Commitments and contingencies (Note 11)

Shareholders' equity (Notes 6 and 9):
  Preferred stock, $.05 par value; authorized 1,000,000 shares; no
    shares issued                                                               -                -                 -
  Common stock, $.01 par value; authorized 10,000,000 shares; issued and outstanding 6,648,966 shares in May 1995,  6,641,538
    shares in 1994, and 6,627,903 shares in 1993                                67,000           66,000           66,000
  Additional paid-in-capital (Notes 6 and 12)                               10,281,000       10,229,000        8,079,000
  Receivable from shareholders, related parties (Notes 6 and 12)                -              (500,000)        (500,000)
  Accumulated deficit                                                       (8,837,000)      (7,216,000)      (2,925,000)
                                                                           -----------      -----------      -----------

      Total shareholders' equity                                             1,511,000        2,579,000        4,720,000
                                                                           -----------      -----------      -----------

         Total liabilities and shareholders' equity                        $18,464,000      $21,021,000      $23,218,000
                                                                           ===========      ===========      ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      TRISTAR CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME


                                                   Nine Months ended May 31,                    Years ended August 31,
                                                  ----------------------------     ----------------------------------------------
                                                     1995             1994            1994              1993              1992
                                                  -----------      -----------     -----------      ------------      -----------
                                                          (Unaudited)

Net sales                                         $24,091,000      $35,861,000     $46,488,000      $ 51,409,000      $47,519,000

Cost of sales (Note 6)                             19,821,000       29,290,000      38,457,000        40,367,000       35,129,000
                                                  -----------      -----------     -----------      ------------      -----------

Gross profit                                        4,270,000        6,571,000       8,031,000        11,042,000       12,390,000

Selling, general and administrative expenses        6,576,000        8,298,000      10,662,000         8,753,000        5,492,000
                                                  -----------      -----------     -----------      ------------      -----------

(Loss) income from operations                      (2,306,000)      (1,727,000)     (2,631,000)        2,289,000        6,898,000

Other income (expense):
  Interest expense                                   (961,000)        (859,000)     (1,195,000)         (248,000)        (236,000)
  Interest and other (expense) income (Note 6)       (419,000)          12,000        (352,000)           25,000           36,000
  Litigation expenses (Note 13)                        -                -             (208,000)       (2,758,000)      (1,650,000)
  Insurance reimbursement (Note 16)                 2,065,000           -               -                 -                -
  Shareholders litigation settlement (Note 12)         -                -               -             (9,500,000)          -
                                                  -----------      -----------     -----------      ------------      -----------

(Loss) income before (benefit) provision for
  income taxes                                     (1,621,000)      (2,574,000)     (4,386,000)      (10,192,000)       5,048,000

(Benefit) provision for income taxes (Note 8)          -                -              (95,000)       (2,033,000)       1,761,000
                                                  -----------      -----------     -----------      ------------      -----------

Net (loss) income                                 $(1,621,000)     $(2,574,000)    $(4,291,000)     $ (8,159,000)     $ 3,287,000
                                                  ===========      ===========     ===========      ============      ===========


Net (loss) income per common share (Note 9):
  Primary                                         $      (.24)     $      (.39)    $      (.65)     $      (1.23)     $       .46
                                                  ===========      ===========     ===========      ============      ===========

  Fully diluted                                   $      (.24)     $      (.39)    $      (.65)     $      (1.23)     $       .46
                                                  ===========      ===========     ===========      ============      ===========


Weighted average number of shares
  outstanding:
  Primary                                           6,646,067        6,629,837       6,631,948         6,623,238        7,072,844
                                                  ===========      ===========     ===========      ============      ===========

  Fully diluted                                     6,646,067        6,629,837       6,631,948         6,623,238        7,072,844
                                                  ===========      ===========     ===========      ============      ===========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      TRISTAR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                      Nine Months ended May 31,                 Years ended August 31,
                                                     ----------------------------    -------------------------------------------
                                                         1995            1994            1994            1993            1992
                                                     ------------    ------------    ------------    ------------    -----------
                                                              (Unaudited)

Cash flows from (used in) operating activities:
  Net (loss) income                                  $(1,621,000)    $(2,574,000)    $(4,291,000)    $(8,159,000)    $ 3,287,000
  Adjustments to reconcile net (loss)
  income to net cash (used in)
  provided by operating activities:
    Shareholder litigation settlement                     -               -               -            9,500,000          -
    Depreciation and amortization                        386,000         332,000         443,000         319,000         273,000
    Provision for losses on accounts
      receivable                                         210,000         213,000         500,000         255,000         242,000
    Provision for inventory                              407,000         369,000         360,000         144,000         105,000
    Impairment of assets reserve                         150,000          -               -               -               -
    Deferred income tax expense (benefit)                 -               -            1,618,000      (1,252,000)       (246,000)
    Loss on disposal of assets                            23,000          71,000          71,000          98,000          -
    Issuance of stock in connection with
      401k plan                                           53,000          41,000          58,000          50,000          21,000
    Amortization of warrant valuation                    190,000          -              367,000          -                -
    Change in operating assets and liabilities:
      Accounts receivable                              1,268,000        (349,000)     (1,531,000)     (1,436,000)     (1,226,000)
      Accounts receivable - insurance
        reimbursement                                   (815,000)         -               -               -                -
      Inventories                                       (830,000)        376,000       3,463,000        (940,000)     (4,099,000)
      Prepaid expenses                                   (54,000)        (86,000)        (18,000)        (57,000)       (114,000)
      Refundable income taxes                          1,722,000         559,000        (354,000)     (1,228,000)       (581,000)
      Accounts payable                                 1,004,000      (1,093,000)     (2,972,000)      5,021,000         554,000
      Accrued expenses                                  (420,000)        468,000         851,000          98,000         441,000
      Shareholder litigation settlement liability     (4,500,000)     (3,500,000)     (3,500,000)     (1,500,000)         -
                                                     -----------     -----------     -----------     -----------     -----------

          Net cash (used in) provided by
            operating activities                      (2,827,000)     (5,173,000)     (4,935,000)        913,000      (1,343,000)
                                                     -----------     -----------     -----------     -----------     -----------

Cash flows used in investing activities:
  Capital expenditures                                  (129,000)       (195,000)       (440,000)       (604,000)       (381,000)
  Collections due from officers/shareholders              -               -               -               -               38,000
  Proceeds from sale of assets                            42,000          19,000          26,000          18,000          -
  (Increase) decrease in other assets                    (33,000)       (107,000)        (96,000)        124,000          (2,000)
                                                     -----------     -----------     -----------     -----------     -----------

          Net cash used in investing
            activities                                  (120,000)       (283,000)       (510,000)       (462,000)       (345,000)
                                                     -----------     -----------     -----------     -----------     -----------


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      TRISTAR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS,
                                   CONTINUED


                                                     Nine  Months ended May 31,                 Years ended August 31,
                                                     ---------------------------    -------------------------------------------
                                                         1995            1994           1994            1993            1992
                                                     ------------    -----------    ------------    ------------    -----------
                                                              (Unaudited)

Cash flows from (used in) financing activities:
  Net increase (decrease) in short term
    borrowings                                       $  (547,000)    $2,000,000     $ 2,006,000     $(1,125,000)    $1,924,000
  Proceeds from issuance of subordinated
    long-term debt                                     4,000,000      3,500,000       3,500,000       1,500,000         -
  Principal payments under debt obligations           (1,000,000)        -              (30,000)       (197,000)      (201,000)
  Other principal payments                               (26,000)       (21,000)         -           (1,088,000)        -
  Proceeds from long-term debt                            -              -               -               15,000         22,000
  Proceeds from issuance of common stock                  -              -                3,000           3,000        215,000
  Collection on receivable from shareholder              500,000         -               -               -              -
                                                     -----------     ----------     -----------     -----------     ----------

        Net cash provided by (used in)
           financing activities                        2,927,000      5,479,000       5,479,000        (892,000)     1,960,000
                                                     -----------     ----------     -----------     -----------     ----------

Net increase (decrease) in cash and cash
  equivalents                                            (20,000)        23,000          34,000        (441,000)       272,000

Cash and cash equivalents at
    beginning of period                                  269,000        235,000         235,000         676,000        404,000
                                                     -----------     ----------     -----------     -----------     ----------

Cash and cash equivalents at end of period           $   249,000     $  258,000     $   269,000     $   235,000     $  676,000
                                                     ===========     ==========     ===========     ===========     ==========

Supplemental disclosure of cash flow
  information:
  Cash paid (received) during the year for:
    Interest                                                                        $   628,000     $   263,000     $  253,000
    Income taxes                                                                    $(1,338,000)    $   560,000     $2,596,000


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      TRISTAR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               YEARS ENDED AUGUST 31, 1994, 1993 AND 1992 AND THE
                   NINE MONTHS ENDED MAY 31, 1995 (UNAUDITED)


                                                         Common Stock
                                                  ------------------------      Additional       Retained    Receivables
                                                    Number of                     Paid-In       (Deficit)        From
                                                     Shares        Amount         Capital        Earnings    Shareholders
                                                  ------------    --------     ------------    -----------   ------------

Balance August 31, 1991                             3,199,331     $ 32,000     $ 6,637,000     $ 1,947,000     $   -
Two-for-one common stock split                      3,199,331       32,000         (32,000)
Net income                                                                                       3,287,000
Contribution to 401(k) Plan                             2,379        -              21,000
Exercise of stock options                             217,600        2,000         213,000
Tax benefit relating to exercise of stock
  options                                                                          688,000
                                                    ---------     --------     -----------     -----------     ---------

Balance August 31, 1992                             6,618,641     $ 66,000     $ 7,527,000     $ 5,234,000     $   -
Net loss                                                                                        (8,159,000)
Contribution to 401(k) Plan                             7,262        -              49,000
Exercise of stock options                               2,000        -               3,000
Stock warrants (Notes 6 and 12)                                                    500,000                      (500,000)
                                                    ---------     --------     -----------     -----------     ---------

Balance August 31, 1993                             6,627,903     $ 66,000     $ 8,079,000     $(2,925,000)    $(500,000)
Net loss                                                                                        (4,291,000)
Contribution to 401(k) Plan                            11,635        -              58,000
Exercise of stock options                               2,000        -               3,000
Stock warrants (Notes 6 and 12)                                                  2,089,000
                                                    ---------     --------     -----------     -----------     ---------

Balance August 31, 1994                             6,641,538     $ 66,000     $10,229,000     $(7,216,000)    $(500,000)
Net loss (unaudited)                                                                            (1,621,000)
Contribution to 401(k) Plan (unaudited)                 7,428        1,000          52,000          -              -
Receipt of shareholder receivable
  (unaudited)                                          -             -              -               -            500,000
                                                    ---------     --------     -----------     -----------     ---------

Balance May 31, 1995 (unaudited)                    6,648,966     $ 67,000     $10,281,000     $(8,837,000)    $   -
                                                    =========     ========     ===========     ===========     =========


               The accompanying notes are an integral part of the
                       consolidated financial statements.

                      TRISTAR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DATA WITH RESPECT TO FEBRUARY 28, 1995 AND FOR
                      THE NINE MONTH PERIODS ENDED MAY 31,
                           1995 AND 1994 IS UNAUDITED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         AFFILIATION

         The Company became a subsidiary of Starion International, Ltd. ("Starion") on November 4, 1992, when Starion, which is controlled by the Core Sheth Families, acquired majority control.

         BUSINESS SEGMENT

         The Company operates one business segment which is the marketing and wholesale distribution of fragrances, cosmetics, and bath and body products, and the manufacture, marketing and wholesale distribution of cosmetic pencils. Substantially all of the Company's accounts receivable are due from chain stores, wholesalers and independent distributors located throughout the United States, Canada and Mexico.

         PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of TRISTAR CORPORATION and all subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

         INTERIM FINANCIAL STATEMENTS (UNAUDITED)

         The consolidated financial statements as of May 31, 1995 and for the nine month periods ended May 31, 1995 and 1994 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended May 31, 1995 are not necessarily indicative of the results that may be expected for the year ending August 31, 1995.

         The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



         CASH EQUIVALENTS

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

         INVENTORY

         Inventory is stated at the lower of cost (determined by the weighted average cost method) or market.

         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are stated at cost. Depreciation is determined by the straight-line method of depreciation over the estimated useful lives of the assets.

         REVENUE RECOGNITION

         Revenue is recognized by the Company when goods are shipped and title passes to the purchaser.

         NET (LOSS) INCOME PER SHARE

         Net (loss) income per share is computed based on the weighted average number of common shares outstanding during each year and common equivalent shares of dilutive stock options and warrants.

         All share and per share amounts have been adjusted to reflect a 2-for-1 common stock split in the form of a dividend effected on February 21, 1992.

         WARRANT VALUATION

         Common stock purchase warrants related to the Stockholder Class Action Litigation Settlement were valued using the Black Scholes Method. Amortization of the value will be straight line into fiscal 2006.

         RECLASSIFICATIONS

         Certain data within the financial statements has been reclassified for prior years to conform to the current year's presentation.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


2.       PROPERTY, PLANT AND EQUIPMENT:

                                                    August 31,
                                            -------------------------
                                               1994           1993
                                            ----------     ----------

         Land                               $  233,000     $  233,000
         Building                              694,000        694,000
         Machinery and equipment             1,898,000      1,648,000
         Transportation equipment               54,000         71,000
         Fixtures and equipment                404,000        415,000
         Leasehold improvements                104,000         98,000
                                            ----------     ----------

             Total cost                      3,387,000      3,159,000

         Less accumulated depreciation       1,015,000        846,000
                                            ----------     ----------

                                            $2,372,000     $2,313,000
                                            ==========     ==========


3.       INVENTORIES:

                                              May 31,             August 31,
                                            ----------    ---------------------------
                                               1995          1994           1993
                                            ----------    ----------     -----------
                                            (Unaudited)

         Raw materials                      $   -         $  227,000     $   294,000
         Work-in-process                       246,000       494,000         471,000
         Finished goods                      8,303,000     7,406,000      11,185,000
                                            ----------    ----------     -----------

                                            $8,549,000    $8,127,000     $11,950,000
                                            ==========    ==========     ===========

         The inventory balances for May 31, 1995 and August 31, 1994 and 1993 are shown net of reserves for market valuation of $807,000, $400,000 and $312,000, respectively. Inventory reserves, which reduce the carrying value of inventories to the lower of cost or market, are based on balances of significant inventory items on hand and their respective forcasted sales volumes and prices. Raw materials inventories as of August 31, 1994 and 1993, relate to the cosmetic pencil manufacturing operations. These operations and the related inventories were sold to Eurostar, effective May 1995. Work-in-process inventories as of August 31, 1994 and 1993, related partially to the cosmetic pencil manufacturing and partially to the distribution activity. The remaining work-in-process inventories relate only to the distribution activity. See Note 6 for further discussion of the pencil manufacturing operations sale.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



4.       SHORT-TERM BORROWINGS:

         The Company had available at May 31, 1995, a revolving credit agreement which provided for maximum borrowings of $10,000,000 at the prime rate (9% at May 31, 1995) plus five percentage points plus additional fees approximating a percentage point per annum. Borrowings under this credit agreement were limited to 70% of eligible accounts receivable and 30% of eligible inventories as defined in the credit agreement dated October 12, 1993. Collateral for the credit agreement consists of all assets of the Company. The agreement contains a material adverse change in business or financial condition provision as well as certain restrictions and conditions among which are limitations on cash dividends and capital expenditures. As of May 31, 1995 and August 31, 1994, based on the borrowing formula in the agreement, the maximum borrowings available to the Company were $4,839,000 and $6,128,000, respectively, of which $875,000 and $1,617,000, respectively, were not utilized. The revolving line of credit agreement matures October 7, 1995.

         The Company had available at August 31, 1993, a revolving credit agreement which provided for maximum borrowings of $3,025,000 at prime plus three percentage points. Borrowings under this credit agreement were limited to 70% of eligible accounts receivable and 10% of eligible inventories as defined in the Amended and Restated Loan and Security Agreement dated January 29, 1993 and the first Amendment thereto dated April 30, 1993. Collateral for the credit agreement consisted of all receivables and inventories of the Company. Amounts outstanding under the credit agreement were due upon demand. At August 31, 1993, the unused portion of the revolving credit agreement was $520,000. On August 31, 1993, the Company obtained a Second Amendment to the Amended and Restated Loan and Security Agreement extending the arrangement to February 15, 1994. On October 12, 1993, the Company secured the existing line of credit which is described above.

         As of July 7, 1995, the Company and its lender amended the existing credit agreement and extended the maturity date to July 7, 1997 from the original maturity date of October 7, 1995. Under the terms of the amendment, borrowing availability was increased to 75% of eligible accounts receivable and 50% of eligible inventories as defined in the original agreement. In addition, the interest expense was reduced to prime rate plus three percentage points per annum with additional fees approximating a percentage point per annum.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

5.       LONG-TERM DEBT:

                                                                                          August 31,
                                                                      May 31,      -------------------------
                                                                       1995           1994           1993
                                                                    ----------     ----------     ----------
                                                                    (Unaudited)
         Various notes payable, at rates ranging from 7.75% to
           12.5%, through November, 1993                            $   -          $   -          $    8,000
         Subordinated long term debt representing loans made
           by the Core Sheth Families, through their affiliate
           Nevell Investments, S.A., to finance the Company's
           payments under the shareholder litigation settlement.
           Debt has a term of ten years with principal payable
           20% at the end of the eighth and ninth year and the
           remaining 60% payable at the end of the tenth year.       8,000,000      5,000,000      1,500,000
                                                                    ----------     ----------     ----------

               Total                                                 8,000,000      5,000,000      1,508,000

         Current maturities of long-term debt                           -              -               8,000
                                                                    ----------     ----------     ----------

                                                                    $8,000,000     $5,000,000     $1,500,000
                                                                    ==========     ==========     ==========


6.       RELATED PARTY TRANSACTIONS:

         As of August 31, 1994, a majority of the Company's stock (60.5%) was owned by Starion, a British Virgin Islands company owned by the Core Sheth Families. The acquisition of this ownership occurred in several stages beginning in February 1986 and ending in November 1991. Ownership of the Company's common stock by the Core Sheth Families at both August 31, 1993 and August 31, 1992, was 60.7%.

         The Core Sheth Families also owned or acquired ownership in three major suppliers of fragrance and cosmetics to the Company during the three years ended August 31, 1994. These three suppliers were Eurostar Perfumes, Inc. ("Eurostar"), S&J Perfume Company, Ltd. ("S&J Perfume") and Emicos International Ltd. ("Emicos"). For the fiscal years ended August 31, 1994, 1993, and 1992 and for the nine month periods ended May 31, 1995 and 1994, the fragrance products supplied by either Eurostar or S&J Perfume represented approximately 79%, 82%, 82%, 78%, and 81% of the Company's net sales, respectively. Cosmetics supplied by Emicos accounted for approximately 12%, 7%, 7%, 12%, and 11% of the Company's net sales, respectively, for the same periods. For the years ended August 31, 1994, 1993 and 1992, purchases from Emicos amounted to $4,254,000, $3,039,000, and $1,970,000, respectively. At August 31,
         1994, the Company had a liability to Emicos in the amount of $726,000. At August 31, 1993 and 1992, Company had $311,000 and $0, respectively, in liabilities to Emicos. In September 1992, the Company began purchasing fragrances from Eurostar, a U.S. affiliate of the Core Sheth Families. In October 1992, the Company entered into a three-year distribution agreement with S&J Perfume and Eurostar for purchases from both parties.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



         This agreement was amended in August 1993, such that the Company is assured of a supply of product through August 1999. At the end of fiscal 1994 the Company had a liability to Eurostar of $1,162,000. At August 31, 1993 and 1992, the Company had $3,612,000 and $0, respectively, in liabilities to Eurostar.

         On December 3, 1992, Viren Sheth was elected a director of the Company and appointed as President and Chief Executive Officer of the Company, both positions which he held at August 31, 1994. Mr. Sheth also serves as the President of Eurostar.

         Purchases of fragrances from Eurostar in the fiscal years ended August 31, 1994 and 1993 and the nine month periods ended May 31, 1995 and 1994 were $27,282,000, $25,104,000, $17,636,000, and $22,867,000, respectively. The fragrances supplied by S&J Perfume were purchased through Amuli Export Company ("Amuli"), an entity which assumed the credit risk involved in S&J Perfume's sales to the Company. Purchases through Amuli for the years ended August 31, 1994, 1993 and 1992 were $0, $6,631,000, and $29,797,000, respectively.

         Mr. Eugene Derry, a director, Chairman of the Board and President of the Company for the period July 1989 through July 1992, acted as a representative of Amuli in connection with Amuli's dealings with the Company. A business associate of Mr. Derry's is the owner of Amuli. Final purchases through Amuli were made in December 1992. At August 31, 1994, 1993, and 1992, the Company's liabilities to Amuli were approximately $0, $0, and $359,000, respectively.

         During the years ended August 31, 1994, 1993 and 1992, the Company sold cosmetic pencils to Emicos in the amounts of approximately $343,000, $1,359,000 and $579,000, respectively. At the respective year ends, the Company had receivables outstanding from Emicos of approximately $126,000, $389,000, and $0, respectively.

         Eurostar purchases various products from the Company for resale to its customers in Central and South America. These purchases were $114,000 in fiscal 1994 and $142,000 in fiscal 1993. In addition, the Company sells various inventory items, at cost, to Eurostar for packaging into various combinations of products which are then repurchased by the Company. Such inventory items, which are included in a packaged product and related labor, are repurchased at the same price as originally sold to Eurostar, plus the cost of packaging, and the cost of any other items added by Eurostar. The Company had a receivable from Eurostar of $248,000 at the end of fiscal 1994 and $123,000 at the end of fiscal 1993.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



         In October 1993, the Company became a party to a one year design and consulting agreement with Eurostar, whereby Eurostar and other Core Sheth Families entities will provide marketing concepts and design services to the Company for the production of marketing and advertising material. The agreement, renewable annually, provides for an annual fixed fee which will be renegotiated at the end of each year. The agreement was renewed for calendar 1994. The fees for calendar 1993 and 1994 were $150,000 per calendar year.

         For the years ended August 31, 1994, 1993 and 1992, the Company incurred fees to three directors of $235,000, $402,000, and $130,000, respectively, of which $12,000, $60,000 and $52,000 were unpaid at August 31, 1994, 1993 and 1992, respectively, related to the Board of Directors meetings, other committee meetings and events associated with the investigation performed by the Special Committee of the Board of Directors, formed in October 1992 to conduct a review of matters associated with the Stockholder Class Action Litigation and the Securities Commission Investigation. See Note 13 for further discussion.

         One of the Company's former directors was an attorney whose fees for legal services provided were approximately $9,000 in 1992.

         On May 31, 1989, the Company sold 200,000 shares of its common stock to the Core Sheth Families for $2.50 per share. Consideration for the 200,000 shares was $50,000 plus a receivable for the balance. The receivable was paid in full in 1990. As part of this transaction, the Company issued common stock purchase warrants to the Core Sheth Families for $50,000 to purchase 400,000 shares of the Company's common stock at a per share price of $2.75. In connection with the settlement of the shareholder litigation, the expiration date of these warrants was extended to 2003. The warrants would have otherwise expired in 1995.

         In connection with the settlement of the stockholder class action litigation, common stock purchase warrants to purchase 2,000,000 shares of the Company's common stock at a per share price of $5.34 were granted to the Core Sheth Families. The warrants are exercisable for a period of ten years from their issuance. A noninterest bearing receivable in the amount of $500,000 (the cost of the warrants), was recorded in Shareholder's equity in the fiscal 1993 financial statements. See Note 12 for a description of the litigation settlement.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


         In recognition that value was received by the Company in return for extending the expiration date of the warrants to purchase 400,000 shares and the granting of the new warrants to purchase 2,000,000 shares as described above, the Company utilized the Black Scholes Method to compute the value. The computation resulted in the assignment of a value of $2,089,000 (net of the purchase price of the warrants of $500,000). This net value has been recorded as part of "Other assets" and as an addition to "Additional paid-in capital."

         In fiscal 1994, $367,000 of the $2,089,000 was charged to Other income (expense). The remainder of the balance, which is attributable to the extension of the Company's distribution agreement with Eurostar and the favorable terms of the subordinated long term financing of the shareholder litigation settlement provided by the Core Sheth Families, will be amortized to expense monthly into fiscal 2006, the expected period that the Company will benefit from the value received.

         The following summarizes related party payables and receivables at May 31, 1995 and August 31, 1994 and 1993.

                                                            May 31,      August 31,     August 31,
                                                             1995           1994           1993
                                                          ----------     ----------     ----------
                                                          (UNAUDITED)

         Total accounts payable--related parties          $3,579,000     $1,888,000     $3,924,000

         Total accounts receivable--related parties          775,000        438,000        544,000
                                                          ----------     ----------     ----------
         Offset amount                                       771,000        438,000        435,000
                                                          ----------     ----------     ----------
                                                           2,808,000      1,450,000      3,489,000
                                                          ----------     ----------     ----------
         Payables due members of the Company's
           Board of Directors                                 49,000         12,000         60,000
                                                          ----------     ----------     ----------
         Net related parties payable                      $2,857,000     $1,462,000     $3,549,000
                                                          ==========     ==========     ==========

         In May 1995, the Company sold its cosmetic pencil manufacturing business, with the exception of the facility and surrounding land, to Eurostar in consideration for the cost of inventories, payable upon utilization of such inventories, and a seven-year note for approximately $600,000. In connection with the sale, Eurostar agreed to supply all of the Company's requirements for cosmetic pencils at contractual prices such that, under fiscal 1994 volume levels and selling prices, the Company would achieve in future periods the same contribution from cosmetic pencil sales as was achieved in fiscal 1994. Expenses of $149,000 related to the closing were recorded in May 1995.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



         An impairment of assets reserve of $150,000 was recorded against the land and facility held for sale in order to value the assets at estimated net realizable value.

7.       CAPITALIZED LEASES:

         The Company leases certain equipment under three to five year lease agreements. Leased property under capital leases at August 31, 1994 and 1993 is as follows:

                                               1994        1993
                                             -------     -------

         Machinery and equipment             $77,000     $  -
         Telecommunications equipment         15,000      31,000
                                             -------     -------

                                              92,000      31,000

         Less accumulated depreciation        17,000       4,000
                                             -------     -------

                                             $75,000     $27,000
                                             =======     =======

         Amortization of property classified as capitalized leases is included with depreciation expense.

         The schedule of capital lease payments for the next five years is:

                                                 Year Ending
                                                  August 31,       Amount
                                                 -----------      --------

                                                     1995         $ 42,000
                                                     1996           34,000
                                                     1997           21,000
                                                     1998            8,000
                                                     1999             -
                                                                  --------

                                                                   105,000
         Less interest at 8.25% to 10%                              (9,000)
                                                                  --------

                                                                    96,000
         Less executory cost                                        (4,000)
                                                                  --------

                                                                    92,000
         Less current portion                                      (38,000)
                                                                  --------

         Long term capital lease obligation                       $ 54,000
                                                                  ========

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



8.       INCOME TAXES:

         In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). The Company adopted the provisions of SFAS No. 109 in its financial statements for the year ended August 31, 1992.

         Under SFAS No. 109, the liability method is used in accounting for income taxes. Deferred tax balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences are expected to reverse.

         Significant components of the Company's deferred tax assets and liability as of August 31, 1994 and 1993, are as follows:

                                                       1994            1993
                                                   -----------     -----------

         Deferred tax assets:
           Shareholder litigation settlement       $ 1,530,000     $ 2,720,000
           Accrued litigation expenses                  60,000         170,000
           Allowances for doubtful accounts            166,000         107,000
           Inventory valuation                         136,000         106,000
           NOL carryforward                            695,000          -
           AMT credit                                  107,000          -
           All other reserves                          102,000         172,000
           Valuation allowance                      (2,636,000)     (1,423,000)
                                                   -----------     -----------

                                                       160,000       1,852,000

         Deferred tax liability:
           Tax over book depreciation                  160,000         234,000
                                                   -----------     -----------

           Net deferred tax asset                  $    -          $ 1,618,000
                                                   ===========     ===========

         The valuation allowance increased by $1,213,000 and $1,423,000 during fiscal years 1994 and 1993, respectively.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


         The (benefit) provision for income taxes consists of the following for fiscal years ended August 31, 1994, 1993 and 1992:

                                                           1994           1993          1992
                                                       -----------    -----------    ----------
         Current (benefit) provision:
            Federal                                    $(1,714,000)   $  (782,000)   $1,880,000
            State and city                                  -              -            127,000
                                                       -----------    -----------    ----------
                                                        (1,714,000)      (782,000)    2,007,000

          Deferred provision (benefit)                   1,619,000     (1,251,000)     (246,000)
                                                       -----------    -----------    ----------

                                                       $   (95,000)   $(2,033,000)   $1,761,000
                                                       ===========    ===========    ==========

         The differences between the statutory federal tax rate and the Company's effective tax rate are as follows:

                                                           1994           1993          1992
                                                       -----------    -----------    ----------
          Statutory federal tax rate                          34.0%          34.0%         34.0%
          Increases (decreases):
            State taxes, net of federal benefit                 --             --           1.5
            Deferred tax asset valuation allowance           (27.6)         (13.9)           --
            Other                                             (4.3)           (.2)          (.6)
                                                       -----------    -----------    ----------

          Effective tax rate                                   2.1%          19.9%         34.9%
                                                       ===========    ===========    ==========

         At August 31, 1994, the Company had a tax net operating loss carryforward of approximately $1,860,000 which expires in 2009. Additionally, the Company had alternative minimum tax credits of approximately $107,000 which have no expiration date.

         During the first quarter of fiscal 1995, the Company received tax refunds of approximately $1,722,000 reducing the refundable taxes recorded at August 31, 1994.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



9.       SHAREHOLDERS' EQUITY:

         On February 21, 1992, the Board of Directors authorized a two-for-one stock split in the form of a stock dividend payable to shareholders of record on February 7, 1992. All references in the financial statements to average numbers of shares outstanding and related prices, per share amounts and stock option plan data have been adjusted to reflect the split.

         In 1983, the Company adopted an incentive stock option plan (the "1983 Plan"). At its January 15, 1992 Annual Meeting, the Company's shareholders voted to replace the 1983 Plan with the Amended and Restated Option Plan (the "1991 Plan"). The 1991 Plan contains provisions necessary to qualify the plan for exemption from the six-month short swing profit rules, thus allowing plan participants the ability to exercise and sell stock received immediately. The 1991 Plan allows for granting both incentive and nonincentive options, totaling 800,000 shares to key employees.

         Options under the 1991 Plan expire ten years from the date of grant. No shares acquired upon exercise of an option may be sold within six months from the date of grant of such option. The option price, determined by the Board of Directors, shall not be less than fair market value of the common stock at the time of grant, and not less than 110% of such fair market value if granted to an individual owning more than 10% of the then issued and outstanding shares of the Company's common stock. To the extent that the aggregate fair market value (determined as of the date an option is granted) of shares with respect to which incentive stock options are exercisable for the first time by an optionee in any calendar year exceeds $100,000, such options shall be treated as nonincentive options.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


                                                                                  Options Outstanding
                                                      Shares              -----------------------------------
                                                     Available            Number of              Price
                                                     To Grant              Shares                Ranges
                                                     ---------            ---------        ------------------

         Balance at September 1, 1991                  320,200             269,600*          $0.50 to $3.50

         Options granted                              (60,000)              60,000          $8.125 to $15.875
         Options exercised                                -               (107,600)          $0.50 to $2.0625
         Options canceled/terminated                    93,000             (93,000)        $1.0625 to $8.1250
                                                      --------            --------

         Balance at August 31, 1992                    353,200             129,000**         $0.50 to $15.875

         Options granted                                  -                   -
         Options exercised                                -                 (2,000)              $1.4375
         Options canceled/terminated                    24,000             (24,000)          $0.50 to $15.875
                                                      --------            --------

         Balance at August 31, 1993                    377,200             103,000**         $0.50 to $8.125

         Options granted                               (99,420)             99,420               $5.3750
         Options exercised                                -                 (2,000)              $1.4375
         Options canceled/terminated                      -                   -
                                                      --------            --------

         Balance at August 31, 1994                    277,780             200,420***        $0.50 to $8.125
                                                      ========            ========

* 249,600 shares of the outstanding balance were exercisable as of 9/1/91.

**       All options outstanding were exercisable at the respective date.

*** 101,000 shares of the outstanding balance were exercisable as of 8/31/94.

         During 1992, a nonqualified stock option for 66,206 shares at $6.875 per share was granted pursuant to an employment contract with an officer. The option is exercisable in three annual increments. This option is not part of the 1991 Plan.

         On November 1, 1991, the Company issued 110,000 shares of common stock at a per share price of $1.125 in connection with the exercise of a common stock purchase option issued in 1984 to a nonaffiliated company.

         The Company has 2,944,406 capital shares reserved for future issuance as stock options (277,780 available to grant and 266,626 granted, but not exercised) and warrants (2,400,000) (Notes 6 and 12).

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


10.      BENEFIT PLAN:

         On January 1, 1992, the Company established a 401(k) Plan for the benefit of its employees meeting certain eligibility requirements. The Plan specifies that one-half of the Company's matching contribution is to be paid by the issuance of common stock at the closing price at the end of each calendar quarter. During fiscal 1994, 1993 and 1992, a total of 12,000, 7,000 and 2,000, respectively, of such shares were issued to the Plan. Contributions to the Plan were $108,000 in 1994, $88,000 in 1993 and $57,000 in 1992.

11.      COMMITMENTS AND CONTINGENCIES:

         LEASE COMMITMENTS

         At August 31, 1994, the approximate aggregate minimum annual rental payments under noncancelable operating leases for facilities, excluding renewals, are as follows:

                          Year ending
                           August 31,            Amount
                          -----------          ----------

                              1995             $  642,000
                              1996                434,000
                              1997                429,000
                              1998                267,000
                              1999                 53,000
                                               ----------

                                               $1,825,000
                                               ==========

         Certain of the above leases include escalation charges based on increases in real estate taxes, utilities and common maintenance charges.

         Rental expense for the years ended August 31, 1994, 1993 and 1992, amounted to approximately $663,000, $524,000, and $264,000, respectively.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



         FEDERAL GRAND JURY INVESTIGATION

         As previously disclosed, a federal grand jury in Greenville, South Carolina had been examining the events relating to the previously undisclosed ownership interest of the Core Sheth Families and other issues. On March 31, 1994, the Company entered into an agreement with federal authorities pursuant to which the Company will not be prosecuted in connection with the matters under investigation by the grand jury.

         The Company and the Core Sheth Families, who hold approximately 60.5% of the Company's common stock through Starion, have actively cooperated with the federal inquiry. The Company's agreement with federal authorities is contingent upon continued cooperation by the Company and companies affiliated with the Core Sheth Families.

         Under the terms of the agreement, Shashikant Sheth, an individual member of the Core Sheth Families and a director of the Company, pled guilty to a technical infraction based on his failure to disclose fully the group's ownership of Company stock. The Company's President, Viren Sheth, pled guilty to an infraction in connection with aiding and abetting the disclosure violation. The agreement with federal authorities acknowledges that these individuals were unaware of the legal requirement that was violated. These infractions are the lowest possible level of federal charge, and do not subject them to any term of incarceration.

         Starion pled guilty to a felony in connection with the failure to disclose its ownership interest. In connection with its plea, Starion will remit to the United States $5.5 million over a period of five years.

         The United States Attorney's office has advised that Starion, Jay Sheth, Viren Sheth, the Company and seven other entities affiliated with the Core Sheth Families had, prior to the agreement with federal authorities, been the subject of a sealed indictment by a federal grand jury in connection with these matters. The agreement provided for the dismissal of the indictment with regard to these parties. Other former Company officials named in the indictment have also entered into settlements with the United States Attorney's office.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED




         FREITAS AND KENNER

         The Company brought an action in the United States District Court for the Eastern District of New York seeking to recover from Ross Freitas and Carolyn Kenner short-swing profits resulting from the purchase and subsequent sale of Company stock in 1989, while both were officers and directors of the Company. On November 9, 1994, the Court awarded the Company partial summary judgment with respect to these claims, for approximately $101,000 against Mr. Freitas and $80,000 against Ms. Kenner, plus interest running from May 1989. The time for Mr. Freitas and Ms. Kenner to appeal has not yet expired.

         On October 20, 1994, a suit was filed in Florida state court against the Company, as well as two of its directors, Richard P. Rifenburgh and Robert R. Sparacino. The plaintiffs in the action are Ross Freitas and Carolyn Kenner, along with two other individuals, Rose Freitas and Melissa Freitas. The complaint alleges causes of action by Mr. Freitas and Ms. Kenner for libel and seeks indemnification in connection with the work of the Special Committee of the Board of Directors that investigated, among other things, the failure to disclose the Core Sheth Families' holdings of Company stock. The complaint also alleges, on behalf of all four plaintiffs, that the Company's disclosures relating to these and other matters were fraudulent or negligently misrepresented. The Company intends to dispute these allegations vigorously and believes that its ultimate disposition will not have a material adverse effect on its financial condition.

         As previously disclosed, Mr. Freitas had sought to interpose similar claims in the context of the stockholder class action described below in 1993, but this motion was dismissed.

         OTHER

         The Company is subject to ordinary and routine litigation arising out of the conduct of its business. Management believes that the ultimate disposition of any of these proceedings will not have a material adverse effect on the Company's financial condition.

12.      CLASS ACTION LITIGATION:

         As previously disclosed, between June 15 and July 1, 1992, thirteen lawsuits were filed against the Company and others in United States Court for the District of South Carolina. These actions were consolidated by order of the court, and a consolidated and amended complaint was filed on October 8, 1992.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



         The complaint, which purported to be a class action on behalf of all persons (with certain exceptions) who purchased shares of the Company's common stock between June 25, 1991, and June 11, 1992, alleged violations of the federal securities laws, as well as common law fraud and negligence in connection with, among other things, the nondisclosure of the ownership interest of the Core Sheth Families prior to 1992. The complaint named as defendants the Company, certain former and current directors and officers of the Company, several persons and entities associated with the Core Sheth families, including Starion, which currently holds approximately 60.5% of the Company's common stock, and S&J Perfume. The complaint sought actual and punitive damages in unspecified amounts. On January 11, 1993, the Company filed its response to the Consolidated and Amended Complaint.

         On December 17, 1993, the Company announced court approval of a settlement agreement regarding these actions, on behalf of the Company and certain parties, for a cash payment of $9.5 million. The settlement resulted in a release of claims by the plaintiff class against the Company, the Sheths and their associates, and Messrs. Bloomfield, Emery, Karam, and Waters (the "Settling Defendants"). The settlement does not include three former directors of the Company, Messrs. Derry, Freitas, or Rosenberg. From proceeds of notes payable based on an agreement with the Core Sheth Families discussed below, the Company has paid the total settlement in four installments. The installment payments made were $1.5 million on August 31,1993, $900,000 on January 20, 1994, $2.6 million on May 31, 1994, and $4.5 million on December 20, 1994.

         The Company entered into an agreement with the Core Sheth Families to borrow $9 million to pay the settlement amounts. With the exception of $1 million, these borrowings will have a term of ten years, with principal payable 20% at the end of the eighth year, 20% at the end of the ninth year, and the remaining 60% payable at the end of the tenth year. Payment of the $1 million was made in December 1994 with proceeds from an executive liability and indemnification insurance policy. See
         Note 16. These borrowings bear interest at the Long Term Federal rate and are subordinated to senior lenders. The Core Sheth Families secured the Company's obligations to pay the settlement amount of $9.5 million by putting into escrow, as collateral, three million shares of Company common stock owned by them. In the event that the Company does not meet its obligation to pay the settlement amount, a portion of the shares in escrow with a market value sufficient to satisfy the Company's obligation, would be distributed to the class. The settlement includes a provision that protects the Company and the settling defendants against further liability to the class for damages in connection with related ongoing litigation.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



         In addition, in connection with these transactions, Eurostar, the Company's primary supplier of fragrance products, which is owned by the Core Sheth Families, has agreed that it will not provide any notice of termination of its distribution agreement with the Company for a period of four years from August 30, 1993. Since two years notice is required for any termination, the effect of this will be to assure continuation of the relationship between the Company and Eurostar through at least the end of fiscal 1999.

         In connection with the settlement agreement of the stockholder class action litigation, common stock purchase warrants to purchase 2,000,000 shares of the Company's common stock at a per share price of $5.34 were granted to the Core Sheth Families. The warrants are exercisable for a period of ten years from their issuance. A noninterest bearing receivable in the amount of $500,000 (the cost of the warrants), was recorded in Shareholder's Equity in the fiscal 1993 financial statements. The per share price of the common stock under the warrants will increase by 10% per year after the first seven years. See Note 12 for a description of the litigation settlement. The Company has also extended to August 31, 2003, the exercise date of a warrant held by Starion, a Core Sheth affiliate, to purchase 400,000 shares of Company common stock. That warrant would have expired on May 31, 1995, absent such extension.

         In recognition that value was received by the Company in return for extending the expiration date of the warrants to purchase 400,000 shares and the granting of the new warrants to purchase 2,000,000 shares as described above, the Company utilized the Black Scholes Method to compute the value. The computation resulted in the assignment of a value of $2,089,000 (net of the purchase price of the warrants of $500,000.) This net value has been recorded as part of "Other assets" and as an addition to "Additional paid-in capital" in the accompanying financial statements.

         Additionally, the Company anticipates that it may incur litigation expenses related to ongoing litigation involving the nonsettling defendants and a lawsuit against the Company's former auditors separate from, but related to, the stockholder class action against the Company.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



13.      LITIGATION EXPENSES:

         On June 22, 1992, the Board of Directors ("Board") of the Company established a Special Committee ("Committee") to review, evaluate, and make recommendations to the Board regarding the possible ownership of a significant amount of the Company's common stock by persons affiliated with its principal supplier, and other matters. The Committee reported their findings and recommendations to the Board on October 26 and 27, 1992.

         The Company has recorded legal and professional expenses associated with the shareholder litigation settlement and other events that were the subject of the internal investigation by the Committee of $208,000, $2,758,000 and $1,650,000 in fiscal 1994, 1993, and 1992, respectively.


14.      FOREIGN SALES:

         The Company exports a significant portion of its sales directly to foreign customers and also indirectly exports product through customers based in the United States who ultimately distribute the products in foreign countries. For the years ended August 31, 1994, 1993, and 1992 and the nine month periods ended May 31, 1995 and 1994, $8,301,000 (18% of net sales), $11,080,000 (22% of net sales), $8,773,000 (18% of net sales), $3,042,000 (12.6% of net sales), and $6,278,000 (17.5% of net sales), respectively, were exported directly to foreign customers. In fiscal 1994 these customers were primarily located in Mexico. The volume of the indirect exports, which may be significant, can only be estimated as customers do not provide that information to the Company.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED


15.      QUARTERLY RESULTS (UNAUDITED):

                                     1995                                                1994
                    ---------------------------------------    --------------------------------------------------------
                                 Quarter Ended                                      Quarter Ended
                    ---------------------------------------    --------------------------------------------------------
                      Nov. 30      Feb. 28         May 31        Nov. 30        Feb. 28         May 31        Aug. 31
                    -----------   ----------    -----------    -----------    -----------    -----------    -----------

Net sales           $11,512,000   $5,907,000    $ 6,672,000    $15,049,000    $11,255,000    $ 9,557,000    $10,627,000
Gross profit          2,322,000    1,054,000        894,000      2,919,000      2,004,000      1,648,000      1,460,000
Net income (loss)     1,053,000    1,478,000     (1,196,000)      (190,000)      (971,000)    (1,413,000)    (1,717,000)
Net income (loss)
  per share         $       .15   $     (.22)   $      (.18)   $     (.03)    $     (.15)    $      (.21)   $     (.26)


                                            1993
                    -------------------------------------------------------
                                        Quarter Ended
                    -------------------------------------------------------
                      Nov. 30       Feb. 28        May 31         Aug. 31
                    -----------   -----------   -----------    ------------
Net sales           $16,425,000   $12,838,000   $ 9,683,000    $ 12,463,000
Gross profit          4,427,000     2,912,000     1,703,000       2,000,000
Net income (loss)     1,521,000       239,000    (8,116,000)     (1,803,000)
Net income (loss)
  per share         $       .22   $       .03   $    (1.23)    $      (.27)

         The first and third quarters of fiscal 1995 include $1,250,000 and $815,000 of insurance reimbursements, respectively.

         The fourth quarter of fiscal 1994 includes inventory and allowance for doubtful account reserve estimation revisions approximating $500,000.

         Charged to earnings in the third quarter of fiscal 1993, was the impact of the shareholder settlement of $9,500,000.

         The summation of the quarterly earnings per share may not be equal to the annual earnings per share due to rounding.

                      TRISTAR CORPORATION AND SUBSIDIARIES
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED



16.      PROCEEDS OF AN EXECUTIVE LIABILITY AND INDEMNIFICATION POLICY:

         On November 22, 1994, the United States District Court for the District of South Carolina approved the disbursement of $1.25 million to the Company from the proceeds of an executive liability and indemnification policy owned by the Company. The Company received the distribution during the second quarter of fiscal 1995. In accordance with the financing agreement with the Core Sheth Families, a related party, $1,000,000 of the proceeds were utilized to repay a portion of the existing long term subordinated debt. The $1,000,000 repayment was made in December 1994.

         On June 23, 1995, the Company received a court approved distribution of the balance ($750,000) of the proceeds of the executive liability and indemnification policy owned by the Company. In addition, the Company received a distribution of approximately $65,000 of interest earned during the period the court held the proceeds. This court approved distribution is subject to appeal by other claimants under the policy.

17.      PROPOSED MERGER:

         Subject to stockholders' approval, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of July 1, 1995 under which Eurostar Perfumes, Inc., a Texas Corporation ("Eurostar"), will be merged with and into the Company, with the Company being the surviving corporation. Eurostar, the Company's major supplier and a related party, (see Note 6), is owned 100% by the Core Sheth Families, who indirectly owned 60.5% of the Company's outstanding common stock. If the merger is consummated, the Company will be the surviving corporation and will issue approximately 10 million shares of its common stock in exchange for all of the issued and outstanding common stock of Eurostar. The merger will be accounted for in a manner similar to a pooling of interests.

                          Independent Auditors' Report



The Board of Directors and Stockholder
Eurostar Perfumes, Inc.:

We have audited the accompanying consolidated balance sheets of Eurostar Perfumes, Inc. and subsidiaries as of September 30, 1994 and 1993, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 3 to the consolidated financial statements, approximately 85% and 99% of the Company's 1994 and 1993 sales, respectively, are to Tristar Corporation, a related party.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eurostar Perfumes, Inc. and subsidiaries as of September 30, 1994 and 1993, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in note 1(c) to the consolidated financial statements, the Company changed its method of accounting for inventories in 1994.


                                                  KPMG Peat Marwick LLP




San Antonio, Texas
November 18, 1994

                     Independent Accountants' Review Report


The Board of Directors and Stockholder
Eurostar Perfumes, Inc.:

We have reviewed the accompanying consolidated balance sheet of Eurostar Perfumes, Inc. and subsidiaries as of March 31, 1995, and the related consolidated statements of income and retained earnings and cash flows for the six-month periods ended March 31, 1995 and 1994, and for the period from March 5, 1992 (inception) through September 30, 1992. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.


                                                   KPMG PEAT MARWICK LLP


San Antonio, Texas
July 14, 1995

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                          Consolidated Balance Sheets

                                                          March 31,          September 30,       September 30,
                                                            1995                 1994                1993
                                                         -----------         -------------       -------------
                                                        (unaudited)
Current assets:
 Cash                                                    $   740,058         $ 1,430,924         $   420,523
 U.S. treasury note, resticted (note 2)                           -                   -              100,156
 Trade accounts receivable:
     Affiliate (note 3)                                    1,893,490           1,881,614           5,856,190
     Non-affiliate                                         1,675,858             868,560              31,450
 Inventories (notes 3 and 4)                               4,987,599           6,644,423           5,275,121
 Deferred income taxes (note 7)                              294,000             203,092              88,322
 Other current assets                                        152,805             167,186             113,858
                                                         -----------         -----------         -----------
     Total current assets                                  9,743,810          11,195,799          11,885,620

Deferred income taxes (note 7)                                    -                   -               75,255
Net property, plant and equipment (note 5)                 8,001,663           8,440,174           7,952,906
                                                         -----------         -----------         -----------
                                                         $17,745,473         $19,635,973         $19,913,781
                                                         ===========         ===========         ===========
Current liabilities:
 Current installments of note payable
     to parent company (note 6)                          $ 1,500,000         $ 2,050,000         $ 2,500,000
 Trade accounts payable:
     Non-affiliate accounts                                1,044,227           2,288,209           2,970,136
     Affiliate accounts (note 3)                             147,408           1,137,156           1,771,144
 Customer advances                                           192,765              83,169             122,589
 Income taxes payable                                        602,737           2,027,666           2,247,244
 Accrued expenses (note 6)                                   888,442             853,069             259,271
                                                         -----------         -----------         -----------
     Total current liabilities                             4,375,579           8,439,269           9,870,384

Note payable to parent company, excluding
 current installments (note 6)                             5,015,701           4,165,701           6,468,684
Deferred income taxes (note 7)                               409,000             159,092                  -
Other liabilities                                            223,057             269,118             134,545
                                                         -----------         -----------         -----------
     Total liabilities                                    10,023,337          13,033,180          16,473,613
                                                         -----------         -----------         -----------

Stockholder's equity:
 Common stock, $.001 par value.
     Authorized, issued and outstanding
      1,000,000 shares                                         1,000               1,000               1,000
 Additional paid-in capital                                   99,000              99,000              99,000
 Retained earnings                                         7,622,136           6,502,793           3,340,168
                                                         -----------         -----------         -----------
     Total stockholder's equity                            7,722,136           6,602,793           3,440,168

Commitments and contingencies (notes 3 and 8)
                                                         -----------         -----------         -----------
                                                         $17,745,473         $19,635,973         $19,913,781
                                                         ===========         ===========         ===========

See accompanying notes to consolidated financial statements.

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

            Consolidated Statements of Income and Retained Earnings


                                             Six months ended March 31,         Years ended September 30,          Period from
                                            ----------------------------     -----------------------------   March 5, 1992 through
                                             3/31/95           3/31/94          1994              1993         September 30, 1992
                                            -----------      -----------     -----------       -----------   ---------------------
                                           (unaudited)       (unaudited)                                           (unaudited)
 Net sales (notes 3 and 9)                  $17,410,449      $16,371,092     $31,481,083       $28,144,851           $ 216,038

 Cost of goods sold (note 3)                 12,139,545        9,397,860      19,932,841        17,687,588             198,755
                                            -----------      -----------     -----------       -----------           ---------

     Gross profit                             5,270,904        6,973,232      11,548,242        10,457,263              17,283


 Selling, general and administrative
   expenses (note 3)                          3,369,615        2,749,953       5,944,374         3,935,640             743,069
                                            -----------      -----------     -----------       -----------           ---------

     Operating income (loss)                  1,901,289        4,223,279       5,603,868         6,521,623            (725,786)


 Other income (expense):
   Interest expense                            (144,933)        (161,199)       (337,712)         (341,630)            (38,173)
   Other income                                  33,257            1,846          41,046             7,801                   -
                                            -----------      -----------     -----------       -----------           ---------

    Income (loss) before income taxes         1,789,613        4,063,926       5,307,202         6,187,794            (763,959)

 Income tax expense (benefit) (note 7)          670,270        1,631,227       2,144,577         2,349,011            (265,344)
                                            -----------      -----------     -----------       -----------           ---------

     Net income (loss)                        1,119,343        2,432,699       3,162,625         3,838,783            (498,615)

 Retained earnings (deficit) at
   beginning of period                        6,502,793        3,340,168       3,340,168          (498,615)                  -
                                            -----------      -----------     -----------       -----------           ---------

 Retained earnings (deficit) at
   end of period                            $ 7,622,136      $ 5,772,867     $ 6,502,793       $ 3,340,168            (498,615)
                                            ===========     ============     ===========       ===========           =========

 Net Income (loss) per common share         $      1.11     $       2.43     $      3.16       $      3.83               (.49)
                                            ===========     ============     ===========       ===========           =========

 Number of common shares outstanding          1,000,000        1,000,000       1,000,000         1,000,000           1,000,000
                                            ===========     ============     ===========       ===========           =========

See accompanying notes to consolidated financial statements.

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows


                                                                                                                    Period from
                                                                                                                   March 5, 1992
                                                       Six months ended March 31,   Years ended September 30,         through
                                                          1995           1994           1994          1993       September 30, 1992
                                                       (unaudited)    (unaudited)                                   (unaudited)
                                                       -----------    -----------    ----------    ----------     -----------------
Cash flows from operating activities:
 Net income (loss)                                     $ 1,119,343    $ 2,432,699   $ 3,162,625   $ 3,838,783         $  (498,615)
 Adjustments to reconcilie net income (loss) to net
   cash provided by (used in) operating activities:
  Allowance for obsolescence and other adjustments         242,388         56,254       239,774       110,000                   -
  Deferred income tax expense                              159,000         70,577       119,577       101,767            (265,344)
  Depreciation                                             531,635        447,899       968,607       685,258                   -
 Changes in operating assets and liabilities:
  Trade accounts receivable                               (819,174)     3,277,607     3,137,466    (5,671,110)           (216,530)
  Inventories                                            1,414,436       (241,698)   (1,609,076)   (3,870,813)         (1,514,308)
  Other current assets                                      14,381        (10,642)      (53,328)      (47,402)            (66,456)
  Trade accounts payable                                (2,233,730)    (2,576,959)   (1,315,915)    2,097,425           2,643,855
  Customer advances                                        109,596       (122,589)      (39,420)      122,589                   -
  Income taxes payable                                  (1,424,929)      (194,036)     (219,578)    2,247,244                   -
  Accrued expenses                                          35,373        387,560       593,798       243,566              15,705
  Other liabilities                                        (46,061)       166,781       134,573             -                   -
                                                       -----------    -----------   -----------   -----------         ------------

         Net cash provided by (used in) operating
            activities                                    (897,742)     3,693,453     5,119,103      (142,693)             98,307
                                                       -----------    -----------   -----------   -----------         ------------

Cash flows from investing activities:
 Acquisition of property, plant and equipment              (93,124)      (953,937)   (1,455,875)   (3,211,640)         (5,291,979)
 Acquisition of U.S. Treasury note                               -              -                           -            (100,156)
 Proceeds from sale of U.S. Treasury note                        -              -       100,156             -                   -
                                                       -----------    -----------   -----------   -----------         ------------
         Net cash used in investing activities             (93,124)      (953,937)   (1,355,719)   (3,211,640)         (5,392,135)
                                                       -----------    -----------   -----------   -----------         ------------

Cash flows from financing activities:
 Proceeds from note payable to bank                              -              -             -     2,000,000           4,500,000
 Repayment of note payable to bank                               -              -             -    (6,500,000)                  -
 Proceeds from issuance of common stock                          -              -             -             -             100,000
 Proceeds from note payable to parent company            2,000,000        171,984             -     7,658,691           1,309,993
 Payments of note payable to parent company             (1,700,000)    (2,500,000)   (2,752,983)            -                   -
                                                       -----------    -----------   -----------   -----------         ------------

         Net cash provided by (used in) financing
            activities                                     300,000     (2,328,016)   (2,752,983)    3,158,691           5,909,993
                                                       -----------    -----------   -----------   -----------         ------------

         Net increase (decrease) in cash                  (690,866)       411,500     1,010,401      (195,642)            616,165

Cash at beginning of year                                1,430,924        420,523       420,523       616,165                   -
                                                       -----------    -----------   -----------   -----------         ------------
Cash at end of year                                    $   740,058    $   832,023   $ 1,430,924   $   420,523         $   616,165
                                                       ===========    ===========   ===========   ===========         ============

Supplemental disclosure of cash flow  information:
 Income taxes paid                                     $ 1,905,650    $ 1,465,000   $ 2,295,775   $         -         $         -
                                                       ===========    ===========   ===========   ===========         ============
 Interest paid                                         $    15,580    $    37,870   $   304,915   $   237,493         $         -
                                                       ===========    ===========   ===========   ===========         ============

See accompanying notes to consolidated financial statements.

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

 (Data with respect to March 31, 1995 and for the six month periods ended March
    31, 1995 and 1994, and for the period from March 5, 1992 (inception) to
                        September 30, 1992 is unaudited)

(1)      Summary of Significant Accounting Policies

      (a)    Description of Business

             Eurostar Perfumes, Inc. (the "Company"), is a wholly-owned subsidiary of Transvit Manufacturing Corporation ("Transvit"), a foreign company owned by the Core Sheth Families. The Company was incorporated on March 5, 1992. The primary business of the Company is to manufacture perfumes at its plant located in Pleasanton, Texas. The Company purchases significant amounts of inventory from various European companies, and the Company is not dependent on a single supplier or only a few suppliers. As discussed in note 3, the Company has significant transactions with related parties.

      (b)    Principles of Consolidation

             The consolidated financial statements include the financial statements of Eurostar Perfumes, Inc. and its wholly-owned subsidiaries, American Star Corporation, which in 1993 marketed the Company's products to customers located primarily in South America, and Southern Star Sales, Inc. (Southern Star), a foreign sales corporation which markets the Company's products internationally. American Star Corporation became dormant in fiscal year 1994 as its sales activity was transferred to Southern Star. All significant intercompany balances and transactions have been eliminated in consolidation.

      (c)    Interim Financial Statements (Unaudited)

             The consolidated financial statements as of March 31, 1995 and for the six month periods ended March 31, 1995 and 1994 and for the period from March 5, 1992 (inception) through September 30, 1992 are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended March 31, 1995 are not necessarily indicative of the results that may be expected for the year ending September 30, 1995.

             The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to the Securities and Exchange Commission's Proxy Rules (Regulation 14A).

      (d)    Inventories

             Inventories are valued at the lower of cost or market.

             In 1994, the Company adopted the last in, first-out (LIFO) method of costing inventory. Previously, the first-in, first-out (FIFO) method of costing inventory was used. Management believes that the LIFO method has the effect of minimizing the impact of price level changes on inventory valuations and generally matches current costs against current revenues in the consolidated statement of income. The effect of the change was to reduce net income by approximately $185,000, net of income taxes, from that which would otherwise have been reported. There is no cumulative effect on prior years since the ending inventory as previously reported is the beginning inventory for LIFO purposes. Accordingly, proforma results of operations for the prior year had LIFO been followed is not determinable.

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(1)      Summary of Significant Accounting Policies (continued)

      (e)    Other Current Assets

             Other current assets consist principally of deposits for Texas worker's compensation insurance.

      (f)    Property, Plant and Equipment

             Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the following estimated useful lives:

                 Buildings and improvements                        40 years
                 Computer equipment and software                    5 years
                 Machinery and equipment                        5 - 7 years
                 Office equipment, fixtures and vehicle         3 - 7 years


             Maintenance and repairs are charged to operations

      (g)    Foreign Currency Transactions

             The Company purchases significant amounts of inventory from foreign suppliers. Such inventory is recorded using currency exchange rates in effect on the date of purchase. Gains and losses on the settlement of accounts payable for such purchases are recorded based upon the currency exchange rates in effect on the date of settlement. Gains and losses on accounts payable to be settled subsequent to September 30, 1994 and 1993 have been provided based upon the currency exchange rates in effect on September 30, 1994 and 1993. The net gain (loss) on transactions in foreign currencies for the years ended September 30, 1994 and 1993 was $(59,058) and $5,205.

      (h)    Revenue Recognition

             Revenue is recognized at the time of shipment for all products.

      (i)    Income Taxes

             Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (j) Net (Loss) Income Per Share

             Net (loss) income per share is computed based on the number of common shares outstanding during each period.





                                      F-38                          (Continued)

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements


(2)   U.S. Treasury Note

      U.S. treasury note represented a deposit held by the Bureau of Alcohol, Tobacco and Firearms for the permit maintained by the Company to store and dispense the alcohol used in production. The security consisted of a $100,000 face value U.S. treasury note bearing interest at 4.25% per annum. The deposit was returned and sold in 1994.

(3)   Related Party Transactions

      In May 1995, the Company purchased Tristar Corporation's ("Tristar") cosmetic pencil manufacturing business, including all related equipment and inventory, in consideration for a seven year $600,000 note payable and cash equal to the cost of inventories payable upon utilization of such inventories.

      Tristar, a major customer of the Company, is located in the United States and is principally engaged in the marketing and wholesale distribution of alternatives to designer fragrances in North America. Tristar is a publicly traded company in which the Core Sheth Families have a majority ownership interest. Additionally, Tristar and the Company have the same president and chief executive officer. Included in affiliate trade accounts receivable at September 30, 1994 and 1993 and March 31, 1995, is $1,437,466, $5,380,990 and $1,629,164, respectively, due from Tristar.
      For the years ended September 30, 1994 and 1993 and the six months ended March 31, 1995 and 1994, approximately 85%, 99%, 66%, and 94%, respectively,  of the Company's sales were to Tristar.

      Approximately 2% of the Company's sales for the year ended September 30, 1994 and the six months ended March 31, 1995 were to foreign based affiliates located principally in South America. Such sales were not significant for the year ended September 30, 1993 and the six months ended March 31, 1994.

      For the years ended September 30, 1994 and 1993 and the six months ended March 31, 1995 and 1994, the Company purchased approximately $5,788,000, $6,605,000, $3,241,000, and $3,290,000, respectively, of inventory and other items from affiliates.

      In accordance with a design/consultant fee contract with Tristar whereby the Company provides certain graphics and design consulting services, the Company charged Tristar $150,000, $112,500, $75,000, and $75,000, for the
      years ended September 30, 1994 and 1993 and the six months ended March 31, 1995 and 1994, respectively. The Company entered into a computer services and support agreement with Tristar whereby the Company provides access to hardware and software. The company charged Tristar $55,000 and $55,000 for the year ended September 30, 1994 and the six months ended March 31, 1995, respectively. These amounts have been offset against selling, general and administrative expenses in the accompanying consolidated statements of income and retained earnings.

      Included in trade accounts receivable at September 30, 1993 is $475,200 of net advances due from Eurostar Corporation ("Corp."), a wholly-owned subsidiary of Transvit, which employed certain executives of the Company and provided management services to the Company. Management fees paid to Corp. for the year ended September 30, 1993 totaled $978,896 and are included in selling, general and administrative expenses in the accompanying consolidated statements of income and retained earnings. Management fees were equal to the costs incurred by Corp., which include primarily payroll and related items. Effective October 1, 1993, the employees of Corp. were transferred to the Company.





                                      F-39                          (Continued)

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(3)   Related Party Transactions (continued)

      On October 23, 1992, the Company and a certain affiliate entered into a distribution agreement with Tristar under which the Company is obligated to supply Tristar with fragrance products. The distribution agreement extends two years beyond any notice of termination given by the Company. In August 1993, the Company agreed that it will not provide any notice of termination of its distribution agreement with Tristar for a period of four years. The effect of this agreement is to assure the continuation of the relationship between the Company and Tristar through at least 1999. As a major customer of the Company, Tristar's ability to meet its obligations will significantly impact the level of operations of the Company.

(4)   Inventories

      Inventories consist of the following:

                                                   March 31,         September 30,
                                                 -------------    ----------------------
                                                      1995          1994         1993
                                                 -------------    ---------    ---------
                                                   (unaudited)
      Raw Materials                              $   4,584,444    5,813,830    4,939,036
      Finished Goods                                 1,493,102    1,144,802       99,444
      Work-in-process                                  283,215      316,565      346,641
                                                 -------------    ---------    ---------
                                                     6,360,761    7,275,197    5,385,121
      Less: Allowance for obsolescence
                    and other adjustments              592,162      349,774      110,000
               Allowance for LIFO valuation            781,000      281,000            -
                                                 -------------    ---------    ---------

                                                 $   4,987,599    6,644,423    5,275,121
                                                 =============    =========    =========

(5)      Property, Plant and Equipment

      Property, plant and equipment consists of the following:

                                                   March 31,         September 30,
                                                 -------------    ----------------------
                                                      1995         1994          1993
                                                 -------------    ---------    ---------
                                                   (unaudited)
      Machinery and equipment                    $   4,721,822    4,728,847    4,059,594
      Building and improvements                      3,783,373    3,783,373    3,755,198
      Computer equipment and software                1,199,047    1,110,158      468,340
      Office equipment, fixtures and vehicle           450,382      438,990      322,362
      Land                                              32,670       32,670       32,670
                                                 -------------    ---------    ---------
                                                    10,187,294   10,094,038    8,638,164
      Less: Accumulated depreciation                 2,185,632    1,653,864      685,258
                                                 -------------    ---------    ---------

                                                 $   8,001,662    8,440,174    7,952,906
                                                 =============    =========    =========

 (6)  Notes Payable

      On August 1, 1993, the Company entered into a line of credit promissory note agreement (the "LOC") with its parent company, Transvit, whereby funds of up to $9,000,000 were made available to the Company. Proceeds from the LOC in 1993 were used to pay certain bank debt and the outstanding balance of a $2,000,000 line of credit demand promissory note with Transvit. Interest is payable annually and bears interest at 4.5% per annum. The total amount outstanding on the LOC at September 30, 1994 and 1993 is $6,215,701 and $8,968,684, respectively.


                                      F-40                          (Continued)

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(6)   Notes Payable- (continued)

      The current installments of the LOC as of September 30, 1994 and 1993, $2,050,000 and $2,500,000, respectively, are based on management's best estimate of amounts to be paid during the next fiscal year. As discussed below, the Company recently entered into a secured credit facility which under its terms resticts the repayment of the Transvit line of credit to payments no more than the greater of (i) $3,500,000 in the first fiscal year or $1,500,000 per fiscal year thereafter, or (ii) fifty percent (50%) of the Company's cash flow for fiscal years after the first year. Accrued interest payable to Transvit of $48,471 and $58,312 as of September 30 1994 and 1993, respectively, is included in accrued expenses in the accompanying consolidated balance sheets.

      On June 27, 1995, the Company entered into a $5,200,000 credit facility which consists of term loans totaling $3,700,000 and a revolving credit commitment of $1,500,000 bearing interest at the prime rate plus 1.75% (9% at June 27, 1995) per annum and additional fees. In early July 1995, a $3,500,000 term loan was drawn down. The term loan calls for equal monthly installments and matures in 2002. Borrowings under the revolving line of credit are limited to forty (40%) of eligible inventory as define therein. The revolving line of credit expires in June 1997 with options to renew annually thereafter. The credit facility is secured by substantially all of the Company's assets. The agreement contains a material adverse change provision, as well as certain restrictions and conditions among which are limitations on cash dividends, capital expenditures and repayments to Transvit under the Company's other line of credit.

(7)   Income Taxes

      Income tax expense consists of the following:

                                                Current            Deferred            Total
                                                -------            --------            -----
           Year Ended September 30,
             1994
           U.S. Federal                      $1,776,000             110,955        1,886,955
           State                                249,000               8,622          257,622
                                             ----------             -------        ---------
                                             $2,025,000             119,577        2,144,577
                                             ==========             =======        =========
           Year Ended September 30,
             1993
           U.S. Federal                      $1,987,642              94,430        2,082,072
           State                                259,602               7,337          266,939
                                             ----------             -------        ---------
                                             $2,247,244             101,767        2,349,011
                                             ==========             =======        =========

      Income tax expense for the years ended September 30, 1994 and 1993 differed from the amounts computed by applying the U.S. federal income tax rate of 35 percent to income before income taxes as a result of the following:


                                                                   1994                1993
                                                                   ----                ----
            Computed expected tax expense                      $1,857,521         2,165,728
            Increase (decrease) in income taxes
              resulting from:
              State income taxes, net of federal income
                 tax benefit                                      161,850           171,337
              Penalty                                              60,000            68,374
              Foreign sales corporation commissions
                 not subject to income taxes                     (37,000)                 -
              Other, net                                          102,306          (563428)
                                                               ----------         ---------
                      Total income tax expense                 $2,144,577         2,349,011
                                                               ==========         =========





                                      F-41                          (Continued)

                    EUROSTAR PERFUMES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

(7)        Income Taxes - (continued)

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 1993 and 1994 are presented below:

                                                                      1994                1993
                                                                      ----                ----
            Deferred tax assets:
              Inventories, principally due to allowance
                 for obsolescence                                    $143,759              40,304
              Start-up and organizational costs                       162,257             214,428
              Compensated absences, principally due
                 to accrual for financial reporting
                 purposes                                              41,573                   -
              Related party interest, principally due to
                 accrual for financial reporting purposes              17,760              48,018
              Other                                                       683                   -
                                                                      -------             -------
                      Total deferred tax assets                       366,032             302,750

              Deferred tax liabilities:
                      Plant and equipment, principally due to
                 differences in deprecation and
                 capitalized interest                                 322,032             139,173
                                                                      -------             -------
                             Net deferred tax asset                   $44,000             163,577
                                                                      =======             =======

      Based upon the level of historical taxable income and projections for future taxable income, including the reversal of existing taxable temporary differences, over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

(8)   Operating Leases

      The Company has several noncancelable operating leases, primarily for equipment, office space, and office furniture that expire over the next three years. Rental expense for operating leases for the year ended September 30, 1994 and 1993 was $97,838 and $69,653, respectively.
      Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) as of September 30, 1994 are:

            Year ending September 30:
                      1995                       $   75,020
                      1996                           50,955
                      1997                            8,973
                                                 ----------
                                                 $  134,948
                                                 ==========

(9)        Export Sales and Related Receivables

      Export sales, primarily to South America, for the year ended September 30, 1994 and for the six months ended March 31, 1995 and 1994 were approximately $4,756,000, $6,000,000, and $500,000, respectively.
      Included in trade accounts receivable at September 30, 1994 and for the six months ended March 31, 1995 and 1994 is approximately $1,125,000, $2,000,000, and $330,000, respectively, due from foreign customers. Export sales for the year ended September 30, 1993 were not significant.

                                                                      APPENDIX A
                          AGREEMENT AND PLAN OF MERGER


                                     Among

                            EUROSTAR PERFUMES, INC.,

                       TRANSVIT MANUFACTURING CORPORATION

                                      and

                              TRISTAR CORPORATION


                                  July 1, 1995

                               TABLE OF CONTENTS


I
                                                              THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.2     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.3     Consummation of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.4     Effects of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.5     Certificate of Incorporation; Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.6     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.7     Conversion of Securities; Exchange; Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.8     Taking of Necessary Action; Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

II

                                                    REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . . .   3
         2.1     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.2     Representations and Warranties of Eurostar and Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 (a)      Organization and Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 (b)      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 (c)      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 (d)      No Approvals or Notices Required; No Conflict with Instruments to which Eurostar or Parent is a
                          Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 (e)      Eurostar Financial Statements; Material Agreements  . . . . . . . . . . . . . . . . . . . . . . . .   5
                 (f)      Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events . . . . . . . . .   5
                 (g)      Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (h)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (i)      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (j)      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (k)      Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (l)      No Severance Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (m)      Voting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (n)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (o)      Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         2.3     Representations and Warranties of Tristar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (a)      Organization and Compliance with Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (b)      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (c)      Authorization and Validity of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (d)      No Approvals or Notices Required; No Conflict with Instruments to which Tristar or any of the
                          Tristar Subsidiaries is a Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (e)      Commission Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (f)      Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events . . . . . . . . .  12
                 (g)      Certain Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (h)      Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (i)      Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (j)      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (k)      Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (l)      No Severance Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (m)      Voting Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (n)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (o)      Title to Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

III

                                          COVENANTS OF EUROSTAR PRIOR TO THE EFFECTIVE TIME   . . . . . . . . . . . . . . . .  16
         3.1     Conduct of Business by Eurostar Pending the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.2     Access to Information; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

IV

                                           COVENANTS OF TRISTAR PRIOR TO THE EFFECTIVE TIME . . . . . . . . . . . . . . . . .  18
         4.1     Conduct of Business by Tristar Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.2     Access to Information; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.3     NASDAQ/NMS Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

V

                                                        ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . . .  19
         5.1     Proxy Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2     Approval of Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.3     Filings; Consents; Reasonable Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.4     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.5     Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.6     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.7     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.8     Termination of Distribution Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

VI

                                                              CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1     Conditions to Obligation of Each Party to Effect the Merger  . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2     Additional Conditions to Obligations of Tristar  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.3     Additional Conditions to Obligations of Eurostar . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

VII

                                                            MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.3     Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.4     Survival of Representations, Warranties, Covenants and Agreements  . . . . . . . . . . . . . . . . . . . . .  24
         7.5     Public Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.6     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.7     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.8     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.9     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.10    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.11    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.12    Entire Agreement; Third Party Beneficiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger (the "Agreement"), executed the 31st day of July, 1995 (the "Date Hereof"), to be effective July 1, 1995 (the "Effective Date"), is among Eurostar Perfumes, Inc., a Texas corporation ("Eurostar"), Transvit Manufacturing Corporation, a British Virgin Islands corporation and the sole stockholder of Eurostar ("Parent"), and TRISTAR CORPORATION, a Delaware corporation ("Tristar").

         WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, as of the Date Hereof, the respective Boards of Directors of Eurostar and Tristar, and Parent as sole stockholder of Eurostar, have approved the merger of Eurostar with and into Tristar (the "Merger"), whereby each issued and outstanding share of common stock, par value $.001 per share, of Eurostar ("Eurostar Common Stock") not owned directly or indirectly by Eurostar will be converted into the right to receive common stock, par value $.01 per share, of Tristar ("Tristar Common Stock"), as provided herein;

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

         WHEREAS, the Merger is intended to be accounted for in a manner similar to a "pooling of interests" for accounting purposes; and

         WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), and the Texas Business Corporation Act (the "TBCA"), at the Effective Time (as defined in Section 1.3) Eurostar shall be merged with and into Tristar. As a result of the Merger, the separate corporate existence of Eurostar shall cease and Tristar shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of Eurostar in accordance with the DGCL and the TBCA.

         1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 300 Convent Street, Suite 2200, San Antonio, Texas, as soon as practicable after the satisfaction or waiver of the conditions set forth in
Article VI or at such other time and place and on such other date as Eurostar and Tristar shall agree; provided, that the closing conditions set forth in
Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

         1.3 Consummation of the Merger. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and by filing with the Secretary of State of the State of Texas articles of merger in such form as required by, and executed in accordance with, the Texas Business Corporation Act (the "TBCA"). The "Effective Time" of the Merger as that term is used in this Agreement shall mean the later to occur of the filing of such certificate of merger or articles of merger.

         1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and the TBCA and as set forth herein.

         1.5 Certificate of Incorporation; Bylaws. The Certificate of Incorporation and bylaws of Tristar, as in effect immediately prior to the Effective Time and as amended as described in the Preliminary Proxy Statement (hereinafter defined), shall be the Certificate of Incorporation and bylaws of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation and bylaws until amended as provided therein and under the DGCL.

         1.6 Directors and Officers. The directors of Tristar immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Tristar immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

         1.7     Conversion of Securities; Exchange; Fractional Shares.
Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Eurostar, Tristar or their respective stockholders:

                 (a) Each share of Eurostar Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares"), other than any Shares to be canceled pursuant to Section 1.7(b), shall be converted, subject to the provisions of this Section 1.7, into the right to receive 9.97781 shares of Tristar Common Stock; provided, however, that no fractional shares of Eurostar Common Stock shall be issued, and, in lieu thereof, the number of shares shall be rounded downward to the next whole number.

                 (b) Each share of Eurostar Common Stock held in the treasury of Eurostar immediately prior to the Effective Time shall be canceled and extinguished at the Effective Time without any conversion thereof and no payment shall be made with respect thereto.

                 (c) As soon as practicable after the Effective Time, each holder of an outstanding certificate that prior thereto represented Shares shall be entitled, upon surrender thereof to the transfer agent for the Tristar Common Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of Tristar Common Stock into which the Shares so surrendered shall have been converted as aforesaid, of such denominations and registered in such names as such holder may request. Until so surrendered, each outstanding certificate that, prior to the Effective Time, represented Shares shall be deemed from and after the Effective Time, for all corporate purposes, other than the payment of earlier dividends and distributions, to evidence the ownership of the number of full shares of Tristar Common Stock into which such Shares shall have been converted pursuant to this Section 1.7. Unless and until any such outstanding certificates shall be surrendered, no dividends or other distributions payable to the holders of Tristar Common Stock, as of any time on or after the Effective Time, shall be paid to the holders of such outstanding certificates which prior to the Effective Time represented Shares; provided, however, that, upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued and exchanged therefor the amount, without interest thereon, of dividends and other distributions, if any, that theretofore were declared and became payable since the Effective Time with respect to the number of full shares of Tristar Common Stock issued to such holders.

                 (d) All shares of Tristar Common Stock into which the Shares shall have been converted pursuant to this Section 1.7 shall be issued in full satisfaction of all rights pertaining to such converted Shares.

         1.8 Taking of Necessary Action; Further Action. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Eurostar or Tristar, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

         Unless stated otherwise, all representations and warranties are as of the Effective Date.

         2.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

                 (a) "Environmental Laws" shall mean all federal, state, local or municipal laws, rules, regulations, statutes, ordinances or orders of any governmental entity relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Laws" shall include, but not be limited to, the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq. and the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq.

                 (b) "Environmental Permit" shall mean any permit, license, approval, registration, identification number or other authorization with respect to any business or other operations conducted by Eurostar or any Eurostar Subsidiary (as defined in Section 2.2(a)) or Tristar or any Tristar subsidiary (as defined in
         Section 2.3(a)).

                 (c) "Hazardous Materials" shall mean any (i) petroleum or petroleum products, (ii) hazardous substances as defined by Section 101(14) of CERCLA or (iii) any other chemical, substance or waste that is regulated under any Environmental Law.

                 (d) "Knowledge" of any party shall mean the collective knowledge of such party's officers, directors and key employees.

                 (e) "Material Adverse Change" with respect to any party shall mean a material adverse change in the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole; provided, however, that in no event shall the term "Material Adverse Change" be deemed to include (a) changes in national economic conditions or industry conditions generally, (b) changes, or possible changes, in federal, state or local statutes and regulations applicable to Eurostar, Tristar or the Surviving Corporation.

                 (f) "Material Adverse Effect" on any party shall mean any material adverse effect on the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole or on such party's ability to consummate the Merger;

                 (g) "Permitted Liens" shall mean (A) liens for taxes not due and payable or which are being contested in good faith, (B) mechanics', warehousemen's and other statutory liens incurred in the ordinary course of business, and (C) defects and irregularities in title and encumbrances which are not substantial in character or amount and do not materially impair the use of the property or asset in question.

         2.2 Representations and Warranties of Eurostar and Parent. Eurostar and Parent hereby, jointly and severally, represent and warrant to Tristar that, except as set forth in the Preliminary Proxy Statement or in the disclosure letter delivered by Eurostar to Tristar on the Date Hereof (the "Eurostar Disclosure Letter") that as of the Effective Date:

                 (a) Organization and Compliance with Law. Eurostar and each of its corporate subsidiaries (the "Eurostar Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have such governmental authority would not, either individually or in the aggregate, have a Material Adverse Effect. Eurostar and each of the Eurostar Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not, either individually or in the aggregate, have a Material Adverse Effect. Neither Eurostar nor any of the Eurostar Subsidiaries, nor any employee or, to the Knowledge of Eurostar, any agent of Eurostar or any of the Eurostar Subsidiaries, has made any payment or transfer of funds or assets to any person or conferred any benefit on any person or received any funds, assets or personal benefit in violation of any applicable law, rule or regulation. Eurostar and each of the Eurostar Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not, either individually or in the aggregate, have a Material Adverse Effect. Eurostar has heretofore delivered to Tristar true and complete copies of the articles of incorporation and bylaws of Eurostar. The Eurostar Disclosure Letter sets forth each of the Eurostar Subsidiaries and their respective jurisdictions of incorporation.

                 (b)      Capitalization.

                          (i) The authorized capital stock of Eurostar consists of 1,000,000 shares of Eurostar Common Stock, par value $.001 per share, all of which are issued and outstanding. All issued shares of Eurostar Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any person. Eurostar is not a party to, and has no Knowledge of, any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Eurostar. All issued shares of Eurostar Common Stock are owned by Parent free and clear of all liens, charges, encumbrances, adverse claims and options of any nature. All outstanding shares of capital stock of Eurostar Subsidiaries are owned by Eurostar free and clear of all liens, charges, encumbrances, adverse claims and options of any nature.

                          (ii) Other than as set forth in this Section 2.2(b), there are not as of the Effective Date, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Eurostar outstanding or
                 (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Eurostar, or contracts, understandings or arrangements to which Eurostar is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                 (c) Authorization and Validity of Agreement. Eurostar and Parent have all requisite corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. As of the Date hereof, the execution and delivery by Eurostar and Parent of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action. As of the Date hereof, this Agreement has been duly executed and delivered by Eurostar and Parent and is the valid and binding obligation of Eurostar and Parent, enforceable against Eurostar and Parent in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and except as the





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         enforceability of any indemnification provision contained in this
         Agreement may be limited by applicable federal or state securities laws.

                 (d) No Approvals or Notices Required; No Conflict with Instruments to which Eurostar or Parent is a Party. Neither the execution and delivery of this Agreement nor the performance by Eurostar or Parent of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Eurostar or Parent, will
         (i) conflict with the charter or bylaws of Eurostar or Parent; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to Eurostar or Parent;
         (iii) except for (A) requirements of Federal and state securities law, and (B) the filing of articles of merger by Eurostar in accordance with the TBCA, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Eurostar or Parent; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Eurostar or Parent under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Eurostar or Parent is a party or by which Eurostar or Parent or any of their respective assets or properties are bound or encumbered, except those that have already been given, obtained or filed and except in any of the cases enumerated in clauses (ii) through (iv), those that, in the aggregate, would not have a Material Adverse Effect.

                 (e) Eurostar Financial Statements; Material Agreements. Eurostar has delivered to Tristar copies of the consolidated balance sheet of Eurostar and the Eurostar Subsidiaries as of September 30, 1992, 1993 and 1994, and March 31, 1995, and consolidated statements of income and consolidated statements of shareholders' equity of Eurostar and the Eurostar Subsidiaries for the fiscal periods then ended. The financial statements delivered by Eurostar pursuant to this Section 2.2(e) are collectively referred to herein as the "Eurostar Consolidated Financial Statements." The Eurostar Consolidated Financial Statements do not include the pro forma financial statements of Tristar and Eurostar included in the Preliminary Proxy Statement or to be included in the Proxy Statement (hereinafter defined).

                 Each of the Eurostar Consolidated Financial Statements (including any related notes or schedules) was, and each of the Eurostar Consolidated Financial Statements to be included in the Proxy Statement will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto), and fairly presents or will fairly present, as the case may be, the consolidated financial position of Eurostar and the Eurostar Subsidiaries as of the dates thereof and the statements of income, cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95) and stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods in accordance with generally accepted accounting principles). As of the Effective Date, neither Eurostar nor any of the Eurostar Subsidiaries has any material liabilities, absolute or contingent, not reflected in the Eurostar Consolidated Financial Statements, except for (i) liabilities not required under generally accepted accounting principles to be reflected on such financial statements or the notes thereto and (ii) liabilities incurred in the ordinary course of business since March 31, 1995, consistent with past operations and not relating to the borrowing of money. The Eurostar Disclosure Letter contains a list of all material contracts of Eurostar and the Eurostar Subsidiaries, true and correct copies of which have been made available to Tristar.

                 (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since March 31, 1995, except as contemplated by this Agreement, Eurostar and the Eurostar Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Material Adverse Change in Eurostar or any condition, event or development that reasonably may be expected to result in any such Material Adverse Change; (ii) any change by Eurostar in its accounting methods, principles or practices; or (iii) any





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         declaration, setting aside or payment of any dividends or
         distributions in respect of the Eurostar Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Eurostar Subsidiaries.

                 (g) Certain Fees. With the exception of the engagement of Principal Financial Services, Inc. and Duncan-Smith Co., by Eurostar, neither Eurostar nor any of its officers, directors or employees, on behalf of Eurostar or any of the Eurostar Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                 (h) Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Eurostar or any of the Eurostar Subsidiaries, threatened against or affecting Eurostar or any of the Eurostar Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a Material Adverse Effect, or that involve the risk of criminal liability.

                 (i) Employee Benefit Plans. The Eurostar Disclosure Letter sets forth a complete and accurate list of:

                          (i) each "employee welfare benefit plan" (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (the "Eurostar Welfare Plans");

                          (ii) each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (the "Eurostar Pension Plans"); and

                          (iii) all other employee benefit agreements or arrangements, including, but not limited to, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements (collectively, with the Eurostar Welfare Plans and the Eurostar Pension Plans, the "Eurostar Benefit Plans"),

         that were in effect as of the Effective Date or were maintained within three years of the Closing Date, or were approved before the Effective Date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Eurostar, any of the Eurostar Subsidiaries incorporated in the United States (the "Eurostar U.S. Subsidiaries") or any member of a controlled group or affiliated service group (as defined in Section 414(b), (c) or (m) of the Code) that is incorporated or domiciled in the United States of which Eurostar or any of the Eurostar U.S. Subsidiaries is a member (collectively, the "Eurostar Group"). Eurostar and the Eurostar U.S. Subsidiaries have provided to Tristar, as to each Eurostar Benefit Plan, as applicable, access to a complete and accurate copy of (i) such plan, agreement or arrangement; (ii) the trust, group annuity contract or other document that provides the funding for such plan; (iii) the most recent annual Form 5500, 990 and 1041 reports; (iv) the most recent actuarial report or valuation statement; (v) the most current summary plan description, booklet or other descriptive written materials, and any summary of material modifications prepared after each such summary plan description; (vi) the most recent Internal Revenue Service ("IRS") determination letter and all rulings or determinations requested from the IRS subsequent to the date of such determination letter; and (vii) all other pending correspondence from the IRS or the Department of Labor that relates to such plan received by Eurostar.

                 Each Eurostar Welfare Plan and each Eurostar Pension Plan (i) is in compliance with ERISA, including, but not limited to, all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, except where the failure to be in compliance would not, either





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         individually or in the aggregate, have a Material Adverse Effect; (ii)
         is in compliance with the Code, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (iii) has had the appropriate Form 5500 timely filed for any Eurostar Pension Plan for each year of its existence and for any Eurostar Welfare Plan for each year of its existence after 1987; (iv) has not engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless it received an exemption under Section 408 of ERISA or Section 4975 of the Code, as applicable, or unless such transaction has been corrected and all applicable excise taxes paid or waived; (v) has at all times complied with the bonding requirements of Section 412 of ERISA; (vi) has no issue pending (other than the payment of benefits in the normal course or the qualification of the plan pursuant to an application pending before the IRS) nor any issue resolved adversely to the Eurostar Group that may subject the Eurostar Group to the payment of a penalty, interest, tax or other amount; and (vii) can be unilaterally terminated or amended on no more than 90 days' notice.
         No notice has been received by the Eurostar Group of an increase or proposed increase in any premium relative to any Eurostar Benefit
         Plan, and no amendment to any Eurostar Benefit Plan within the last twelve months has increased the rate of employer contributions thereunder.

                 Each Eurostar Benefit Plan that is intended to be a voluntary employee benefit association has been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code, or the applicable submission period relating to any such plan will not have ended prior to the Closing. No Eurostar Benefit Plan will cause the Eurostar Group to have liability for severance pay as a result of this Agreement. The Eurostar Group does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as required by Section 4980B(f) of the Code or other applicable statute, nor has the Eurostar Group made any representations, agreements, covenants or commitments to provide that coverage. All group health plans maintained by the Eurostar Group have been operated in compliance with Section 4980B(f) of the Code.

                 Each Eurostar Pension Plan has been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period relating to such plan will not have ended prior to the Closing. No facts have occurred which, if known by the IRS, could cause disqualification of any Eurostar Pension Plan. Each Eurostar Pension Plan to which Section 412 of the Code is applicable fully complies with the funding requirements of that Section and there is no accumulated funding deficiency as defined in
         Section 302(a)(2) of ERISA (whether or not waived) in any such plan. The Eurostar Group has paid all premiums (including interest, charges and penalties for late payment) due the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Eurostar Pension Plan for which premiums are required. No Eurostar Pension Plan has been terminated under circumstances that would result in liability to the PBGC or the Eurostar Group. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any Eurostar Pension Plan subject to Title IV of ERISA. With respect to each Eurostar Pension Plan, the Eurostar Group has not (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of
         Section 4063 of ERISA or (iii) ceased making contributions on or before the Closing Date to any such plan subject to Section 4064(a) of ERISA to which the Eurostar Group made contributions at any time during the six years prior to the Closing Date. Neither the Eurostar Group nor any member thereof has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA.

                 Eurostar's subsidiaries incorporated outside of the United States and any benefit plans maintained by any of them for the benefit of their directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdictions of such subsidiaries, except where such failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect.





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                 (j)      Taxes.  All returns and reports, including, without
         limitation, information and withholding returns and reports ("Tax Returns") of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to Eurostar or any of the Eurostar Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Eurostar was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed (including any applicable extensions), and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Eurostar, except where the failure to file, pay or provide for would not, either individually or in the aggregate, have a Material Adverse Effect. No Tax Returns of or with respect to Eurostar or any of the Eurostar Subsidiaries have been audited by the applicable governmental authority. There is no material claim against Eurostar or any of the Eurostar Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Eurostar or any of the Eurostar Subsidiaries that has not been adequately provided for in reserves established by Eurostar. The total amounts set up as liabilities for current and deferred Taxes in the balance sheet dated March 31, 1995, included in the Eurostar Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Eurostar and the Eurostar Subsidiaries through the periods covered thereby.

                 (k) Environmental. Except such matters which would not, either individually or in the aggregate, have a Material Adverse
         Effect:

                          (i) Neither Eurostar nor any Eurostar Subsidiary has caused or, to the Knowledge of Eurostar, permitted the release or disposal of Hazardous Materials onto, at or near any property owned or operated by Eurostar or any Eurostar Subsidiary.

                          (ii) To the Knowledge of Eurostar, neither Eurostar nor any Eurostar Subsidiary has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials in connection with any business or other operations conducted by Eurostar or any Eurostar Subsidiary except in accordance with all applicable Environmental Laws.

                          (iii) To the Knowledge of Eurostar, Eurostar and the Eurostar Subsidiaries have obtained and are in substantial compliance with all Environmental Permits required with respect to the business or other operations conducted by Eurostar or any Eurostar Subsidiary.

                          (iv) To the Knowledge of Eurostar, Eurostar and the Eurostar Subsidiaries have filed all reports required by Environmental Laws.

                          (v) Eurostar and the Eurostar Subsidiaries have provided Tristar access to all environmental audits or assessments prepared by or for, or received by, Eurostar or any Eurostar Subsidiary with respect to any business or other operations conducted by Eurostar or any Eurostar Subsidiary.

                          (vi) Eurostar has no Knowledge of any facts, conditions or circumstances that could cause Eurostar or any Eurostar Subsidiary to incur any loss, liability, damage, costs or expenses, with respect to any individual event in excess of $50,000, or in the aggregate in excess of $250,000, over Eurostar's accrued liabilities related to environmental matters reflected on Eurostar's most recent consolidated balance sheet contained in the Eurostar Consolidated Financial Statements, for (A) violations of United States or foreign Environmental Laws, (B) failure to obtain a United States or foreign Environmental Permit, (C) response or remedial costs under any Environmental Law or (D) personal





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                 injury or property damage resulting from exposure to or
                 releases of Hazardous Materials under United States or foreign Environmental Laws.

                          (vii) Neither Eurostar nor any Eurostar Subsidiary has received any inquiry or notice, nor does Eurostar have any reason to suspect or believe any of them will receive any inquiry or notice, of any actual or potential proceeding, claim, lawsuit or loss that arises under or relates to any Environmental Law.

                          (viii) Neither Eurostar nor any Eurostar Subsidiary is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or any corrective action decree, order or agreement issued or entered into under any Environmental Law.

                          (ix) No underground storage tanks are present on the properties owned or operated by either Eurostar or any Eurostar U.S. Subsidiary and, to the Knowledge of Eurostar, any underground storage tanks previously removed from any properties owned or operated by either Eurostar or any Eurostar U.S. Subsidiary were removed in accordance with applicable Environmental Laws.

                          (x) To the Knowledge of Eurostar, all prior operations conducted by Eurostar or any Eurostar Subsidiary have been conducted in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under applicable Environmental Laws.

                 (l) No Severance Payments. None of Eurostar or the Eurostar Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                 (m) Voting Requirements. The consent of the holders of at least a majority of the outstanding shares of Eurostar Common Stock is the only action of the holders of any class or series of the capital stock of Eurostar necessary to approve this Agreement and the Merger.

                 (n) Insurance. The Eurostar Disclosure Letter sets forth all policies of insurance in effect as of the Effective Date relating to the business or operations of Eurostar and the Eurostar Subsidiaries.

                 (o) Title to Property. Eurostar and each of the Eurostar Subsidiaries have good and indefeasible title to all of their respective real properties purported to be owned in fee and good title to all their respective other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

         2.3 Representations and Warranties of Tristar. Tristar hereby represents and warrants to Eurostar that, except as set forth in the Preliminary Proxy Statement or in the disclosure letter delivered by Tristar to Eurostar on the Date Hereof (the "Tristar Disclosure Letter") that as of the Effective Date:

                 (a) Organization and Compliance with Law. Tristar and each of its subsidiaries (the "Tristar Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite corporate power and authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to have such governmental authority would not, either individually or in the aggregate, have a Material Adverse Effect. Tristar and each of the Tristar Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not





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         and would not, either individually or in the aggregate, have a
         Material Adverse Effect. Tristar and each of the Tristar Subsidiaries is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not, either individually or in the aggregate, have a Material Adverse Effect. Neither Tristar nor any of the Tristar Subsidiaries, nor any employee or, to the Knowledge of Tristar, any agent of Tristar or any of the Tristar Subsidiaries, has made any payment or transfer of funds or assets to any person or conferred any benefit on any person or received any funds, assets or personal benefit in violation of any applicable law, rule or regulation. Tristar has heretofore delivered to Eurostar true and complete copies of the certificate or articles of incorporation and bylaws of Tristar and each Tristar Subsidiary. The Tristar Disclosure Letter sets forth each of the Tristar Subsidiaries and their respective jurisdictions of incorporation.

                 (b)      Capitalization.

                          (i) The authorized capital stock of Tristar consists of 10,000,000 shares of Tristar Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.05 per share. As of June 15, 1995, there were issued and outstanding 6,648,996 shares of Tristar Common Stock and no shares of preferred stock, and no shares of Tristar Common Stock were held as treasury shares. As of June 15, 1995, there were reserved for issuance 2,666,634 shares of Tristar Common Stock pursuant to the stock option plan and warrants described in Section 2.3(b)(ii). All issued shares of Tristar Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Tristar is not a party to, and has no Knowledge of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Tristar. All outstanding shares of capital stock of the Tristar Subsidiaries are owned by Tristar free and clear of all liens, charges, encumbrances, adverse claims and options of any nature.

                          (ii)    As of the Effective Date, there are
                 outstanding options (the "Tristar Options") issued to employees and directors to purchase an aggregate of 200,428 shares of Tristar Common Stock under Tristar's 1991 Stock Option Plan; 66,206 shares of Tristar Common Stock under a Nonqualified Stock Option Agreement and outstanding warrants issued to affiliates of Eurostar to purchase an aggregate of 2,400,000 shares of Tristar Common Stock (the "Tristar Warrants"). Other than as set forth in this Section 2.3(b), there are not as of the Effective Date, and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Tristar outstanding (other than Tristar Common Stock issued pursuant to the exercise of Tristar Options or Tristar Warrants as described herein) or
                 (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Tristar, or contracts, understandings or arrangements to which Tristar is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

                 (c) Authorization and Validity of Agreement. Tristar has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery by Tristar of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to adoption of this Agreement by its stockholders as provided for in
         Section 5.2). On or prior to the Date Hereof, the Board of Directors of Tristar and the Acquisition Committee of the Board of Directors of Tristar have determined to recommend approval of the Merger to the stockholders of Tristar, and such determination is in effect as of the Date Hereof. This Agreement has been duly executed and delivered by Tristar and is the valid and binding obligation of Tristar, enforceable against Tristar in accordance with its terms, except as such enforceability may be limited or affected by (i) bankruptcy, insolvency, reorganization, moratorium, liquidation, arrangement, fraudulent transfer, fraudulent conveyance





                                      A-10
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         and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (ii) the refusal of a particular court to grant equitable remedies, including, without limitation, specific performance and injunctive relief, and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law) and except as the enforceability of any indemnification provision contained in this Agreement may be limited by applicable federal or state securities laws.

                 (d) No Approvals or Notices Required; No Conflict with Instruments to which Tristar or any of the Tristar Subsidiaries is a Party. Neither the execution and delivery of this Agreement nor the performance by Tristar of its obligations hereunder, nor the consummation of the transactions contemplated hereby by Tristar, will
         (i) conflict with the Certificate of Incorporation or bylaws of Tristar or the charter or bylaws of any of the Tristar Subsidiaries;
         (ii) assuming satisfaction of the requirements set forth in clause
         (iii) below, violate any provision of law applicable to Tristar or any of the Tristar Subsidiaries; (iii) except for (A) requirements of Federal and state securities law, and (B) the filing of a certificate of merger in accordance with the DGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Tristar or any of the Tristar Subsidiaries; or (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien upon any properties, assets or business of Tristar or any of the Tristar Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Tristar or any of the Tristar Subsidiaries is a party or by which Tristar or any of the Tristar Subsidiaries or any of its or their respective assets or properties are bound or encumbered, except those that have already been given, obtained or filed and except in any of the cases enumerated in clauses (ii) through (iv), those that, in the aggregate, would not have a Material Adverse Effect.

                 (e) Commission Filings; Financial Statements. Since August 31, 1991, Tristar and each of the Tristar Subsidiaries have filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that they have been required to file with the Commission under the Securities Act and the Exchange Act. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Tristar with the Commission since August 31, 1991 through the Date Hereof, together with any amendments thereto, are sometimes collectively referred to as the "Tristar Commission Filings". Tristar has heretofore delivered to Eurostar copies of the Tristar Commission Filings. As of the respective dates of their filing with the Commission, except as otherwise disclosed in later filings with the Commission, the Tristar Commission Filings complied, and the Proxy Statement (as defined in Section 5.1) (except with respect to information concerning Eurostar and the Eurostar Subsidiaries furnished by or on behalf of Eurostar to Tristar specifically for use therein) will comply, in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                 All material contracts of Tristar and the Tristar Subsidiaries have been included in the Tristar Commission Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission, and copies of all such contracts have been made available to Eurostar.

                 Each of the consolidated financial statements (including any related notes or schedules) included in the Tristar Commission Filings was, and each of the consolidated financial statements to be included in the Proxy Statement (except for those financial statements of Eurostar and the Eurostar Subsidiaries furnished by or on behalf of Eurostar to Tristar specifically for use therein)





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         will be, prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto), and fairly presents or will fairly present, as the case may be, the consolidated financial position of Tristar and the Tristar Subsidiaries as of the dates thereof and the statements of income, cash flows (or changes in financial position prior to the approval of Statement of Financial Accounting Standards Number 95) and stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods in accordance with generally accepted accounting principles). As of the Date Hereof, Tristar has no material liabilities, absolute or contingent, not reflected in the Tristar Commission Filings, except for (i) liabilities not required under generally accepted accounting principles to be reflected on such financial statements or the notes thereto and (ii) liabilities incurred in the ordinary course of business since May 31, 1995, consistent with past operations and not relating to the borrowing of money.

                 (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since February 28, 1995, except as contemplated by this Agreement or disclosed in the Tristar Commission Filings filed with the Commission since that date, Tristar and the Tristar Subsidiaries have conducted their business only in the ordinary and usual course, and there has not been (i) any Material Adverse Change in Tristar or any condition, event or development that reasonably may be expected to result in any such Material Adverse Change; (ii) any change by Tristar in its accounting methods, principles or practices; (iii) any revaluation by Tristar or any of the Tristar Subsidiaries of any of its or their assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (iv) any entry by Tristar or any of the Tristar Subsidiaries into any commitment or transaction material to Tristar and the Tristar Subsidiaries, taken as a whole; (v) any declaration, setting aside or payment of any dividends or distributions in respect of the Tristar Common Stock or any redemption, purchase or other acquisition of any of its securities or any securities of any of the Tristar Subsidiaries; (vi) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Tristar and the Tristar Subsidiaries, taken as a whole;
         (vii) any increase in excess of $100,000 in indebtedness for borrowed money; (viii) any granting of a security interest or lien on any material property or assets of Tristar and the Tristar Subsidiaries, taken as a whole, other than Permitted Liens; or (ix) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any officers or key employees of Tristar or any of the Tristar Subsidiaries.

                 (g) Certain Fees. With the exception of the engagement of Howard Frazier Barker Elliott by Tristar, neither Tristar nor any of its officers, directors or employees, on behalf of Tristar or any of the Tristar Subsidiaries or its or their respective Boards of Directors (or any committee thereof), has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

                 (h) Litigation. Except as disclosed in the Tristar Commission Filings, there are no claims, actions, suits, investigations or proceedings pending or, to the Knowledge of Tristar or any of the Tristar Subsidiaries, threatened against or affecting Tristar or any of the Tristar Subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, or before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel, wherever located, that individually or in the aggregate if adversely determined would have a Material Adverse Effect, or that involve the risk of criminal liability.

                 (i) Employee Benefit Plans. The Tristar Disclosure Letter sets forth a complete and accurate list of:





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                          (i)     each "employee welfare benefit plan" (as such
                 term is defined in Section 3(1) of ERISA) (the "Tristar
                 Welfare Plans");

                          (ii) each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA) (the "Tristar Pension Plans"); and

                          (iii) all other employee benefit agreements or arrangements, including, but not limited to, deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, employment contracts and other similar plans, agreements and arrangements (collectively, with the Tristar Welfare Plans and the Tristar Pension Plans, the "Tristar Benefit Plans"),

         that were in effect as of the Effective Date or were maintained within three years of the Closing Date, or were approved before this date but are not yet effective, for the benefit of directors, officers, employees or former employees (or their beneficiaries) of Tristar, any of the Tristar Subsidiaries or any member of a controlled group or affiliated service group as defined in Sections 414(b),(c),(m) and (o) of the Code of which Tristar or any of the Tristar Subsidiaries is a member (collectively, the "Tristar Group"). Tristar has provided to Eurostar, as to each Tristar Benefit Plan, as applicable, access to a complete and accurate copy of (i) such plan, agreement or arrangement;
         (ii) the trust, group annuity contract or other document that provides the funding for such plan; (iii) the most recent annual Form 5500, 990 and 1041 reports; (iv) the most recent actuarial report or valuation statement; (v) the most current summary plan description, booklet or other descriptive written materials, and any summary of material modifications prepared after each such summary plan description; (vi) the most recent IRS determination letter and all rulings or determinations requested from the IRS subsequent to the date of such determination letter; and (vii) all other pending correspondence from the IRS or the Department of Labor received by any member of the Tristar Group that relates to such plan.

                 Each Tristar Welfare Plan and each Tristar Pension Plan (i) is in compliance with ERISA, including, but not limited to, all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (ii) is in compliance with the Code, except where the failure to be in compliance would not, either individually or in the aggregate, have a Material Adverse Effect; (iii) has had the appropriate Form 5500 timely filed for any Tristar Pension Plan for each year of its existence and for any Tristar Welfare Plan for each year of its existence after 1987; (iv) has not engaged in any transaction described in Section 406 or 407 of ERISA or Section 4975 of the Code unless it received an exemption under Section 408 of ERISA or Section 4975 of the Code, as applicable, or unless such transaction has been corrected and all applicable excise taxes paid or waived; (v) has at all times complied with the bonding requirements of Section 412 of ERISA; (vi) has no issue pending (other than the payment of benefits in the normal course or the qualification of the plan pursuant to an application pending before the IRS) nor any issue resolved adversely to the Tristar Group that may subject the Tristar Group to the payment of a penalty, interest, tax or other amount; and (vii) can be unilaterally terminated or amended on no more than 90 days' notice.
         No notice has been received by the Tristar Group of an increase or proposed increase in any premium relative to any Tristar Benefit Plan, and no amendment to any Tristar Benefit Plan within the last twelve months has increased the rate of employer contributions thereunder.

                 Each Tristar Benefit Plan that is intended to be a voluntary employee benefit association has been submitted to and approved by the IRS as exempt from federal income tax under Section 501(c)(9) of the Code, or the applicable submission period relating to any such plan will not have ended prior to the Closing. No Tristar Benefit Plan will cause the Tristar Group to have liability for severance pay as a result of this Agreement. The Tristar Group does not provide employee post-retirement medical or health coverage or contribute to or maintain any employee welfare benefit plan that provides for health benefit coverage following termination of employment except as required by Section 4980B(f) of the Code or other applicable statute, nor





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
         has the Tristar Group made any representations, agreements, covenants or commitments to provide that coverage. All group health plans maintained by the Tristar Group have been operated in compliance with
         Section 4980B(f) of the Code.

                 Except for each Tristar Pension Plan that is an ERISA top-hat plan, each Tristar Pension Plan has been submitted to and approved as qualifying under Section 401(a) of the Code by the IRS or the applicable remedial amendment period relating to such plan will not have ended prior to the Closing. No facts have occurred which, if known by the IRS, could cause disqualification of any Tristar Pension Plan. Each Tristar Pension Plan to which Section 412 of the Code is applicable fully complies with the funding requirements of that Section and there is no accumulated funding deficiency as defined in
         Section 302(a)(2) of ERISA (whether or not waived) in any such plan. The Tristar Group has paid all premiums (including interest, charges and penalties for late payment) due the PBGC with respect to each Tristar Pension Plan for which premiums are required. No Tristar Pension Plan has been terminated under circumstances that would result in liability to the PBGC or the Tristar Group. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations under that Section) with respect to any Tristar Pension Plan subject to Title IV of ERISA. With respect to each Tristar Pension Plan, the Tristar Group has not (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or (iii) ceased making contributions on or before the Closing Date to any such plan subject to Section 4064(a) of ERISA to which the Tristar Group made contributions at any time during the six years prior to the Closing Date. Neither the Tristar Group nor any member thereof has made a complete or partial withdrawal from a multiemployer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA.

                 (j) Taxes. All Tax Returns of or relating to any Taxes that are required to be filed on or before the Closing Date by or with respect to Tristar or any of the Tristar Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Tristar was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed (including any applicable extensions), and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or adequately provided for in reserves established by Tristar, except where the failure to file, pay or provide for would not, either individually or in the aggregate, have a Material Adverse Effect. All Tax Returns of or with respect to Tristar or any of the Tristar Subsidiaries have been audited by the applicable governmental authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended August 31, 1986. There is no material claim against Tristar or any of the Tristar Subsidiaries with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Tristar or any of the Tristar Subsidiaries that has not been adequately provided for in reserves established by Tristar. The total amounts set up as liabilities for current and deferred Taxes in the balance sheet dated February 28, 1995, included in the Tristar Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Tristar and the Tristar Subsidiaries through the periods covered thereby.

                 (k) Environmental. Except for such matters which would not, individually or in the aggregate, have a Material Adverse Effect:

                          (i) Neither Tristar nor any Tristar Subsidiary has caused or, to the Knowledge of Tristar, permitted the release or disposal of Hazardous Materials onto, at or near any property owned or operated by Tristar or any Tristar Subsidiary.

                          (ii) To the Knowledge of Tristar, neither Tristar nor any Tristar Subsidiary has caused or allowed the generation, use, treatment, storage or disposal of Hazardous

                 Materials in connection with any business or other operations conducted by Tristar or any Tristar Subsidiary except in accordance with all applicable Environmental Laws.

                          (iii) To the Knowledge of Tristar, Tristar and the Tristar Subsidiaries have obtained and are in substantial compliance with all Environmental Permits required with respect to the business or other operations conducted by Tristar or any Tristar Subsidiary.

                          (iv) To the Knowledge of Tristar, Tristar and the Tristar Subsidiaries have filed all reports required by Environmental Laws.

                          (v) Tristar and the Tristar Subsidiaries have provided Eurostar access to all environmental audits or assessments prepared by or for, or received by, Tristar or any Tristar Subsidiary with respect to any business or other operations conducted by Tristar or any Tristar Subsidiary.

                          (vi) Tristar has no Knowledge of any facts, conditions or circumstances that could cause Tristar or any Tristar Subsidiary to incur any loss, liability, damage, costs or expenses, with respect to any individual event, in excess of $50,000, or in the aggregate in excess of $250,000, for (A) violations of Environmental Laws, (B) failure to obtain an Environmental Permit, (C) response or remedial costs under any Environmental Law or (D) personal injury or property damage resulting from exposure to or releases of Hazardous Materials.

                          (vii) Neither Tristar nor any Tristar Subsidiary has received any inquiry or notice, nor does Tristar have any reason to suspect or believe any of them will receive any inquiry or notice, of any actual or potential proceeding, claim, lawsuit or loss that arises under or relates to any Environmental Law.

                          (viii) Neither Tristar nor any Tristar Subsidiary is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, or any corrective action decree, order or agreement issued or entered into under any Environmental Law.

                          (ix) No underground storage tanks are present on the properties owned or operated by either Tristar or any Tristar Subsidiary and, to the Knowledge of Tristar, any underground storage tanks previously removed from any properties owned or operated by either Tristar or any Tristar Subsidiary were removed in accordance with applicable Environmental Laws.

                          (x) To the Knowledge of Tristar, all prior operations conducted by Tristar or any Tristar Subsidiary have been conducted in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under applicable Environmental Laws.

                 (l) No Severance Payments. None of Tristar or the Tristar Subsidiaries will owe a severance payment or similar obligation to any of their respective employees, officers or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such persons be entitled to an increase in severance payments or other benefits as a result of the Merger or the transactions contemplated by this Agreement in the event of the subsequent termination of their employment.

                 (m) Voting Requirements. The consent of the holders of at least 66 2/3% of the outstanding shares of Tristar Common Stock is the only action of the holders of any class or series of the capital stock of Tristar necessary to approve this Agreement and the Merger.

                 (n) Insurance. The Tristar Disclosure Letter sets forth all policies of insurance in effect as of the Effective Date relating to the business or operations of Tristar and the Tristar Subsidiaries.

                 (o) Title to Property. As set forth in the Tristar Commission Filings, Tristar and each of the Tristar Subsidiaries have good and indefeasible title to all of their real properties purported to be owned in fee and good title to all their other material assets, free and clear of all mortgages, liens, charges and encumbrances other than Permitted Liens.

                                  ARTICLE III

               COVENANTS OF EUROSTAR PRIOR TO THE EFFECTIVE TIME

         3.1 Conduct of Business by Eurostar Pending the Merger. Eurostar covenants and agrees that, from the Effective Date of this Agreement until the Effective Time, unless Tristar shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld) or as disclosed in the Eurostar Disclosure Letter or the Preliminary Proxy Statement or as otherwise expressly contemplated by this Agreement:

                 (a) The business of Eurostar and the Eurostar Subsidiaries shall be conducted only in, and Eurostar and the Eurostar Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

                 (b) Eurostar shall not, and shall not permit any of the Eurostar Subsidiaries to:

                          (i) split, combine or reclassify any outstanding capital stock of Eurostar or any of the Eurostar Subsidiaries, or authorize, declare, set aside or pay any dividend payable in cash, stock, property or otherwise in respect of the capital stock of Eurostar or any of the Eurostar Subsidiaries;

                          (ii) authorize or pay any extraordinary bonuses to employees;

                          (iii) grant any stock options or rights to acquire Eurostar Common Stock or common stock of any of the Eurostar Subsidiaries to any person or entity;

                          (iv) authorize or issue, sell, pledge, dispose of or encumber any shares of capital stock of Eurostar or any of the Eurostar Subsidiaries;

                          (v) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, sell, pledge, dispose of or encumber any assets of Eurostar or any of the Eurostar Subsidiaries;

                          (vi) redeem, purchase, acquire or offer to acquire any shares of Eurostar Common Stock or common stock of any of the Eurostar Subsidiaries;

                          (vii) enter into or grant any material change in compensation, benefit, severance, consulting or stay- bonus arrangements applicable to employees generally or applicable to any employee with an annual salary in excess of $50,000;

                          (viii) acquire any corporation, partnership, other business organization or division thereof;

                          (ix)    enter into any contract, agreement,
                 commitment or arrangement other than in the ordinary course of business and consistent with past practice;

                          (x) other than capital expenditures in the ordinary course of business and consistent with past practice, authorize any single capital expenditure (including any single capital lease) that is in excess of $25,000 or capital expenditures (including capital leases) that are, in the aggregate, in excess of $250,000;

                          (xi) amend or propose to amend the charter or bylaws of Eurostar or any of the Eurostar Subsidiaries; or

                          (xii) take, and Eurostar shall use its reasonable efforts to prevent any affiliate of Eurostar from taking, any action that would prevent, with the passage of time, the Merger's qualification for accounting treatment similar to "pooling of interests" accounting treatment or prevent the Merger from being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                 (c) Eurostar shall use its reasonable efforts (i) to preserve intact the business organization of Eurostar and each of the Eurostar Subsidiaries, (ii) to maintain in effect any franchises, authorizations or similar rights of Eurostar and each of the Eurostar Subsidiaries, (iii) to keep available the services of the current officers and key employees of Eurostar and each of the Eurostar Subsidiaries, (iv) to preserve its goodwill with those having business relationships with Eurostar and the Eurostar Subsidiaries, (v) to maintain and keep the properties of Eurostar and each of the Eurostar Subsidiaries in as good a repair and condition as exists on the Effective Date, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that maintained on the Effective Date by Eurostar and each of the Eurostar Subsidiaries;

                 (d) Eurostar shall, and shall cause the Eurostar Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a Material Adverse Effect on Eurostar, and except for such obligations as Eurostar or the Eurostar Subsidiaries in good faith may dispute; and

                 (e) Eurostar shall not, and shall not permit any of the Eurostar Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue. Eurostar promptly shall advise Tristar orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Eurostar.

         3.2 Access to Information; Confidentiality. From the Effective Date to the Effective Time, Eurostar shall, and shall cause the Eurostar Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of Tristar complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish Tristar all financial, operating and other data and information as Tristar, through its representatives, reasonably may request.

         Eurostar agrees to hold in confidence, and not to disclose to others for any reason whatsoever, any non-public information received by it, any of the Eurostar Subsidiaries or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees, representatives, shareholders and affiliates of Eurostar and the Eurostar Subsidiaries as necessary in connection with the transactions and filings contemplated hereby or as necessary to the operation of Eurostar's business; and (iii) for information which becomes publicly available other than through Eurostar. If the Merger is not consummated, Eurostar will return all non-public documents and other material obtained from Tristar, the Tristar Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, and all copies, summaries and extracts thereof, or certify to Tristar that such information has been destroyed.

                                   ARTICLE IV

                COVENANTS OF TRISTAR PRIOR TO THE EFFECTIVE TIME

         4.1 Conduct of Business by Tristar Pending the Merger. Tristar covenants and agrees that, from the Effective Date of this Agreement until the Effective Time, unless Eurostar shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld) or as disclosed in the Tristar Disclosure Letter or the Preliminary Proxy Statement or as otherwise expressly contemplated by this Agreement:

                 (a) The business of Tristar and the Tristar Subsidiaries shall be conducted only in, and Tristar and the Tristar Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

                 (b) Tristar shall not, and shall not permit any of the Tristar Subsidiaries to:

                          (i) split, combine or reclassify any outstanding capital stock of Tristar or Sub, or authorize, declare, set aside or pay any dividend payable in cash, stock, property or otherwise in respect of the capital stock of Tristar or any of the Tristar Subsidiaries;

                          (ii) authorize or pay any extraordinary bonuses to employees;

                          (iii) grant any stock options or rights to acquire Tristar Common Stock or common stock of any of the Tristar Subsidiaries to any person or entity, other than options to purchase Tristar Common Stock issued pursuant to employee stock option plans in amounts consistent with past practice;

                          (iv) authorize or issue, sell, pledge, dispose of or encumber any shares of capital stock of Tristar or any of the Tristar Subsidiaries except pursuant to the Tristar Options and other than as contemplated by this Agreement;

                          (v) other than in the ordinary course of business and consistent with past practice and not relating to the borrowing of money, sell, pledge, dispose of or encumber any assets of Tristar or any of the Tristar Subsidiaries;

                          (vi) redeem, purchase, acquire or offer to acquire any shares of Tristar Common Stock or common stock of any of the Tristar Subsidiaries;

                          (vii) enter into or grant any material change in compensation, benefit, severance, consulting or stay- bonus arrangements applicable to employees generally or applicable to any employee with an annual salary in excess of $50,000;

                          (viii) acquire any corporation, partnership, other business organization or division thereof;

                          (ix)    enter into any contract, agreement,
                 commitment or arrangement other than in the ordinary course of business and consistent with past practice;

                          (x) other than capital expenditures in the ordinary course of business and consistent with past practice, authorize any single capital expenditure (including any single capital lease) that is in excess of $25,000 or capital expenditures (including capital leases) that are, in the aggregate, in excess of $250,000;

                          (xi) amend or propose to amend the charter or bylaws of Tristar or Sub; or

                          (xii) take, and Tristar shall use its reasonable efforts to prevent any affiliate of Tristar from taking, any action that would prevent, with the passage of time, the Merger's qualification for accounting treatment similar to "pooling of interests" accounting treatment or prevent the Merger from being treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

                 (c) Tristar shall use its reasonable efforts (i) to preserve intact the business organization of Tristar and each of the Tristar Subsidiaries, (ii) to maintain in effect any franchises, authorizations or similar rights of Tristar and each of the Tristar Subsidiaries, (iii) to keep available the services of the current officers and key employees of Tristar and each of the Tristar Subsidiaries, (iv) to preserve its goodwill with those having business relationships with Tristar and the Tristar Subsidiaries, (v) to maintain and keep the properties of Tristar and each of the Tristar Subsidiaries in as good a repair and condition as exists on the Effective Date, except for deterioration due to ordinary wear and tear and damage due to casualty; and (vi) to maintain in full force and effect insurance comparable in amount and scope of coverage to that maintained on the Effective Date by Tristar and each of the Tristar Subsidiaries;

                 (d) Tristar shall, and shall cause the Tristar Subsidiaries to, perform their respective obligations under any contracts and agreements to which any of them is a party or to which any of their assets is subject, except to the extent such failure to perform would not have a Material Adverse Effect on Tristar, and except for such obligations as Tristar or the Tristar Subsidiaries in good faith may dispute; and

                 (e) Tristar shall not, and shall not permit any of the Tristar Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue. Tristar promptly shall advise Eurostar orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a Material Adverse Effect on Tristar.

         4.2 Access to Information; Confidentiality. From the Effective Date to the Effective Time, Tristar shall, and shall cause the Tristar Subsidiaries and its and their officers, directors, employees and representatives to, afford the representatives of Eurostar complete access during normal business hours to its officers, employees, representatives, properties, books and records, and shall furnish Eurostar all financial, operating and other data and information as Eurostar, through its representatives, reasonably may request.

         Tristar agrees to hold in confidence all, and not to disclose to others for any reason whatsoever, any non-public information received by it, any of the Tristar Subsidiaries or its or their representatives in connection with the transactions contemplated hereby except (i) as required by law; (ii) for disclosure to officers, directors, employees and representatives of Tristar and the Tristar Subsidiaries as necessary in connection with the transactions and filings contemplated hereby or as necessary to the operation of Tristar's business; and (iii) for information which becomes publicly available other than through Tristar. If the Merger is not consummated, Tristar will return all non-public documents and other material obtained from Eurostar, the Eurostar Subsidiaries or its or their representatives in connection with the transactions contemplated hereby, and all copies, summaries and extracts thereof, or certify to Eurostar that such information has been destroyed.

         4.3 NASDAQ/NMS Listing. Tristar shall use its reasonable efforts to cause the shares of Tristar Common Stock to be issued upon consummation of the Merger to be approved for listing on the NASDAQ/National Market System, subject to official notice of issuance, prior to the Closing Date.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

         5.1 Proxy Statement. Prior to execution of this Agreement, Tristar prepared and filed with the Commission the preliminary proxy statement (the "Preliminary Proxy Statement") of Tristar relating to the Merger, and as promptly as practicable after the execution of this Agreement, Tristar shall prepare and file with the Commission a definitive proxy statement (the "Proxy Statement") of Tristar relating to the Merger. Subject to the terms and conditions set forth in Article VI, the Proxy Statement shall contain a statement that the Board of Directors of Tristar and the Acquisition Committee of the Board of Directors of Tristar recommended that the stockholders of Tristar approve and adopt the Merger and this Agreement.

         5.2 Approval of Stockholders. Tristar shall promptly take all action reasonably necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to obtain the approval and adoption of the Merger and this Agreement from Tristar stockholders holding at least 66 2/3% of the Tristar Common Stock. Subject to the terms and conditions set forth in Article VI, the Board of Directors of Tristar (i) shall recommend to the stockholders of Tristar to adopt and approve the Merger and this Agreement and (ii) shall take all action reasonably necessary to obtain the approval and adoption of the Merger and this Agreement from Tristar stockholders holding at least 66 2/3% of the Tristar Common Stock.

         5.3 Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Tristar and Eurostar shall (i) make all necessary filings with respect to the Merger and this Agreement under the Securities Act, the Exchange Act and applicable blue sky or similar securities laws and shall use its reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) use its reasonable efforts to obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) take, or use its reasonable efforts to cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to satisfy or cause to be satisfied all conditions precedent under this Agreement and to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

         5.4 Notification of Certain Matters. Tristar shall give prompt notice to Eurostar, and Eurostar shall give prompt notice to Tristar, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the Effective Date to the Effective Time, (ii) any material failure of Tristar or Eurostar, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any fact or event that would make it necessary to amend the Proxy Statement or to render the statements therein not misleading or to comply with applicable law.

         5.5 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

         5.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         5.7 Indemnity. Parent shall indemnify and hold harmless Tristar from and against all damages, costs and expenses (including reasonable attorneys' fees and costs of investigation) arising out of any breach of any of the representations, warranties or covenants of Eurostar or Parent in this Agreement to the extent such damages, costs and expenses exceed in the aggregate $1,000,000. Tristar shall indemnify and hold harmless Parent from and against all damages, costs and expenses (including reasonable attorneys' fees and costs of investigation) arising out of any breach of any of the representations, warranties or covenants of Tristar in this Agreement to the extent such damages, costs and expenses exceed in the aggregate $1,000,000.

         In the event any claim is made, or any suit or action is commenced, against any person in respect of which indemnification may be sought by such person under this Section 5.7 (the "Indemnified Party"), the Indemnified Party shall promptly give the party against whom indemnification is sought (the "Indemnifying Party") notice thereof and the Indemnifying Party shall be entitled to conduct or participate in the defense thereof at the Indemnifying Party's expense; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to be liable for the fees and expenses of one firm as counsel (and appropriate local counsel) employed by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
The Indemnifying Party shall not be liable for any settlement effected without its consent of any claim, litigation or proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnification under this Section 5.7 and/or declines to defend the Indemnified Party in such claim, litigation or proceeding.

         5.8 Termination of Distribution Agreement. On or prior to the Closing Date, each party shall execute and deliver an instrument sufficient to terminate the Distribution Agreement dated October 23, 1992 (the "Distribution Agreement"), among Eurostar, Tristar and Starion International Ltd.


                                   ARTICLE VI

                                   CONDITIONS

         6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                 (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Tristar as may be required by law and by any applicable provisions of its Certificate of Incorporation or bylaws;

                 (b) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger;

                 (c) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Material Adverse Effect on Tristar or the Surviving Corporation after the consummation of the Merger;

                 (d) All approvals of private persons, financial institutions or corporations, (i) the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith or (ii) the non-receipt of which would have a Material Adverse Effect on Tristar or the Surviving Corporation after the consummation of the Merger, shall have been obtained;

                 (e) Tristar shall have been advised in writing on the Closing Date by Coopers & Lybrand L.L.P. that, in accordance with generally accepted accounting principles and applicable rules and regulations of the Commission, the Merger should be treated substantially similarly to a "pooling of interests" for accounting purposes;

                 (f) Tristar shall have received from Howard Frazier Barker Elliott a written opinion, dated as of the date of this Agreement, satisfactory in form and substance to the Board of Directors of Tristar, to the effect that the terms of the Merger are fair to the minority stockholders of Tristar from a financial point of view, which opinion shall have been confirmed in writing to such Board of Directors (i) as of the date the Proxy Statement is first mailed to the stockholders of Tristar and (ii) as of the Closing Date; and

                 (g)      The Distribution Agreement shall have been terminated.

         6.2 Additional Conditions to Obligations of Tristar. The obligation of Tristar to effect the Merger is, at the option of Tristar, also subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Eurostar and Parent contained in Section 2.2 shall be accurate in all material respects as of the Closing Date as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); all of the terms, covenants and conditions of this Agreement to be complied with and performed by Eurostar on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate of Eurostar to the foregoing effect dated the Closing Date and signed by the chief financial officer of Eurostar shall have been delivered to Tristar;

                 (b) Since the Effective Date of this Agreement, no Material Adverse Change of Eurostar shall have occurred, and Eurostar and the Eurostar Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Eurostar and the Eurostar Subsidiaries, taken as a whole, and Tristar shall have received a certificate of Eurostar signed by the chief executive officer of Eurostar dated the Closing Date to such effect;

                 (c) Tristar shall have received from Akin Gump, Strauss, Hauer & Feld, L.L.P., counsel to Eurostar, an opinion dated the Effective Time covering the matters set forth in Exhibit 6.2(d);

                 (d) Tristar shall have received from Coopers & Lybrand L.L.P., a written opinion dated as of the date that the Proxy Statement is first mailed to stockholders of Tristar to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code,
         (ii) Tristar and Eurostar will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) Tristar and Eurostar shall not recognize any gain or loss as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect.

         6.3 Additional Conditions to Obligations of Eurostar. The obligation of Eurostar to effect the Merger is, at the option of Eurostar, also subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Tristar contained in Section 2.3 shall be accurate as of the Closing Date in all material respects as though such representations and warranties had been made at and as of that time (except where any such representation or warranty is made as of a date specifically set forth therein); all of the terms, covenants and conditions of this Agreement to be complied with and performed by Tristar on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate of Tristar to the foregoing effect dated the Closing Date and signed by the chief financial officer of Tristar shall have been delivered to Eurostar;

                 (b) Since the Effective Date of this Agreement, no Material Adverse Change of Tristar shall have occurred, and Tristar and the Tristar Subsidiaries shall not have suffered any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of Tristar and the Tristar Subsidiaries, taken as a whole, and Eurostar shall have received a certificate of Tristar signed by the chief executive officer of Tristar dated the Closing Date to such effect;

                 (c) The shares of Tristar Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NASDAQ/National Market System, subject to official notice of issuance;

                 (d) Eurostar shall have received from Fulbright & Jaworski L.L.P., counsel to Tristar, an opinion dated the Effective Time covering the matters set forth in Exhibit 6.3(d).


                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Tristar:

                 (a)      by mutual consent of Eurostar and Tristar;

                 (b) by either Eurostar or Tristar if the Merger has not been effected on or before September 30, 1995;

                 (c) by either Tristar or Eurostar if a final, unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, a consummation of this Agreement or the transactions contemplated in connection herewith shall have been entered;

                 (d) by Tristar or Eurostar if the required approval of the stockholders of Tristar for the adoption and approval of the Merger and this Agreement is not received;

                 (e) by Tristar if (i) since the Effective Date of this Agreement there has been a Material Adverse Change in Eurostar, taken as a whole, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by Eurostar which breach has not been cured within ten business days following receipt by Eurostar of notice of such breach;

                 (f) by Eurostar if (i) since the Effective Date of this Agreement there has been a Material Adverse Change in Tristar, taken as a whole, or (ii) there has been a material breach of any representation or warranty set forth in this Agreement by Tristar which breach has not been cured within ten business days following receipt by Tristar of notice of such breach;

                 (g) By Tristar or Eurostar, if the Acquisition Committee of the Board of Directors of Tristar or the Board of Directors of Eurostar, in its discretion, determines that such termination is necessary for the Acquisition Committee of the Board of Directors of Tristar or the Board of Directors of Eurostar, as the case may be, to comply with their respective fiduciary duties to minority stockholders (in the case of Tristar) or stockholder (in the case of Eurostar) under applicable law; or

                 (h) By Tristar or Eurostar, if there is pending or threatened any litigation against Tristar or Eurostar, or any of their respective stockholders, affiliates, directors, officers or employees (other than litigation disclosed in the Tristar Commission Filings), which is, in the view of the Board of Directors of Eurostar or the Acquisition Committee of the Board of Directors of Tristar, reasonably likely to have a Material Adverse Effect on Tristar or Eurostar, either prior to or following the consummation of the Merger.

         7.2 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 7.1, Tristar and Eurostar shall have no obligation or liability to each other except that (i) the provisions of the second paragraphs of Sections 3.2 and 4.2 and the provisions of Sections 5.6, and this Article VII shall survive any such termination, and (ii) nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement.

         7.3 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; provided that after this Agreement has been approved and adopted by the stockholders of Tristar, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL and the TBCA. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

         7.4 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of one year following the Closing Date.

         7.5 Public Statements. Tristar and Eurostar agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or applicable stock exchange policy.

         7.6 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Except as set forth in this Agreement, this Agreement shall not be assignable by the parties hereto.

         7.7 Notices. All notices, requests, demands, claims and other communications that are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

              if to Tristar:         Tristar Corporation
                                     12500 San Pedro Avenue, Suite 500
                                     San Antonio, Texas  78216

                                     Attention:     President

              with a copy to:        Fulbright & Jaworski L.L.P.
                                     300 Convent Street, Suite 2200
                                     San Antonio, Texas  78205

                                     Attention:     Phillip M. Renfro, Esq.

              if to Eurostar         Eurostar Perfumes, Inc.
              or Parent:             12001 Network, Bldg. E, Suite 110
                                     San Antonio, Texas  78249-3355

                                     Attention:     President

              with a copy to:        Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                     300 Convent Street, Suite 1500
                                     San Antonio, Texas  78205

                                     Attention:     Cecil Schenker, P.C.


or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.7. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the transmission is confirmed, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

         7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

         7.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

         7.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

         7.11 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         7.12 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any documents delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder.





                          SIGNATURES ON FOLLOWING PAGE

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the Date Hereof to be effective on the Effective Date.

                            EUROSTAR PERFUMES, INC.



                            By: /s/ Viren S. Sheth
                                -----------------------------------------------
                            Name:  Viren S. Sheth
                                   --------------------------------------------
                            Title: President and Chief Executive Officer
                                   --------------------------------------------



                            TRANSVIT MANUFACTURING CORPORATION



                            By: /s/ Mahendra Sheth
                                -----------------------------------------------
                            Name:
                                   --------------------------------------------
                            Title:
                                   --------------------------------------------



                            TRISTAR CORPORATION



                            By: /s/ Loren Eltiste
                                -----------------------------------------------

                            Name:  Loren Eltiste
                                   --------------------------------------------
                            Title: Vice President and Chief Financial Officer
                                   --------------------------------------------

[LETTERHEAD]



August 3, 1995

Mr. Richard P. Rifenburgh
Chairman of the Board of Directors
Mr. Robert R. Sparacino
Vice-Chairman of the Board of Directors
Acquisition Committee
TRISTAR CORPORATION
12500 San Pedro Avenue, Suite 500
San Antonio, TX 78216

Gentlemen:

          You have requested Howard Frazier Barker Elliott, Inc. ("HFBE") to render its opinion as to the fairness, from a financial point of view, to TRISTAR CORPORATION, a Delaware corporation ("Tristar" or the "Company") and its stockholders, other than the Core Sheth Families and their affiliates, of the consideration to be paid by Tristar in the proposed merger (the "Merger") of Eurostar Perfumes, Inc ("Eurostar") with and into Tristar pursuant to an Agreement and Plan of Merger (the "Merger Agreement") among Tristar, Eurostar, and Transvit Manufacturing Corporation. In the Merger, Tristar will be the surviving corporation and all issued and outstanding common stock of Eurostar will be converted into the right to receive an aggregate of approximately 9,977,810 shares of Tristar common stock.

         As part of our financial advisory activities, HFBE engages in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes. We are experienced in these activities and have performed assignments similar in nature to that requested by you on numerous occasions. The opinion of HFBE is solely for the use of the acquisition committee and cannot be used for any other purpose without our prior written consent.

         In rendering its written opinion, HFBE: (i) reviewed Tristar's Annual Report, Form 10-K and related financial information for the fiscal year ended August 31, 1994, and Form 10-Q and related financial information for the fiscal quarters ended November 30, 1994, February 28, 1995 and May 31, 1995; (ii) reviewed Eurostar's financial information for the fiscal year ended September 30, 1994, and related financial information for the fiscal quarters ended December 31, 1994, and March 31, 1995; (iii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets and prospects of Eurostar and Tristar furnished to HFBE by Eurostar and Tristar; (v) conducted discussions with members of senior management of Eurostar and Tristar concerning their respective business and prospects; (v) reviewed the historical market prices and trading activity for Tristar's Common Stock and compared them with that of certain companies which HFBE deemed to be reasonably similar to Tristar; (vi) compared the results of operations of Eurostar and Tristar with that of certain companies which it deemed to be reasonably similar to Eurostar and Tristar, respectively; (vii) considered the pro forma effect of the Merger on certain of Tristar's income statement and balance sheet items;
(vii) reviewed the Merger Agreement, and (ix) reviewed such other matters as HFBE deemed necessary, including an assessment of general economic, market and monetary conditions.

Acquisition Committee
TRISTAR CORPORATION
August 3, 1995
Page two

         In preparing its opinion, HFBE relied on the accuracy and completeness of all information supplied or otherwise made available to HFBE by Tristar and Eurostar and assumed that financial forecasts had been reasonably prepared on bases reflecting the best currently available estimates and judgements of the managements of Tristar and Eurostar as to the expected future financial performance of their respective companies. HFBE did not independently verify such information or assumptions, including financial forecasts, or undertake an independent appraisal of the assets of Tristar or Eurostar. HFBE's opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion. HFBE's opinion does not constitute a recommendation to any stockholder of Tristar as to how any such stockholder should vote on the Merger. The opinion does not address the relative merits of the Merger and any other transaction or business strategies discussed by the Independent Committee as alternatives to the Merger or the decision of the Tristar Board to proceed with the Merger. No opinion is expressed by HFBE as to the price at which the securities to be issued in the Merger to the stockholder or Eurostar may trade at any time following the Merger.

         HFBE assumed that there had been no material change in Tristar's or Eurostar's financial condition, results of operations, business or prospects since the date of the last financial statements made available to HFBE. HFBE relied on advice of counsel to Tristar as to all legal matters with respect to Tristar, the Merger and the Merger Agreement and upon Tristar with respect to the accounting treatment to be accorded in the transaction. In addition, HFBE did not make an independent evaluation appraisal or physical inspection of the assets or individual properties of Tristar or Eurostar, nor was it furnished with any such appraisals.

         The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its fairness opinion, HFBE did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevance of each analysis or factor. Accordingly, HFBE believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, HFBE made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Tristar and Eurostar. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of the businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold.

         Neither HFBE nor its employees have any present or contemplate future interest in the company which might tend to prevent them from making a fair and unbiased opinion.

         Subject to and based upon the foregoing, it is our opinion that the consideration to be paid by Tristar in the proposed Merger is fair, from a financial point of view, to Tristar and its stockholders other than the Core Sheth Families and their affiliates.

Sincerely,

HOWARD FRAZIER BARKER ELLIOTT, INC.

By: /s/Alex W. Howard                          By: /s/William H. Frazier, ASA
    --------------------------                     -----------------------------
    Alex W. Howard, CFA, ASA                       William H. Frazier, ASA

                                                                      APPENDIX C


                                   ARTICLE IV

                                 CAPITAL STOCK

                 Section 1. Classes and Shares Authorized. The authorized capital stock of the Corporation shall consist of 30,000,000 shares of Common Stock, $.01 par value per share (hereinafter referred to as either the "Common Shares" or "Common Stock") and 1,000,000 shares of Preferred Stock, $.05 par value per share (hereinafter referred to as either the "Preferred Shares" or "Preferred Stock").

                 Section 2. Preferred Stock. The shares of Preferred Stock shall be issuable from time to time in one or more series, with respect to each of which series the Board of Directors shall be authorized, without further approval from the shareholders of the Corporation, to fix:

                 (a)  the designation of the series;

                 (b) the number of shares of each series, which number the Board of Directors may increase or decrease (but not below the number of shares thereof then outstanding);

                 (c)  the annual dividend rate of the series;

                 (d) the dates at which dividends, if declared, shall be payable, and the dates from which the dividends shall be cumulative;

                 (e)  the redemption rights, if any, for shares of the series;

                 (f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

                 (g) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

                 (h) whether the shares of the series shall be convertible into Common Stock or other securities, and, if so, the conversion price or prices, any adjustments thereof, and all other terms and conditions upon which such conversion may be made;

                 (i) restrictions on the issuance of the shares of the same series or of any other class or series; and

                 (j) the voting rights, if any, exercisable by the holders of the shares of such series. Shareholders shall have no preemptive rights.

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                                TRISTAR CORPORATION

             PROXY -- SPECIAL MEETING OF STOCKHOLDERS -- AUGUST 30, 1995 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned stockholder of TRISTAR CORPORATION (the "Company") hereby appoints Viren S. Sheth and Loren M. Eltiste, or either of them, proxies of the undersigned with full power of substitution to vote at the Special Meeting of Stockholders of the Company to be held on August 30, 1995, at 2:00 p.m., San Antonio time, at Tristar's corporate offices at 12500 San Pedro Avenue, Suite 500, San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

P             (1) PROPOSAL TO APPROVE AND ADOPT AN AGREEMENT AND PLAN OF
                  MERGER, DATED AS OF JULY 1, 1995, AMONG THE COMPANY, EUROSTAR PERFUMES, INC. ("EUROSTAR") AND TRANSVIT
R MANUFACTURING CORPORATION, PURSUANT TO WHICH (I) EUROSTAR WILL BE MERGED WITH AND INTO THE COMPANY, AND
                  (II) ALL THE ISSUED AND OUTSTANDING SHARES OF EUROSTAR
O                 COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE
                  AN AGGREGATE OF 9,977,810 SHARES OF TRISTAR COMMON STOCK,
                  AS MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
X
                   / / FOR            / / AGAINST            / / ABSTAIN

Y             (2) PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF THE
                  COMPANY TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 10,000,000 TO 30,000,000 SHARES.

                   / / FOR            / / AGAINST            / / ABSTAIN

              (3) To consider and act upon any other matter which may
                  properly come before the meeting or any adjournment thereof; all as more particularly described in the Proxy Statement dated August 4, 1995, relating to such meeting, receipt of which is hereby acknowledged.

               PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

            This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1 and FOR Proposal 2.

                                             Dated ---------------, 1995

                                             ---------------------------

                                             ---------------------------
                                             Signature of Stockholder(s)

                                             Please sign your name
                                             exactly as it appears
                                             hereon. Joint owners must
                                             each sign. When signing as
                                             attorney, executor,
                                             administrator, trustee or
                                             guardian, please give your
                                             full title as it appears
                                             hereon.

- --------------------------------------------------------------------------------